As filed with the Securities and Exchange Commission on December 17, 2007
Registration No. 333-134127

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PacificNet Inc.
(Exact name of Registrant as specified in its charter)

Delaware	3669	91-2118007
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

23/F, Tower A, Timecourt, No.6 Shuguang Xili
Chaoyang District, Beijing, China 100028
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Tony Tong
Chief Executive Officer
PacificNet Inc.
23/F, Tower A, Timecourt, No.6 Shugang Xili
Chaoyang District, Beijing, China 100028
0086-10-59225000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq.
 Loeb & Loeb LLP
345 Park Avenue
New York, New York  10154

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

 CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.0001 par value per share	800,000	(1)(2)	$10.00	(3)	$8,000,000	$856.00
Common Stock, $.0001 par value per share	416,000	(2)(4)	$12.20	(5)	$5,075,200	$543.05
Common Stock, $.0001 par value per share	104,000		$10.00	(7)	$1,040,000	$111.28
Common Stock, $.0001 par value per share	26,000	(6)	$7.49	(8)	$194,740	$20.84
Common Stock, $.0001 par value per share	400,000	(9)	$10.00	(3)	$4,000,000	$428.00
Common Stock, $.0001 par value per share	208,000	(9)	$12.20	(5)	$2,537,600	$271.52
Common Stock, $.0001 par value per share	52,000	(9)	$10.00	(3)	$520,000	$55.64
TOTALS	2,006,000				$21,367,540	$2,286.33	(10)

(1)  Represents the shares of our common stock issuable upon conversion of convertible debentures due March 13, 2009 and issuable in lieu of cash payments of monthly redemption amounts.

(2)  Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of common stock offered hereby also include such presently indeterminate number of shares of our common stock as shall be issued by us to the selling shareholders as a result of stock splits, stock dividends or similar transactions.

(3)  Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, as amended, based on the higher of (a) the conversion price of the convertible debentures, (b) the offering price of securities of the same class included in this Registration Statement, or (c) the price of securities of the same class as determined using the average of the high and low prices, as reported on The Nasdaq National Market, within five business days of the filing of this Registration Statement.

(4)  Represents shares of our common stock issuable upon the exercise of outstanding warrants.

(5)  Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, as amended, based on the higher of (a) the exercise price of the warrants, (b) the offering price of securities of the same class included in this Registration Statement, or (c) the price of securities of the same class as determined using the average of the high and low prices, as reported on The Nasdaq National Market, within five business days of the filing of this Registration Statement.

(6)  Represents shares of our common stock that may be issued in the form of the payment of interest on the convertible debentures due March 13, 2009.

(7) Assuming the debentures remain outstanding for three years and based upon the higher of (a) the highest conversion price at which shares issuable as interest on the convertible debentures will be issued, (b) the offering price of securities of the same class included in this Registration Statement, or (c) the price of securities of the same class as determined using the average of the high and low prices, as reported on The Nasdaq National Market, within five business days of the filing of this Registration Statement.

(8) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended based on the average of the high and low prices, as reported on The Nasdaq National Market, within five business days of the filing of this Registration Statement.

(9) Under the terms of the registration rights agreement, we are required to register 150% of the shares of common stock issuable upon conversion of the debentures, the warrants, and  interest on the convertible debentures.

(10) Previously paid.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement is a combined prospectus relating also to Registration Statement No. 333-121792 previously filed by the registrant on Form SB-2 and declared effective on February 4, 2005. This Registration Statement, upon effectiveness, also constitutes Post-Effective Amendment No. 2 to Registration Statement No. 333-121792, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 on Form S-1 contains an updated prospectus relating to (i) the current business operations of the registrant, (ii) restated audited financial statements for the fiscal years ended December 31, 2006, 2005 and 2004, and (iii) the disclosure of certain material events since the filing and effectiveness of the original registration statement on Form S-1 (Reg No. 333-134127).   The securities being offered by the selling stockholders named in the prospectus contained herein were registered on the original registration statement that was declared effective by the Securities and Exchange Commission on December 8, 2006.  All filing fees payable in connection with the registration of the securities being offered for resale herein were previously paid in connection with the filing of the original registration statement.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED December 17, 2007

PROSPECTUS

PACIFICNET INC.

3,106,767 Shares of Common Stock

This prospectus relates to the resale of up to 3,106,767 shares of our common stock being offered by the selling stockholders.  Of the shares covered by this prospectus, 756,293 shares have been issued, 690,908 shares are issuable upon the conversion of convertible debentures, 985,918 shares are issuable upon the exercise of warrants, 104,000 shares may be issued for the payment of interest on the convertible debentures and 569,648 shares have been registered pursuant to our obligation in our registration rights agreement to register 150% of the shares of common stock issuable upon conversion of the debentures, warrants and interest on the debentures.  Of the shares of common stock included in this prospectus, 1,152,228 of the shares were previously registered. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. Assuming that all of the warrants held by the selling stockholders are exercised for cash, we will realize proceeds of approximately $10,606,647.

Our shares of common stock are traded on The Nasdaq Global Market under the symbol “PACT.” The last reported sale price of our common stock on December 11, 2007, was $4.87.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 5 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ________, 2007.

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	1

RISK FACTORS	8

USE OF PROCEEDS	22

SELLING STOCKHOLDERS	23

PLAN OF DISTRIBUTION	26

SELECTED FINANCIAL DATA	28

SUPPLEMENTARY FINANCIAL INFORMATION	30

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	31

BUSINESS	63

MANAGEMENT	84

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	95

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	96

MARKET FOR OUR COMMON STOCK, DIVIDENDS AND RELATED STOCKHOLDER INFORMATION	97

DESCRIPTION OF CAPITAL STOCK	99

TRANSFER AGENT AND REGISTRAR	100

LEGAL MATERS	100

EXPERTS	100

WHERE YOU CAN FIND MORE INFORMATION	100

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

(i)

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, especially the risks of investing in our common stock, which we discuss later in “Risk Factors,” and our financial statements and related notes beginning on page F-1. Unless the context requires otherwise, the words “we,” “us” and “our” refer to PacificNet Inc. and its subsidiaries.

About PacificNet Inc.

OVERVIEW

PacificNet Inc. is a leading provider of gaming technology, e-commerce and Customer Relationship Management (CRM) in China.  Our goal is to take a leading role in providing gaming technology and CRM, which are rapidly expanding business sections in Asia.  Our gaming products are specially designed for the Chinese and Asian gamers and we focus on integrating localized Chinese and Asian themes and content, advanced graphics, digital sound effects and popular domestic music, with secondary bonus games and jackpots. Our gaming clients include the leading hotels, casinos, and gaming operators in Macau, Asia, and Europe.

Through our subsidiaries we invest in and operate companies that provide outsourcing services, telecom value-added services (VAS) and telecom products and services. Our business process outsourcing (BPO) services group includes call centers, providing customer relationship management (CRM), and telemarketing services. Our information technology outsourcing (ITO) includes software programming and development. We are value-added resellers and providers of telecom VAS, which comprises interactive voice response (IVR) systems, call center management systems and voice over internet protocol (VOIP), as well as mobile phone VAS, such as short messaging services (SMS) and multimedia messaging services (MMS). Our telecom products and services include IT and distribution services, and online mobile phone distribution,. Our ecommerce and CRM clients include the leading telecom companies, banks, insurance, travel, marketing and business services companies and telecom consumers in Greater China such as China Telecom, China Mobile, Unicom, PCCW, Hutchison Telecom, Bell24, Motorola, Nokia, SONY, TCL, Huawei, American Express, Citibank, HSBC, Bank of China, Bank of East Asia, DBS, TNT, China and Hong Kong government.

PacifcNet employs approximately 1,200 staff in our various subsidiaries throughout China with offices in Hong Kong, Beijing, Shanghai, Shenzhen, Guangzhou, Macau and Zhuhai China, USA, and the Philippines.

PacificNet’s Business Units

We categorize our current operations into two business units consisting of our gaming technology business, which includes electronic gaming machines, mobile games and i-gaming software, and our legacy business, which includes CRM, e-commerce and telecom products.

Gaming Technology Business Operating Subsidiaries

—
PacificNet Games Limited (PacGames), is a leading provider of Asian multi-player electronic gaming machines, gaming technology solutions, gaming related maintenance, IT and distribution services for the leading hotel, casino and slot hall operators based in Macau, China and other Asian gaming markets.

—
Take1 Technologies (www.take1technologies.com) , is in the business of designing and manufacturing electronic multimedia entertainment kiosks, coin-op kiosks and machines, electronic gaming machines (EGM), bingo and slot machines, AWP (Amusements With Prizes) games, server-based downloadable games systems, and Video Lottery Terminals (VLT) such as Keno and Bingo machines, including hardware, software, and cabinets.

Legacy Business Operating Subsidiaries

—
Pacific Solutions Technology, is a CMM Level 3 certified software development center with over 200 software programmers located in Shenzhen, China, and specializes in the development of client-server systems, internet e-commerce software, online and casino gaming systems and slot machines, banking and telecom applications using Microsoft Visual C++, Java, and other rapid application development tools.

—	PacificNet Epro (www.EproTel.com.hk): CRM Call Center and Customer Services Outsourcing
—	PacificNet Clickcom (www.clickcom.com.cn), MOABC.com : VAS,SP,( SMS, WAP)
—	Guangzhou Wanrong (www.my2388.com) : VAS, SP, (SMS,MMS,IVR,WAP, Java Games)
—	PacificNet Communications Limited,
—	iMobile, (www.imobile.com.cn, www.18900.com, wap.17wap.com)

PacificNet's Gaming Products

Our gaming products include:

  Multi-player Electronic Table Games: Baccarat, Sicbo, Fish-Prawn-Crab, and Roulette Machines, server based games (SBG) with multiple client betting stations.
  Slot Machines
  Bingo and Keno Machines
  Video Lottery Terminals (VLTs)
  Server-Based Gaming Machines (SBG)
  Amusement With Prices (AWP) Machines
  Online iGaming Software Development
  Client-Server Gaming Systems
  CMM Level 3 Certified Gaming Software Development Center in China with 200 Professional Software Developers
  Gaming Systems, Cabinet Design and Sales, Parts Sales, OEM Games. We design and sell gaming machine cabinets, replacement parts.
PacificNet Gaming Technology

1. Participation games:  Company-owned gaming machines that we lease based upon any of the following payment methods: (1) a percentage of the net win of the gaming machines, (2) fixed daily fees, or (3) in the case of wide-area progressive gaming machines, a percentage of the amount wagered or a combination of a fixed daily fee and a percentage of the amount wagered.

2. Wide Area Game Network, Community Gaming: Electronically linked gaming machines that are located across multiple casinos within a gaming jurisdiction. The linked gaming machines contribute to and compete for large, system-wide progressive jackpots and are designed to increase gaming machine play for participating casinos by giving the players the opportunity to win a larger jackpot than on a stand-alone gaming machine.

3. Local Area Progressive Jackpots (LAP) participation games: Electronically linked gaming machines that are located within a single casino to a progressive jackpot for that specific casino.

4. Video Lottery Terminals: Video gaming machines featured with localized Chinese and Asian themes and contents, advanced graphics, digital sound effects and music and incorporate many of the same features from our other gaming machines.

5. Server-based Gaming: A gaming system in which game content and peripherals are configured, maintained and refreshed over a network that links groups of gaming machines to a remote server that also enables custom configuration by operators and central determination of game outcomes.

Gaming Market Overview on Macau, China

As of the end of 2006, Macau (a Special Administrative Region of the People's Republic of China) became the largest and fastest-growing gaming market in the world in total revenues. According to statistics provided by  the Macau government, in 2006, Macau's gaming revenues exceeded US$7 billion (MOP 56.2 billion patacas), surpassing the Las Vegas Strip gaming revenues of US$6.6 billion. Macau borders Zhuhai City of Guangdong Province of China, one of the country's wealthiest and most developed regions and is an hour away from Hong Kong via ferry. In 2006, the number of tourists visiting Macau reached an all-time record of 22 million, an increase of 17 percent compared with 2005, of which 55% or 12 million visitors were from mainland China. At the end of 2006, there were 22 casinos, 83 hotels and similar establishments in Macau with close to 13,000 rooms. By 2010, the number of tourists is expected to nearly double to nearly 30 million visitors per year. Approximately one billion people live within a three-hour flight of Macau. Numerous hotel, gaming, and other projects are in the works in Macau which are expected to add over 10,000 guest rooms and over 20,000 live entertainment seats in eight separate venues. The number of hotel-casinos in operation and in development in Macau continues to grow, including well-known Chinese names such as Galaxy and Melco, and famous Las Vegas names such as the Sands, the Venetian, Wynn Resort and Crown Macau. With the disposable income of the average Chinese on the rise, Macau's gaming and entertainment market is expected to grow for years to come. Macau is the only area in China where gambling is legal.

RECENT DEVELOPMENTS

ACQUISITION OF GUANGDONG POLY BLUE EXPRESS COMMUNICATIONS CO.LTD

On September 5, 2007, we entered into an agreement to acquire a 51% equity interest in Guangdong Poly Blue Express Communications Co., Ltd. (Guangdong Poly).  Guangdong Poly is a leading operator approved by China's Welfare Lottery Center to develop and operate real-time electronic paperless lottery services in China, in accordance with the rules and regulations set by China's Welfare Lottery Center. US$2 million, of which US$1 million was payable in PACT restricted shares and US$1 million payable in cash.  The acquisition was closed on October 25, 2007.

SALE OF GUANGZHOU 3G

As part of our strategy to move away from telecom VAS, on April 30, 2007, through our wholly-owned subsidiary, PacificNet Strategic Investment Holdings Limited (“PSI Holdings”), we entered into a stock purchase and sale agreement with Heyspace International Limited to sell PSI Holdings’ 51% interest in Guangzhou 3G's parent company, Pacific 3G Information & Technology Co. Limited. The purchase price was $6,000,000 payable in installments over a six month period or earlier if Heyspace completed its initial public offering prior to October 31, 2007.  On November 25, 2007, we entered into a memorandum of understanding (“MOU”) with Heyspace.  Pursuant to the MOU, we agreed with Heyspace that for a period commencing on November 25, 2007  through March 31, 2008, we are free to seek new buyers to purchase PSI Holdings’ share ownership in Guangzhou 3G at a consideration and term which at a minimum will not cause any disposal loss to us.  In addition, Heyspace agreed to return to us the 51% ownership of Guangzhou3G which Heyspace had agreed to purchase, but did not complete its payment obligations under the stock purchase and sale agreement.

COMPLETION OF $5 MILLION PRIVATE PLACEMENT FINANCING FOR GAMING TECHNOLOGY EXPANSION IN MACAU AND ASIA

On February 6, 2007, PacGames entered into a definitive agreement for a $5 million financing in the form of secured convertible note with Pope Asset Management, LLC (Pope), an institutional investor. Proceeds from the financing will be used to provide PacGames with additional working capital in expanding its gaming technology operations, funding for strategic acquisitions in China and funding for general corporate purposes. The $5 million convertible note issued by PacGames to Pope matures on February 6, 2010, and may be converted into 26% to 32% ownership interest in PacGames based on reaching certain net income milestones during fiscal year 2007. The interest rate on the convertible note will initially be set at 8%, and shall increase to 15% if the note is not converted prior to maturity.

FORMING A CALL CENTER JOINT VENTURE WITH BELLSYSTEM24 IN SHANGHAI, CHINA

On January 5, 2007, we entered into a joint venture agreement with Bellsystem24, the largest telemarketing call center in Japan, to form a new joint venture company called BELL-PACT Consulting Limited. The new joint venture company is jointly owned 40% by PacificNet and 60% by Bellsystem24. The joint venture will offer CRM call center consulting and training services, technical and business consulting services, network product sales, software development, system integration, as well as value-added services and other relevant services out of Shanghai catering to the Greater China markets.

ADDITIONAL ACQUISITION OF TAKE1 TECHNOLOGIES IN Q1 2007

On January 5, 2007, we entered into a Securities Subscription Agreement to exercise an option to acquire an additional 31% interest in Take1 Technologies Limited (“Take1”). On March 5, 2007, we consummated the purchase for $721,887 (paid entirely with shares of PacificNet: 149,459 PACT Shares, valued at $4.83 per share). As a result, we became the majority and controlling shareholder of Take1 with our ownership percentage increased from 20% to 51%.

PRIVATE PLACEMENT OF CONVERTIBLE DEBENTURES AND WARRANTS

On March 13, 2006, we completed a private placement in which we sold $8,000,000 in convertible debentures and issued warrants to purchase up to an aggregate of 400,000 shares of common stock. The debentures are convertible at any time into shares of our common stock at an initial fixed conversion price of $10.00 per share, subject to adjustments for certain dilutive events. The debentures are due March 13, 2009. The warrants are exercisable for a period of five years at an exercise price of $12.20 per share. We will pay interest in shares, provided that certain conditions are met, or in cash at the rate of 6% for the second year the debentures are outstanding and then 7% for the third year.

Under the terms of a registration rights agreement entered into at the time of the private placement, the Company was obligated to file a registration statement with respect to the shares issuable under the debenture and the warrants by April 30, 2006, and have the registration statement declared effective by the SEC no later than June 28, 2006. Due to various factors, the Company did not file the registration statement until May 15, 2006, and it was not declared effective until December 8, 2006. Therefore, under the terms of the registration rights agreement, the Company was obligated to pay liquidated damages to the investors at the rate of 2% of the principal amount of the debenture each month beginning on June 28, 2006 until the effectiveness of the registration statement, which was equal to $1,120,000, in the aggregate.

In February 2007, upon reaching an agreement on the amount and payment of accrued liquidated damages, the Company signed a Settlement and Release Agreement with each of the investors. Under the terms of the Settlement and Release Agreements, the Company paid an aggregate $140,000 in cash as satisfaction in full of liquidated damages owed to Basso Fund Ltd., Basso Multi-Strategy Holding Fund Ltd., and Basso Private Opportunities Holding Fund Ltd.. Partial liquidated damages owed to Whalehaven Capital Fund Ltd. were paid in the amount of $35,000 in cash, with the remaining liquidated damages in the amount of $105,000 paid in the form of a new convertible debenture due February 2009 (the “Amended Debenture”), on substantially the same terms as the original debentures, except that interest only is paid on the new debentures until October 2008 and beginning in November 2008 until February 2009, when the Amended Debentures are due, the monthly redemption amount under the Amended Debentures shall be equal to $315,000. The remaining investors also agreed to accept the aggregate $840,000 in liquidated damages owed to them in the form of the Amended Debentures for the amount of their respective portion of the liquidated damages. The Company also agreed to amend the original debentures to shorten the term for payment of the original principal amount to a 22 month term. As a result the monthly redemption amount for the original debentures increased from $320,000 to $ $363,638. All other terms and conditions of the original debenture remains in full force and effect.

In July 2007, we failed to timely make scheduled principal and interest payments under the Amended Debenture in the aggregate amount of $8,000,000. Pursuant to the terms of the Amended Debenture, we were obligated to make monthly redemption payments commencing on January 1, 2007, until the Amended Debenture was redeemed in full. On August 1, 2007, the Company made the July monthly redemption and interest payments to all of the debenture holders.  The Company has calculated the amount of the direct financial obligation as accelerated and increased to be $3,079,091.

RESIGNATION AND WITHDRAWAL OF AUDIT REPORTS BY CLANCY AND CO., P.L.L.C.

On January 18, 2007, we were verbally informed by our principal independent accountant, Clancy and Co. P.L.L.C. (“Clancy”) that it was resigning from its engagement with us, which resignation was effective immediately. Clancy provided written confirmation to us on January 19, 2007. On February 7, 2007, our audit committee approved the appointment of Kabani & Company, Inc. (“Kabani”), as the our new independent public accountant and Kabani was engaged by the audit committee on the same day.

On March 12, 2007, we received an e-mail communication, to which was attached a letter dated February 17, 2007 (“March 12 Letter”) from Clancy suggesting that certain of the criteria by which an option grant date is determined may not have been satisfied in connection with our fixing of the grant date for options.  Subsequently, on March 16, 2007,Clancy sent a further written communication in which it stated that their audit reports regarding the financial statements for the years ended December 31, 2004 and 2005 (but not 2003) were withdrawn.  On  March 22, 2007, we filed a Current Report on 8-K under Item 4.02 Non-Reliance on Previously Issued Financial Statement or a Related Audit Report or  Completed Interim Review, disclosing that the Clancy’s audit reports for the fiscal years ended December 31, 2005 and 2004 had been withdrawn.  On April 4, 2007, we filed Amendment No. 2 to the Form 10-KSB/A for the fiscal year ended December 31, 2005, to remove Clancy’s audit report and to include a legend that stated “The financial statements of PacificNet Inc. and its subsidiaries for the fiscal years ended December 31, 2005 and 2004 are unaudited.”

After completion of an independent investigation by the audit committee of the issues presented by Clancy, it was determined that it was necessary to restate our financial statements for the years ended December 31, 2006, 2005 and 2004.  In July 2007, our audit committee engaged Kabani to perform the re-audit for those years.  On October 25, 2007, we filed Amendment No. 3 to the Form 10-KSB/A for the fiscal year ended December 31, 2005, which included restated financial statements for the years ended December 31, 2005 and 2004, and an audit report issued by Kabani.  On November 14, 2007, we filed Amendment No. 1 to the Form 10-K.A for the fiscal year ended December 31, 2006, which included restated financial statements for the years ended December 31, 2006, 2005 and 2004, and an audit report issued by Kabani.

NASDAQ NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD

On March 30, 2007, we received a letter from The Nasdaq Stock Market indicating that as a result of the withdrawal of the audit reports for our financial statements for the fiscal years ended December 31, 2005 and 2004, by Clancy, we were not in compliance with the Nasdaq requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14). Nasdaq Marketplace Rule 4310(c)(14) requires that annual reports filed with Nasdaq contain audited financial statements.

Accordingly, our securities were subject to delisting on April 11, 2007,  unless we appealed the NASDAQ Staff’s determination by requesting a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”).  We had a hearing with the Panel on May 17, 2007, at which time we presented a plan of compliance to the Panel with respect to the timeline for the re-instatement of audited financial statements for the fiscal years ended December 31, 2005 and 2004.

On July 2, 2007, we received a letter (the “Appeal Letter”) from The Nasdaq Stock Market indicating that, as a result of our appeal of the initial determination of the NASDAQ Staff of the Listing Qualifications department to seek the delisting of PacificNet’s common stock from the Nasdaq Global Market due to non-compliance with certain of Nasdaq’s listing maintenance rules, we had been granted an extension for such compliance , subject to the conditions contained in the Appeal Letter and that the Company provides certain other confirmations to the Nasdaq regarding the Company’s stock option granting practices and board member independence.  Among other things, one of the conditions for continued listing set forth in the Appeal Letter was that we re-file the Form 10-K for the fiscal year ended December 31, 2006, and any required amendments to the Form 10-Q for the quarter ended March 31, 2007 and all required restatements, and in addition that we file the Form 10-KSB for each of the fiscal years ended December 31, 2005 and 2004, in a form acceptable to the SEC, with appropriate audit opinions no later than September 27, 2007.

On August 16, 2007, we received a letter from the Nasdaq Office of Appeals informing us that the Nasdaq Listing and Hearing Review Council (the “Listing Council”) determined to call for a review of the July 2, 2007 decision of the Panel and also determined to stay the decision to suspend our securities from trading pending further action by the Listing Council.  We were permitted to submit any information that we wished the Listing Council to consider in its review and on October 26, 2007 we submitted an updated plan of compliance and a list of all relevant Form 8-K’s we had filed since April 2007.

Due to the significant amount of work required to re-audit the years involved, but also due to the lack of cooperation from current management of subsidiaries we disposed of during 2006, we were unable to complete the filings by September 27, 2007.  On October 25, 2007, we filed Amendment No. 3 to the Form 10-KSB/A for the fiscal year ended December 31, 2005, which included restated financial statements for the years ended December 31, 2005 and 2004, and an audit report issued by Kabani.  On November 14, 2007, we filed Amendment No. 1 to the Form 10-K.A for the fiscal year ended December 31, 2006, which included restated financial statements for the years ended December 31, 2006, 2005 and 2004, and an audit report issued by Kabani.

About This Offering

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 3,106,767 shares of common stock.  Of the shares covered by this prospectus, 756,293 shares have been issued, 690,908 shares are issuable upon the conversion of convertible debentures, 985,918 shares are issuable upon the exercise of warrants, 104,000 shares may be issued for the payment of interest on the convertible debentures and 569,648 shares have been registered pursuant to our obligation in our registration rights agreement to register 150% of the shares of common stock issuable upon conversion of the debentures, warrants and interest on the debentures.  Of the shares of common stock included in this prospectus, 1,152,228 of the shares were previously registered.  All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of common stock from time to time at prevailing market prices.

Common Stock Offered	3,106,767 shares

Common Stock Outstanding at December 11, 2007	11,984,072 shares

Use of Proceeds
We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. Assuming that all of the warrants held by the selling stockholders are exercised for cash, we will realize proceeds of approximately $10,606,647.

NASDAQ ticker symbol	PACT

Executive Offices

We have executive offices located in Hong Kong, Macau, Beijing, Shenzhen and Guangzhou, China, Aberdeen, South Dakota, U.S.A. and Glendale, California, U.S.A.

PacificNet Limited Hong Kong Office: 601 New Bright Building, 11 Sheung Yuet Road, Kowloon Bay, Kowloon, Hong Kong. Tel: 011-852-2876-2900, Fax: 011-852-27930689 and E-mail: HKOffice@PacificNet.com.

PacificNet Macau office:  Unit A-C, 12th Floor, Edificio Commercial I Tak, No. 126, Rua Da Pequim, Macau, China. Tel: +853 28704154

PacificNet Beijing Office: 23/F, Building A, TimeCourt, No.6 Shuguang Xili, Chaoyang District, Beijing, China Postal Code: 100028. Tel:86-010-59225020, Fax: 86-010-59225001 and Email: BJ-Office@PacificNet.com.

PacificNet Shenzhen Office: Room 901, Tower A, Tian An High-Tech Plaza, Tian An Cyber Park, Fu Tian District, Shenzhen, China Postal Code: 518040. Tel:011-86-7553360672, Fax: 011-86-7553360675 and Email: SZ-Office@PacificNet.com.

PacificNet Guangzhou Office: 15/F, Building A, Huajian Plaza, No. 233 Tianfu Road, Tianhe District, Guangzhou, China Postal Code: 510630. Tel: 011-86-020-85613432, Fax: 011-86-020-81613659 and Email: GZ-Office@PacificNet.com.

PacificNet Inc. South Dakota Office: 416 Production Street North, Aberdeen, SD 57401, USA.  Tel: +1 (605) 229-6678, Fax: +1 (605) 229-0394    Email: investor@PacificNet.com

PacificNet Inc. California Office: 655 N. Central Ave., 17th Floor, Glendale, CA 91203, USA. Tel: +1- 818-649-7500, Fax: +1-646-349-1096

We maintain a website at http://www.PacificNet.com.  Information contained on or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our common stock. You should pay particular attention to the fact that we conduct a majority of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in other countries. Our business, financial condition or results of operations could be affected materially and adversely by any or all of these risks.

THE FOLLOWING MATTERS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

RISKS RELATED TO OUR BUSINESS

We have a limited operating history and recently experienced a significant increase in revenue that may not be sustained.

Our business operations commenced in 1994, and subsequently the business was incorporated as a Delaware corporation in 1999. Our operating history may be insufficient to evaluate our business and future prospects. Although our revenues have grown rapidly in the past three years, primarily as a result of our increased acquisition activity and entry into the gaming business, we cannot assure investors that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties in implementing our business model, including our potential failure to:

•	Increase awareness of our brands, protect our reputation and develop customer loyalty
•	Manage our expanding operations and service offerings, including the integration of any future acquisitions
•	Maintain adequate control of our expenses
•
Anticipate and adapt to changing conditions in the markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

The acquisition of new businesses is costly and such acquisitions may not enhance our financial condition.

Our growth strategy is to acquire companies and identify and acquire assets and technologies from businesses in greater China and abroad that have services, products, technologies, industry specializations or geographic coverage that extend or complement our existing business. The process to undertake a potential acquisition is time-consuming and costly. We expend significant resources to undertake business, financial and legal due diligence on our potential acquisition target and there is no guarantee that we will acquire the company after completing due diligence. Any future acquisitions will be subject to a number of challenges, including:

•	Diversion of management time and resources and the potential disruption of our ongoing business
•	Difficulties in maintaining uniform standards, controls, procedures and policies
•	Potential unknown liabilities associated with acquired businesses
•	Difficulty of retaining key alliances on attractive terms with partners and suppliers
•	Difficulty of retaining and recruiting key personnel and maintaining employee morale

Our acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, significant amortization expenses related to goodwill and other intangible assets and exposure to undisclosed or potential liabilities of acquired companies. During the fiscal year ended December 31, 2006, we acquired controlling interests in Guangzhou Wanrong, iMobile and PacGames. We expect that these acquisitions will strengthen our position as a provider of VAS communication products: internet mobile phone distribution and gaming technology in Asia. Although our agreements provide that the consideration is payable upon the acquired company attaining certain income milestones annually, there is no guarantee that these milestones will be reached. If they are not reached as anticipated, the time, cost and capital to acquire the company may outweigh the anticipated benefits from consolidation of their income. To the extent that the goodwill arise from the acquisitions carried on the financial statements do not pass the annual goodwill impairment test, excess goodwill will be charged to future earnings.

We intend to operate each of our acquired businesses on a standalone basis.

We do not intend to integrate the information or communications systems, management, or other aspects of the businesses we acquire. If we integrated the businesses, we might be able to reduce expenses by eliminating duplicative personnel, facilities, or technology and other costs. In addition, facilities and technology integration might make inter-company communications and transactions more efficient. By declining to integrate the acquired businesses, we might forego opportunities to operate more profitably. Furthermore, our decision not to integrate these businesses might result in difficulties in evaluating the effectiveness of our internal control over financial reporting, which could complicate compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Because we do not have employment agreements with management of the acquired companies, our business operations might be interrupted if they were to resign.

As part of our acquisition strategy, we do not use our own employees or members of our management team to operate the acquired companies. Key management at these companies has been in place for several years and has established solid relationships with their customers. Competition in our industry for executive-level personnel is strong and we can make no assurance that we will be able to retain the highly effective executive employees. Although we provide incentives to management to stay with the acquired business, we have not entered into employment agreements with them. If such key persons were to resign we might face impairment of relationships with remaining employees or customers, which might result in further resignation by employees, and might cause long-term clients to terminate their relationship with us. Furthermore, we have not entered into any non-competition and confidentiality agreements with these employees and management. Due to the limited enforceability of these types of agreements in China, we face the risk that employees of the acquired subsidiaries might divulge our software and other protected intellectual property secrets to competitors.

We may not be able to attract or retain the management or employees necessary to remain competitive in our industries. Tony Tong, our Chairman and Chief Executive Officer, and Victor Tong, our President, are essential to our ability to continue to grow through acquisitions Messrs. Tong and Tong have established relationships within our industry. Their business contacts have been critical in identifying, and negotiating with acquisition candidates and in developing and expanding our gaming operations.

Our future success depends on the retention and continued contributions of our key management, finance, marketing, and staff personnel, many of whom would be difficult or impossible to replace. Our success is also tied to our ability to recruit additional key personnel in the future. We may not be able to retain our current personnel or recruit any additional key personnel required. The loss of services of any of our personnel could have a material adverse effect on our business, financial condition, results of operations and prospects. If either of them were to leave our employ, our growth strategy might be hindered, which could limit our ability to increase revenue.

The establishment and expansion of international operations requires significant management attention.

All of our current, as well as any anticipated future revenue, are or are expected to be derived from Asia. Our international operations are subject to risks, including the following, which, if not planned and managed properly, could materially adversely affect our business, financial condition and operating results:

•	Legal uncertainties or unanticipated changes regarding regulatory requirements, liability, export and import restrictions, tariffs and other trade barriers
•	Longer customer payment cycles and greater difficulties in collecting accounts receivable
•	Uncertainties of laws and enforcement relating to the protection of intellectual property and potentially uncertain or adverse tax consequences

Our operations could be curtailed if we are unable to obtain required additional financing.

Since inception our investments and operations primarily have been financed through sales of our common stock. During the fiscal year ended December 31, 2006, we completed a financing in which we placed $8,000,000 in convertible debentures and issued warrants to purchase up to 400,000 shares of common stock. In the future we may need to raise additional funds through public or private financing, which may include the sale of equity securities, including securities convertible into our common stock. The issuance of these equity securities could result in dilution to our stockholders. If we are unable to raise capital when needed, our business growth strategy may slow, which could severely limit our ability to increase revenue.

Fluctuations in the value of the Hong Kong Dollar or RMB relative to foreign currencies could affect our operating results.

We have historically conducted transactions with customers outside the United States in United States dollars. Payroll and other costs of foreign operations are payable in foreign currencies, primarily Hong Kong dollars and Chinese renminbi. To the extent future revenue is denominated in foreign currencies, we would be subject to increased risks relating to foreign currency exchange rate fluctuations that could have a material adverse affect on our business, financial condition and operating results. The value of Hong Kong dollars and Chinese renminbi against the U.S. dollar and other currencies may fluctuate and is affected by changes in the PRC's political and economic conditions. As our operations are primarily in Asia, any significant revaluation of Hong Kong dollars or the Chinese renminbi may materially and adversely affect our cash flows, revenue and financial condition. For example, we may need to convert U.S. dollars into Hong Kong dollars or Chinese renminbi as appreciation of either currency against the U.S. dollar could have a material adverse effect on results of our business, financial condition and operations. Conversely, if we decide to convert our Hong Kong dollars or Chinese renminbi into U.S. dollars for other business purposes and the U.S. dollar appreciates against either currency, the U.S. dollar equivalent of the respective currency we convert would be reduced. To date, we have not engaged in any hedging transactions in connection with our international operations.

We have never paid cash dividends and are not likely to do so in the foreseeable future.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

RISKS RELATED TO OUR GAMING BUSINESS

If we fail to keep pace with rapid innovations in product design and related marketing strategies, or if we are unable to quickly adapt our development and manufacturing processes to release innovative products or systems, our business could be negatively impacted.

Our future success depends to a large extent upon our ability to continue to rapidly design and market technologically sophisticated and entertaining products that achieve high levels of player acceptance. Our revenues depend on the earning power and life span of our games. Newer game themes tend to have a shorter life span than more legacy game themes, and as a result, we face pressure to design and deploy successful game themes to maintain our revenue stream and to remain competitive. Our ability to develop new and innovative products could be adversely affected by :an inability to roll out new games, services or systems on schedule as a result of delays in connection with regulatory product approval in the applicable jurisdictions, or otherwise.

Our future success also depends upon our ability to adapt our manufacturing capabilities and processes to meet the demands of producing new and innovative products. Because our newer products are generally more technologically sophisticated than those we have produced in the past, we must continually refine our production capabilities to meet the needs of continuing product innovation. In addition, the shorter lifespan of newer products means that we must update our production capabilities more frequently and rapidly than in the past. If we cannot adapt our manufacturing infrastructure to meet the needs of our product innovations, or if we are unable to make upgrades to our production capacity in a timely manner, our business could be negatively impacted.

If the current popularity and acceptance of gaming declines, our business plans and operation could be would be negatively impacted.

The gaming industry can be affected by public opinion of gaming. Our success depends on continually developing and successfully marketing new games and gaming machines with strong and sustained player appeal. A new game or gaming machine will be accepted by casino operators only if we can show that it is likely to produce more revenues to the operator than competitors’ products. Gaming machines can be installed in casinos on a trial basis, and only after a successful trial period are the machines purchased by the casinos. Participation gaming machines are replaced by casino operators if the gaming machines do not meet and sustain revenue and profitability expectations. Therefore, these gaming machines are particularly susceptible to pressure from competitors, declining popularity, changes in economic conditions and increased taxation and are at risk of replacement by the casinos, which would end our recurring revenues from these machines.

We cannot assure you that the new products that we introduce will achieve any significant degree of market acceptance, that the acceptance will be sustained for any meaningful period. In the event that there is a decline in public acceptance of gaming, either through unfavorable legislation affecting the introduction of gaming into emerging markets, or through legislative and regulatory changes, including tax increases, in existing gaming markets, our ability to continue to sell and lease our gaming machines in those markets and jurisdictions would be adversely affected.

The gaming industry is intensely competitive. We face competition from a number of companies, some of which have greater resources, and if we are unable to compete effectively, our business could be negatively impacted.

Competition among gaming machine manufacturers is based on, among other things, competitive pricing and financing terms made available to customers, appeal of game themes and features to the end player and product quality, features and functionality of hardware and software. The gaming technology provider market is saturated, with IGT, Aristocrat, WMS, Bally Gaming and Systems, and, to a lesser extent, Konami and Progressive Gaming Corporation comprising the primary competition. The competition is intense due to the number of providers, as well as the limited number of casino operators and jurisdictions in which they operate. Pricing, product feature and function, accuracy and reliability are amongst the factors in determining a provider’s success in selling its system. While there are a number of established, well-financed companies producing machines in the field, a single competitor, IGT, dominates the PRC domestic market for gaming machines. Certain of these competitors have access to greater financial, marketing and product development resources we. do, and as a result, may be better positioned to compete in the marketplace.

In addition, new competitors may enter our key markets. Obtaining space and favorable placement on casino gaming floors is a competitive factor in our industry. Competitors with a larger installed base of gaming machines than ours have an advantage in retaining the most space and best positions in casinos. These competitors may also have the advantage of being able to convert their installed machines to newer models in order to maintain their share of casino floor space. In addition, some of our competitors have developed and sell or otherwise provide to customers centralized player tracking and accounting systems which allow operators to accumulate accounting and performance data about the operation of gaming machines. We do not offer a centralized player tracking and accounting system and that has put us at a competitive disadvantage.

The unpredictable growth of non−legacy gaming markets may affect our business and prospects.

The continued growth of non−legacy gaming markets for gaming machines and systems depends heavily on the public’s acceptance of gaming in these markets, as well as the ongoing development of the regulatory approval process by national and local governmental authorities. A portion of our growth is directly tied to our ability to access these new markets. We cannot predict which new jurisdictions or markets, if any, will approve the operation of electronic gaming machines, the timing of any such approval, the public’s acceptance of our gaming machines in these markets or our market share or profitability in these markets. Any decline in the popularity of our gaming products with players, or if we are unsuccessful in developing new products, services or systems, will have a negative impact on our revenues.

The gaming industry is heavily regulated and changes in regulation by gaming authorities may adversely impact our ability to operate the business.

The manufacture and distribution of gaming machines, development of systems and the conduct of gaming operations are subject to extensive national, provincial local and foreign regulation by various gaming authorities.

Our ability to continue to operate in certain jurisdictions could be adversely affected by:

•	Unfavorable public referendums
•	Unfavorable legislation affecting or directed at manufacturers or gaming operators, such as Referendums to increase taxes on gaming revenues
•	Adverse changes in or finding of non−compliance with applicable governmental gaming regulations
•	Delays in approvals from regulatory agencies
•	Limitations, conditioning, suspension or revocation of any of our gaming licenses
•	Unfavorable determinations or challenges of suitability by gaming regulatory authorities with respect to our officers, directors, major stockholders or key personnel

Although the laws, rules and regulations of the various jurisdictions in which we operate vary in their technical requirements, virtually all jurisdictions require licenses, permits, qualification documentation, including evidence of integrity and financial stability, and other forms of approval to engage in gaming operations or the manufacture and distribution of gaming machines. Delays in, amendments to, or repeals of legislation approving gaming in jurisdictions in which we operate or plan to commence operations, or delays in approvals of our customers’ operations, may adversely affect our operations

Our officers, directors, major stockholders and key personnel are also subject to significant regulatory scrutiny. In the event that gaming or governmental authorities determine that any person is unsuitable to act in such capacity with respect to the Company, we could be required to terminate our relationship with such person. To our knowledge, the Company and our key personnel have obtained, or applied for, all government licenses, registrations, findings of suitability, permits and approvals necessary to conduct their respective activities in the various jurisdictions that we operate. However, there can be no assurance those licenses, registrations, findings of suitability, permits or approvals will be renewed in the future, or that new forms of approval necessary to operate in emerging or existing markets will be granted.

Furthermore, some jurisdictions require gaming manufacturers to obtain government approval before engaging in some transactions, such as business combinations, reorganizations, borrowings, stock offerings and repurchases. Obtaining licenses and approvals can be time consuming and costly. We cannot assure you that we will be able to obtain or maintain all necessary registrations, licenses, permits, approvals or findings of suitability or that the approval process will not result in delays or changes to our business plans.

Our intellectual property protections may be insufficient to properly safeguard our technology.

The gaming industry is constantly employing new technologies in both new and existing markets. We rely on a combination of patent and other technical security measures to protect our products, and we intend to file patents for protection of such technologies. Our success may depend in part on our ability to obtain trademark protection for the names or symbols under which we market our products and to obtain copyright protection and patent protection of our proprietary software and other game innovations. We also rely on trade secrets and proprietary know-how. We enter into confidentiality agreements with our employees regarding our trade secrets and proprietary information. We cannot assure you that we will be able to build and maintain goodwill in our trademarks or obtain trademark or patent protection, that any trademark, copyright or issued patent will provide competitive advantages for us or that our intellectual properties will not be successfully challenged or circumvented by competitors. Furthermore, despite various confidentiality agreements and other trade secret protections, our trade secrets and proprietary know-how could become known to, or independently developed by, competitors.

Notwithstanding these safeguards, our competitors may still be able to obtain our technology or to imitate our products. Furthermore, others may independently develop products similar or superior to ours.

Expenses incurred with respect to monitoring, protecting and defending our intellectual property rights could adversely affect our business.

Competitors and other third parties may infringe on our intellectual property rights, or may allege that we have infringed on their intellectual property rights. Monitoring infringement and/or misappropriation of intellectual property can be difficult and expensive, and we may not be able to detect any infringement or misappropriation of our proprietary rights. We may also incur significant litigation expenses protecting our intellectual property or defending our use of intellectual property, reducing our ability to fund product initiatives. These expenses could have an adverse effect on our future cash flow and results of operations. Litigation can also divert management focus from running the day−to−day operations of the business. There can be no assurances that certain of our products, including those with currently pending patent applications, will not be determined to have infringed upon an existing third party patent.

The intellectual property rights of others may prevent us from developing new products or entering new markets.

The gaming industry is characterized by the rapid development of new technologies, which requires us to continuously introduce new products using these technologies and innovations, as well as to expand into new markets that may be created. Therefore, our success depends in part on our ability to continually adapt our products and systems to incorporate new technologies and to expand into new markets that may be created by new technologies. However, to the extent technologies are protected by the intellectual property rights of others, including our competitors, we may be prevented from introducing products based on these technologies or expanding into new markets created by these technologies. If our products use processes or other subject matter that is claimed under existing patents, or if other companies obtain patents claiming subject matter that we use, those companies may bring infringement actions against us. We might then be forced to discontinue the affected products or be required to obtain licenses from the company holding the patent, if it is willing to give us a license, to develop, manufacture or market our products. We also might then be limited in our ability to market new products. We might also be found liable for treble damage claims relating to past use of the patented subject matter if the infringement is found to be willful.

If the intellectual property rights of others prevent us from taking advantage of innovative technologies, our financial condition, operating results or prospects may be harmed.

The discontinuation or limitation of any existing licenses from third parties could adversely affect our business.

Some of our most popular games and gaming machine features, including certain branded games and ticket-in, ticket-out cashless gaming functionality, are based on trademarks and other intellectual properties licensed from third parties. Our future success may depend upon our ability to obtain, retain and/or expand licenses for additional popular intellectual properties in a competitive market. In the event that we cannot renew and/or expand this or other existing licenses, we may be required to discontinue the games using the licensed technology or bearing the licensed marks, or limit our use of such items.

Our gaming technology, particularly our wide area progressive networks and centrally determined systems, may experience losses due to technical difficulties or fraudulent activities.

Our success depends on our ability to avoid, detect, replicate and correct software and hardware errors and fraudulent manipulation of our gaming machines and associated software. To the extent any of our gaming machines or software experience errors or fraudulent manipulation, our customers may replace our products and services with those of our competitors. In addition, the occurrence of errors in, or fraudulent manipulation of, our gaming machines or software may give rise to claims for lost revenues and related litigation by our customers and may subject us to investigation or other action by gaming regulatory authorities, including suspension or revocation of our gaming licenses or disciplinary action. Additionally, in the event of such issues with our gaming machines or software, substantial engineering and marketing resources may be diverted from other areas to rectify the problem.

Our business is subject to other economic, market, and regulatory risks:

We face risks associated with doing business in international markets related to political and economic instability and related foreign currency fluctuations. Unstable governments and changes in current legislation may affect the gaming market with respect to gaming regulation, taxation, and the legality of gaming in some markets, as we experienced with the Russian market in fiscal 2006.

Customer financing is becoming an increasing prevalent component of the sales process and therefore increases business risk of non-payment, especially in emerging markets. In some instances, our gaming machines are installed in casinos on a trial basis, and only after a successful trial period are the machines purchased by the customers. These customer financing arrangements delay our receipt of cash and can negatively impact our ability to enforce our rights upon default if the customer is from a foreign country.

Our competitors have begun to provide free game theme conversions to customers in connection with product sales. While we intend to continue to charge our customers for game theme conversions including CPU-NXT upgrade kits, we cannot be sure that competitive pressure will not cause us to increase the number of free game theme conversions we offer to our customers, which would decrease the revenue we expect to receive for game theme conversions.

RISKS RELATED TO OUR CRM AND TELECOM VAS PRODUCTS AND SERVICES

A substantial portion of our business depends on mobile telecommunications operators in China and any loss or deterioration of such relationships may result in severe disruptions to our business operations.

We rely entirely on the networks and gateways of China Mobile and China Unicom to provide our wireless value-added services. Thus, we face certain risks in conducting our wireless value-added services business. Currently, China Mobile and China Unicom are the only mobile telecommunications operators in China that have platforms for wireless value-added services. Our agreements with them are generally for a period of less than one year and generally do not have automatic renewal provisions. If neither of them is willing to continue to cooperate with us, we will not be able to conduct our existing wireless value-added services business. Furthermore, our agreements with China Mobile and China Unicom are subject to negotiation upon expiration. If any of the mobile telecommunications operators decides to change its content or transmission fees or its share of revenue, or does not comply with the terms of the agreement, our revenue and profitability could be materially adversely affected.

The mobile telecommunications operations may launch and may have already launched competing services or could discontinue the use of external content aggregators such as ourselves entirely at any time.

Due to our reliance on the mobile telecommunications operators for our wireless value-added services, any loss or deterioration of our relationship with any of the mobile telecommunications operators may result in severe disruptions to our VAS business operations and the loss of a significant portion of our revenue.

Our financial condition and results of operations may be materially affected by the changes in policies or guidelines of the mobile telecommunications operators.

The mobile telecommunications operators in China may, from time to time, issue certain operating policies or guidelines, requesting or stating its preference for certain actions to be taken by all wireless value-added service providers using their platforms. Due to our reliance on the mobile telecommunications operators, a significant change in their policies or guidelines may have a material adverse effect on us. For example, some mobile telecommunications operators recently revised their billing policies to request all wireless value-added service providers to confirm the subscription status of those users who have not been active for three months. Such change in policies or guidelines may result in lower revenue or additional operating costs for us, and we cannot assure investors that our financial condition and results of operations will not be materially adversely affected by any policy or guideline change by the mobile telecommunications operators in the future.

We may be subject to adverse actions for any breach or perceived breach by us of the policies or guidelines imposed by the mobile telecommunications operator with respect to content provided on or linked through our websites.

The mobile telecommunications operators in China may impose policies or guidelines to govern or restrict the content provided by all wireless value-added service providers, including content developed by us or content supplied by others to us. The mobile telecommunications operators from time to time have requested wireless value-added services providers, including us, to remove objectionable content or links to or from websites with certain categories of content, including content that they may deem to be sexually explicit. We aggregate and develop content that we consider attractive to our targeted user base, and we cannot assure investors that the mobile telecommunications operators will not from time to time find certain portions of our content to be objectionable. In the case of a breach or perceived breach of such policies or guidelines, the mobile telecommunications operators may require us to reduce or curtail the content on our Internet portal, which may reduce our portal traffic, and the mobile telecommunications operators may have the right to impose monetary fines upon us, or terminate our cooperation with them. In addition, we would be liable to the mobile telecommunications operators for their economic losses pursuant to our agreements with these operators if we were found to be in breach of the policies or guidelines promulgated by them. As a result of the occurrence of any of the above, our financial condition and results of operations may be materially adversely affected.

Our dependence on the substance and timing of the billing systems of the mobile telecommunications operators may require us to estimate portions of our reported revenue for wireless value-added services from time to time. As a result, subsequent adjustments may have to be made to our wireless value-added services revenue in our financial statements.

As we do not bill our wireless value-added services users directly, we depend on the billing systems and records of the mobile telecommunications operators to record the volume of our wireless value-added services provided, charge our users through mobile telephone bills and collect payments from our users and pay us. In addition, we do not generally have the ability to independently verify or challenge the accuracy of the billing systems of the mobile telecommunications operators. Generally, within 20 to 60 days after the end of each month, a statement from each of the mobile telecommunications operators confirming the value of wireless value-added services they bill to users in that month will be delivered to us, and generally within 60 days after such delivery, we will be paid by the mobile telecommunications operators for the wireless value-added services, net of their revenue share, transmission fees and applicable business taxes, for that month based on such statements.

Our communication products are provided cash-on-delivery, which leaves us vulnerable to theft and employee embezzlement.

The purchase of calling cards, SIM cards and other mobile phone products are made with cash. Although there is a low risk that clients will not pay for these services when delivered, our retail stores maintain large sums of money which might make them robbery targets. We also face the risk that employees who collect the cash and others who may be aware that cash is available at these sites might embezzle the money. Theft or embezzlement could have a material adverse effect on the revenue generated and the financial condition of our business operations.

Our customers are concentrated in a limited number of industries.

Our clients are concentrated primarily in the telecommunications, telemarketing and technology industries, and to a lesser extent, the insurance and financial services industries, where the current trend is to outsource certain CRM and VAS. Our ability to generate revenue depends on the demand for our services in these industries. An economic downturn, or a slowdown or reversal of the tendency in any of these industries to rely on outsourcing could have a material adverse effect on our business, results of operations or financial condition.
The market in which we compete is highly competitive and fragmented and we may not be able to maintain market share.

We expect competition to persist and intensify in the future. Our competitors are mainly leaders in the CRM services market, such as PCCW Teleservices (Hong Kong) Limited, China Motion Telecom International Limited, and Teletech (Hong Kong) Limited. Our competitors also include small firms offering specific applications, divisions of large entities and other large independent firms. We face the risk that new competitors with greater resources than ours will enter our market. Furthermore, increasing competition among telecom companies in greater China has led to a reduction in telecommunication services fees that can be charged by such companies. If a reduction in telecommunication services fees negatively impacts revenue generated by our clients, they may require us to reduce the price of our services, or seek competitors of ours that charge less. If we must significantly reduce the price of our services, the decrease in revenue could adversely affect our profitability.

RISKS ASSOCIATED WITH DOING BUSINESS IN GREATER CHINA

There are substantial risks associated with doing business in greater China, as set forth in the following risk factors.

Our operations and assets in Greater China are subject to significant political and economic uncertainties.

Changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese renminbi into foreign currencies and, if Chinese renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China and Hong Kong use their respective local currencies as their functional currencies. The majority of our revenue derived and expenses incurred are in Chinese renminbi with a relatively small amount in Hong Kong dollars and U.S. dollars. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the renminbi depends to a large extent on Chinese government policies and China's domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of renminbi to U.S. dollars had generally been stable and the renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese renminbi to the U.S. dollar. Under the new policy, Chinese renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese renminbi appreciated approximately 2.5% against the US. dollar in 2005. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese renminbi against the U.S. dollar. We can offer no assurance that Chinese renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our international operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries' financial statements into U.S dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity's functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese renminbi into foreign currency for current account items, conversion of Chinese renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange, or SAFE, which is under the authority of the People's Bank of China. These approvals, however, do not guarantee the availability of foreign currency. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese renminbi to fund our business activities outside China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operation.

We are required to obtain licenses to expand our business into mainland China.

Our activities must be reviewed and approved by various national and local agencies of the Chinese government before they will issue business licenses to us. There can be no assurance that the current Chinese government, or successors, will continue to approve and renew our licenses. If we are unable to obtain licenses or renewals we will not be able to continue our business operations in mainland China, which would have a material adverse effect on our business, financial condition and results of operations.

We may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we cannot assure that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

PRC laws and regulations restrict foreign investment in China’s telecommunications services industry and substantial uncertainties exist with respect to our contractual agreements with Dianxun-DE, Sunroom-DE, Wanrong-DE and iMobile-DE to uncertainties regarding the interpretation and application of current or futures PRC laws and regulations.

Since we are deemed to be foreign persons or foreign funded enterprises under PRC laws and cannot directly invest in telecommunications companies, we operate our IVR, call center and telecom value-added services business in China through operating companies or variable interest entities (VIEs) owned by PRC citizens. We control these companies and operate these businesses through contractual arrangements with the respective operating companies and their individual shareholders, but we have no equity control over these companies. Although we believe we are in compliance with current PRC regulations, we cannot be sure that the PRC government would view these operating arrangements to be in compliance with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. In the opinion of our in-house PRC legal counsel, our current ownership structure, the contractual arrangements among our wholly owned subsidiaries and the operating company and their shareholders comply with all existing applicable PRC laws, rules and regulations. Because this structure has not been challenged or examined by PRC authorities, they have not commented on it and uncertainties exist as to whether the PRC government may interpret or apply the laws governing these arrangements in a way that is contrary to the opinion of our in-house PRC counsel. If we, or the operating companies, were found to be in violation of any existing PRC laws or regulations, the relevant regulatory authorities would have broad discretion to deal with such violation, including, but not limited to the following:

•	Levying fines
•	Confiscating income
•	Revoking licenses
•	Shutting down servers or blocking websites
•	Requiring a restructure of ownership or operations
•	Requiring the discontinuance of wireless VAS and online advertising businesses

We may also encounter difficulties in obtaining performance under or enforcement of related contracts. Any of these or similar actions could cause significant disruption to our business operations or render us unable to conduct a substantial portion of our business operations and may materially adversely affect our business, financial condition and results of operations.

Our contractual agreements with Dianxun-DE or Sunroom-DE, Wanrong-DE and iMobile-DE may not be as effective in providing operational control as direct ownership of these businesses.

We depend on operating companies in which we have little or no equity ownership interest and must rely on contractual agreements to control and operate these businesses. Our contractual agreements with each of the operating companies may not be as effective in providing and maintaining control over the operating companies and their business operations as direct ownership of these businesses. For example, we may not be able to take control of the operating company upon the occurrence of certain events, such as the imposition of statutory liens, judgments, court orders, death or capacity. Furthermore, if the operating companies fail to perform as required under those contractual agreements, we will have to rely on the PRC legal system to enforce those agreements and due to the uncertainties that exist under PRC Law about the structure of our acquisition, and there is no guarantee that we will be successful in an enforcement action. In addition, the PRC government may propose new laws or amend current laws that may be detrimental to our current contractual agreements with our operating companies, which may in turn have a material adverse effect on our business operations.

The PRC government may prevent us from advertising or distributing content that it believes is inappropriate.

China has enacted regulations governing Internet access and the distribution of news and other information. In the past, the Chinese government has stopped the distribution of information over the Internet or through VAS that it believes to violate PRC law, including content that it believes is obscene, incites violence, endangers national security, is contrary to the national interest or is defamatory. In addition, we may need the permission of the Chinese government prior to publishing certain news items, such as news relating to national security. Furthermore, the Ministry of Public Security has the authority to cause any local Internet service provider to block any website maintained outside China at its sole discretion. If the PRC government were to take any action to limit or prohibit the distribution of information through our network or via our VAS, or to limit or regulate any current or future content or services available to users on our network, our business could be significantly harmed. We are also subject to potential liability for content on our website that is deemed inappropriate and for any unlawful actions of our subscribers and other users of our systems. Furthermore, we are required to delete content that clearly violates the laws of China and report content that we suspect may violate PRC law. It is difficult to determine the type of content that may result in liability for us, and if we are wrong, we may be prevented from operating our website.

RISKS RELATED TO OUR TECHNOLOGY AND EQUIPMENT

Our insurance may not be sufficient to restore our call center if operations are interrupted by natural disaster or other destruction of our facilities or equipment.

Our operations depend on our ability to protect our call centers, data centers, CRM information, customer database, data warehouse, computer and telecommunications equipment and software systems against damage from fire, power loss, telecommunications interruption or failure, hacker attacks, natural disaster, epidemic, terrorism, act of war and other similar events. In the event we experience a temporary or permanent interruption at one or more of our call centers, through casualty, operating malfunction or otherwise, our business could be materially adversely affected and we may be required to pay contractual damages to some clients or allow some clients to terminate or renegotiate their contracts with us. While we maintain certain property and business interruption insurance, such insurance may not adequately compensate us for all losses that we may incur and may not be adequate to cover the costs of rebuilding these centers. If we are unable to restore our operations, our business activities would cease.

We must respond quickly and effectively to new technological developments.

Our gaming, telecom and VAS businesses are highly dependent on our computer and telecommunications equipment and software systems. Our failure to maintain the superiority of our technological capabilities or to respond effectively to technological changes could adversely affect our business, results of operations or financial condition. Our future success also depends on our ability to enhance existing software and systems and to respond to changing technological developments. If we are unable to successfully develop and bring to market new software and systems in a timely manner, our competitors’ technologies or services may render our products or services noncompetitive or obsolete.

RISKS RELATED TO OUR COMMON STOCK

Efforts to comply with recently enacted changes in securities laws and regulations will increase our costs and require additional management resources. Our failure to comply could adversely affect our stock price.

We have rapidly grown by acquisition over the last three years. We do not integrate the business operations of our target companies and therefore have separate administration and accounting personnel at each subsidiary location. Due to the number of new subsidiaries we have acquired, we have faced significant challenges with the timely reporting of information necessary to complete the financial statements to be filed with the Securities and Exchange Commission. Furthermore, concerns about our stock option granting practices and recording of such grants, led to the withdrawal of the previously issued audit reports for December 31, 2005 and 2004 by our previous independent auditors, Clancy and Co., P.L.L.C. These actions have required us to re-evaluate our disclosure controls and procedures and conclude that they are ineffective. We have sought to improve our existing disclosure controls and procedures and to that end, have substantially increased our accounting and administrative resources. Our failure to timely file our annual and quarterly reports may have an adverse affect on our stock price and may put our common stock in jeopardy of being delisted.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, public companies are required to include a report of management on the company's internal controls over financial reporting in their annual reports on Form 10-K and the public accounting firm auditing a company's financial statements must attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting. This requirement will first apply to our annual report on Form 10-K for our fiscal year ending December 31, 2007.  Throughout the year, we have been evaluating our internal controls over financial reporting. Given the status of our efforts, coupled with the fact that guidance from regulatory authorities in the area of internal controls continues to evolve, substantial uncertainty exists regarding our ability to comply by applicable deadlines. If we are unable to conclude that we have effective internal controls over financial reporting as of December 31, 2007, as required by Section 404 of the Sarbanes-Oxley Act, we could experience delays or inaccuracies in our reporting of financial information, or non-compliance with SEC reporting and other regulatory requirements. This could subject us to regulatory scrutiny and result in a loss of public confidence in our management, which could, among other things, adversely affect our stock price.

We issued $8,000,000 in convertible debentures due in 2009, or possibly earlier, which we may not be able to repay in cash and could result in dilution of our basic earnings per share.

In March 2006, we issued $8 million in convertible debentures due March 2009. The debentures are convertible at any time into shares of our common stock at an initial fixed conversion price of $10.00 per share, subject to adjustments for certain events. If any event of default occurs under the debentures or other related documents, the holders may elect to accelerate the payment of the outstanding principal amount of the debenture, plus accrued, but unpaid interest, liquidated damages or other amounts, which shall become immediately due and payable. In 2007, we began to redeem up to $363,638 every month, plus accrued, but unpaid interest, liquidated damages and penalties. We may choose to pay such redemption amount in cash, or, subject to meeting certain conditions, we may pay all or a part of the redemption amount in shares of common stock. We may not have enough cash on hand or have the ability to access cash to pay the redemption amount, or upon acceleration of the debenture in the case of an event of default, or at maturity. In addition, the redemption of the debentures with our shares or the conversion of the debentures into shares of common stock could result in dilution of our basic earnings per share.

We may have to pay liquidated damages and our debenture may be declared in default if we are unable to re-instate use of the prospectus contained in our Registration Statement on Form S-1

On March 27, 2007, we suspended use of the prospectus contained in our Registration Statement on Form S-1 (File No. 333-134127) that was declared effective on December 8, 2006, due to the lack of fiscal year end 2005 and 2004 audited financial statements. As a result 3,152,228 shares of common stock registered there under, are not freely tradable upon resale. Under the terms of our registration rights agreement with the holders of the debentures, we are subject to paying liquidated damages equal to 2% of the debenture amount on a monthly basis, up to a maximum of 20% per holder, in the event we suspend use of the prospectus for longer than 15 consecutive calendar days or more than an aggregate of 30 calendar days during any 12-month period. Moreover, at the election of the debenture holder, our debenture could be declared in default, resulting in acceleration of the amounts due, if such suspension continues more than 20 consecutive trading days or 60 non-consecutive trading days during any 12-month period.  We may not have cash on hand, or have the ability to access cash to pay the debenture in full if any of our debenture holders declare our debentures in default and demand acceleration of their debenture.   If the debenture holders refuse to negotiate with us, our failure to pay upon, demand could result in the debenture holders bringing claims against us for payment, which may include severe penalty payments. If they are successful in such claims, we may suffer significant losses, which may severely curtail our ability to continue business operations.

If we are not successful in defending against a lawsuit by one of our debenture holders our business operations could be severely curtailed.

One of our debenture holders has filed a complaint against us in the Supreme Court of the State of New York claiming that we are in default for failure to timely make payments under the debentures.  The debenture holder is demanding  payment of  $3,253,163.80 in the aggregate, together with any accrued but unpaid interest through the date of judgment and reimbursement of  attorney fees and other costs and expenses incurred together with costs and disbursements of the action and such other further relief afforded by the Court.   Although we intend to vigorously defend ourselves against this action,  if the debenture holder is successful in its claims or, if based upon advice from legal counsel we choose to settle this litigation, such payments could put a severe strain on our available cash and we could suffer significant losses, which could curtail our ability to continue our business.

If we are unable to regain compliance with the Nasdaq rules for continued listing, are securities may be de-listed from the Nasdaq Global Market.

We are currently subject to possible delisting procedures by the NASDAQ Stock Market for failing to have audited financials for the fiscal years ended December 31, 2005 and 2004.  Although our financial statements for those periods have been re-audited and we have filed with the Securities and Exchange Commission amendments to our Annual Reports on Form 10-K and Form 10-KSB for the years ended December 31, 2006 and 2005, respectively,  the Nasdaq Listing and Hearings Council, upon a review of our record, could make a determination to de-list our securities.  If such a determination is made, we may seek to have our securities quoted on the Over-the Counter Bulletin Board, but there is no assurance that we will be able to do so in a timely fashion and as a result there may be no active public market for our common stock.

The price of our stock has fluctuated in the past and may continue to do so.

Our stock price has fluctuated dramatically. There is a significant risk that the market price of our common stock will decrease in the future in response to any of the following factors, some of which are beyond our control:

•	Variations in our quarterly operating results
•	Announcements that our revenue or income are below analysts' expectations
•	General economic slowdowns
•	Changes in market valuations of similar companies
•	Sales of large blocks of our common stock
•	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments
•	Fluctuations in stock market prices and volumes, which are particularly common among highly volatile securities of companies with primarily international-based operations

Future sales of shares could have an adverse effect on the market price of our common stock

As of December 11, 2007, we had 11,984,072  shares of common stock outstanding, which shares will be available to be sold in the public market in the near future, subject to, with respect to shares of common stock held by affiliates and shares issued between 12 and 24 months ago, the volume restrictions and/or manner of sale requirements of Rule 144 under the Securities Act.  Under this prospectus we are registering 3,106,767 shares of our common stock for sale by the selling stockholders named herein, which will become freely tradable without restriction or further registration when the Registration Statement on Form S-1, of which this prospectus is part is declared effective by the SEC.  Sales by our current shareholders of a substantial number of shares could significantly reduce the market price of our common stock.

As of December 11, 2007, we had warrants outstanding to purchase 1,007,138 shares of our common stock. To the extent that the warrants are exercised, they may be exercised at prices below the price of our shares of common stock on the public market, resulting in a significant number of shares entering the public market and the dilution of our common stock. In the event that any future financing should also be in the form of securities convertible into, or exchangeable for, equity securities, investors may experience additional dilution upon the conversion or exchange of such securities.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. Assuming that all of the warrants held by selling stockholders are exercised for cash, we will realize proceeds of approximately $10,606,647. We would use these funds for general corporate purposes.

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock (i) held by the selling stockholders identified below and (ii) issuable to the selling stockholders upon the conversion of outstanding debentures or exercise of outstanding warrants, or that may be issued in the form of interest payments on such debentures. We are registering the shares to permit the stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate.

The following table set forth:

•	the name of the stockholders,
•	the number and percent of shares of our common stock that the stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,
•	the number of shares of our common stock that may be offered for resale for the account of the stockholders under this prospectus, and
•
the number and percent of shares of our common stock to be beneficially owned by the stockholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the stockholders).

The number of shares in the column “Maximum Number of Shares to be Sold” represents all of the shares that each stockholder may offer under this prospectus. We do not know how long the stockholders will hold the shares before selling them or how many shares they will sell, and we currently have no agreements, arrangements or understandings with any of the stockholders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by the stockholders listed below.

This table is prepared solely based on information supplied to us by the listed stockholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents they have filed with the SEC, and assumes the sale of all of the shares offered hereby. The applicable percentages of beneficial ownership are based on an aggregate of 11,984,072  shares of our common stock issued and outstanding on November 30, 2007 or subject to issuance upon exercise of the warrants, adjusted as may be required by rules promulgated by the SEC.

No selling stockholder listed below has held any position nor had any material relationship with the us or our affiliates during the past three years, except that C.E. Unterberg, Towbin LLC acted as placement agent in the convertible debenture financing consummated in March 2006. C.E. Unterberg, Towbin Capital Partners I, L.P. is an entity associated with C.E. Unterberg, Towbin LLC. CEOCast was our investor and public relations firm at the time of the issuance of the shares.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold	Number of Shares Beneficially Owned After Offering	Percentage Ownership After Offering

SF Capital Partners Ltd.(1)	135,000	135,000	0	0
Bluegrass Growth Fund LP(2)	11,667	11,667	0	0
Bluegrass Growth Fund Ltd.(3)	11,667	11,667	0	0
Omicron Master Trust(4)	33,515	33,515	0	0
Iroquois Capital LP(5)	641,455	641,455	0	0
Smithfield Fiduciary LLC(6)	566,667	566,667	0	0
Portside Growth and Opportunity Fund(7)	23,333	23,333	0	0
Satellite Strategic Finance Associates, LLC(8)	105,000	105,000	0	0
CEOCast, Inc. (9)	20,000	20,000	0	0
Sino Strategic Investment Limited (10)	385,848	385,848	0	0
Sunshine Ocean Investment Limited (11)	192,924	192,924	0	0
C.E. Unterberg, Towbin Capital Partners I, L.P. (12)	75,000	75,000	0	0
Alpha Capital AG (13)	175,720	175,720	0	0
Whalehaven Capital Fund Limited (14)	150,000	150,000	0	0
Basso Private Opportunities Holding Fund Ltd. (15)	26,130	26,130	0	0
Basso Fund Ltd. (16)	20,909	20,909	0	0
Basso Multi-Strategy Holding Fund Ltd. (17)	57,500	57,500	0	0
DKR SoundShore Oasis Holding Fund Ltd.(18)	225,000	225,000	0	0
C.E. Unterberg, Towbin LLC (19)	16,000	16,000	0	0
Whalehaven Fund Limited (20)	5,144	5,144	0	0
Rockmore Investment Master Fund Ltd. (21)	15,538	15,538	0	0
Excalibur Limited Partnership (22)	15,432	15,432	0	0
Vertical Ventures LLC (23)	25,720	25,720	0	0
Stonestreet LP (24)	25,720	25,720	0	0

(1)	Includes 35,000 shares of common stock issuable upon exercise of a warrant.

(2)
Includes 11,667 shares of common stock issuable upon exercise of a warrant. Bluegrass Growth Fund Partners is the managing partner of Bluegrass Growth Fund LP. By virtue of such relationship, Bluegrass Growth Fund Partners may be deemed to have voting and dispositive power over the shares owned by Bluegrass Growth Fund LP. Bluegrass Growth Fund Partners disclaims beneficial ownership of such shares. Mr. Brian Shatz has delegated authority from the partners of Bluegrass Growth Fund Partners with respect to the shares of common stock owned by Bluegrass Growth Fund LP. As such, Mr. Shatz is deemed to have voting and dispositive power over the shares of common stock owned by Bluegrass Growth Fund LP. Mr. Shatz disclaims beneficial ownership of such shares of our common stock and has no legal right to maintain such delegated authority.

(3)
Includes 11,667 shares of common stock issuable upon exercise of a warrant. Mr. Brian Shatz is a director of Bluegrass Growth Fund, Ltd. and has delegated authority from the shareholders of Bluegrass Growth Fund, Ltd. with respect to the shares of common stock owned by Bluegrass Growth Fund, Ltd. As such, Mr. Shatz is deemed to have voting and dispositive power over the shares of common stock owned by Bluegrass Growth Fund, Ltd. Mr. Shatz disclaims beneficial ownership of such shares of our common stock and has no legal right to maintain such delegated authority.

(4)
Includes 33,515 shares of common stock issuable upon exercise of a warrant.  Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this prospectus, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and nether of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities exchange Act of 1934, as amended. Omicron and Winchester re not “affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls omicron and Winchester.

(5)
Includes (i) 74,788 shares of common stock issued; (ii) 225,212 shares of common stock issuable upon conversion of the convertible debenture; and (iii) 266,667 shares of common stock issuable upon exercise of warrants.

(6)
Includes 23,333 shares of common stock issuable upon exercise of a warrant.  Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over the securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Smithfield Fiduciary LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(7)
Includes 23,333 shares of common stock issuable upon exercise of a warrant. Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Straus and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(8)	Includes 105,000 shares of common stock issuable upon exercise of a warrant.

(9)	Rachel Glicksman has voting control and investment discretion over the securities held by CEOCast, Inc.

(10)	Includes 64,308 shares of common stock issuable upon exercise of a warrant.

(11)	Includes 32,154 shares of common stock issuable upon exercise of a warrant.

(12)
Includes (i) 12,466 shares of common stock; (ii) 37,534 shares of common stock issuable upon conversion of the convertible debenture; and (iii) 25,000 shares of common stock issuable upon exercise of a warrant.

(13)
Includes (i) 24,931 shares of common stock; (ii) 75,069 shares of common stock issuable upon conversion of the convertible debenture; and (iii) 75,720 shares of common stock issuable upon exercise of a warrant.

(14)
Includes (i) 24,931 shares of common stock (ii) 75,069 shares of common stock issuable upon conversion of the convertible debenture; and (iii) 50,000 shares of common stock issuable upon exercise of a warrant.

(15)
Includes 13,630 shares of common stock issuable upon conversion of the convertible debenture and 12,500 shares of common stock issuable upon exercise of a warrant.  Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Private Opportunities Holding Fund Ltd. (“Fund”).  Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso.  Mr. Fischer has ultimate responsibility for trading with respect to the Fund.

(16)
Includes 10,909 shares of common stock issuable upon conversion of the convertible debenture and 10,000 shares of common stock issuable upon exercise of a warrant.  Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Fund Ltd. (“Fund”).  Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso.  Mr. Fischer has ultimate responsibility for trading with respect to the Fund.

(17)
Includes 30,000 shares of common stock issuable upon conversion of the convertible debenture and 27,500 shares of common stock issuable upon exercise of a warrant.  Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. (“Fund”).  Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso.  Mr. Fischer has ultimate responsibility for trading with respect to the Fund.

(18)
Includes (i) 37,394 shares of common stock; (ii) 112,606 shares of common stock issuable upon conversion of the convertible debenture; and (iii) 75,000 shares of common stock issuable upon exercise of a warrant. The investment manager of DKR SoundShore Oasis Holding Fund Ltd. (the “Fund”) is DKR Oasis Management Company LP (the “Investment Manager”). The Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares.

(19)	Includes shares of common stock issuable upon exercise of warrants.

(20)	Includes shares of common stock issuable upon exercise of warrants.

(21)	Includes shares of common stock issuable upon exercise of warrants.

(22)	Includes shares of common stock issuable upon exercise of warrants.

(23)	Includes shares of common stock issuable upon exercise of warrants.

(24)	Includes shares of common stock issuable upon exercise of warrants.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq National Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SELECTED FINANCIAL DATA

The selected financial data presented below summarizes certain financial data which has been derived from and should be read in conjunction with our consolidated financial statements and footnotes thereto included in the section beginning on page F-1. The information for the nine months ended September 30, 2006 and 2007 was derived from our unaudited financial statements but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results of such periods. You should read this data together with our financial statements and related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations:

	Nine Months Ended September 30,		Years Ended December 31.
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)	(audited) (Restated)	(audited) (Restated)	(audited) (Restated)	(audited) (Restated)	(audited) (Restated)	(audited)
Statement of Operations Data:
Total revenue	$28,090	$32,332	$42,738	$17,307	$10,857	$849	$2,319
Cost of revenues	20,816	27,710	36,217	13,221	7,887	507	1,787
Operating expenses: Selling, general and administrative	5,395	4,067	11,126	5,447	5,244	2,546	3,176
Earning/(loss) from operations	1,284	252	(7,533)	(5,608)	(6,242)	(2,489)	(2,644)
Net Profit (Loss)	(639)	604	(12,415)	(5,145)	(5,424)	(1,783)	(2,921)
Basic earnings/(loss) per share	$(0.06)	$0.02	$(1.08)	$(0.58)	$(0.92)	$(0.34)	$(0.70)
Diluted earnings/(loss) per share	$(0.06)	$0.02	$(1.08)	$(0.58)	$(0.92)	$(0.34)	$(0.70)
Shares used in computing earnings:
Basic weighted average shares	11,805,686	11,171,608	11,538,664	10,156,809	7,015,907	5,234,744	4,191,816
Diluted weighted average shares	11,858,870	11,171,608	11,538,664	10,156,809	7,015,907	5,234,744	4,191,816

(1) The number of shares taking into effect a 5-for 1 reverse stock split effected in January 2003.

Consolidated Balance Sheets:

	As of September 30,		As of December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)	(audited) (Restated)	(audited) (Restated)	(audited) (Restated)	(audited) (Restated)	(audited) (Restated)	(audited)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$4,889	$7,439	$1,900	$3,486	$9,433	$3,776	$3,694
Working capital	12,393	28,106	(1,280)	9,198	12,711	1,171	3,081
Total assets	42,963	67,070	36,926	42,996	29,442	6,442	4,314
Total stockholders’ equity	$14,968	$36,405	$13,977	$23,204	$24,108	$1,253	$3,253

SUPPLEMENTARY FINANCIAL INFORMATION

The supplementary financial information presented below summarizes certain financial data which has been derived from and should be read in conjunction with our consolidated financial statements and footnotes thereto included in the section beginning on page F-1.

(in thousands, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2007 (unaudited)
Total revenue	$9,267	$9,021	$9,802	$	N/A
Gross Margin	$2,539	$2,361	$2,374	$	N/A
Basic net earnings (loss) per share	$0.03	$(0.10)	$(0.02)	$	N/A
Diluted net earnings (loss) per share	$0.03	$(0.09)	$(0.02)	$	N/A

2006 (Audited) (Restated)
Total revenue	$6,672	$13,214	$10,525		$12,327
Gross Margin	$1,352	$1,777	$1,107		$2,285
Basic net earnings (loss) per share	$0.07	$0.07	$(0.09)		$(1.08
Diluted net earnings (loss) per share	$0.07	$0.07	$(0.09)		$(1.08

2005 (Audited) (Restated)
Total revenue	$3,595	$4,793	$4,312		$4,607
Gross Margin	$636	$1,000	$823		$1,627
Basic net earnings (loss) per share	$0.04	$0.06	$0.05		$0.08
Diluted net earnings (loss) per share	$0.04	$0.06	$0.05		$0.08

2004 (Audited) (Restated)
Total revenue	$1,280	$2,954	$2,943		$3,680
Gross Margin	$658	$683	$723		$906
Basic net earnings (loss) per share	$0.02	$0.01	$0.02		$0.06
Diluted net earnings (loss) per share	$0.02	$0.01	$0.02		$0.04

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS OF THE COMPANY AND THE NOTES THERETO APPEARING ELSEWHERE HEREIN AND IN CONJUNCTION WITH THE MANAGEMENT'S DISCUSSION AND ANALYSIS SET FORTH IN THE COMPANY'S QUARTERLY REPORT ON FORM 10- FOR THE QUARTER ENDED SEPTEMBER 30, 2007 AND ANNUAL REPORT ON FORM 10-K/A FOR THE YEAR ENDED DECEMBER 31, 2006.

PRELIMINARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements about the Company's expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "the Company believes," "management believes" and similar words or phrases. The forward-looking statements are based on the Company's current expectations and are subject to certain risks, uncertainties and assumptions, including those set forth in the discussion under "Description of Business," including the "Risk Factors" described in that section, and "Management's Discussion and Analysis or Plan of Operation." The Company's actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

FACTORS THAT COULD AFFECT FUTURE RESULTS

Factors that might cause actual results, performance or achievements to differ materially from those projected or implied in such forward-looking statements include, among other things:

—	the impact of competitive products;
—	changes in laws and regulations;
—	adequacy and availability of insurance coverage;
—	limitations on future financing;
—	increases in the cost of borrowings and unavailability of debt or equity capital;
—	the inability of the Company to gain and/or hold market share;
—	exposure to and expense of resolving and defending liability claims and other litigation;
—	consumer acceptance of the Company's products;
—	managing and maintaining growth;
—	customer demands;
—	market and industry conditions,
—	the success of product development and new product introductions into the marketplace;
—	the departure of key members of management, and
—	the effect of the United States War on Terrorism, as well as other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Regarding one of our subsidiaries, for example, Epro is engaged in the business of providing outsourced call center services with over 15 years of field experience in Hong Kong and China. The factors that could affect current and future results are as follows:

—	insufficient sales forces for business development & account servicing;
—	lack of PRC management team in operation;
—	less familiarity on partners' product knowledge;
—	deployment costs of a new HR application and the costs to upgrade the call center computer system;
—	increasing operations costs (cost of salaries, rent, interest rates & inflation) under rising economy in Hong Kong;
—	insufficient brand awareness initiatives in the market;
—	salary increases due to an active labor market in Hong Kong and GuangZhou; and
—	increasing competition of call center solutions in the Hong Kong and PRC markets.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis or plan of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

On an on-going basis, we evaluate our estimates, including those related to accounts receivable reserves, provisions for impairment losses of affiliated companies and other intangible assets, income taxes and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements:

Allowance For Doubtful Accounts

We evaluate the collectibility of our trade receivables based on a combination of factors. We regularly analyze our significant customer accounts, and, when we become aware of a specific customer's inability to meet its financial obligations to us, such as in the case of bankruptcy filings or deterioration in the customer's operating results or financial position, we record a specific reserve for bad debt to reduce the related receivable to the amount we reasonably believe is collectible. We also record reserves for bad debt for all other customers based on a variety of factors including the length of time the receivables are past due, the financial health of the customer, macroeconomic considerations and historical experience. If circumstances related to specific customers change, our estimates of the recoverability of receivables could be further adjusted. In the event that our trade receivables become uncollectible, we would be forced to record additional adjustments to receivables to reflect the amounts at net realizable value. The accounting effect of this entry would be a charge to earnings, thereby reducing our net earnings. Although we consider the likelihood of this occurrence to be remote based on past history and the current status of our accounts, there is a possibility of this occurrence.

In the beginning of the third quarter of 2006, the Chinese government announced that it would implement several new policies regarding mobile phone value-added service providers effective from July 10, 2006. These policies include a “double confirmation” policy and the requirement that value-added service providers provide one-month trial subscriptions. By requiring that mobile phone customers “double-confirm” their intention to purchase services, and by requiring free subscriptions, the Chinese government has negatively affected value-added service providers.

Inventory

Our inventory purchases and commitments are made in order to build inventory to meet forecasted demand for our products. We perform a detailed assessment of inventory for each period, which includes a review of, among other factors, demand requirements, product life cycle and development plans, component cost trends, product pricing and quality issues. Based on this analysis, we record adjustments to inventory for excess, obsolescence or impairment, when appropriate, to reflect inventory at net realizable value. Revisions to our inventory adjustments may be required if actual demand, component costs or product life cycles differ from our estimates. In the event we were unable to sell our products, the demand for our products diminished, and/or other competitors offered similar or better products, we would be forced to record an adjustment to inventory for impairment or obsolescence to reflect inventory at net realizable value. The accounting effect of this entry would be a charge to earnings, thereby reducing our net earnings.

Income Taxes

We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We have considered future market growth, forecasted earnings, future taxable income, and the mix of earnings in the jurisdictions in which we operate and prudent and feasible tax planning strategies in determining the need for a valuation allowance. We currently have recorded a full valuation allowance against net deferred tax assets as we currently believe it is more likely than not that the deferred tax assets will not be realized. In the event we determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to earnings in the period such determination is made. Likewise, if we later determine that it is more likely than not that the net deferred tax assets would be realized, the previously provided valuation allowance would be reversed.

Contingencies

We may be subject to certain asserted and unasserted claims encountered in the normal course of business. It is our belief that the resolution of these matters will not have a material adverse effect on our financial position or results of operations, however, we cannot provide assurance that damages that result in a material adverse effect on our financial position or results of operations will not be imposed in these matters. We account for contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

Valuation of Long-Lived Assets Including Goodwill and Purchased Intangible Assets

We review property, plant and equipment, goodwill and purchased intangible assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Our asset impairment review assesses the fair value of the assets based on the future cash flows the assets are expected to generate. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. This approach uses our estimates of future market growth, forecasted revenue and costs, expected periods the assets will be utilized and appropriate discount rates. Such evaluations of impairment of long-lived assets including goodwill arising on a business combination and purchased intangible assets are an integral part of, but not limited to, our strategic reviews of our business and operations performed in conjunction with restructuring actions. When an impairment is identified, the carrying amount of the asset is reduced to its estimated fair value. Deterioration of our business in a geographic region or within a business segment in the future could also lead to impairment adjustments as such issues are identified. The accounting effect of an impairment loss would be a charge to earnings, thereby reducing our net earnings.

Convertible Debt
In accordance with recent FASB accounting guidance, due to certain factors, including a liquidated damages provision in the registration rights agreement and an indeterminate amount of shares to be issued upon conversion of the debentures, the Company values and accounts for the embedded conversion feature related to the Debentures, the Investors’ warrants, and the registration rights as derivative liabilities. Accordingly, these derivative liabilities are measured at fair value with changes in fair value reported in earnings as long as they remain classified as liabilities. The Company reassesses the classification at each balance sheet date. If the classification required under EITF No. 00-19 changes as a result of events during the period, the contract should be reclassified as of the date of the event that caused the reclassification.

The fair value of these derivative instruments, as determined by applying the Black-Scholes valuation model, is adjusted quarterly. The Black-Scholes valuation model requires the input of highly subjective assumptions, including the expected stock price volatility. Additionally, although the Black-Scholes model meets the requirements of SFAS 133, the fair values generated by the model may not be indicative of the actual fair values as our derivative instruments have characteristics significantly different from traded options. Accordingly, the results obtained could be significantly different if other assumptions were used. The effect of this entry would be a charge to net earnings, thereby either increasing or reducing our net earnings based upon the assumptions used and the results obtained.

NATURE OF THE BUSINESS OPERATIONS OF THE COMPANY

PacificNet Inc. is a leading provider of gaming technology, e-commerce, and Customer Relationship Management (CRM) in China.  Our goal is to take a leading role in providing gaming technology and CRM, which are rapidly expanding business sections in Asia.  Our gaming products are specially designed for the Chinese and Asian gamers and we focus on integrating localized Chinese and Asian themes and content, advanced graphics, digital sound effects and popular domestic music, with secondary bonus games and jackpots. Our gaming clients include the leading hotels, casinos, and gaming operators in Macau, Asia, and Europe.

Through our subsidiaries we also invest in and operate companies that provide outsourcing services, telecom value-added services (VAS) and telecom products and services. Our business process outsourcing (BPO) services group includes call centers, providing customer relationship management (CRM), and telemarketing services. Our information technology outsourcing (ITO) includes software programming and development. We are value-added resellers and providers of telecom VAS, which comprises interactive voice response (IVR) systems, call center management systems and voice over internet protocol (VOIP), as well as mobile phone VAS, such as short messaging services (SMS) and multimedia messaging services (MMS). Our telecom products and services include IT and distribution services, and online mobile phone distribution,. Our ecommerce and CRM clients include the leading telecom companies, banks, insurance, travel, marketing and business services companies and telecom consumers in Greater China such as China Telecom, China Mobile, Unicom, PCCW, Hutchison Telecom, Bell24, Motorola, Nokia, SONY, TCL, Huawei, American Express, Citibank, HSBC, Bank of China, Bank of East Asia, DBS, TNT, China and Hong Kong government.   Our ecommerce and CRM clients include the leading telecom companies, banks, insurance, travel, marketing and business services companies and telecom consumers in Greater China such as China Telecom, China Mobile, Unicom, PCCW, Hutchison Telecom, Bell24, Motorola, Nokia, SONY, TCL, Huawei, American Express, Citibank, HSBC, Bank of China, Bank of East Asia, DBS, TNT, China and Hong Kong government.

PacifcNet employs approximately 1,200 staff in our various subsidiaries throughout China with offices in Hong Kong, Beijing, Shanghai, Shenzhen, Guangzhou, Macau and Zhuhai China, USA, and the Philippines.

PacificNet’s Business Units

We categorize our current operations as two business units consisting of our gaming technology business, which includes electronic gaming machines, mobile games and i-gaming software, and our legacy business, which includes CRM, e-commerce and telecom products.

Gaming Technology Business Operating Susidiaries

—
PacificNet Games Limited (PacGames), is a leading provider of Asian multi-player electronic gaming machines, gaming technology solutions, gaming related maintenance, IT and distribution services for the leading hotel, casino and slot hall operators based in Macau, China and other Asian gaming markets.

—
Take1 Technologies (www.take1technologies.com) , is in the business of designing and manufacturing electronic multimedia entertainment kiosks, coin-op kiosks and machines, electronic gaming machines (EGM), bingo and slot machines, AWP (Amusements With Prizes) games, server-based downloadable games systems, and Video Lottery Terminals (VLT) such as Keno and Bingo machines, including hardware, software, and cabinets.

Legacy Business Operating Subsidiaries

—
Pacific Solutions Technology, is a CMM Level 3 certified software development center with over 200 software programmers located in Shenzhen, China, and specializes in the development of client-server systems, internet e-commerce software, online and casino gaming systems and slot machines, banking and telecom applications using Microsoft Visual C++, Java, and other rapid application development tools.

—	PacificNet Epro (www.EproTel.com.hk): CRM Call Center and Customer Services Outsourcing
—	PacificNet Clickcom (www.clickcom.com.cn), MOABC.com : VAS,SP,( SMS, WAP)
—	Guangzhou Wanrong (www.my2388.com) : VAS, SP, (SMS,MMS,IVR,WAP, Java Games)
—	PacificNet Communications Limited,
—	iMobile, (www.imobile.com.cn, www.18900.com, wap.17wap.com)

PacificNet's Gaming Products

Our gaming products include:

  Multi-player Electronic Table Games: Baccarat, Sicbo, Fish-Prawn-Crab, and Roulette Machines, server based games (SBG) with multiple client betting stations.
  Slot Machines
  Bingo and Keno Machines
  Video Lottery Terminals (VLTs)
  Server-Based Gaming Machines (SBG)
  Amusement With Prices (AWP) Machines
  Online iGaming Software Development
  Client-Server Gaming Systems
  CMM Level 3 Certified Gaming Software Development Center in China with 200 Professional Software Developers
  Gaming Systems, Cabinet Design and Sales, Parts Sales, OEM Games. We design and sell gaming machine cabinets, replacement parts.
PacificNet Gaming Technology

1. Participation games:  Company-owned gaming machines that we lease based upon any of the following payment methods: (1) a percentage of the net win of the gaming machines, (2) fixed daily fees, or (3) in the case of wide-area progressive gaming machines, a percentage of the amount wagered or a combination of a fixed daily fee and a percentage of the amount wagered.

2. Wide Area Game Network, Community Gaming: Electronically linked gaming machines that are located across multiple casinos within a gaming jurisdiction. The linked gaming machines contribute to and compete for large, system-wide progressive jackpots and are designed to increase gaming machine play for participating casinos by giving the players the opportunity to win a larger jackpot than on a stand-alone gaming machine.

3. Local Area Progressive Jackpots (LAP) participation games: Electronically linked gaming machines that are located within a single casino to a progressive jackpot for that specific casino.

4. Video Lottery Terminals: Video gaming machines featured with localized Chinese and Asian themes and contents, advanced graphics, digital sound effects and music and incorporate many of the same features from our other gaming machines.

5. Server-based Gaming: A gaming system in which game content and peripherals are configured, maintained and refreshed over a network that links groups of gaming machines to a remote server that also enables custom configuration by operators and central determination of game outcomes.

Gaming Market Overview on Macau, China

As of the end of 2006, Macau (a Special Administrative Region of the People's Republic of China) became the largest and fastest-growing gaming market in the world in total revenues. According to statistics provided by  the Macau government, in 2006, Macau's gaming revenues exceeded US$7 billion (MOP 56.2 billion patacas), surpassing the Las Vegas Strip gaming revenues of US$6.6 billion. Macau borders Zhuhai City of Guangdong Province of China, one of the country's wealthiest and most developed regions and is an hour away from Hong Kong via ferry. In 2006, the number of tourists visiting Macau reached an all-time record of 22 million, an increase of 17 percent compared with 2005, of which 55% or 12 million visitors were from mainland China. At the end of 2006, there were 22 casinos, 83 hotels and similar establishments in Macau with close to 13,000 rooms. By 2010, the number of tourists is expected to nearly double to nearly 30 million visitors per year. Approximately one billion people live within a three-hour flight of Macau. Numerous hotel, gaming, and other projects are in the works in Macau which are expected to add over 10,000 guest rooms and over 20,000 live entertainment seats in eight separate venues. The number of hotel-casinos in operation and in development in Macau continues to grow, including well-known Chinese names such as Galaxy and Melco, and famous Las Vegas names such as the Sands, the Venetian, Wynn Resort and Crown Macau. With the disposable income of the average Chinese on the rise, Macau's gaming and entertainment market is expected to grow for years to come. Macau is the only area in China where gambling is legal.

RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 COMPARED TO SEPTEMBER 30, 2006.

REVENUES

Revenues for the three and nine months ended September 30, 2007 amounted to $9,802,000 and $28,090,000, a year-over-year decline of 7% and 13% as compared to $10,525,000 and $32,332,000 for the same periods of prior year, respectively. The year-over-year decrease in revenues was mainly due to contraction of the Company’s low margin Mobile phone wholesaling businesses in Greater China. Segmented financial information of the three business operating groups is set out below followed by a brief discussion of each business group.

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 COMPARED TO THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006

	Group 1	Group 2	Group 3	Group 4	TOTAL
For The Three Months Ended September 30, 2007	Outsourcing Services	Telecom Value-Added Services	Products (Telecom & Gaming)	Other Business
In thousands of US Dollars	($)	($)	($)	($)	($)
Revenues	3,971	470	5,305	56	9,802
Income / (Loss) from Operations	189	444	201	(697)	137

	Group 1	Group 2	Group 3	Group 4	TOTAL
For The Three Months Ended September 30, 2006	Outsourcing Services	Telecom Value-Added Services	Products (Telecom & Gaming)	Other Business
In thousands of US Dollars	($)	($)	($)	($)	($)
Revenues	3,733	40	6,411	341	10,525
Income / (Loss) from Operations	188	1	(191)	(616)	(618)

	Group 1	Group 2	Group 3	Group 4	TOTAL
For The Nine Months Ended September 30, 2007	Outsourcing Services	Telecom Value-Added Services	Products (Telecom & Gaming)	Other Business
In thousands of US Dollars	($)	($)	($)	($)	($)
Revenues	6,937	9,243	11,700	210	28,090
Income / (Loss) from Operations	830	793	1,824	(2,163)	1,284

	Group 1	Group 2	Group 3	Group 4	TOTAL
For The Nine Months Ended September 30, 2006	Outsourcing Services	Telecom Value-Added Services	Products (Telecom & Gaming)	Other Business
In thousands of US Dollars	($)	($)	($)	($)	($)
Revenues	10,312	106	18,262	3,758	32,438
Income / (Loss) from Operations	734	4	98	(584)	252

(1)
Outsourcing services: Revenues for the three and nine months ended September 30, 2007 were $3,971,000 and $11,700,000, representing a year-over-year increase of 6% and 13% as compared to $3,733,000 and $10,312,000 for the same periods of last year.  The increase was mainly derived from the inbound service, in-sourcing operations and telemarketing management, from which the sales revenues amounted to $635,000, $1,136,000 and $651,000 for the third quarter of this year, a quarter-over-quarter increase of 32%, 2% and 43%, respectively as compared to the same period of prior year.  On the other hand, sales revenues from software business decreased to $518,000, a decrease of 24% as compared to $667,000 for the same period of prior year. Revenue from outsourcing services accounted for 41% of the Company's total revenues for the third quarter of FY2007.

(2)
Telecom Value-added Services (VAS): Revenues for the three and nine months ended September 30, 2007 was $470,000 and $1,429,000 respectively, a significant year-over-year increase of 1,075% and 1,248% as compared to $40,000 and $106,000 for the same periods of last year. The increase was mainly due to the sales revenues from WAP based mobile phone games and traditional SP businesses, which accounted for 77% of the Company's total VAS revenues for the third quarter of FY2007.

(3)
Products (Telecom & Gaming): Revenues for the three and nine months ended September 30, 2007 were $5,326,000, and $14,751,000, representing a year-over-year decrease of 17% and 19% as compared to $6,411,000 and $18,262,000 for the same periods of 2006, respectively. Decrease in Products revenues, which accounted for 54% of the Company's total revenues for the third quarter of FY2007, is largely due to contraction of the Company’s mobile phone wholesaling businesses in Greater China.

Gaming technology revenues derived from selling Multi-player Electronic Gaming Machine to casino operators amounted to $977,000, and accounted for 18% of total Products revenues for the third quarter of FY2007.  With the internet gaming license granted by First Cagavan and Cagavan Economic Zone Authority (CEZA) of the Philippines, the company is widely recognized as a well positioned emerging gaming technology provider, both online and land-based. Moreover, successful penetration of the Cambodia gaming market brought some initial orders of 150 betting stations for the fourth quarter of 2007, plus further orders of 500-2000 betting stations in 2008.

Revenues from sales of Electronic Slot Machines amounted to $456,000, and accounted for 9% of the total Products Revenues for the third quarter of FY 2007, a sequential decrease of 64% as compared to the second quarter of FY2007.  Decrease was largely due to allocation of precious technical resources to after-sale service of the deliveries made during the second quarter and work in progress of backlog orders from operators in Europe.  The company continued to take advantage of the Italy’s new Comma 6A gaming legislation in entering the largest European slot market, Italy, as an exclusive supplier of electronic slot machines to various leading gaming operators in Europe.  Besides, our subsidiary, Take 1, has unveiled a new line of gaming machine products, Electronic Bingo Machines, at the Global Gaming Expo (G2E) Las Vegas, and received TST Certification for Gaming Accreditation.

As planned, the company continues to scale down its low-margin mobile phone wholesaling business and distribution business in Greater China. Revenues from sales of mobile phone for the three and nine months ended September 30, 2007, amounted to $3,893,00 and $9,903,000, a decline of 39% and 46% as compared to $6,411,000 and $18,262,000 for the same periods of 2006.

During the third quarter, the company’s subsidiary - iMobile had signed a new agreement with Mototola (China) to become the latter’s authorized distributor of MOTO accessory products for the MOTO Customer Service Network, MOTO Branded Stores and distribution channels in Southern China.

COST OF REVENUES

Cost of revenues for the three and nine months ended September 30, 2007 were $7,428,000 and $20,816,000, representing a decrease of 21% and 25% from $9,418,000 and $27,710,000 for the same periods last year, respectively. Cost of revenues as a percentage of the corresponding revenues was approximately 76% for the third quarter of FY2007 as compared to 89% for the same period of prior year.

(1)
Outsourcing services: Cost of revenues from outsourcing services for the three and nine months ended September 30, 2007 amounted to $3,270,000 and $9,128,000, an increase of 9% and 14% respectively as compared with 2006.  Increase in cost of revenues was largely due to headcount increase at service staff level.

(2)
Telecom Value-added Services (VAS): Cost of revenues from VAS for the three and nine months ended September 30, 2007 was $161,000 and $475,000, an increase of 437% and 533% as compared with 2006.  Increase is in line with sales growth of WAP-based mobile phone games.

(3)
Products (Telecom & Gaming): Cost of revenues derived from Products for the three months ended September 30, 2007 amounted to $3,987,000 and $11,190,000, a reduction of 36% and 36% respectively, compared with the same periods of 2006.  Approximately 92% of the cost of revenues related to Products for the third quarter of FY2007 was derived from the sales of mobile phones, and 8% was derived from the sales of electronic gaming machines.

GROSS PROFIT

Gross profit for the three and nine months ended September 30, 2007 was $2,374,000 and $7,274,000, a year-over-year increase of 114 % and 57%, respectively, as compared to $1,107,000 and $4,622,000 for the same periods of prior year. Gross margin was 24% and 26% for the three and nine months ended September 30, 2007 as compared to 11% and 12% for the same period of prior year, respectively.  Quarterly improvement in gross margin was attributed to higher margin for Multiplayer Gaming Machines (57%) and Electronic Slot Machines (70%).

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (SG&A) totaled $2,030,000 and $5,395,000 for the three and nine months ended September 30, 2007, a decrease of 60% and an increase of 44% respectively as compared to $1,580,000 and $4,067,000 for the same periods of prior year.  SG&A consists primarily of indirect staff salaries, office rental, insurance, advertising expenditures and traveling costs.

(1)
Outsourcing services: SG&A attributed to outsourcing services for the three and nine months ended September 30, 2007 amounted to $480,000 and $1,671,000, a decrease of 5% and an increase of 13% as compared to $506,000 and $1,479,000 for the same periods of prior year.

(2)
Telecom Value-added Services (VAS): SG&A attributed to VAS for the three and nine months ended September 30, 2007 amounted to negative $154,000 and $68,000, as compared to $9,000 and $27,000 for the same periods of prior year.

(3)
Products (Telecom & Gaming): SG&A attributed to Products for the three and nine months ended September 30, 2007 amounted to $1,018,000 and $1,419,000, an increase of 422% and 191% as compared to $195,000 and $487,000 for the same periods of prior year.  Increase in SG&A was primarily due to additional headcount and office expenses incurred by newly opened Zhuhai R&D center and Macau sales center, for sustained development of the gaming technology business growth.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	Three months ended September 30, 2007	Three months ended September 30, 2006	Percentage Change
(in thousands, except percentages)	($)	($)	(%)
Remuneration	1,004	690	45
Office	370	246	50
Travel	95	88	7
Entertainment	66	35	89
Professional (legal and consultant)	139	71	96
Audit	583	16	3,578
Selling	110	51	117
Recovery of provisions for doubtful accounts from subsequent collections	(424)	(28)	1,440
Other	88	98	(12)
Total	2,030	1,268	60

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	Nine months ended September 30, 2007	Nine months ended September 30, 2006	Percentage Change
(in thousands, except percentages)	($)	($)	(%)
Remuneration	3,222	1,908	69
Office	1,015	685	48
Travel	358	211	70
Entertainment	165	90	84
Professional (legal and consultant)	499	273	83
Audit	720	154	369
Selling	295	187	58
Recovery of doubtful accounts from subsequent collections	(1,115)	-	n/a
Other	236	251	-6
Total	5,395	3,757	44

INCOME / (LOSS) FROM OPERATIONS

On a year-over-year basis, income from operations amounted to $137,000 and $1,284,000 for the three and nine months ended September 30, 2007, as compared to ($618,000) and $252,000 for the same periods of prior year respectively.

Significant increase in operating income was mainly derived due to higher margin gaming revenues, which accounted for 7% of the total operating income for the third quarter of FY2007.

INCOME TAXES

The income tax provisions for the three and nine months ended September 30, 2007 were $46,000 and $0 as compared to ($40,000) and ($70,000) for the same periods of prior year. Interim income tax provisions are based upon management’s estimate of taxable income and the resulting consolidated effective income tax rate for the full year.  As a result, such interim estimates are subject to change as the year progresses and more information becomes available.  We, however, expect our income taxes to increase as our net income increases and the tax holidays we have benefited from in Hong Kong and the PRC expire.

MINORITY INTERESTS

Minority interests for the three and nine months ended September 30, 2007 totaled $130,000 and $1,004,000 respectively as compared with $12,000 and $527,000 for the same period of prior year, representing minority ownership interests in subsidiaries consolidated in the Company’s consolidated financial statement.

NET INCOME

On a year-over-year basis, Net Income amounted to ($220,000) and $639,000 for the three and nine months ended September 30, 2007 respectively, as compared to ($1,115,000) and $604,000 for the same period of prior year.   Quarterly Net Loss was directly associated with Loss on disposal, which amounted to $356,000 for the third quarter of FY 2007. However, as the company focused on the high-margin Gaming Technology Business, this year, Net Income from sales of Electronic Gaming Machines reached $35,000 and $190,000 respectively for the three and nine months ended September 30, 2007.

CASH

Net cash and cash equivalents at September 30, 2007 were approximately $4.9 million, an increase of approximately $3.0 million as compared to December 31, 2006. This was primarily due to successful collection of certain doubtful debts.

CONTRACTUAL OBLIGATIONS

Contractual obligations as of September 30, 2007 are detailed below:

Payments Due by Period

Contractual Obligations	Total	Less than 1 year	1-5 years		After 5 years
Line of credit	$181	$181	$		$
Bank Loans	2,819	768		670		1,381
Operating leases	758	603		155		-
Capital leases	152	90		62		-
Total cash contractual obligations	$3,910	$1,642		$887		$1,381

In addition to above, the terms of the convertible note obligate the Company to pay monthly 2% of outstanding principal as liquidated damages and 30% of the outstanding principal as mandatory default amount from the date of ineffectiveness of registration statement. As of September 30, 2007, the Company has accrued three months of liquidated damages and mandatory default amount or approximately $2,697,000, although the Company may not have to pay the full amount of liquidated damages. The amount has been reflected in the consolidated financial statements as a separate line item on the consolidated balance sheet as “liquidated damages liability”.

OFF-BALANCE SHEET ARRANGEMENTS

We had no off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. We did not engage in trading activities involving non-exchange traded contracts during the third quarter of 2006.

There were no off-balance sheet guarantees, interest rate swap transactions, foreign currency forward contracts or long term purchase commitments outstanding as of September 30, 2007. Further, the Company had not engaged in any non-exchange trading activities during third quarter of 2007.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2006 COMPARED TO THE YEAR ENDED DECEMBER 31, 2005

RESTATEMENT

On March 19, 2007 the Company's predecessor auditor, Clancy and Co. P.L.L.C., withdrew its opinion on our previously filed financial statements for the years ended December 31, 2005 and 2004 due to uncertainties around certain option grants during the said period. Despite independent investigation in this connection commissioned by our Audit Committee resulting in extra stock-based compensation charges of approximately $0.3 million, $1.2 million and $0.1 million to each of the years ended December 31, 2005, 2004 and 2003, respectively, the predecessor auditor did not re-instate its opinion.

The Company engaged the incumbent auditors to conduct a re-audit of the financial statements for the years ended December 31, 2005 and 2004.  Upon completion of the re-audit, the Company has restated the opening balances of the financial statements for the year ended December 31, 2006 as previously filed on May 11, 2007 and as amended on November 13, 2007 with the ending balances of the audited financial statements for the years ended December 31, 2005 and 2004 as reported in the form 10-KSB/A that was filed with the SEC on October 25, 2007.

In the course of the financial statements restatement for the year ended December 31, 2006, management has decreased total non-current assets by $1 million worth of goodwill as a result of the re-audit restatement to the ending goodwill balances as at December 31, 2005.  Further, management has also decreased total selling, general and administrative expenses by an aggregate of $6.3 million.  Said decrease mainly comprises of extra goodwill impairment amounting to approximately $3.7 million and $2.6 million, respectively, already charged to the restated Selling, General and Administrative expenses for the years ended December 31, 2005 and 2004.  An impairment of investment of $1.2 million was also recorded for the year ended December 31, 2006 for an entity disposed in 2006.

REVENUES

Revenues for the year ended December 31, 2006 were $42,738,000, which represents a year-over-year increase of 147% as compared to $17,307,000 for the same periods of prior year.

The increase in revenues was mainly due to the growth in Products (Telecom & Gaming) and Other Business Groups, which posted a year-over-year increase of 712% and 325% respectively. In aggregate, the newly acquired subsidiaries during 2006 contributed to 18% of the total revenues. Revenues for the fourth quarter of the year were $9,573,000, an increase of 989% as compared to $4,812,000 for the fourth quarter of 2005; or a decrease of 11.2% as compared to $10,785,000 for the third quarter of the year. Segmented financial information of the four business operating groups is set out below followed by a brief discussion of each business group.

For the year ended December 31, 2006 (in thousands of US Dollars, except percentages)	Group 1. Outsourcing Services ($) Restated	Group 2. Telecom Value-Added Services ($) Restated	Group 3. Products (Telecom & Gaming) ($) Restated	Group 4. Other Business ($) Restated	Total ($) Restated
Revenues	14,146	1,555	23,385	3,652	42,738
(% of Total Revenues)	33%	4%	55%	8%	100%
Income / (Loss) from Operations	677	(44)	(1,054)	(5,889)	(6,310)

For the year ended December 31, 2005 (in thousands of US Dollars, except percentages)	Group 1. Outsourcing Services ($) Restated	Group 2. Telecom Value-Added Services ($) Restated	Group 3. Products (Telecom & Gaming) ($) Restated	Group 4. Other Business ($) Restated	Total ($) Restated
Revenues	13,568		2,880	859	17,307
(% of Total Revenues)	78%		17%	5%	100%
Income / (Loss) from Operations	686		(106)	(6,188)	(5,608)

(1) OUTSOURCING SERVICES

Revenues for the year ended December 31, 2006 were $14,146,000, a year-over-year decrease of 4% as compared to $13,568,000 for the year ended December 31, 2005. Outsourcing services revenues made up 33% of the Company’s total revenues for the FY 2006 which was primarily due to 13% growth in the call center related revenues as compared to the same period in 2005. Revenues from outsourcing services for the fourth quarter of the year were $3,833,000, an increase of 5% as compared to $3,645,000 for the fourth quarter of 2005; or an increase of 3% as compared to $3,733,000 for the third quarter of 2006.

During 2006, the outsourcing contract center in Hong Kong was close to full utilization. Pricing was highly competitive but demand for outbound calling lists, in-sourcing operators and sub-contract call center facilities management, for American Express and MetLife, remained strong. New contracts won during the year included customer service operation management training for NanJing Airlines, web-based quality management services and supplier quality management services for McDonalds Corporation, and CRM consulting and call center training services for China Telecom’s Xinjiang Branch and China Unicom’s Shanghai Branch. Under the project service agreement, the Company will enhance the CRM service level and telemarketing management capability of China Unicom’s customer service center called the “10010 Information Hotline.”

(2) TELECOM VALUE-ADDED SERVICES (VAS)

Revenues for the year ended December 31, 2006 were $1,555,000 as compared to $0 for the year ended December 31, 2005 as a result of reclassifications induced by Note 16. Our acquisitions in 2006 contributed to the increase in revenues and made the company a major mobile internet contents provider in China. Revenues from VAS for the fourth quarter of the year were $1,448,000, a sequential increase of 4,520% from $40,000 for the third quarter of 2006. VAS revenues made up 13.9% of the Company’s total revenues for the fourth quarter of the year.

(3) PRODUCTS (TELECOM & GAMING)

Revenues for the year ended December 31, 2006 were $23,385,000, a significant year-over-year increase of 712% from $2,880,000 for the year ended December 31, 2005. Revenues from the products group for the fourth quarter of the year were $5,124,000, an increase of 735.9% as compared to $613,000 for the fourth quarter of 2005; or a decrease of 20% as compared to $6,411,000 for the third quarter of 2006. The Product revenues made up 55% of the Company’s total revenues for the FY 2006.

During the year, substantially all of the products group revenue derived from the Company’s mobile phone distribution business in Greater China. The Company owned one of the largest on-line mobile phone distribution portal in China and was one of the top five largest mobile phone wholesalers in Hong Kong. New agreements had been entered into with Motorola to become its designated channel partner and after-sale service provider for Motorola mobile products and accessories in China. Economies of scale continued to drive year-over-year revenue increase of the products group.

Also included in the products group was the Company’s high potential gaming technology business. In spite of rather insignificant revenue contribution in 2006, the acquisition of Able Entertainment in Macau, along with its exceptionally talented R&D team in Zhuhai, by PacificNet Games Limited (PacGames) during the year had given the Company major first movers advantage into the fast growing Asian gaming technology provider market. With PacGames’ world class multi-player electronic table game machines customized to the taste of Asian gaming customers, the Company has managed to build up excellent relationships with leading casino operators in Macau and the rest of Asia in no time.

(4) OTHER BUSINESS

Revenues for other business for the year ended December 31, 2006 was $3,652,000, an increase of 325% as compared to $859,000 for the year ended December 31, 2005. Incremental revenues were largely derived from new air conditioning installation contracts won by the Company’s subcontracting business in Hong Kong.

COST OF REVENUES AND GROSS MARGIN

Cost of revenues for the year ended December 31, 2006 was $36,217,000, which represents a year-over-year increase of 174% as compared to $13,221,000 for the year ended December 31, 2005.

The increase in the cost of revenues was directly associated with the corresponding increase in revenues. Cost of revenues, as a percentage of revenues, was 85% for the year ended December 31, 2006 as compared with 76% for the year ended December 31, 2005. The improvement in cost of revenues was attributable to the Company’s constant pursuit of higher margin businesses. The cost of revenues in services and product sales for the year ended December 31, 2006 increased by 34% and 66% respectively as compared to 79% and 21% for the same periods of prior year.

Gross profit for the year ended December 31, 2006 was $6,521,000, which represents a year-over-year increase of 60% as compared to $4,086,000 for the same periods of prior year, resulting from our newly acquired subsidiaries in 2006 and call centre business. Gross profit for the fourth quarter of the year was $1,899,000, a year-over-year increase of 10% from $1,724,000 for the same period in 2005; or a sequential increase of 72% for the third quarter of 2006. Gross margin was 15% for the year ended December 31, 2006, compared to 24% for the year ended December 31, 2005.

Going forward, decline of gross margin is expected to continue as a result of the new strategic initiative of moving away from the highly competitive legacy telecom business into the new niche gaming technology business. Assistance will be sought from financial advisors and bankers to help dispose of the legacy businesses units, including but not limited to disposition, spin-offs, mergers and sale back to founders.

(1) OUTSOURCING SERVICES

In 2006, year-over-year cost of revenues for outsourcing services increased by 5% to $10,908,000 (2005: $10,366,000). Gross profit was 1% lower at $3,238,000 (2005: $3,202,000). Gross margin for outsourcing services was 23% for the year ended December 31, 2006, as compared to 24% for the year ended December 31, 2005. Gross profit for outsourcing services accounted for 50% of the total gross profit for the year ended December 31, 2006, as compared to 79% for the same period in 2005. Gross profit of $950,000 for the fourth quarter represented a year-over-year reduction of 11% to the same period in 2005; but a sequential increase of 30% as compared to $732,000 for the third quarter of 2006 due to the increasing demand for outsourcing contact center services, especially from the industries of telecom, banking, market research and fast-moving consumer goods, among others. Year-over-year gross profit erosion was primarily due to a combination of aggressive pricing and higher cost of labor in the highly competitive Hong Kong market. Extra call center space and depreciation of newly acquired fixed assets for operations purposes also contributed to a higher cost of revenues. Gross margin for this segment mainly depends on the facilities management services.

(2) TELECOM VALUE-ADDED SERVICES (VAS)

Cost of revenues and gross profit for VAS were $1,138,000 and $416,000 for the year ended December 31, 2006 respectively, as compared to $0and $0 for the year ended December 31. For the fourth quarter of 2006, VAS gross profit was $118,000 as compared to $0 for the same period in 2005; or a sequential increase of 372% as compared to $87,000 for the third quarter of 2006. The increase in year-over-year gross profit is due to a major VAS acquisition in 2006.

(3) PRODUCTS (TELECOM & GAMING)

Increase of 755% in year-over-year cost of revenues for products (telecom & gaming) to $22,002,000 (2005: $2,572,000) was commensurate with its 61% year-over-year revenue growth. Gross profit was 349% higher at $1,384,000 (2005: $307,000) in absolute terms. Gross margin of mobile phone distribution business in China and Hong Kong largely remained steady on a year-over-year basis. Gross profit for products (telecom & gaming) accounted 21% and 8% of the total gross profit both for the year ended December 31, 2006 and 2005 respectively. Gross profit of $583,000 for the fourth quarter represented a year-over-year increase of 122% as compared to the same period in 2005; or a sequential increase of 163% as compared to $222,000 for the third quarter of 2006.

Slight year-over-year gross margin improvement from 24% (2005) to 15% (2006) can be attributed to the newly acquired gaming technology business. Gross margin contribution of the gaming technology provider business was not apparent in 2006 due to its startup nature and had relative insignificant revenue throughout the year.

(4) OTHER BUSINESS

A year-over-year increase of 666% in cost of revenues to $2,169,000 for the year ended December 31, 2006 (2005: $283,000) for Other Business is largely driven by subcontracting revenue growth. 95% of cost of revenues in 2006 was attributable to the new installation contracts won by the Company, gross margins of which remained almost steady at 24% from year to year.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, General and Administrative expenses (“SG&A”) totaled $11,126,000 for the year ended December 31, 2006, which represents a year-over-year increase of 104% as compared to $5,447,000 for the year ended December 31, 2005. The increase in selling, general and administrative expenses reflected the expansion of our operations of which expenses were incurred by our newly acquired subsidiaries and the expansion of the call centre business. In addition to making several key acquisitions in 2006, we laid the foundation for a strong future, by hiring additional personnel in key areas to support our accounting and back-office functions, as well as implemented the systems to allow the Company to better measure the performance of each of its units.

On the other hand, due to the reclassifying of certain former subsidiaries that the Company disposed of during 2006, extra provisions for doubtful accounts of approximately $6,173,000 was include in SG&A., which accounted for 55% of the total SG&A(Restated).

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	Total for the year ended December 31, 2006	Total for the year ended December 31, 2005	Percentage change
(in thousands, except percentages)	($)	($)	(%)
	Restated	Restated	Restated

Remuneration and related expenses	3,083	1,664	85
Office (majority is rental and utilities)	1,047	758	38
Travel	291	225	29
Entertainment	151	78	94
Professional (legal and consultant)	446	327	36
Audit	174	138	26
Selling	243	147	65
BAD DEBTS	6,173	1,178	424
Other	(482)	931	(152)
Total	11,126	5,447	104

(1) OUTSOURCING SERVICES

Selling, General and Administrative expenses for outsourcing services were $2,495,000 for the year ended December 31, 2006, an increase of 10% from $2,262,000 for the year ended December 31, 2005. Due to the increase in the demand for telemarketing and call center services, the Company purchased a call center facility in China, to support the rapidly growing business of the company. However, in order to meet clients’ diversified needs, a wide array of supporting services are provided, including professional inbound services, outbound services, facilities management and in sourcing services. The expansion of call centre services also leaded to the increase number of headcounts.

	Group 1.
	Outsourcing Services
	Total for the year ended December 31, 2006	Total for the year ended December 31, 2005	Percentage change
(in thousands, except percentages)	($)	($)	(%)
	Restated	Restated	Restated

Remuneration and related expenses	1,207	785	54
Office (majority is rental and utilities)	535	566	(5)
Travel	33	56	(42)
Entertainment	39	38	4
Professional (legal and consultant)	62	47	33
Audit	21	18	15
Selling	33	5	512
BAD DEBTS	402	628	(36)
Other	163	118	38
Total	2495	2,262	10

(2) TELECOM VALUE-ADDED SERVICES (VAS)

Selling, General and Administrative expenses for VAS were $326,000 for the year ended December 31, 2006 as compared to $0 in 2005. The increase of SG&A expense resulted from acquisitions during the year.

	Group 2.
	Telecom Value-Added Services
	Total for the year ended December 31, 2006	Total for the year ended December 31, 2005	Percentage change
(in thousands, except percentages)	($)	($)	(%)
	Restated	Restated	Restated

Remuneration and related expenses	189	-	n/a
Office (majority is rental and utilities)	64	-	n/a
Travel	36	-	n/a
Entertainment	20	-	n/a
Professional (legal and consultant)	0	-	n/a
Audit	0	-	n/a
Selling	5	-	n/a
BAD DEBTS	1	-	n/a
Other	11	-	n/a
Total	326	-	n/a

(3) PRODUCTS (TELECOM & GAMING)

Selling, General and Administrative expenses for products (telecom & gaming) were $2,370,000 for the year ended December 31, 2006, a significant increase of 474% as compared to $413,000 for the year ended December 31, 2005. Increase is primarily due to new acquisitions during the year.

	Group 3.
	Products (Telecom & Gaming)
	Total for the year ended December 31, 2006	Total for the year ended December 31, 2005	Percentage change
(in thousands, except percentages)	($)	($)	(%)
	Restated	Restated	Restated

Remuneration and related expenses	315	-	n/a
Office (majority is rental and utilities)	158	-	n/a
Travel	47	-	n/a
Entertainment	40	-	n/a
Professional (legal and consultant)	19	10	99
Audit	0	-	n/a
Selling	95	-	n/a
BAD DEBTS	1,627	377	332
Other	69	27	155
Total	2,370	413	473

(4) OTHER BUSINESS

Selling, General and Administrative expenses were $5,935,000 for the year ended December 31, 2006, an increase of 114% as compared to $2,772,000 in 2005. Year-over-year corporate level remuneration related expenses increased from approximately $246,000 to $535,000 as a result of strengthening of internal controls.

	Group 4.
	Other Business
	Total for the year ended December 31, 2006	Total for the year ended December 31, 2005	Percentage change
(in thousands, except percentages)	($)	($)	(%)
	Restated	Restated	Restated

Remuneration and related expenses	1,372	879	56
Office (majority is rental and utilities)	290	193	51
Travel	175	169	4
Entertainment	51	40	28
Professional (legal and consultant)	365	271	35
Audit	153	120	27
Selling	110	142	(22)
BAD DEBTS	4,143	173	2,289
Other	(724)	787	(192)
Total	5935	2772	114

DEPRECIATION AND AMORTIZATION EXPENSES

Depreciation and amortization expenses were $1,463,000 for the year ended December 31, 2006, representing a year-over-year increase of 430% as compared $276,000 for the same periods of prior year.

Depreciation	For the year ended December 31, 2006	For the year ended December 31, 2005	Percentage change
(in thousands of US Dollars, except percentages)	($) Restated	($) Restated	(%) Restated
Group 1. Outsourcing Services	67	16	319
Group 2. Telecom Value-Added Services	134	14	857
Group 3. Products (Telecom & Gaming)	38
Group 4. Other Business	89
Total	328	30	993

Amortization	For the year ended December 31, 2006	For the year ended December 31, 2005	Percentage change
(in thousands of US Dollars, except percentages)	($) Restated	($) Restated	(%) Restated
Group 1. Outsourcing Services		210	(100)
Group 2. Telecom Value-Added Services		36	(100)
Group 3. Products (Telecom & Gaming)	29
Group 4. Other Business	1,106
Total	1,135	246	361

OPERATING LOSS

Disposing or spin-off of the legacy telecom and VAS business units has been an integral part of the Company’s efforts to become a leading Asian gaming technology provider. Management, thus, found making conservative provisions for certain long outstanding receivables with those legacy business units was necessary under the circumstances. As a result, an aggregate of $8 million of allowance for doubtful debts was charged at the year end, in which approximately $6 million was related to long outstanding trade receivables, $1 million related to mostly long outstanding other receivables extended to set up domestic enterprises in China, and the rest $1 million related to subsidiary loans for business development purposes.

Excluding all non-cash and nonrecurring items as set out below, non-GAAP net loss of $1,619,000, as compared to net income of $2,489,000 of the same period last year. Decrease is primarily due to adverse regulatory changes and highly competitive market environments as previously discussed.

(in thousands of US Dollars)	Group 1. Outsourcing Services ($) Restated	Group 2. Telecom Value- Added Services ($) Restated	Group 3. Products (Telecom & Gaming) ($) Restated	Group 4. Other Business and Corporate ($) Restated	Total for the year ended December 31, 2006 ($) Restated	Total for the year ended December 31, 2005 ($) Restated
Operating profits before non-cash accounting provisions	1,079	(43)	573	(1,504)	105	1,788
Allowance for doubtful accounts (1)	(402)	(1)	(1,627)	(4,143)	(6,173)	(3,425)
Goodwill impairment (2)						(3,689)
Stock-based compensation expenses (3)				(242)	(242)	(282)
Operating profits	677	(44)	(1,054)	(5,889)	(6,310)	(5,608)

1.
The Company’s policy is to provide 50% and 100% provisions for trade and other receivables over 180 days and 360 days respectively under allowance for doubt accounts. As a result, over $1 million in provisions were made for the aging trade receivable in each of the Company’s legacy mobile phone distribution business unit and subcontracting business unit in Hong Kong, and $0.5 million for the outstanding trade receivable of the Company’s data center business unit. The Company also has a policy to review all other receivables on an individual basis in addition to the aforementioned provision by aging policy. As a result, approximately $2.3 million worth of provisions were provided for potential loss of long outstanding accounts arising either as a result of setting up domestic businesses under private name for operations on behalf of the Company’s subsidiaries in China or specific accounts that are in dispute. Such accounts were considered doubtful should the Company dispose of those legacy business units in the near future as prescribed by its well-publicized business transformation strategy.

2.	Stock-based compensation expenses of $242,473 are due to adoption of SFAS123R during the year.

INTEREST INCOME / (EXPENSES), NET

Interest income/(expense), net	For the year ended December 31, 2006	For the year ended December 31, 2005	Percentage change
In thousands of US Dollars, except percentages	($)	($)	(%)
	Restated	Restated	Restated
Interest income	162	223	(27)
Interest expense	(1,354)	(123)	507
Interest income/(expense), net	(1,192)	100	106

Interest income was $162,000 for the year ended December 31, 2006, a decrease of 27% as compared to $223,000 for the year ended December 31, 2005, of which 86% ($139,000) was generated from lending and fixed-rate bank deposits. Interest expenses were $1,354,000 for the year ended December 31, 2006, an increase of 1001% as compared to $123,000 for the year ended December 31, 2005. Most of the interest expenses were attributed to bank loans and bank overdraft during the year.

	For the year ended December 31, 2006	For the year ended December 31, 2005	Percentage change
Interest Income (in thousands, except percentages)	($)	($)	(%)
	Restated	Restated	Restated
Group 1. Outsourcing Services		5	(100)
Group 2. Telecom Value-Added Services
Group 3. Products (Telecom & Gaming)	140	152	(8)
Group 4. Other Business	22	66	(67)
Total	162	223	(27)

	For the year ended December 31, 2006	For the year ended December 31, 2005	Percentage change
Interest Expense (in thousands, except percentages)	($)	($)	(%)
	Restated	Restated	Restated
Group 1. Outsourcing Services	309	105	194
Group 2. Telecom Value-Added Services	1	(1)	(200)
Group 3. Products (Telecom & Gaming)	56	6	833
Group 4. Other Business	988	13	7,500
Total	1,354	123	1,001

SUNDRY INCOME/EXPENSE

Sundry income known as non-operating income is defined as the external income (miscellaneous income) that results from factors outside of our operating subsidiaries’ control and such income does not related to each subsidiaries’ core operating business. Income from the sale of various investments is one of the typical examples. (See Note 11 for details)

For the year ended December 31, 2005, the non-operating income or sundry income was $289,000 included in Statement of Operations was mainly derived from the investment income of $260,000, Leasehold income $6,000, Software service income $(11,000) and various others totaling $34,000.

For the year ended December 31, 2006, the non-operating income or sundry income was $105,000 mainly derived from leasehold income of $76,000 and various others totaling $29,000.

Sundry Income (Net)	For the year ended December 31, 2006	For the year ended December 31, 2005	Percentage change
	($)	($)	(%)
(in thousands, except percentages)	Restated	Restated	Restated
Group 1. Outsourcing Services		57	(100)
Group 2. Telecom Value-Added Services
Group 3. Products (Telecom & Gaming)		20	(100)
Group 4. Other Business	105	212	(50)
Total	105	289	(64)

SHARE OF PROFIT OF ASSOCIATED COMPANIES

We recorded the total gain of $17,000 for the year ended 2006 with respect to $(295,000) for 20% ownership interest in Take1 Technology (Cheer Era Limited), acquired in April 2004, $(19,000) for MOABC, the new acquired subsidiary in October 2006, with 20% ownership interest, and $331,000 for PacGames, acquired 45% ownership interest in September 2006 (we now owned 51% interest of PacGames).

INCOME TAXES

The income taxes expenses for the Company’s subsidiaries were $63,000 for the year ended December 31, 2006. The provision of income taxes depends on the tax rate and tax exemption. Pursuant to the PRC Income Tax Laws, the Company’s subsidiaries and VIEs are generally subject to Enterprise Income Taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. Certain subsidiaries and VIEs are qualified for preferred high technology or software enterprise tax status, and they are subject to preferential tax rate of 15% under PRC Income Tax Rules. In addition, Guangzhou 3G-WOFE, as a new High Technology Foreign Investment Enterprises and under PRC Income Tax Laws, is entitled to a two-year tax exemption in 2005 and 2006.

	For the year ended December 31, 2006	For the year ended December 31, 2005	Percentage Change
Income Tax (in thousands, except percentages)	($)	($)	(%)
Group 1. Outsourcing Services		42	(100)
Group 2. Telecom Value-Added Services
Group 3. Products (Telecom & Gaming)
Group 4. Other Business	63	13	425
Total	63	55	15

MINORITY INTERESTS

Minority interests for the year ended December 31, 2006 was $153,000. Minority interests represented the interests of third parties in our subsidiaries’ results.

NET LOSS

Net loss for the year ended December 31, 2006 was $12,805,000 as a result of a number of nonrecurring items. Segmented details are set out below:

Net Earnings (in thousands, except percentages)	Group 1. Outsourcing Services ($) Restated	Group 2. Telecom Value- Added Services ($) Restated	Group 3. Products (Telecom & Gaming) ($) Restated	Group 4. Other Business ($) Restated	Total for the year ended December 31, 2006 ($) Restated	Total for the year ended December 31, 2005 ($) Restated	Percentage Change (%) Restated
Operating profits	677	(44)	(1,054)	(5,889)	(6,310)	(5,608)	13
Interest income/(expenses), net	-	1	140	(1,333)	(1,192)	100	(1,292)
Loss in change in fair value of warrants	-	-	-	(214)	(214)	-	n/a
Maximum liquidated damage in connection with convertible debenture covenant breach	-	-	-	(3,817)	(3,817)	-	n/a
Sundry income	1	-	50	54	105	289	(64)
Earnings before Income Taxes, Minority Interest and Discontinued Operations	678	(43)	(864)	(11,199)	(11,428)	(5,219)	119

CONTRACTUAL OBLIGATIONS

CONTRACTUAL OBLIGATIONS

Cash resources required to satisfy short and long term contractual obligations as of December 31, 2006 are tabulated below:

Payments Due by Period

Contractual Obligations (in thousands)	Total	Less than 1 year	1-5 years	After 5 years
Line of credit	$855	$855	--	--
Bank Loans	$2,211	$576	$866	$769
Operating leases	$1,444	$680	$764	--
Capital leases	$244	$120	$124	--
Total cash contractual obligations	$4,754	$2,231	$1,754	$769

OFF-BALANCE SHEET ARRANGEMENTS

There were no off-balance sheet guarantees, interest rate swap transactions, foreign currency forward contracts or long term purchase commitments outstanding as of December 31, 2006. Further, the Company had not engaged in any non-exchange trading activities during 2006.

RESULTS OF OPERATIONS (RESTATED) FOR THE YEAR ENDED DECEMBER 31, 2005 COMPARED TO DECEMBER 31, 2004

RESTATEMENT

On March 19, 2007 the Company's predecessor auditor, Clancy and Co. P.L.L.C., withdrew its opinion on our previously filed financial statements for the years ended December 31, 2005 and 2004 due to uncertainties around certain option grants during the said period. Despite independent investigation in this connection commissioned by our Audit Committee resulting in extra stock-based compensation charges of approximately $0.3 million, $1.2 million and $0.1 million to each of the years ended December 31, 2005, 2004 and 2003, respectively, the predecessor auditor did not re-instate its opinion.

The Company engaged the incumbent auditors to conduct a reaudit of the financial statements for the years ended December 31, 2005 and 2004. In the course of the reaudit, management determined that the Company had never had control over Yueshen, a 51% owned subsidiary in the context of FAS 94. As a result of excluding Yueshen from the Company's consolidated statement operations, net revenues of the Company for each of the years ended December 31, 2005 and 2004 were reduced by $13.3 million and $12.5 million, respectively. Accordingly, gross profit of the Company for each of the years ended December 31, 2005 and 2004 were reduced by $0.5 million and $1 million, respectively.

Due to time lapse and the lack of cooperation on the part of current management of certain former subsidiaries that the Company disposed of during 2006, extra provisions for doubtful accounts of approximately $3.5 million and $281,000 were charged to the restated operating expenses for the years ended December 31, 2005 and 2004 to compensate for the lack of audit evidence for certain deposits, prepayments and receivables alike.

Further, extra goodwill impairment amounting to approximately $3.7 million and $2.6 million, respectively, have been moved forward from fiscal year 2006 for charging to the restated Selling, General and Administrative expenses for the years ended December 31, 2005 and 2004 with the benefit of the hindsight of knowing the corporate restructure that took place in fiscal year 2006. In the course of the reaudit, the Company has also increased the restated Selling, General and Administrative expenses for the year ended December 31, 2005 to account for approximately $600,000 of previously unaccrued 2005 bonus paid by a former subsidiary (ChinaGoHi) in 2006.

In summary, the above, combined with others, has a net effect of reducing the net profits (FY2005: $2.6M; FY2004: $774,000) into deficits (FY2005: -$5.1M; FY2004: -$5.4M) .

The following table sets forth selected statement of operations data as a percentage of revenue for the periods indicated.

	YEAR ENDED DECEMBER 31,
	2005 (%)	2004 (%)
	Restated	Restated
Revenues	100	100
Cost of Revenues	(66.5)	(72.5)
Gross Margin	33.5	27.5
Selling, general and administrative expense	(33.5)	(31.1)
Depreciation and amortization	(1.1)	(0.6)
Loss from operations	(13.9)	(27.1)
Interest (expenses) income, net	(0.3)	(0.4)
Sundry income	2.1	3.1
Provision for income taxes	(0.9)	(0.6)
Share of profit of associated companies	2.8	0.5
Minority interest	(6.9)	(7.5)
Discontinued operations	0.0	0.0
NET LOSS	(16.6)	(32.0)

REVENUES

Revenues for the year ended December 31, 2005 were amounted to $31,086,000, which represented a year-over-year increase of 83% as compared to $16,942,000 for the year ended December 31, 2004. The increase in revenues was mainly due to revenues derived from the value-added telecom services rendered by the Company's newly acquired subsidiaries, Guangzhou3G ($5,141,000), Clickcom ($660,000)  and Lion Zone ($1,190,000). In the aggregate, the three newly acquired subsidiaries contributed to22 % of the total revenues. Revenues from the VAS and IVR segment can vary from quarter to quarter due to new product launches and the seasonality of certain product lines. Segmented financial information of the four business operating groups is set out below followed by a brief discussion of each business group.

YEAR ENDED DECEMBER 31, 2005 COMPARED TO YEAR ENDED DECEMBER 31, 2004.

For the year ended December 31, 2005 (in thousands of US Dollars, except percentages	Group 1. Outsourcing Business	Group 2. Value-Added Telecom Business	Group 3. Communication Products Distribution Business	Group 4. Other Business	Total
	($) Restated	($) Restated	($) Restated	($) Restated	($) Restated
Revenues	13,568	13,779	2,880	859	31,086
(% of Total
Revenues)	44%	44%	9%	3%	100%
Income / (Loss) from Operations	686	1,274	(106)	(6,187)	(4,333)

For the year ended December 31, 2004 (in thousands of US Dollars, except percentages	Group 1. Outsourcing Business	Group 2. Value-Added Telecom Business	Group 3. Communication Products Distribution Business	Group 4. Other Business	Total
	($) Restated	($) Restated	($) Restated	($) Restated	($) Restated
Revenues	9,821	6,084	849	188	16,942
(% of Total
Revenues)	58%	36%	5%	1%	100%
Income / (Loss)
from Operations	862	1,655	(286)	(6,819)	(4,588)

(1) OUTSOURCING SERVICES

Revenues for the year ended December 31, 2005 were $13,568,000, a year-over-year increase of 39% as compared to $9,821,000 for the year ended December 31, 2004. Outsourcing services revenues accounted for 44% of the Company's total revenues for FY 2005 due to its subsidiary being selected by China's State Administration of Taxation to provide integrated call center services training for the tax bureau's "123661" customer services center in Shenzhen and it is believed that the contact center expansion in Guangzhou will lead to over 40% annual revenue growth in the coming years.

One of the reasons the revenues increased is the continuous rapid growth on computer software product from which the revenues amounted to $3,678,000, representing 27% of total outsourcing revenues in FY2005, a year-over-year increase of 337% as compared to $841,000 for the same periods of prior year.
Besides, providing a seamless solution and multi-media channels for clients to communicate with their customers for building better customer relationship generated more sales revenues. The combination of its innovative infomercials along with our growing call center operations generated about $8,118,000 revenues in FY2005, accounted for 60% of total outsourcing revenues, It is a strong vote of confidence in our future development in China's growing CRM call center market due to our expansion from B2B outsourced call center services into B2C infomercial services market for vertical industries which a growing number of domestic and multinational companies across a number of industries are selecting us to enhance customer services. This demand for CRM services reflects the increasingly competitive nature of the Chinese marketplace where customers choose a provider not solely based upon price, but also on customer services. We believe that our CRM contact center has emerged as the new competitive advantage for the market leaders in China and we are well positioned to benefit from this trend.

(2) VALUE-ADDED TELECOM SERVICES (VAS)

Revenues for the year ended December 31, 2005 was $13,779,000 a significant year-over-year increase of 126% as compared to $6,084,000 for the year ended December 31, 2004. Revenues from 3G, Clikcom and Lion Zone in 2005 contributed to the increase in revenues for this business segment, which amounted to $5,141,000, $660,000 and $1,190,000 respectively, accounted for 37%, 5% and 9% of total VAS revenues, and helped us enter the mobile Internet market in China.

VAS revenues accounted for 44% of the Company's total revenues for FY 2005. Presently, approximately 80% of mobile phone users use VAS in China.

Based on CPCT industry control machines and Media Server which supports access from both PSTN and VoIP, soft switch and 3G networks, the Company's revenue in the sales of voice cards continued to grow and amounted to $6,453,000 in FY 2005, a year-over-year increase of 23% compared to $5,230,000 in FY 2004. These phone cards sold through the VAS segment differ from the calling cards sales in the Communication Distribution Business as described below in that those phone cards are geared towards the end user and include prepaid calling cards, IDD long distance calling cards, internet access cards, bundled cross-selling insurance cards, shopping discount cards, travel and hotel reservation cards, entertainment cards, and customer loyalty membership cards. For example, the Bank of China Shanghai selected PacificNet Epro to provide CRM and call center management training, to enhance agent productivity, to improve call center service quality, and to revise the strategic market positioning for the bank.

On the other hand, revenues from providing telecom information services to customers under partner with China Mobile, China Telecom and other communication service providers for the year ended December 31, 2005 increased to $5,741,000, accounted for 42% of the total VAS revenues and 18% of the total Revenues in FY 2005.

(3) COMMUNICATION PRODUCTS DISTRIBUTION

Revenues from Communication Products Distribution for the year ended December 31, 2005 were $2,880,000, a year-over-year increase of 242% as compared to $841,000 for the year ended December 31, 2004. Communication products distribution revenues made up 9% of the Company's total revenues for the year ended December 31, 2005. The increased Distribution revenue was mainly due to the expanding of market promotion activities to meet the increasing  market growth in communication products distribution services.

(4) OTHER BUSINESS

Revenues for the year ended December 31, 2005 were $860,000, a significant year-over-year increase of 357% as compared to $196,000 for the year ended December 31, 2004. This increased revenue was mainly due to the web maintenance service by PacificNet Limited which generated revenues of $523,000 in FY 2005, an increase of 179% as compared to $188,000 in FY2004. Moreover the incorporation of PacificNet Power on Jan 2005 increased the revenues ($336,000) in FY 2005.

COST OF REVENUES AND GROSS MARGIN

Cost of revenues for the year ended December 31, 2005 was $20,678,000, an increase of 68% from $12,286,000 for the year ended December 31, 2004. The slight increase in the cost of revenues was directly associated with the increase in revenue. Cost of revenue, as a percentage of revenue, was 67% for the year ended December 31, 2005 as compared with 73% for the year ended December 31, 2004. The decrease in cost as a percentage of revenues was attributable to the changes in operations, from supplying systems integration and software applications in 2004 to becoming value-added telecom services and product providers in 2005.

Gross profit for the year ended December 31, 2005 was $10,408,000 an increase of 124% as compared to $4,656,000 for the year ended December 31, 2004, resulting from gross margin contributions from our newly acquired subsidiaries in 2005: Guangzhou3G ($3,000,000), Clickcom ($597,000) and Lion Zone ($1,190,000), which accounted for 29%, 6% and 11% of total Gross Profit.

Our gross margin overall was 33% in the year ended December 31, 2005 (2004:27%) and approximated the industry standards. The slight increase in gross margin came primarily from providing telecom information services which had generated Gross profit of $8,499,000 and Gross margins of 40%.

(1) OUTSOURCING SERVICES

As compared to prior year, cost of revenues for outsourcing services increased to $10,366,000, 48% higher at $6,984,000 in FY 2004. Gross profit was 13% higher at $3,202,000 (2004: $2,837,000).The increase in Gross profit was mainly due to the increasing demand for outsourcing contact center services, especially from the industries of telecom, banking, market research and fast-moving consumer goods, among others. From the perspective of high-margin IT Solutions, EPRO enjoyed growth in FY2005 from its self-developed Contact Center System - WISE-xb Contact Center System and TNT Hong Kong selected this contact center solution with customer management capabilities to improve efficiency and enhance customer satisfaction.

(2) VALUE-ADDED TELECOM SERVICES (VAS)

As compared to prior year, cost of revenues for VAS increased to $7,457,000 in FY 2005, an increase of 70% as compared to $4,399,000 in FY 2004. The increased cost of VAS revenues was mainly derived from our newly acquired subsidiaries in the year of 2005, Guangzhou3G, Clickcom and Lion Zone, the cost of revenues form which amounted to $2,141,000, $63,000 and $0 respectively. In the aggregate, the cost of VAS revenues from the three newly acquired subsidiaries contributed to 30 % of the total cost of VAS revenues in FY 2005.

The Gross profit amounted to $6,322,000 for the year ended December 31, 2005, a significant increase of 275% as compared to $1,686,000 for the same periods of 2004. The increased gross profit was mainly due to the new acquisitions in the year of 2005, Guangzhou3G, Clickcom and Lion Zone, from which the Gross profit amounted to $3,000,000, $597 and $1,190,000 respectively. The acquisitions for the newly companies helped our company moved our strategic consolidation in China's CRM and VAS market, and increased our customer base and improved our gross margin. the continued profitability in the sale of phone cards. Furthermore, our company increased market share in the voice/IVR supplier market.

(3) COMMUNICATION PRODUCTS DISTRIBUTION

Cost of revenues from communication products distribution for the year ended year ended December 31, 2005 amounted to $2,572,000, a significant year-over-year increase of 206% as compared to $841,000 for the same periods of 2004. The increased cost of revenue was associated with the increased revenues from communication products distribution as the expanding of promotion market activities. Gross profit was 4,001% higher at $307,000 (2004: $7,000).

(4) OTHER BUSINESS

Cost of revenues and Gross profit for PacificNet Power for the year ended December 31, 2005 was $283,000 and $577,000, a significant increase of 356% and 358% compared to $62,000 and $126,000 respectively for the year ended December 31, 2004. This was mainly due to the incorporation of PacificNet Power on Jan 2005, which generated about $269,000 cost of revenues and $67,000 Gross Profit.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, General and Administrative expenses ("SG&A") totaled $10,420,000 for the year ended December 31, 2005, which represents a year-over-year increase of 98% as compared to $5,267,000 for the year ended December 31, 2004. The significant increase in selling, general and administrative expenses reflected the expansion of our operations of which expenses were incurred by our newly acquired subsidiaries: Guangzhou3G ($922,000), Clickcom ($611,000) and Lion Zone ($3,097,000), and the expansion of the management team. In addition to making several key acquisitions in 2005, we laid the foundation for a strong future, by hiring additional personnel in key areas to support our accounting and back-office functions, as well as implemented the systems to allow the Company to better measure the performance of each of its units.

(1) OUTSOURCING SERVICES

Selling, General and Administrative expenses for outsourcing services were $2,261,000 for the year ended December 31, 2005, an increase of 19% from $1,907,000 for the year ended December 31, 2004. For the increase in the demand for telemarketing and call center services, PacificNet Epro purchased a new 250-seat call center facility in China to support the rapidly growing business of the company, which caused an increase of 8% from $1,618,000 for the year ended December 31, 2004 to $1,752,000 for the year ended December 31, 2005, accounted for 78% of the total SG&A from outsourcing services. However, a wide array of supporting services are provided, including professional inbound services, outbound services, facilities management and IVRS support services, to meet clients' diversified needs.

(2) VALUE-ADDED TELECOM SERVICES (VAS)

Selling, General and Administrative expenses for VAS increased from $22,000 for the year ended December 31, 2004 to $4,973,000 for the year ended December 31, 2005.The increase of SG&A expense resulted from the increasing size of our operations which included premises cost and staff costs from the three new acquisitions, Guangzhou3G, Clickcom and LionZone, of which SG&A amounted to $922,000, $611,000 and $3,097,000 respectively, and accounted for 30%, 20% and 38% of the total SG&A from VAS.

(3) COMMUNICATION PRODUCTS DISTRIBUTION

Selling, General and Administrative expenses for this group were $413,000 for the year ended December 31, 2005, a significant year-over-year increase of 57 % as compared to $263,000 for the year ended December 31, 2004. The increased SG&A was mainly derived from bad debts ($223,000), and Sunday expenses ($11,000) by PacificNet Communications as the expanding of Market share.

(4) OTHER BUSINESS

Selling, General and Administrative expenses were $2,773,000 for the year ended December 31, 2005, a year-over-year decrease of 9.8% as compared to $3,075,000 for the same periods of FY 2004.

DEPRECIATION AND AMORTIZATION EXPENSES

Depreciation and amortization expenses were $351,000 for the year ended December 31, 2005, which represented an increase of 241% as compared to $103,000 for the year ended December 31, 2004.

OPERATING LOSS

Operating Loss of $4,333,000 for the year ended December 31, 2005, a decrease of 6% as compared to $4,588,000 from the year ended December 31, 2004. Operating Loss margins for the year ended December 31, 2005 was14% as compared to 27% in the previous year. Annual operating loss of $(686,000), $(1,274,000) and $106,000 generated from the Company's three business units: (1) CRM Outsourcing Services, (2) Value-Added Services (VAS) and (3) Telecom Distribution Services, as compared to $(862,000), $(1,655,000), and $287,000 for the same periods of prior year.

INTEREST INCOME / (EXPENSES), NET

Interest income was $226,000 for the year ended December 31, 2005, an increase of 304% as compared to $56,000 for the year ended December 31, 2004. Interest income was mainly due to $152,000 (67% of total interest income) of PacificNet Communications from lending and fixed-rate bank deposits ($2,039,000), to $45,000 of PacificNet Strategic Investment Holdings Limited from bank deposits ($362,000).

Interest expense was $144,000 for the year ended December 31, 2005, an increase of 16% as compared to $124,000 for the year ended December 31, 2004. Interest expenses were greatly derived from bank loans ($108,000) and bank overdraft ($943,000) by Epro which generated $97,000 interest expense, as a percentage of 67% of the total interest expense.

SUNDRY INCOME/EXPENSE

Sundry income known as non-operating income is defined as the external income (miscellaneous income) that results from factors outside of our operating subsidiaries' control and such income does not related to each subsidiaries' core operating business. Income from the sale of various investments is one of the typical examples. (See Note 11 for details)

For the year ended December 31, 2004, the non-operating income or sundry income was $521,000 included in Statement of Operations was mainly derived from Linkhead's consulting services income from system integration services totaling $345,000, from PacificNet Communications' Investment income totaling $55,000, from leasehold income totaling $104,000 and from others totaling $17,000.

For the year ended December 31, 2005, the non-operating income or sundry income was $655,000 included in Statement of Operations was mainly derived from the consulting services income of $368,000, investment income of $260,000, leasehold income of $6,000 and various others totaling $21,000.

INCOME TAXES

The income taxes expenses for the Company's subsidiaries were $272,000 and $106,000 for the years ended December 31, 2005 and 2004 respectively. The provision of income taxes was the result of the operating profit generated by Epro ($631,899), Smartime ($53,243) and ChinaGoHi ($648,266), from which the income taxes amounted to $27,000, $15,000 and $195,000 respectively. Pursuant to the PRC Income Tax Laws, the Company's subsidiaries and VIEs are generally subject to Enterprise Income Taxes ("EIT") at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. Some of these subsidiaries and VIEs are qualified new technology enterprises and under PRC Income Tax Laws, they are subjected to a preferential tax rate of 15%. Guangzhou3G-DE as software enterprise comprises 15% tax rate for one year during 2005 and it can continue to apply 15% tax rate after this is expired. In addition, Guangzhou 3G-WOFE, as a new High Technology Foreign Investment Enterprises and under PRC Income Tax Laws, is entitled to a two-year tax exemption in 2005 and 2006. In order to improve the technology market in China, another of our high-tech subsidiaries, Linkhead, is entitled a three-year tax exemption followed by three years with a 50% reduction in the tax rate, commencing the first operating year. Therefore, Linkhead's taxes have been remitted during January 1, 2003 to December 31, 2005 but it pays taxes at 7.5% from January 1, 2006 to December 31, 2008.

MINORITY INTERESTS

Minority interests for the years ended December 31, 2005 and 2004 totaled $2,132,000 and $1,271,000 respectively. Minority interests represented the interests of third parties in our subsidiaries' results.

NET LOSS

Net loss for the year ended December 31, 2005 was $5,145,000 as compared to net loss of $5,425,000 for the year ended December 31, 2004. Net loss of $(585,000), $(1,440,000) and $113,000 was generated from the Company's three business units:  (1) CRM Outsourcing Services, (2) Value-Added Services (VAS) and (3) Telecom Distribution Services, represented a decrease of 17%, 28 % and (76) % respectively as compared to $(705,000), $(1,988,000) and $480,000 respectively for the year ended December 31, 2004.

CONTRACTUAL OBLIGATIONS

CONTRACTUAL OBLIGATIONS

We have significant cash resources to meet our contractual obligations as of December 31, 2005, as detailed bellows (in thousands of US Dollars):

Payments Due by Period

Contractual Obligations
(in thousands)	Less than 1 year	1-5 years	After 5 years	Total
	Restated	Restated	Restated	Restated
Line of credit	$1,059	0	0	$1,059
Bank Loans	$188	$6	0	$194
Operating leases	$571	$1,444	0	$2,015
Capital leases	$126	$78	0	$204
Total cash contractual
obligations	$1,944	1,528	0	$3,472

OFF-BALANCE SHEET ARRANGEMENTS

We had no outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. We did not engage in trading activities involving non-exchange traded contracts during 2005.

LIQUIDITY AND CAPITAL RESOURCES

Net cash and cash equivalents at September 30, 2007 were approximately $4.9 million, an increase of approximately $3.0 million compared to December 31, 2006. This change resulted from cash used in operations of $1.6 million, cash used in investing activities of $0.4 million and cash provided by financing activities of $1.8 million.

Significant components of cash flows from operations are as follows:

(Amounts in millions of US Dollars)
Net loss	$(0.64)
Non-cash and/or nonrecurring items	2.88
Other changes in assets and liabilities	(7.33)
Net cash used in discontinued operations	6.70
Net cash used in operations	$1.61

Other significant sources (uses) of cash as of September 30, 2007 were $5.9 million proceeds from issuance of convertible debenture, $3.7 million repayment of convertible debenture, $2.1 million loans receivables from third parties, $1.4 million from provision for allowance for doubtful accounts.

WORKING CAPITAL

The Company’s working capital increased by 9.3% to positive $12,393,000 at September 30, 2007, as compared to negative $1,280,000 at December 31, 2006. The increase in working capital primarily resulted from $2,989,000 increase in cash and cash equivalent, and the increase of $3,426,000 in other current assets.

ISSUANCE OF COMMON STOCK

During the year ended December 31, 2006, the Company had the following equity transactions (i) 394,000 shares as a result of exercise of stock options with cash consideration of $237,000; (ii) 618,112 shares for acquisition of subsidiaries valued at $4,346,000; and (iii) 275,000 shares returned by ChinaGoHi valued at $1,672,000, due to a termination agreement signed with ChinaGoHi in November 2006 (as filed in an 8K dated November 28, 2006); (iv) repurchase of 24,200 shares from Yueshen with a market value of $124,223.

FUTURE LIQUIDITY NEEDS

As of December 31, 2006 and September 30, 2007, we had approximately $1,900,000 and $4,889,000 respectively in cash. We regularly review our cash funding requirements and attempt to meet those requirements through a combination of cash on hand; cash provided by operations, available borrowings under bank lines of credit and possible future public or private equity offerings. We evaluate possible acquisitions of, or investments in, businesses that are complementary to ours, which transactions may require the use of cash. We believe that our cash, other liquid assets, operating cash flows, credit arrangements, access to equity capital markets, taken together, provide adequate resources to fund ongoing operating expenditures. In the event that they do not, we may require additional funds in the future to support our working capital requirements or for other purposes and may seek to raise such additional funds through the sale of public or private equity as well as from other sources.

On February 06, 2007, our subsidiary, PacificNet Games Limited (PacGames) entered into a definitive agreement for a $5 million financing in the form of secured convertible debt with Pope Asset Management, LLC (Pope), an institutional investor. Proceeds from the financing will be used to provide PacGames with additional working capital in expanding its gaming technology operations, funding for strategic acquisitions in China and funding for general corporate purposes.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

On January 19, 2007, we were informed by our principal independent accountant, Clancy and Co. P.L.L.C. (“Clancy”) that is was resigning from its engagement with us, which resignation was effective immediately. Clancy was engaged by us on March 12, 2002 and resigned as of January 19, 2007.

There were no disagreements between Clancy and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, during the two fiscal years ended December 31, 2004 and 2005 and subsequently up to the date of resignation which disagreements, if not resolved to Clancy’s satisfaction, would have caused Clancy to make reference to the subject matter of the disagreement in connection with its report issued in connection with the audit of our financial statements. None of the reportable events described under Item 304(a)(1)(v)(A)-(D) of Regulation S-K occurred within the two fiscal years ended December 31, 2004 and 2005 and subsequently up to the date of resignation. The audit report of Clancy on the financial statements as of December 31, 2005 did not contain any adverse opinion or disclaimer of opinion, and such audit report was not qualified or modified as to uncertainty, audit scope or accounting principles.

On February 7, 2007, the audit committee approved the appointment of Kabani & Company, Inc. (“Kabani”), as our new independent public accountant. Kabani was engaged by the audit committee on the same day. We did not consult with Kabani on any matters described in Item 304(2) of Regulation S-K during two fiscal years ended December 31, 2004 and 2005 and subsequently up to the date of Kabani’s engagement.

Seasonality and Quarterly Fluctuations

Several of our businesses experience fluctuations in quarterly performance. Traditionally, the first quarter from January to March is a low season for our call center business due to the long Lunar New Year holidays in China Revenues and income from gaming products, call center and telecom value-added services tend to be higher in the fourth quarter due to special holiday promotions. Internet/Direct Commerce revenues also tend to be higher in the fourth quarter due to increased consumer spending during that period. Revenues from the gaming and VAS can vary from quarter to quarter due to new product launches and the seasonality of certain product lines

Sales of our gaming machines to Macau and other Asian casinos and gaming operators are generally strongest in Q3 and Q4 and slowest in the Chinese New Year holiday season in Q1. In addition, quarterly revenues and net income may increase when we receive a larger number of approvals for new games from regulators and gaming operators than in other quarters, when a game or platform that achieves significant player appeal is introduced or if gaming is permitted in a significant new jurisdiction. In addition, as further technology advancements become available for the gaming industry, replacement or conversion of gaming machines will be impacted once any such advanced technology is approved by regulators.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

We are exposed to various market risks arising from adverse changes in market rates and prices, such as foreign exchange fluctuations and interest rates, which could impact our results of operations and financial position. We do not currently engage in any hedging or other market risk management tools, and we do not enter into derivatives or other financial instruments for trading or speculative purposes.

Foreign Currency Exchange Rate Risk

All of the Company's revenues are denominated either in U.S. dollars or Hong Kong dollars, while its expenses are denominated primarily in Hong Kong dollars and Chinese renminbi ("RMB"). The value of the RMB-to-U.S. dollar or Hong Kong dollar-to-United States dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Since 1994, the conversion of renminbi into foreign currencies, including U.S. dollars, has been based on rates set by the People's Bank of China, which are set daily based on the previous day's inter-bank foreign exchange market rates and current exchange rates on the world financial markets. Since 1994, the official exchange rate for the conversion of renminbi to U.S. dollars had generally been stable and the renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese renminbi to the U.S. dollar. Under the new policy, Chinese renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. Recently there has been increased political pressure on the Chinese government to decouple the renminbi from the United States dollar. At the recent quarterly regular meeting of People's Bank of China, its Currency Policy Committee affirmed the effects of the reform on Chinese renminbi exchange rate. Since February 2006, the new currency rate system has been operated; the currency rate of renminbi has become more flexible while basically maintaining stable and the expectation for a larger appreciation range is shrinking. Although a devaluation of the Hong Kong dollar or renminbi relative to the United States dollar would likely reduce the Company's expenses (as expressed in United States dollars), any material increase in the value of the Hong Kong dollar or renminbi relative to the United States dollar would increase the Company's expenses, and could have a material adverse effect on the Company's business, financial condition and results of operations. For fluctuations in period to period exchange rates, the translation adjustment is required to translate from local functional currency to the USD reporting currency (not RMB to HKD to USD). The Company has never engaged in currency hedging operations and has no present intention to do so.

Interest Rate Risk

Changes in interest rates may affect the interest paid (or earned) and therefore affect our cash flows and results of operations. We are exposed to interest rate change risk with respect to Epros' (one of our subsidiaries) credit facility with a commercial lender. However, we do not believe that this interest rate change risk is significant.

Inflation

Inflation has not had a material impact on the Company's business in recent years.

Concentration of Credit Risk

 Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions as described below:

•
The Company's business is characterized by rapid technological change, new product and service development, and evolving industry standards and regulations. Inherent in the Company's business are various risks and uncertainties, including the impact from the volatility of the stock market, limited operating history, uncertain profitability and the ability to raise additional capital.

•
All of the Company's revenue is derived from Asia and Greater China. Changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition.

•	If the Company is unable to derive any revenues from Greater China, it would have a significant, financially disruptive effect on the normal operations of the Company.

* A substantial portion of the operations of business operations depend on mobile telecommunications operators (operators) in China and any loss or deterioration of such relationship may result in severe disruptions to their business operations and the loss of a significant portion of the Company's revenue. The VIEs rely entirely on the networks and gateways of these operators to provide its wireless value-added services. Specifically these operators are the only entities in China that have platforms for wireless value-added services. The Company's agreements with these operators are generally for a period of less than one year and generally do not have automatic renewal provisions. If neither of them is willing to continue to cooperate with the Company, it would severely affect the Company's ability to conduct its existing wireless value-added services business.

BUSINESS
OVERVIEW

We were incorporated in the state of Delaware in 1987.  Through our subsidiaries, we are a leading provider of gaming technology, e-commerce, and Customer Relationship Management (CRM) in China.  Our goal is to take a leading role in providing gaming technology and CRM, which are rapidly expanding business sections in Asia.

Our operations include the following four groups:

•
Customer Relationship Management (CRM) and Outsourcing Services. We provide (1) Business Process Outsourcing (BPO), such as call centers, CRM and telemarketing services and (2) IT Outsourcing (ITO), such as software programming and development services.

•
Telecom Value-Added Services (VAS). We are value-added resellers and providers of Content Providing (CP), Platform Providing (PP) and Service Providing (SP) telecom VAS, such as interactive voice response (IVR) systems, call center management systems and voice over internet protocol (VOIP), as well as mobile phone VAS, such as short messaging services (SMS) and multimedia messaging services (MMS).

•
Telecom and Gaming Products and Services. Our telecom and gaming products and services include distribution services, multimedia interactive self-service kiosk distribution, online mobile phone distribution, and the design, manufacture, and marketing of gaming machines (Asian multi-player electronic gaming machines). In addition to gaming machines, we also offer the leading hotel, casino and slot hall operators based in Macau, China and other Asian gaming markets a wide range of gaming technology solutions including gaming related maintenance.

•
Other Business Services. We have a number of subsidiaries that we use primarily for administration, internal control and acquisition purposes. One of these subsidiaries is engaged in the air-conditioning subcontracting business.

Beginning in late 2006, we launched our gaming product and technology business in Macau and Asia. Through our subsidiaries, including PacificNet Games Limited (“PacGames”) and Take1 Technologies Limited (“Take1”), we design, manufacture, and market electronic gaming machines (EGM), video lottery terminals (“VLTs”), Amusement with Prizes (AWP) machines, keno and bingo machines. We are also involved in gaming operations, in which we place participation games, including gaming machines linked to wide-area progressive (“WAP”) jackpot systems, local-area progressive (“LAP”) jackpot systems and non-linked, stand-alone gaming machines in legal gaming venues. We also license our game themes to third parties. We serve the gaming industry in Macau, Asia and Europe. We manufacture our gaming machines exclusively in Macau and China and we have development and distribution offices in Macau and Asia. We intend to continue to grow our business by acquiring and managing growing technology businesses with specialized gaming hardware and software products that provide our customers with state-of-the-art marketing, data management, accounting, security and gaming software applications and tools to more effectively cope with their fast growing Asian gaming operations.

We seek to develop games and gaming machines that offer high entertainment value and generate greater revenues for casinos and other gaming machine operators than what is currently offered by our competitors. Our gaming machines feature advanced graphics, digital sound and engaging game themes, and incorporate secondary bonus rounds and jackpot features. In designing our games and gaming machines, our designers, engineers, artists and development personnel build upon our years of experience in designing and developing entertaining and exciting games from multi-media entertainment kiosks, photo sticker kiosks, mobile phone kiosks, coin-op amusement kiosks, jukeboxes, to internet and mobile games and, now, to gaming machines for the casino industry.

In addition to our gaming operations, through our subsidiaries we also invest in and operate companies that provide outsourcing services, telecom value-added services (VAS) and telecom products and services. Our business process outsourcing (BPO) services group includes call centers, providing customer relationship management (CRM), and telemarketing services. Our information technology outsourcing (ITO) includes software programming and development. We are value-added resellers and providers of telecom VAS, which comprises interactive voice response (IVR) systems, call center management systems and voice over internet protocol (VOIP), as well as mobile phone VAS, such as short messaging services (SMS) and multimedia messaging services (MMS). Our telecom products and services include IT and distribution services, and online mobile phone distribution,. We also have a number of subsidiaries that we use primarily for administration, internal control and acquisition purposes.

Our business process outsourcing services generate revenues from call center services, call center management software sales, and training and consulting. We invoice our call center clients monthly at per seat monthly rates, a base price plus commission per call, or a per hour charge rate, depending on the client's preference. Our call center software clients pay per license, for which there is usually a one-time charge on sale of the software and annual maintenance fees for service. We charge per project for our consulting and training services and for our telecom VAS, which are invoiced throughout the project. Our telecom VAS often includes a post-sale service contract for systems integration and consulting services for which we bill separately. Our products (telecom & gaming) service group generates revenue from two main streams. We generate revenue from the sale of entertainment kiosks and cell phones (which are sold cash-on-delivery), and we generate revenue from the sale of Asian multi-player electronic gaming machines and gaming technology solutions. Going forward, we intend to earn gaming operations revenue from offering our customers a wide range of lease and rental options, and earn royalty income from game content licensing agreement.

CORPORATE STRUCTURE

We conduct our business operations through our Gaming Technology Business Unit and our Legacy Business Unit.

(I)  GAMING TECHNOLOGY BUSINESS

TAKE1 TECHNOLOGIES GROUP LIMITED ("TAKE1”_)

Take1 Technologies (http://www.take1technologies.com), is in the business of designing and manufacturing electronic multimedia entertainment kiosks, coin-op kiosks and machines, electronic gaming machines (EGM), bingo and slot machines, AWP (Amusements With Prizes) games, server-based downloadable games systems, and Video Lottery Terminals (VLT) such as Keno and Bingo machines, including hardware, software, client- server systems and cabinets. Take1 is a leading designer, developer and manufacturer of multimedia entertainment and communication kiosk products including photo and video entertainment kiosks, digital camera photo development stations, multimedia messaging services (MMS) and mobile content download stations for mobile phones, and other coin-operated peripherals and consumables. Take1 Technologies is based in Hong Kong and markets and distributes its products around the world including the USA, Canada, Mexico, Europe, China, and Southeast Asia.

PACIFICNET GAMES LIMITED

PacificNet Games Limited (PacGamesis a leading provider of Asian multi-player electronic gaming machines, gaming technology solutions, gaming related maintenance, IT and distribution services for the leading hotel, casino and slot hall operators based in Macau, China and other Asian gaming markets. PacGames products include multi-player electronic gaming machines such as Baccarat, Fish-Prawn-Crab, Sib-Bo Cussec, Roulette, and other multi-player electronic gaming machines, as well as other legacy slot machines.

PacificNet's software R&D and outsourcing unit, Pacific Solutions Technology, is a CMM Level 3 certified software development center with over 200 software programmers located in Shenzhen, China, and specializes in the development of high-end client-server application software, internet e- commerce software, online and casino gaming systems and slot machines, banking and telecom applications using Microsoft Visual C++, Java, and other rapid application development tools.

(II) LEGACY BUSINESS

(A) CUSTOMER RELATIONSHIP MANAGEMENT AND OUTSOURCING SERVICES GROUP

1) PACIFICNET EPRO HOLDINGS LIMITED

PacificNet Epro Holdings Limited (referred to herein as "Epro"), a company incorporated in the Hong Kong Special Administrative Region of the PRC, is engaged in the business of providing call center and customer relationship management (CRM) services, mobile marketing and promotion services, call center training, management and consulting services, call center software, IVR systems, mobile payment and mobile point of sale (POS) solutions, Internet e-commerce and mobile commerce, mobile applications based on short messaging services (SMS), multimedia messaging services (MMS), outsourced telemarketing and customer support services, and other mobile value-added services (VAS). Epro's business serves Hong Kong and the PRC's telecom operators, banks, insurance, and other financial services companies in the PRC. Epro's clients include major telecom operators, banks, insurance and financial services companies in Greater China, such as China Telecom (NYSE: CHA), China Unicom (NYSE: CHU), PCCW (NYSE: PCW), CSL, SmarTone Telecom, Sunday Communications (NASDAQ: SDAY), Hutchison Whampoa Limited (HKSE: 0013.HK), Swire Coca-Cola, Samsung, Dun & Bradstreet, DBS, Dao Heng Insurance, Shenzhen Development Bank, Hong Kong Government Housing Authority and Hong Kong Post.

2) PACIFIC SMARTIME SOLUTIONS LIMITED / PACIFIC SOLUTIONS TECHNOLOGY (SHENZHEN) CO. LTD.

Pacific Smartime Solutions Limited (referred to herein as "Smartime") is an IT outsourcing company incorporated in Hong Kong that operates through its China subsidiary Pacific Solutions Technology ( Shenzhen ) Co. Ltd. (referred to herein as: Soluteck Shenzhen), which is a leading provider of outsourcing services including software development, R&D, and project management services in China. Smartime employs over 280 staff and provides outsourcing services to the leading telecom, banking and financial services companies in China, including Huawei, IBM, and Bank of East Asia. In December 2004, Smartime launched a new software development outsourcing center in Shenzhen, located in a Grade A office building, currently occupying two floors (total 26,000 square feet) with the capacity to expand to two additional floors. Each of the two floors will have the capacity to house about 200 employees. PacificNet's software R&D and outsourcing unit, Pacific Solutions Technology, is a CMM Level 3 certified software development center with over 200 software programmers located in Shenzhen, China, and specializes in the development of high-end client-server application software, internet e- commerce software, online and casino gaming systems and slot machines, banking and telecom applications using Microsoft Visual C++, Java, and other rapid application development tools.

3) PACIFICNET SOLUTIONS LIMITED (Incorporated in Hong Kong)

PacificNet Solutions Ltd. (referred to herein as "PacSo"), incorporated in Hong Kong is a subsidiary that specializes in systems integration, software application, and e-business solutions services in Hong Kong and Greater China. The scope of PacSo's products and services includes smart card solutions, web based front-end applications and web based connections to backend enterprise planning systems.

(B) TELECOM VALUE-ADDED SERVICES (VAS) GROUP

SERVICE PROVIDER COMPANIES

1) GUANGZHOU WANRONG INFORMATION TECHNOLOGY CO., LIMITED (Incorporated in the PRC)

On January 31, 2006, we consummated an agreement to acquire a 51% majority interest in Guangzhou Wanrong Information Technology Co., Ltd. ("Guangzhou Wanrong,), one of the leading value-added telecom service providers in China. Since its inception in 2003, Guangzhou Wanrong has achieved strong growth in its VAS including SMS, WAP, JAVA, MMS, IVR, multimedia entertainment download services, media interactive products, mobile email services, life, sports, entertainment, and business information services. Guangzhou Wanrong was granted nationwide SMS service numbers "2388" for China Mobile and "9928" for China Unicom.

(C) TELECOM PRODUCTS GROUP

1) PACIFICNET COMMUNICATIONS LIMITED

PacificNet Communications Limited (referred to herein as "PacCom"), incorporated in Hong Kong, is a wholly owned subsidiary of PacificNet that specializes in the sales and distribution of mobile communication products, accessories, phone cards and mobile SIM cards, and telecom related services in Hong Kong and Greater China.

2) PACIFICNET IMOBILE (BEIJING) TECHNOLOGY CO., LIMITED (Incorporated in the PRC)

On February 6, 2006, we entered into an agreement to acquire a 51% majority interest in PacificNet iMobile (Beijing) Technology Co., Ltd ("iMobile"), one of the leading Internet information portal and e-commerce distributors for mobile phone and accessories and mobile related value-added service providers in China. iMobile operates its e-commerce business via two Internet portals, "http://www.iMobile.com.cn" and "http://www.18900.com" and one WAP portal "17wap.com" for mobile phone browsing. In addition, iMobile's 18900.com operation is the designated Internet distributor for Motorola, Nokia, and NEC's mobile products in China. 18900.com is the leading Internet e-commerce distributor of mobile products in China, and provides Internet, email, customer service centers, pre-sale and post-sale services, logistics and cash-on-delivery (COD) services to mobile related products in China. iMobile's 18900.com e-commerce operations combines both online Internet services with its offline customer services network composed of a nationwide chain of logistic and customer centers covering 22 provinces and 40 major cities in China, including Beijing, Shanghai, Chongqing, Tianjin, Chengdu, Dalian, Qingdao, Guangzhou, Shenzhen, Zhuhai, Dongguan, Hangzhou, Suzhou, Ningbo, Wenzhou, Nanjing, Wuhan, Xi'an, Harbin, Qiqihaer, Hunan and Changsha. iMobile’s Internet portal has been one of the top ranked traffic sites and has achieved about 5.4 million registered online users and over 1,200,000 active users, with 10 million daily page views and 40,000 blog postings per day, which makes iMobile the top ranked site in its category in China. It is expected this acquisition was structured in the same manner as our other acquisitions, with operation and services agreements between Beijing Xing Chang Xin Science and Technology Development Co. Limited Incorporated DE and PacificNet Imobile (Beijing) Technology, Co. Ltd. WOFE.

OTHER BUSINESS ENTITIES

1) PACIFICNET LIMITED (INCORPORATED IN HONG KONG)

PacificNet Limited is incorporated in Hong Kong as a wholly owned subsidiary of PacificNet Inc. Its primary purpose is to handle the general administrative operations of PacificNet in Hong Kong. Its subsidiaries also include certain insignificant business units such as data center and air-conditioning subcontracting.

2) PACIFICNET STRATEGIC INVESTMENT HOLDINGS LIMITED (Incorporated in the BVI)

PacificNet Strategic Investment Holdings Limited (referred to herein as "PacInvest"), incorporated in the British Virgin Islands (BVI), is a wholly owned subsidiary of PacificNet that specializes in strategic investment, direct investment, mergers and acquisitions, joint venture development, and other financial and investment services in Hong Kong and Greater China. Its primary purpose is to help PacificNet identify strategic investment opportunities, process deal flow, conduct due diligence, negotiate terms and valuation, monitor investment performance and conduct synergy development, with a focus in Chinese investment opportunities related to PacificNet's business.

3) PACIFIC FINANCIAL SERVICES LIMITED (Incorporated in Hong Kong)

Pacific Financial Services Limited incorporated in Hong Kong in November 2005, is a wholly owned subsidiary of PacificNet Inc. Its primary purpose is to provide financial services in Hong Kong.

4) PACIFICNET TECHNOLOGY (SHENZHEN) LIMITED (Incorporated in the PRC)

PacificNet Technology (Shenzhen) Limited (referred to herein as "PacSZ") is incorporated in the PRC as a wholly owned foreign enterprise (WOFE), is a wholly owned subsidiary of PacificNet Limited Hong Kong. Its primary purpose is to provide administrative support back-office, IT support and software development services, to support PacificNet's operations in China, and to conduct the general administrative operations of PacificNet in China.

5) PACIFICNET BEIJING LIMITED (Incorporated in the PRC)

PacificNet Beijing Limited (referred to herein as "PacBJ") incorporated in the PRC as a wholly owned foreign enterprise (WOFE) is a wholly owned subsidiary of PacificNet Limited Hong Kong. Its primary purpose is to provide administrative back-office support, IT support and software development services, to support PacificNet's operations in China, and to conduct the administrative operations of PacificNet in China.

GAMING TECHNOLOGY INDUSTRY OVERVIEW

Gaming and casino operators constantly seek to increase revenue growth and profitability at their casinos or slot halls. The importance of gaming machine revenue to casino operators’ profitability has created demand for gaming machines that have the ability to generate superior net win. As a result, the pace of innovation in game design continues to accelerate, and gaming equipment manufacturers have increasingly focused on enhancing the overall entertainment value and appeal of games and gaming machines. We believe the development of electronic gaming machines with localized Chinese and Asian themes and contents will present the largest opportunity for us as one of the few domestic Chinese and Asian gaming machine developers. We believe that server-based gaming will be the next significant technology development in the gaming machine industry. Server-based gaming initiatives will require regulatory approval in gaming jurisdictions prior to any implementation.

VLTs are sold, leased to, or operated as participation games by government agencies that desire to raise revenue for the jurisdictions in which they operate. Most VLTs are linked to a central computer for accounting and security purposes and are monitored by state lotteries or other government authorities. Unlike gaming machines designed for the casino market, most VLTs are located in places where casino-type gaming is not the principal attraction, such as racetracks, bars and restaurants. In the recent years, many countries in Europe have enacted legislation permitting VLTs.

GAMING BUSINESS STRATEGY

Our business strategy is to increase our market penetration in major regulated gaming jurisdictions worldwide by developing entertaining products and providing outstanding service. We plan to do this by leveraging our product development expertise to introduce innovative new games. We have almost 5 years of experience developing multi-media entertainment kiosks, fun, humorous and exciting internet and mobile games in Macau, Hong Kong, China, and other Asian countries. Over the past few years, we have enhanced our game development efforts by adding key management, design personnel and software engineers to our product development group. We have expanded new gaming software and hardware R&D facilities in Beijing, Shenzhen, Zhuhai and Macau and organized our game development teams into workgroup units to help promote innovation while maintaining a focused development approach in an effort to maximize the localized Chinese entertainment value of our products. We believe that our proven game development capabilities, combined with the additional functionalities and enhanced features of our new gaming platform, will enable us to increase our market share in the fast growing gaming markets in Macau, China, and Asia.

ENTRY INTO GAMING TECHNOLOGY BUSINESS

During the year we took decisive measures to address the negative impact on our overall profitability as a result of China Mobile’s VAS policy change and the increasingly competitive telecom products market in China. These measures included considering strategic alternatives for our low-margin telecom businesses, such as sales, spin-offs and mergers and turning our focus to the higher margin and rapidly expanding gaming and entertainment industries. To do this, in September 2006, we opened an office in Macau. By leveraging the entertainment software and hardware development expertise of our CRM and telecom businesses in combination with the access to market of our newly-acquired PacificNet Games Limited subsidiary, we seek to brand ourselves as a leading gaming technology provider in the emerging gaming markets in Macau and Asia. We believe that due to the success of our new generation Asian oriented gaming software, our gaming business has begun to draw the attention of some other first tier gaming operators in Macau, North Asia, South America and Italy. Going forward, while we are focused on increasing market share in the aforementioned rapidly growing gaming markets, we intend to take full benefit of our first-mover advantage in the Asian market by entering into long term gaming software licensing and servicing agreements with both land-based and on-line gaming operators in those less developed Southern Asian gaming markets, in particular the Philippines and Cambodia.

Our business strategy is to increase our market penetration in major regulated gaming jurisdictions worldwide by developing entertaining products and providing outstanding service. We plan to do this by leveraging our product development expertise to introduce innovative new games. We have almost 5 years of experience developing multi-media entertainment kiosks, fun, humorous and exciting internet and mobile games in Macau, Hong Kong, China, and other Asian countries. Over the past few years, we have enhanced our game development efforts by adding key management, design personnel and software engineers to our product development group. We have expanded new gaming software and hardware R&D facilities in Beijing, Shenzhen, Zhuhai and Macau and organized our game development teams into workgroup units to help promote innovation while maintaining a focused development approach in an effort to maximize the localized Chinese entertainment value of our products. We believe that our proven game development capabilities, combined with the additional functionalities and enhanced features of our new gaming platform, will enable us to increase our market share in the fast growing gaming markets in Macau, China, and Asia.

RECENT DEVELOPMENTS

ACQUISITION OF GUANGDONG POLY BLUE EXPRESS COMMUNICATIONS CO.LTD

On September 5, 2007, we entered into an agreement to acquire an aggregate of 51% equity interest in Guangdong Poly Blue Express Communications Co., Ltd. (Guangdong Poly).  Guangdong Poly is a leading operator approved by China's Welfare Lottery Center to develop and operate real-time electronic paperless lottery services in China, in accordance to the rules and regulations set by China's Welfare Lottery Center. Total consideration payable for the purchase of Guangdong Poly was US$2 million, in which US$1 million payable in PACT restricted shares and US$1 million payable in cash.  The acquisition was closed on October 25, 2007.

SALE OF GUANGZHOU 3G

As part of our strategy to move away from telecom VAS, on April 30, 2007, through our wholly-owned subsidiary, PacificNet Strategic Investment Holdings Limited (“PSI Holdings”), we entered into a stock purchase and sale agreement with Heyspace International Limited to sell PSI Holdings’ 51% interest in Guangzhou 3G's parent company, Pacific 3G Information & Technology Co. Limited. The purchase price is $6,000,000 payable in installments over a six month period or earlier if Heyspace completes its initial public offering prior to October 31, 2007.  On November 25, 2007, we entered into a memorandum of understanding (“MOU”) with Heyspace.  Pursuant to the MOU, we agreed with Heyspace that for a period commencing on November 25, 2007  through March 31, 2008, we are free to seek new buyers to purchase PSI Holdings’ share ownership in Guangzhou 3G at a consideration and term which at a minimum will not cause any disposal loss to us.  In addition, Heyspace agreed to return to us the 51% ownership of Guangzhou3G which Heyspace had agreed to purchase, but did not complete its payment obligations under the stock purchase and sale agreement.

COMPLETION OF $5 MILLION PRIVATE PLACEMENT FINANCING FOR GAMING TECHNOLOGY EXPANSION IN MACAU AND ASIA

On February 6, 2007, PacGames entered into a definitive agreement for a $5 million financing in the form of secured convertible note with Pope Asset Management, LLC (Pope), an institutional investor. Proceeds from the financing will be used to provide PacGames with additional working capital in expanding its gaming technology operations, funding for strategic acquisitions in China and funding for general corporate purposes. The $5 million convertible note issued by PacGames to Pope matures on February 6, 2010, and may be converted into 26% to 32% ownership interest in PacGames based on reaching certain net income milestones during fiscal year 2007. The interest rate on the convertible note will initially be set at 8%, and shall increase to 15% if the note is not converted prior to maturity.

FORMING A CALL CENTER JOINT VENTURE WITH BELLSYSTEM24 IN SHANGHAI, CHINA

On January 5, 2007, we entered into a joint venture agreement with Bellsystem24, the largest telemarketing call center in Japan, to form a new joint venture company called BELL-PACT Consulting Limited. The new joint venture company is jointly owned 40% by PacificNet and 60% by Bellsystem24. The joint venture will offer CRM call center consulting and training services, technical and business consulting services, network product sales, software development, system integration, as well as value-added services and other relevant services out of Shanghai catering to the Greater China markets.

ADDITIONAL ACQUISITION OF TAKE1 TECHNOLOGIES IN Q1 2007

On January 5, 2007, we entered into a Securities Subscription Agreement to exercise an option to acquire an additional 31% interest in Take1 Technologies Limited (“Take1”). On March 5, 2007, we consummated the purchase for $721,887 (to be paid entirely with shares of PacificNet: 149,459 PACT Shares, valued at $4.83 per share). As a result, we became the majority and controlling shareholder of Take1 with our ownership percentage increased from 20% to 51%.

PRIVATE PLACEMENT OF CONVERTIBLE DEBENTURES AND WARRANTS

On March 13, 2006, we completed a private placement in which we sold $8,000,000 in convertible debentures and issued warrants to purchase up to an aggregate of 400,000 shares of common stock. The debentures are convertible at any time into shares of our common stock at an initial fixed conversion price of $10.00 per share, subject to adjustments for certain dilutive events. The debentures are due March 13, 2009. The warrants are exercisable for a period of five years at an exercise price of $12.20 per share. We will pay interest in shares, provided that certain conditions are met, or in cash at the rate of 6% for the second year the debentures are outstanding and then 7% for the third year.

Under the terms of a registration rights agreement entered into at the time of the private placement, the Company was obligated to file a registration statement with respect to the shares issuable under the debenture and the warrants by April 30, 2006, and have the registration statement declared effective by the SEC no later than June 28, 2006. Due to various factors, the Company did not file the registration statement until May 15, 2006, and it was not declared effective until December 8, 2006. Therefore, under the terms of the registration rights agreement, the Company was obligated to pay liquidated damages to the investors at the rate of 2% of the principal amount of the debenture each month beginning on June 28, 2006 up to a maximum of 20% per holder, in the event we suspend use of the prospectus for longer than 15 consecutive calendar days or more than an aggregate of 30 calendar days during any 12-month period. Moreover, at the election of the debenture holder, our debenture could be declared in default, resulting in acceleration of the amounts due, if such suspension continues more than 20 consecutive trading days or 60 non-consecutive trading days during any 12-month period. which was equal to $1,120,000, in the aggregate as at December 31, 2006.

In February 2007, upon reaching an agreement on the amount and payment of accrued liquidated damages, the Company signed a Settlement and Release Agreement with each of the investors. Under the terms of the Settlement and Release Agreements, the Company paid an aggregate $140,000 in cash as satisfaction in full of liquidated damages owed to Basso Fund Ltd., Basso Multi-Strategy Holding Fund Ltd., and Basso Private Opportunities Holding Fund Ltd.. Partial liquidated damages owed to Whalehaven Capital Fund Ltd. were paid in the amount of $35,000 in cash, with the remaining liquidated damages in the amount of $105,000 paid in the form of a new convertible debenture due February 2009, on substantially the same terms as the original debentures, except that interest only is paid on the new debentures until October 2008 and beginning in November 2008 until February 2009, when the new debentures are due, the monthly redemption amount under the new debentures shall be equal to $315,000. The remaining investors also agreed to accept the aggregate $840,000 in liquidated damages owed to them in the form of the new convertible debentures for the amount of their respective portion of the liquidated damages. The Company also agreed to amend the original debentures to shorten the term for payment of the original principal amount to a 22 month term. As a result the monthly redemption amount for the original debentures increased from $320,000 to $ 363,638. All other terms and conditions of the original debenture remains in full force and effect.

In July 2007, we failed to timely make scheduled principal and interest payments under the Amended Debenture in the aggregate amount of $8,000,000. Pursuant to the terms of the Amended Debenture, we were obligated to make monthly redemption payments commencing on January 1, 2007, until the Amended Debenture was redeemed in full. On August 1, 2007, the Company made the July monthly redemption and interest payments to all of the debenture holders.  The Company has calculated the amount of the direct financial obligation as accelerated and increased to be $3,079,091.

RESIGNATION AND WITHDRAWAL OF AUDIT REPORTS BY CLANCY AND CO., P.L.L.C.

On January 18, 2007, we were verbally informed by our principal independent accountant, Clancy and Co. P.L.L.C. (“Clancy”) that it was resigning from its engagement with us, which resignation was effective immediately. Clancy provided written confirmation to us on January 19, 2007. On February 7, 2007, our audit committee approved the appointment of Kabani & Company, Inc. (“Kabani”), as the our new independent public accountant and Kabani was engaged by the audit committee on the same day.

On March 12, 2007, we received an e-mail communication, to which was attached a letter dated February 17, 2007 (“March 12 Letter”) from Clancy suggesting that certain of the criteria by which an option grant date is determined may not have been satisfied in connection with our fixing of the grant date for options.  Subsequently, on March 16, 2007,Clancy sent a further written communication in which it stated that their audit reports regarding the financial statements for the years ended December 31, 2004 and 2005 (but not 2003) were withdrawn.  On  March 22, 2007, we filed a Current Report on 8-K under Item 4.02 Non-Reliance on Previously Issued Financial Statement or a Related Audit Report or  Completed Interim Review, disclosing that the Clancy’s audit reports for the fiscal years ended December 31, 2005 and 2004 had been withdrawn.  On April 4, 2007, we filed Amendment No. 2 to the Form 10-KSB/A for the fiscal year ended December 31, 2005, to remove Clancy’s audit report and to include a legend that stated “The financial statements of PacificNet Inc. and its subsidiaries for the fiscal years ended December 31, 2005 and 2004 are unaudited.”

After completion of an independent investigation by the audit committee of the issues presented by Clancy, it was determined that it was necessary to restate our financial statements for the years ended December 31, 2006, 2005 and 2004.  In July 2007, our audit committee engaged Kabani to perform the re-audit for those years.  On October 25, 2007, we filed Amendment No. 3 to the Form 10-KSB/A for the fiscal year ended December 31, 2005, which included restated financial statements for the years ended December 31, 2005 and 2004, and an audit report issued by Kabani.  On November 14, 2007, we filed Amendment No. 1 to the Form 10-K.A for the fiscal year ended December 31, 2006, which included restated financial statements for the years ended December 31, 2006, 2005 and 2004, and an audit report issued by Kabani.

NASDAQ NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD

On March 30, 2007, we received a letter from The Nasdaq Stock Market indicating that as a result of the withdrawal of the audit reports for our financial statements for the fiscal years ended December 31, 2005 and 2004, by Clancy, we were not in compliance with the Nasdaq requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14). Nasdaq Marketplace Rule 4310(c)(14) requires that annual reports filed with Nasdaq contain audited financial statements.

Accordingly, our securities were subject to delisting on April 11, 2007,  unless we appealed the NASDAQ Staff’s determination by requesting a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”).  We had a hearing with the Panel on May 17, 2007, at which time we presented a plan of compliance to the Panel with respect to the timeline for the re-instatement of audited financial statements for the fiscal years ended December 31, 2005 and 2004.

On July 2, 2007, we received a letter (the “Appeal Letter”) from The Nasdaq Stock Market indicating that, as a result of our appeal of the initial determination of the NASDAQ Staff of the Listing Qualifications department to seek the delisting of PacificNet’s common stock from the Nasdaq Global Market due to non-compliance with certain of Nasdaq’s listing maintenance rules, we had been granted an extension for such compliance , subject to the conditions contained in the Appeal Letter and that the Company provides certain other confirmations to the Nasdaq regarding the Company’s stock option granting practices and board member independence.  Among other things, one of the conditions for continued listing set forth in the Appeal Letter was that we re-file the Form 10-K for the fiscal year ended December 31, 2006, and any required amendments to the Form 10-Q for the quarter ended March 31, 2007 and all required restatements, and in addition that we file the Form 10-KSB for each of the fiscal years ended December 31, 2005 and 2004, in a form acceptable to the SEC, with appropriate audit opinions no later than September 27, 2007.

On August 16, 2007, we received a letter from the Nasdaq Office of Appeals informing us that the Nasdaq Listing and Hearing Review Council (the “Listing Council”) determined to call for a review of the July 2, 2007 decision of the Panel and also determined to stay the decision to suspend our securities from trading pending further action by the Listing Council.  We were permitted to submit any information that we wished the Listing Council to consider in its review and on October 26, 2007 we submitted an updated plan of compliance and a list of all relevant Form 8-K’s we had filed since April 2007.

Due to the significant amount of work required to re-audit the years involved, but also due to the lack of cooperation from current management of subsidiaries we disposed of during 2006, we were unable to complete the filings by September 27, 2007.  On October 25, 2007, we filed Amendment No. 3 to the Form 10-KSB/A for the fiscal year ended December 31, 2005, which included restated financial statements for the years ended December 31, 2005 and 2004, and an audit report issued by Kabani.  On November 14, 2007, we filed Amendment No. 1 to the Form 10-K.A for the fiscal year ended December 31, 2006, which included restated financial statements for the years ended December 31, 2006, 2005 and 2004, and an audit report issued by Kabani.

PRODUCTS AND SERVICES OFFERED

Gaming Technology Business

Through our gaming technology subsidiaries in Macau, China, we design, manufacture and market innovative electronic gaming machines, bingo machines, AWP and VLTs for customers in legalized gaming jurisdictions in Macau, Asia, and Europe. Our video gaming machines include localized Chinese and Asian themes, contents, advanced graphics and digital sound effects and music. Amusing, entertaining or familiar graphics and musical themes with Chinese and Asian contents add to the player appeal of our games in Asia.

For our gaming technology operations, we generate revenue in two principal ways. First, we generate product sales revenues from the sale to casinos and other licensed gaming machine operators of new and used gaming machines and VLTs, conversion kits (including theme and/or operating system conversions), parts, and original equipment manufacturing (“OEM”) for third parties. Second, we earn gaming operations revenues from leasing participation gaming machines and VLTs, and earn royalties that we receive from third parties under license agreements to use our game content.

Product Sales

We offer the following gaming technology products for sale:

•
Electronic gaming machines (EGM). Our line of electronic gaming machines combine localized Chinese and Asian themes and content, advanced graphics, digital sound effects and music, and secondary bonus games.

•	Multi-player Electronic Table Games

•	Multi-player Electronic Baccarat Machines

•	Multi-player Electronic Sicbo Machines

•	Multi-player Electronic Roulette Machines

•	Multi-player Electronic Fish-Prawn-Crab Machines

•	Slot Machines

•	Electronic Bingo Machines

•	Video Lottery Terminals (VLTs)

•	Server-Based Gaming Machines (SBG)

•	Amusement With Prices (AWP) Machines

•	Online Gaming Software Development

•	Client-Server Gaming Systems

•	CMM Level 3 Certified Gaming Software Development Center in China

•	Cabinet Design and Sales, Parts Sales, OEM Games. We design and sell gaming machine cabinets, replacement parts.

Gaming Technology Operations

Our gaming technology operations business includes the following:

1. Participation games

Company-owned gaming machines that we lease based upon any of the following payment methods are referred to as participation games: (1) a percentage of the net win of the gaming machines, (2) fixed daily fees, or (3) in the case of wide-area progressive gaming machines, a percentage of the amount wagered or a combination of a fixed daily fee and a percentage of the amount wagered.

2. Wide Area Game Network, Community Gaming

Wide Area Progressive Jackpots (WAP) participation games electronically link gaming machines that are located across multiple casinos within a gaming jurisdiction. The linked gaming machines contribute to and compete for large, system-wide progressive jackpots and are designed to increase gaming machine play for participating casinos by giving the players the opportunity to win a larger jackpot than on a stand-alone gaming machine.

3. Local Area Progressive Jackpots (LAP) participation games

A LAP system electronically links gaming machines that are located within a single casino to a progressive jackpot for that specific casino. Our LAP products are designed to give the player the chance to win multiple progressive jackpots.

4. Video Lottery Terminals

Our VLTs include video gaming machines featured with localized Chinese and Asian themes and contents, advanced graphics, digital sound effects and music and incorporate many of the same features from our other gaming machines. We offer a variety of multi-game and single-themed VLTs. Our VLTs may be operated as stand-alone units or may interface with central monitoring computers operated by government agencies. Our VLTs typically are located in places where casino-type gaming is not the principal attraction, such as racetracks, bars and restaurants. We began offering VLTs in 2007. In certain jurisdictions, VLT operators purchase our VLTs and we classify the revenue from these purchases as product sales revenues. In other jurisdictions, VLT operators lease our VLTs and pay us a lease rate based on the net earnings of the gaming machine. We classify the lease payments as gaming operations revenues. We do not include VLTs in our installed base of participation games.

5. Server-based Gaming

PacificNet believes that server-based gaming (“SBG”) will be the next significant technology development in the gaming machine industry. Server-based gaming refers to a gaming system in which game content and peripherals are configured, maintained and refreshed over a network that links groups of gaming machines to a remote server that also enables custom configuration by operators and central determination of game outcomes. Server-based gaming initiatives will require regulatory approval in gaming jurisdictions prior to any implementation and represent a significant addition to our existing portfolio of product offerings. Our implementation for SBG emphasizes localized Chinese and Asian game themes and excitement for the Asian players. In a networked environment, we believe game play will no longer be limited to an individual gaming machine; rather, we believe SBG will permit game play to be communal among multiple players.

Legacy Business

Our goal is to take a leading role in providing customer relationship management (CRM) and gaming technology, which are rapidly expanding business sectors in Asia. The services offered by each of our subsidiaries can be classified within one of the following three business groups:

1. CRM OUTSOURCING SERVICES

A) BUSINESS PROCESS OUTSOURCING

Epro operates our call center offering 24 hour staff-answering and automatic-answering service hotlines in our service areas, handling customer inquiries regarding services, billing, and technical support, as well as customer complaints. We offer services targeted at high-value and corporate customers. We provide them with dedicated account executives, on-site visits, and systems for collecting comments and handling complaints. Epro is a leading provider of outsourced call-center services with over 15 years of field experience in greater China.

Epro's business consists of the following three major categories:

(i) OUTSOURCED CALL CENTER SERVICES Epro's ISO 9001 certified outsourcing contact center hosts over 1,000 workstations and 1,200 agents, processing over 100,000 calls daily and provides multi-lingual inbound and outbound CRM services. The call center is the largest outsourced call center in Hong Kong. Epro permits its clients to recruit and hire their own personnel to work in its call center, for which Epro provides managerial services, call center seats, and equipment. Our inbound call center services include sales inquiry hotline, telephone orders, technical helpdesk, and customer service. Certain of our clients also engage us to provide telemarketing and telesales for their products and for promotions, to conduct market surveys, and to provide administrative functions, such as appointment setting.

(ii) TRAINING AND CONSULTING SERVICES The Epro Call Center Training Institute (ECCTI) is a leading provider of Contact Center Management Consulting and Training services, which helps clients to maximize the return on investment of their CRM operations. Through ECCTI, we provide on-site training and consulting services, and we offer courses and seminars for call center managers and professionals, sales representatives, customer service representatives and telemarketing service representatives and in-house trainers.

(iii) CALL CENTER MANAGEMENT SOFTWARE PRODUCTS AND SOLUTIONS WISE-xb Call Center agent performance management and reporting software is Epro's proprietary call center management software. Wise-xb has been installed in over 60 customer sites in the PRC. Epro's products also include Automatic Call Distribution (ACD) System, Unified Messaging System (UMS), SMS, and VAS.

B) INFORMATION TECHNOLOGY OUTSOURCING

Through Pacific Solutions Technology (Shenzhen) Company Limited, Smartime provides outsourced consulting services and programming services, including software development, R&D, and project management to leading telecom, banking and financial services companies that include Huawei, IBM, Bank of East Asia and others.

PacSo specializes in systems integration, software application, and e-business solutions services in Hong Kong and Greater China. The scope of PacSo's products and services includes smart card solutions, web based front-end applications and web based connections to backend enterprise planning systems.

C) TELECOM VALUE-ADDED SERVICES

Guangzhou3G-WOFE is one of the largest value-added telecom and information services providers in China with both voice (IVR and call center) and data (SMS, MMS, WAP, JAVA, GPRS) connections to the four major telecom operators: China Mobile, China Unicom, China Telecom, and China Netcom, covering both mobile and fixed-line networks. Guangzhou 3G also offers a wide variety of IVR and other wireless and fixed-line, value-added telecom services including color ring back tone (CRBT) services, background music (BGM) services, VICQ mobile instant messaging services, sports and soccer news, weather forecasts, stock prices, jokes, short stories, dramas, songs and mobile karaoke, mobile TV, games, entertainment, as well as community-oriented services, such as chat line and dating services. Mobile and fixed-line phone users can access Guangzhou 3G IVR services through one of the four major telecom operators' networks.

D) TELECOM PRODUCTS

PacCom specializes in the sales and distribution of mobile communication products, accessories, phone cards and mobile SIM cards, and telecom related services in Hong Kong and Greater China.

iMobile's Internet portal has been one of the top ranked traffic sites and has achieved about 5.4 million registered online users and over 1,200,000 active users, with 10 million daily page views and 40,000 blog postings per day, which makes iMobile the top ranked site in its category in China.

FINANCIAL INFORMATION ABOUT OUR BUSINESS SEGMENTS

We identify and classify our operating segments based on reporting entities that exhibit similar long-term financial performance based on the nature of the products and services with similar economic characteristics such as margins, business practices and target market. The operating segments are classified into four major segments which include outsourcing services, telecom value-added services, product (telecom & gaming) services and other business.

PRINCIPAL CUSTOMERS

Our principal customers in each of our business groups are located in Hong Kong, mainland China and other regions of Asia. Our key clients consist of leading telecom operators, banks, insurance, travel, marketing, government, services companies and telecom consumers.

1.  GAMING CUSTOMERS
Our gaming customers include some of the leading casinos, hotels, gaming operators, bingo, slot and AWP operators in Macau, SE Asia, and Europe. Some of the famous casinos that are using our gaming products include: Sociedade de Jogos de Macau (SJM), Sociedade de Turismo e Diversoes de Macau (STDM), Casino Lisboa, Holiday Inn Macau, Jai Alai Casino Macau, Galaxy Waldo Casino Macau (Galaxy Entertainment Group), and other land-based gaming operators and bingo operators in the Philippines, Asia and Europe.

2. OUTSOURCING SERVICES (INCLUDING BPO, ITO, CALL CENTER SERVICES) CUSTOMERS

The following is a brief description of some of the Company's customers in the outsourcing services group:

PCCW LIMITED - A leading telecommunications carrier and service provider in Hong Kong.

BANK OF CHINA GROUP INSURANCE COMPANY (BOCGI) - BOCGI owns 6 branches and one wholly owned subsidiary life insurance company (Bank of China Group Life Assurance Company Ltd.) in Hong Kong and Mainland China.

AMERICAN EXPRESS BANK (HONG KONG) - A diversified worldwide travel, financial and network Services Company founded in 1850. It is a world leader in charge and credit cards, Travelers Cheques, financial planning, business services, insurance and international banking.

ACNIELSEN (CHINA) LTD. - The world's leading provider of market research, information and analysis to the consumer products and services industries, primarily in retail measurement, consumer panel research, customized research and media measurement, as well as to government and social services.

HSBC - One of the largest banking and financial services organizations in the world. HSBC's international network comprises over 9,500 offices in 76 countries and territories in Europe, the Asia-Pacific region, the Americas, the Middle East and Africa.

SONY - Sony Corporation is a leading manufacturer of audio, video, game, communications and information technology products for the consumer and professional markets. Sony is one of the leading multi-national corporations in Asia, with 38 companies spanning 15 countries and supported by a family of over 40,000 employees. Sony Corporation of Hong Kong Limited is a wholly owned subsidiary of Sony. In 1999, the e-commerce website http://www.SonyStyle.com.hk was launched to enable convenient on-line shopping in Sony style. For more information, please see Sony's web sites: http://www.sony.net, Sony Hong Kong http://www.sony.com.hk and e-commerce website http://www.SonyStyle.com.hk.

BELLSYSTEM24, Japan - Established in 1982, Bellsystem24 (http://www.bell24.com) is the largest telemarketing call center services company in Japan, with over 5,000 clients, 27,348 communication service representatives and 33 offices in Japan. Bellsystem24 has built a client base of multinational firms and industry leaders by developing and nurturing long-term relationships. Bellsystem24's commitment to quality, technological innovation, and value-added services has made it the leading provider of outsourced customer care and marketing solutions in Japan. Bellsystem24 focuses on developing long-term strategic relationships with clients in customer-intensive industries, including telecommunications, cable, broadband, satellite broadcasting, Internet services, technology, and financial services. Through a nationwide network of contact centers utilizing a unique blend of one-on-one marketing media, knowledge-based tools, advanced technology, and expert recruiting, staffing, training, and certifications, Bellsystem24 has fostered a leading position in the customer care industry.

MCDONALD'S - McDonald's Restaurants (Hong Kong) Limited was established in 1975. The first McDonald's restaurant, which offered customers the very first American Big Mac Meal in Hong Kong, was located at Paterson Street, Causeway Bay. Today there are over 200 McDonald's restaurants in Hong Kong, and more than 10,000 McDonald's staff. In addition to the McDonald's restaurants, McDonald's also opened in Hong Kong, in a bid to meet the needs of different customers.

HONG KONG GOVERNMENT - Hong Kong Housing Authority - The Hong Kong Housing Authority (HA) was established as a statutory body in April 1973 under Hong Kong's Housing Ordinance. Within the Government's overall housing policy framework, the HA determines and implements public housing programs.

CHINA GOVERNMENT - State Administration of Taxation - Shenzhen. The Shenzhen Municipal Office of the State Administration of Taxation (www.szgs.gov.cn) operates 29 units with more than 2000 officers, servicing over 207,759 taxpayers. The bureau's main responsibilities include the collection and management of various accessed taxes including tax refunds for exported goods, value-added taxes, excise duty taxes, business income tax, sales tax, individual income tax, and the stamp duty on securities

3. TELECOM VALUE-ADDED SERVICES CUSTOMERS

CHINA TELECOM - The largest fixed service telecommunications provider in China, which includes data, Internet, and the XiaoLingTong PAS wireless system.

CHINA NETCOM - One of the four major telecom carriers in China, which includes fixed line, data, Internet, and the XiaoLingTong wireless system.

CHINA MOBILE - The largest mobile operator in China.

CHINA UNICOM - One of the major mobile operators in China operating both GSM and CDMA mobile networks, long-distance call, local call, data communication including Internet service and IP phone, value-added telecom service, wireless paging and a variety of relevant services.

NOKIA - Nokia is the world leader in mobile communications, driving the growth and sustainability of the broader mobility industry. Nokia connects people to each other and the information that matters to them with easy-to-use and innovative products like mobile phones, devices, and solutions for imaging, games, media and businesses. Nokia provides equipment, solutions and services for network operators and corporations.

MOTOROLA - Motorola is one of the top mobile brands in China in popularity and market share.

4. TELECOM PRODUCTS

Our telecom products customers include: China Telecom, China Netcom, China Mobile, China Unicom, and major mobile phone manufacturers such as Motorola and Nokia.

SALES AND MARKETING

We advertise our services by attending various GAMING, CRM and VAS trade shows and conferences in China. There are a limited number of competitors in our industry; accordingly, new business opportunities are generated mainly through business contacts and by word of mouth. We rely on our reputation for quality and efficiency among our customers and leveraging our strategic investors to obtain new business.

GOVERNMENT REGULATION

We operate our business in China under a legal regime that consists of the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its leadership, including:

•	The Ministry of Information Industry (MII)
•	The China Securities Regulatory Commission (CSRC)
•	The Ministry of Culture
•	The General Administration of Press and Publication of the P.R. China
•	The State Copyright Bureau
•	The State Administration of Industry and Commerce (SAIC)
•	The Ministry of Public Security
•	The Ministry of Commerce

The State Council and these ministries and agencies have issued a series of rules that regulate a number of different substantive areas of our business, which are discussed below.

FOREIGN OWNERSHIP RESTRICTION ON BUSINESSES ENGAGED IN PROVIDING INTERNET CONTENT

We cannot hold the licenses and obtain the approvals necessary to operate the website because those licenses and approvals cannot be held by foreign entities or majority foreign-owned entities. PRC regulations currently limit foreign ownership of companies that provide Internet content services to 50%. This limitation extends to our IVR, call center e-commence and telecom VAS and to our business of providing financial information and data to Internet users. To comply with this foreign ownership restriction, with respect to our Internet content services, we operate our website in China for example through Beijing Xing Chang Xin Science and Technology Development Co. Limited ("Xinchangxin") which is 100% owned by Mr. Liu Lei and Gao Chunhui, the Chairman and CEO of Xinchangxin, who are both PRC citizen. Under PRC law, BEIJING PACIFICNET IMOBILE TECHNOLOGY CO., LTD., PRC registered wholly owned foreign enterprise (IMOBILE-WOFE), conducts it VAS and e-commerce operations with Beijing Xing Chang Xin Science and Technology Development Co. Limited ("Imobile-DE"), a PRC registered Domestic Enterprise (DE), through a series of contractual agreements. Under these agreements, the shareholders of Imobile-DE are required to transfer their ownership in these entities to our subsidiaries when permitted by PRC laws and regulations and all voting rights are assigned to us. Through Imobile-WOFE, we have also entered into a consulting and services agreements with Imobile-DE, under which Imobile-WOFE provides technical services and other services to Imobile-DE in exchange for all of the net income of Imobile-DE. In addition, the shareholders of Imobile-DE have pledged their shares in Imobile-DE as collateral for non-payment of fees for the services we provide.

There are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations with respect to our acquisition model. In the opinion of our in-house PRC legal counsel, our current ownership structure, the contractual arrangements among our wholly owned subsidiaries and the operating company and their shareholders comply with all existing applicable PRC laws, rules and regulations. We cannot assure that the PRC regulatory authorities will not ultimately take a view that is contrary to the opinion of our PRC legal counsel. If the PRC government finds that the agreements that establish the structure of our operations in China do not comply with PRC government restrictions on foreign investment in our industry, we could be subject to severe penalties.

LICENSES AND PERMITS

There are a number of aspects of our business which require us to obtain licenses from a variety of PRC regulatory authorities. For example, in order to host our website, Xinchangxin is required to hold an Internet content provider, or ICP, license issued by the Ministry of Information Industry or its local offices. Xinchangxin currently holds an ICP license issued by Ministry of Information Industry Beijing department.

REGULATION OF INTERNET CONTENT

The PRC government has promulgated measures relating to Internet content through a number of ministries and agencies, including the Ministry of Information Industry, the Ministry of Culture and the State Press and Publications Administration. These measures specifically prohibit Internet activities that result in the publication of any content which is found to, among other things, propagate obscenity, gambling or violence, instigate crimes, undermine public morality or the cultural traditions of the PRC, or compromise State security or secrets. If an ICP license holder violates these measures, the PRC government may revoke its ICP license and shut down its websites. Xinchangxin's ICP license expressly states that it is not allowed to publish news, among other things, in relation to its Internet content provision. Specifically, Shenzhen, Beijing and Guangzhou branches of the General Administration of Press and Publication of the PRC, the government authority regulating news publication, confirmed with us that so long as we do not provide general news on politics, society or culture, or establish a "news column," or provide such information under express heading of "news," we are not required to obtain a license to publish financial or economic related news content.

REGULATION OF INFORMATION SECURITY

Internet content in China is also regulated and restricted by the PRC government to protect State security. The National People's Congress, China's national legislative body has enacted a law that may subject to criminal punishment in China any effort to: (1) gain improper entry into a computer or system of strategic importance; (2) disseminate politically disruptive information; (3) leak State secrets; (4) spread false commercial information; or (5) infringe intellectual property rights.

The Ministry of Public Security has promulgated measures that prohibit use of the Internet in ways which, among other things, result in a leakage of State secrets or a spread of socially destabilizing content. The Ministry of Public Security has supervision and inspection rights in this regard and we may be subject to the jurisdiction of the local security bureaus. If an ICP license holder violates these measures, the PRC government may revoke its ICP license and shut down its websites.

INTELLECTUAL PROPERTY RIGHTS

The State Council and the State Copyright Bureau have promulgated various regulations and rules relating to protection of software in China. Under these regulations and rules, software owners, licensees and transferees should register their rights in software with the State Copyright Bureau or its local offices and obtain software copyright registration certificates. Although such registration is not mandatory under PRC law, software owners, licensees and transferees are encouraged to go through the registration process. Therefore persons with registered software rights may receive better protection. We have registered all of our self-developed software with the State Copyright Bureau.

PRC law requires owners of Internet domain names to register their domain names with qualified domain name registration agencies approved by the Ministry of Information Industry and obtain a registration certificate from such registration agencies. A registered domain name owner has an exclusive use right over its domain name. Unregistered domain names may not receive proper legal protections and may be misappropriated by unauthorized third parties. Our primary domain names are registered with CNNIC, a domain name registration agency approved by the Ministry of Information Industry. In addition, we have registered another domain name, www.FMM88.com, with the Internet Corporation for Assigned Names and Numbers, or ICANN, an internationally organized, non-profit corporation that has responsibility for Internet Protocol (IP) address space allocation.

PRIVACY PROTECTION

PRC law does not prohibit Internet content providers from collecting and analyzing personal information from their users. On our website, our users are required to accept a user agreement whereby they agree to provide certain personal information to us. PRC law prohibits Internet content providers from disclosing to any third parties any information transmitted by users through their networks unless otherwise permitted by law. If an Internet content provider violates these regulations, the Ministry of Information Industry or its local offices may impose penalties and the Internet content provider may be liable for damages caused to its users.

ADVERTISING REGULATION

PRC law requires entities conducting advertising activities to obtain an advertising permit from the SAIC's local offices. Entities conducting advertising activities without such permit may be charged a fine or imposed other penalties by the SAIC's local offices. Currently, foreign investors cannot own more than 70% equity interest in an advertising agency.

INTERNATIONAL REGULATION

Many foreign jurisdictions permit the importation, sale and/or operation of gaming equipment in casino and non-casino environments. Where importation is permitted, some countries prohibit or restrict the payout feature of the legacy slot machine or limit the operation of slot machines to a controlled number of casinos or casino-like locations. Each gaming machine must comply with the individual jurisdiction’s regulations. Some jurisdictions require the licensing of gaming machine operators and manufacturers. We manufacture and supply gaming equipment to various international markets including Asia, Australia, Canada, Europe, South America and South Africa. We have the required licenses to manufacture and distribute our products in the foreign jurisdictions in which we do business.

COMPETITION

Competition in our Gaming Technology Business:

The electronic gaming machine (EGM) market is intensely competitive and is characterized by the continuous introduction of new game titles and new technologies. Our ability to compete successfully in this market is based, in large part, upon our ability to:

•	Create an expanding and constantly refreshed portfolio of games with high earnings performance
•	Offer gaming machines that consistently out-perform gaming machines manufactured by our competitors
•	Identify and develop or obtain rights to commercially marketable intellectual properties
•	Adapt our products for use with new technologies

In addition, successful competition in this market is based upon:

•	Engineering innovation and reliability
•	Mechanical and electronic reliability
•	Brand recognition
•	Marketing and customer support
•	Competitive prices and lease terms

We estimate that about 25 companies in the world manufacture gaming machines and video lottery terminals (VLTs) for legalized gaming markets. Of these companies, we believe that International Game Technology (“IGT”), Shuffle Master/ StarGames, WMS Industries, Bally Technologies (formerly Alliance Gaming), Aristocrat Technologies, Novomatic, Atronic Casino Technology, and Lottomatica’s recently acquired subsidiary G-Tech Holdings have a majority of this worldwide market. In the video gaming machine market, we compete with market leader IGT, as well as Aristocrat Technologies, Bally Technologies, Atronic Casino Technology, Progressive Gaming, Konami, Franco and Unidesa. In the VLT market, we compete primarily with IGT, G-Tech Holdings and Scientific Games. Aruze Corp. is a world leader in the manufacturing of Pachi-Slot, Pachi-Com, Reel Spinning Slots and Video Gaming Devices. Aruze Corp. also develops Arcade Games, Amusement Games and Consumer Game Software.

 Our competitors vary in size from small companies with limited resources to a few large corporations with greater financial, marketing and product development resources than ours. The larger competitors, particularly IGT, have an advantage in being able to spend greater amounts than us to develop new technologies, games and features that are attractive to players and customers. In addition, some of our competitors have developed, sell or otherwise provide to customers security, centralized player tracking and accounting systems which allow casino operators to accumulate accounting and performance data about the operation of gaming machines. We do not currently offer these systems. Several of our competitors pooled their intellectual property patents that provide cashless gaming alternatives, specifically ticket-in ticket-out technology, so that when a casino patron cashes out from a gaming machine they may receive a printed ticket instead of coins.

Competition in our Legacy Businesses

We expect competition to persist and intensify in the future. Our competitors include small firms offering specific applications, divisions of large entities and large independent firms. A number of competitors have or may develop greater capabilities and resources than ours. We face the risk that new competitors with greater resources than ours will enter our market. Our competitors are mainly leaders in the CRM and VAS markets. Competitive pressures from current or future competitors could cause our services to lose market acceptance or require a significant reduction in the price of our services.

1. OUTSOURCING SERVICES (INCLUDING BPO, ITO, AND CALL CENTER SERVICES) COMPETITORS:

PCCW is one of Asia's leading integrated communications services companies, providing local telephony and broadband services to businesses.

Chinasoft International Limited, or ICSS, is a leading e-government solution provider and software developer in the PRC, and has entered the software outsourcing, interrelated systems integration, consultancy and training services industry.

2. TELECOM VALUE-ADDED SERVICES (VAS) COMPETITORS:

TOM Online Inc. (NASDQ: TOMO), is a leading wireless Internet company in China providing value-added multimedia products and services, targeting the young and trendy demographics. The company's primary business activities include wireless value-added services and online advertising. The company offers an array of services such as SMS, MMS, WAP, wireless IVR (interactive voice response) services, content channels, search and classified information, and free and fee-based advanced email.

SINA Corporation (NASDAQ:SINA), is a leading online media company and value-added information service (VAS) provider for China and for Chinese communities worldwide offering Internet users and government and business clients an array of services.

GAMING MACHINE MANUFACTURING

We manufacture all of our gaming machines at our facilities in Shenzhen and Zhuhai, China. In 2007, we began reconfiguring our assembly lines in order to lower our product lead times and effectively increase our practical capacity with added production efficiencies.

Manufacturing commitments are generally based on sales orders from customers. In some cases, however, component parts are purchased and assembled into finished goods that are inventoried in order to be able to quickly fill anticipated customer orders. Our manufacturing process generally consists of assembling component parts to complete a gaming machine. We generally warranty our gaming machines sold internationally for a period of 180 days to one year.

The raw materials used in manufacturing our gaming machines include various metals, plastics, wood, glass and numerous component parts, including electronic subassemblies, main boards and circuit boards, money acceptors, and LCD screens. We believe that our sources of supply of component parts and raw materials are generally adequate.

In order to improve the efficiency of our manufacturing processes and reduce time to market, we continue to make improvements in sourcing and supply management, in inventory and warehouse management, and other manufacturing processes We also have ongoing manufacturing initiatives, such as enhanced strategic sourcing and supplier management, value engineering the product and designing product for both ease of manufacturability and installation, that we expect will help improve gross margins in future quarters.

The European Union (“EU”) has adopted the Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (“RoHS”) directive to facilitate the recycling of electrical and electronic equipment sold in the EU. The RoHS directive restricts the use of lead, mercury, and certain other substances in electrical and electronic products placed on the market in the EU after July 1, 2006. We have worked with our suppliers to develop RoHS-compliant products and, as of the effective date of the directive, we were able to provide RoHS-compliant gaming machines to the EU. We expect that any cost increases incurred due to the RoHS directive will be offset by savings from design and other changes we made to our component parts.

RESEARCH AND DEVELOPMENT

Our gaming research and development department is dedicated to developing fun and exciting electronic table games and slot machines that focus on enhancing Asian player entertainment value and to introducing leading, innovative systems products that increase our customers’ revenue stream and facilitates operating efficiencies. Our dedicated Zhuhai (China) R&D center has approximately 31 employees who possesses significant experience in software development and content design. Our current emphasis is on developing new technologies to expand and improve functionalities of Multiplayer Electronic Gaming Machines, Online Game Software Development, Slot Machines, including software, hardware and cabinets, and developing new game content through third parties to refresh and grow our installed base of gaming devices.

We conduct extensive testing on the products we offer to ensure they meet the key performance and quality standards as required by gaming regulators. In addition, our R&D personnel constantly work with our customers on responding to their needs and to also ensure compatibility with other products currently available in the market. Moreover, we closely monitor the evolving standards in the gaming industry so that we are able to respond and address new technologies as they emerge.

INTELLECTUAL PROPERTY

We believe our trademarks, intellectual property rights, and propriety Asian gaming software product development expertise are significant assets. Currently, we have over five customized Asian gaming products. This portfolio took over three years to develop and is expected to be a main focus of our R&D resources in 2007 and beyond. Our firm will continue to evolve as we look towards the next generation of server-based gaming products. In addition to internally developed and acquired emerging gaming technologies, we will also rely on strategic partnerships to obtain access to intellectual property.

We intend to vigorously protect the investment in our intellectual property and the unique features of our products and services by actively applying to intellectual property patent protection. However, we cannot ensure that intellectual property rights will not be infringed.

EXECUTIVE OFFICES

We have executive offices located in Hong Kong, Macau, Beijing, Shenzhen and Guangzhou, China, Aberdeen, South Dakota, U.S.A. and Glendale, California, U.S.A.

PacificNet Limited Hong Kong Office: 601 New Bright Building, 11 Sheung Yuet Road, Kowloon Bay, Kowloon, Hong Kong. Tel: 011-852-2876-2900, Fax: 011-852-27930689 and E-mail: HKOffice@PacificNet.com.

PacificNet Macau office:  Unit A-C, 12th Floor, Edificio Commercial I Tak, No. 126, Rua Da Pequim, Macau, China. Tel: +853 28704154

PacificNet Beijing Office: 23/F, Building A, TimeCourt, No.6 Shuguang Xili, Chaoyang District, Beijing, China Postal Code: 100028. Tel:86-010-59225020, Fax: 86-010-59225001 and Email: BJ-Office@PacificNet.com.

PacificNet Shenzhen Office: Room 901, Tower A, Tian An High-Tech Plaza, Tian An Cyber Park, Fu Tian District, Shenzhen, China Postal Code: 518040. Tel:011-86-7553360672, Fax: 011-86-7553360675 and Email: SZ-Office@PacificNet.com.

PacificNet Guangzhou Office: 15/F, Building A, Huajian Plaza, No. 233 Tianfu Road, Tianhe District, Guangzhou, China Postal Code: 510630. Tel: 011-86-020-85613432, Fax: 011-86-020-81613659 and Email: GZ-Office@PacificNet.com.

PacificNet Inc. South Dakota Office: 416 Production Street North, Aberdeen, SD 57401, USA.  Tel: +1 (605) 229-6678, Fax: +1 (605) 229-0394    Email: investor@PacificNet.com

PacificNet Inc. California Office: 655 N. Central Ave., 17th Floor, Glendale, CA 91203, USA. Tel: +1- 818-649-7500, Fax: +1-646-349-1096

We maintain a website at http://www.PacificNet.com.  Information contained on or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

LEGAL PROCEEDINGS

Johnson Controls Hong Kong Limited (JCHKL) vs. PacificNet Power Limited

On January 19, 2007, Johnson Controls Hong Kong Limited filed a civil claim against PacificNet Power Limited (a 51% owned subsidiary of PacificNet) in the High Court of the Hong Kong Special Administrative Region seeking HK$4,800,000 as payment for services rendered to replace 3 sets of rane water-cooled chillers, together with energy saving performance (the "Chiller System"), at the Fortress Tower in Hong Kong.

In connection with the claim, PacificNet Power reviewed a letter from its client, China Weal Property Management Ltd., dated January 22, 2007 stating that the construction work by JCHKL had not been completed as of the date of the letter, and that certain violations itemized in a letter issued by the Hong Kong Environment Protection Department (EPD) (Noise Abatement Notice No. N806030) addressed to JCHKL with respect to acoustic problems with JCHKL’s equipment had not been abated.

The board of directors of PacificNet Power Limited has reviewed the case with its client, China Weal Property Management Ltd., and our Hong Kong legal counsel and it is our belief that the project work undertaken JCHKL is defective in numerous aspects.  As a result, we believe the construction work has not been completed by JCHKL, and therefore, JCHKL is not entitled to payment for its services.

On February 13, 2007, we instructed our Hong Kong legal counsel to issue a Defense and Counterclaim to JCHKL to counter-claim that ( i) JCHKL's construction work has not complied with the applicable rules and regulations of various government authorities in Hong Kong; (ii) the Chiller System provided by JCHKL was defective and merchantable unfit and JCHKL has failed and/or refused to rectify such defective works; and (iii) JCHKL shall return the work deposit in the amount of  HK$1,500,000 to PacificNet Power Limited and shall compensate and keep PacificNet Power Limited indemnified against all the loss and damages suffered as a result of any claims from the China Weal Property Management Ltd..

The case is now in the discovery stage before proceeding to the stage of fixing a date for trial in the High Court of Hong Kong and we intend to vigorously defend ourselves against the allegations. We are unable to predict the outcome of these actions, or a reasonable estimate of the range of possible loss, if any.

PacificNet Power Limited vs Johnson Controls Hong Kong Limited (JCHKL)

On or about December, 2005, Johnson Controls Hong Kong Limited approached PacificNet Power Limited (a 51% owned subsidiary of PacificNet) and made a representation that they had submitted a tender to “The Incorporated Owners of Nan Fung Centre, Tsuen Wan (“the Employer”) for the “construction and replacement works of existing air-cooled chiller plant by new water-cooled chiller plant for Tsuen Wan Nan Fung Centre and energy saving performance contract” (“the Contract”). JCHKL invited and induced PacificNet Power Limited to act as the main contractor for the Contract and it would then act as a sub-contractor.

PacificNet Power also expressly made known to JCHKL that the said construction and replacement works and the guaranteed energy saving should meet all the tender requirements if PacificNet Power accepted the invitation to act as the main contractor for the Contract, and PacificNet Power further said that if there should be any quality defects with the system and/ or the construction work, the Employer and/ or their prospective tenants would claim against JCHKL and JCHKL should compensate.

PacificNet Power however received some correspondences and complaints from the Employer about the poor and/ or sub-standard works done by JCHKL. PacificNet Power, after separate investigation, discovered the poor workmanship and sub-standard works done by JCHKL. Accordingly, the Employer and/ or their representatives have delayed the monthly installments payment to PacificNet Power.

On April 23, 2007, we instructed our lawyers to issue a letter to the Defendant requesting and demanding them, being the sub-contractor of the Construction and Replacement Works Contract, to take immediate rectification action within seven days from the date of the said letter to (i) rectify and complete all outstanding defective works of the Construction and Replacement Works Contract; (ii) replace the water-cooled chiller plant and/or equipments which are not conformed with the requirements of the tender documents previously submitted by the Defendant to the Employer; and (iii) improve the poor performance of energy saving of the new water-cooled chiller plant.

Despite the said letter, JCHKL had failed and/ or refused to rectify and complete all outstanding works and/ or replace the defective system. And therefore PacificNet Power claims against JCHKL for: (i) refund HK$6,414,300.00, being the Contract Price paid by PacificNet Power to JCHKL; (ii) costs and expenses incurred by PacificNet Power to rectify all defective works of the Contract; (iii) all damage and loss suffered by PacificNet Power, and further and other relief.

On July 25, 2007, JCHKL issued a Defense and Counterclaim to PacificNet Power to argue that: (i) they had carried out the works according to the Contract terms; (ii) the works had been approved by PKL Consultants Limited, the consultant representative of the Employer; and (iii) a sum of HK$30,000 is still due and owing by PacificNet Power to JCHKL.

The case is now in the discovery stage before proceeding to the stage of fixing a date for trial in the High Court of Hong Kong. We are unable to predict the outcome of these actions, or a reasonable estimate of the range of possible loss, if any.

PacificNet Inc. vs. HLB Hodgson Impey Cheng (HLB or Defendant), a firm of Chartered Accountants and Certified Public Accountants in Hong Kong

On September 20, 2007, PacificNet Inc. filed a claim against its former auditors HLB Hodgson Impey Cheng (HLB), a firm of Chartered Accountants and Certified Public Accountants, in the High Court of the Hong Kong Special Administrative Region seeking refund of the professional fees, compensation of professional fees and expenses for Company to engage and deploy new auditors to take over the incomplete audit works from the Defendant and returning and/or providing all relevant accounting records, vouchers, audit program and working papers retained by the Defendant and losses and damages incurred.

The case is now in the pleadings stage. We are unable to predict the outcome of these actions, or a reasonable estimate of the range of possible loss, if any.

Iroquois Master Fund, Ltd. vs. Pacificnet Inc.

On or about October 3, 2007 Iroquois Master Fund, Ltd. filed a complaint in the Supreme Court of the State of New York against PacificNet Inc., claiming that the Company is in default under the Amended and Restated Convertible Debenture due March 2009 (the Amended Debenture”) in the principal amount of $3,000,000 and the Convertible Debenture due February 2009 (the “New Debenture”) in the principal amount of $420,000.

Iroquois Master Fund, Ltd. is seeking damages of $3,253,163.80 in the aggregate, together with any accrued but unpaid interest through the date of judgment.  Iroquois Master Fund, Ltd. has also demanded reimbursement of its attorney fees and other costs and expenses incurred together with costs and disbursements of this action.

On or about December 5, 2007, PacificNet filed its answer denies that PacificNet is in default and assert an agreement that would enable it to bring the interest payments up to date by the issuance of stock in the near future.

EMPLOYEES

As of December 11, 2007, together with our subsidiaries, we had approximately 1,900 employees and contractors. We have not experienced any labor stoppages. None of our employees are covered by collective bargaining agreements. The breakdown of number of employees for each of the business units of the Company is as follows:

COMPANY AND SUBSIDIARIES EMPLOYEES	NUMBER OF EMPLOYEES
PacificNet Epro (Epro Telecom Holdings Limited)	1,400
Beijing Linkhead Technologies Company Limited (Discontinued)	50
Smartime / Soluteck Technology (Shenzhen) Company Limited	170
Moabc	30
Guangdong Ploy	20
iMobile	70
PacificNet Games Limited	50
Wanrong	40
PacificNet Beijing	30
PacificNet Shenzhen	25
PacificNet Limited (Hong Kong)	12
Take 1	12
PacificNet Inc.	9
PacificNet Guangzhou	3
Total	1,921

MANAGEMENT

Set forth below are the names of the directors and executive officers  of the Company as of November 30, 2007:

Name	Age	Title
Tony Tong	39	Chairman and Chief Executive Officer
Victor Tong	36	President, Secretary, and Director
Daniel Lui	43	Chief Financial Officer
Shaojian (Sean) Wang	41	Director
Michael Ha	37	Independent Director
Jeremy Goodwin	33	Independent Director
Tao Jin	38	Independent Director
Ho-Man (Mike) Poon	34	Independent Director Nominee

There are no family relationships between or among any of our executive officers or our directors other than the relationship between Mr. Tony Tong and Mr. Victor Tong.

The following is a brief description of each board of director, key positions and brief biography:

MR. TONY TONG, is the Chairman, CEO, Executive Director, and co-founder of PacificNet since 1999. From 1995 to 1997, Mr. Tong served as the Chief Information Officer of DDS Inc., a leading SAP-ERP consulting company in the USA, which was later acquired by CIBER, Inc. (NYSE: CBR). From 1993 to 1994, Mr. Tong worked for Information Advantage, Inc. (NASDAQ:IACO), a leading business intelligence, Data-Mining and CRM technology provider serving Fortune 500 clients. IACO consummated an IPO on NASDAQ in 1997 and was later acquired by Sterling Software and Computer Associates (NYSE:CA). From 1992 to 1993, Mr. Tong worked as a Business Process Re-engineering Consultant at Andersen Consulting (now Accenture, NYSE:ACN). From 1990 to 1991, Mr. Tong worked for ADC Telecommunications (NASDAQ:ADCT), a global supplier of telecom equipment. Mr. Tong’s R&D achievements include being the inventor and patent holder of US Patent Number 6,012,066 (granted by US Patent and Trademark Office) titled “Computerized Work Flow System, an Internet-based workflow management system for automated web creation and process management.” Mr. Tong also serves on the board of advisors of Fortune Telecom (listed on Hong Kong Stock Exchange: 0110.HK), a leading distributor of mobile phones, PDAs, telecom services, and accessories in China and Hong Kong. Mr. Tong is a frequent speaker on technology investment in China, and was invited to present at the Fourth APEC International Finance & Technology Summit in 2001. Mr. Tong is the Vice Chairman (PRC) of Hong Kong Call Centre Association, a Fellow of Hong Kong Institute of Directors, a consultant on privatization and securitization for China’s State-owned Assets Supervision and Administration Commission (SASAC), and a frequent speaker for LexisNexis, a licensed Continued Professional Development (CPD) trainer, on China investment. Mr. Tong graduated with Bachelor of Mechanical/Industrial Engineering Degree from the University of Minnesota and served on the Computer Engineering Department Advisory Board and was an Adjunct Professor at the University of Minnesota, USA. Tony Tong is the brother of Victor Tong.

MR. VICTOR TONG, is the President of PacificNet, and has served on our board as an Executive Director since 2002. Mr. Victor Tong gained his consulting, systems integration, and technical expertise through his experience at Andersen Consulting (now Accenture, NYSE:ACN), American Express Financial Advisors (IDS), 3M, and the Superconductivity Center at the University of Minnesota. In 1994, Mr. Victor co-founded Talent Information Management (“TIM”), a leading internet application development and consulting company in Minnesota. PacificNet.com was originally founded as an operating division of TIM. In 1997, Mr. Tong successfully sold GoWeb, an internet consulting division of TIM to Key Investment, a leading technology and media investment company owned by Vance Opperman, a billionaire in Minnesota who founded West Publishing. Mr. Tong became the President of KeyTech, a leading information technology consulting company based in Minnesota. In 1999, he was recognized in “City Business 40 Under 40” as one of the future business and community leaders in Minnesota. Mr. Tong won the Student Commencement Speaker Award and graduated with honors with a Bachelor of Science in Physics from the University of Minnesota. Mr. Tong was an adjunct professor at the College of Software of Beihang University, one of the top software colleges in China. Victor Tong is the brother of Tony Tong.

MR. DANIEL LUI, has served as Chief Financial Officer since March 1, 2007. Mr. Lui joined PacificNet with over 17 years of professional and commercial accounting experience, 7 years of which was in Mainland China. He carries the credentials of Chartered Accountant (Alberta, Canada) and CPA-inactive (Washington, USA). Mr. Lui was Vice President of Finance and Company Secretary of Fiberxon Inc., a leading communications subsystem maker, where he was in charge of Fiberxon’s Finance, Company Secretarial, and Information Technology departments from 2002 to 2007. Prior to joining Fiberxon, Mr. Lui was Chief Financial Officer of China Motion NetCom Ltd., a wholly owned subsidiary of China Motion Telecom International Limited, a Hong Kong Exchange listed company, engaged in long distance call resale business from 2000 to 2001.  Prior to that, Mr. Lui was Financial Advisory Services Manager of PricewaterhouseCoopers and Auditor at KPMG. Mr. Lui received his Bachelors of Business Administration degree from the University of Hawaii at Manoa in 1987 and Masters of Business Administration from University of Alberta in Canada in 1994.

MR. SHAOJIAN (SEAN) WANG, has served on our board as a Director since 2002. From 2002 to May 2006, Mr. Wang also served as Chief Financial Officer of PacificNet. Mr. Wang is now President and Chief Operating Officer of Hurray! Holding Co., Ltd. (NASDAQ:HRAY), a NASDAQ-listed Chinese VAS company. Previously, Mr. Sean Wang was COO and acting Chief Financial Officer (CFO) at GoVideo and Opta Corporation, a public listed consumer Electronics Company in the US controlled by TCL, a leading consumer electronics maker in China. From 1987 to 2002, he served as a country manager at Ecolab, Inc. and as the managing director at Thian Bing Investments PTE, Ltd. From 1993 to 2002, Mr. Wang served as managing director of Thian Bing Investments PTE, Ltd. where he managed the Singapore-based company’s multi-million dollar investment operations and identified strategic and investment opportunities. Mr. Sean Wang attended Peking University and received a BS in Economics from Hamline University and an MBA from Carlson School of Management, University of Minnesota.

MR. MICHAEL CHUN HA, has served on our board as an Independent Director since 2003. Mr. Ha graduated from the Faculty of Law, University of Hong Kong in 1994 with a bachelor degree in law and was admitted as a solicitor of the High Court of the Hong Kong Special Administrative Region in 1997 and a solicitor of the Supreme Court of England and Wales in 1998. From 1995 to 2002, Mr. Ha worked as lawyer in a number of international and Hong Kong prestigious law firms, specializing in the areas of corporate finance, securities offerings, takeovers, cross-border mergers and acquisitions, venture capital, corporate restructuring, regulatory and compliance issues, project finance, and general commercial transactions and services in Hong Kong and the People’s Republic of Hong Kong. In 2002, Mr. Ha commenced his own practice in the trade name of “Ha and Ho Solicitors” and the firm specializes in the areas of general commercial transactions, corporate finance and civil and criminal litigations. Mr. Ha is also the company secretary of, Shanxi Central Pharmaceutical International Company Limited, a Hong Kong main board listed company from year 2000 and a director of a private investment company, Metro Concord Investment Limited, from year 2002.

MR. JEREMY GOODWIN, has served on our board as an Independent Director since December 24, 2004. Jeremy Goodwin is founder of China Diligizer and Managing Partner of 3G Capital Partners. He began his career in 1995 at Mees Pierson Investment Finance S.A. in Geneva, Switzerland where he supported the fund’s private placement/private equity finance team. Noteworthy transactions executed by the group included assistance on the placements of the $1.2 Billion Carlyle Partners II Limited Partnership. In 1997 he went to work for the then parent institution, ABN Amro, in Beijing, China. In 1999, Mr. Goodwin was employed with ING Barings in London as an International Associate. Mr. Goodwin received his BS from Cornell University in 1996 in conjunction with the Institute of Higher International Studies in Geneva, Switzerland. He later pursued his advanced degree with Princeton University with a concentration in Chinese affairs which he completed at the prestigious Nanjing Chinese Studies Center of the Johns Hopkins School of Advanced International Studies. Jeremy is fluent in written and spoken Mandarin Chinese, French and has working knowledge of Dutch.

MR. TAO JIN, has served on our board as an Independent Director since January 6, 2005. Mr. Jin is a resident partner at Jun He Law Offices (www.JunHe.com), a leading Chinese law firm specializing in commercial legal practice with over 160 lawyers and offices in Beijing, Shanghai, Shenzhen, Dalian, Haikou and New York. Founded in April 1989, Jun He was one of the first private law firms formed in China, and has been a pioneer in the re-established Chinese legal profession with a focus in representing foreign clients in business activities throughout China. Over the past few years, Jun He has been honored a number of times as one of the best law firms in China by the Ministry of Justice of China. With a team of more than 160 well-trained lawyers, Jun He is one of the largest and most established law firms in China. Prior to joining Jun He, Mr. Jin served as Vice President and Assistant General Counsel of J.P. Morgan Chase Bank, as the head legal counsel for capital markets transactions in Asia, and for JPMorgan’s M&A transactions in China. Mr. Jin joined Jun He as a partner in 2005.>>From 1999 to 2002, Mr. Jin served as a Senior New York Qualified Lawyer for Sullivan & Cromwell, which represented China Unicom, PetroChina and China Telecom in their IPO’s and dual listings in New York and Hong Kong. From 1996 to 1999, Mr. Jin served as Associate Lawyer for Cleary, Gottlieb Steen & Hamilton, which represented various Fortune 500 companies and investment banks in public and private securities offerings and M&A activities. Mr. Jin received his Juris Doctor in 1996 with high honors from Columbia University, and received B.S. in Psychology in 1990 from Beijing University.

MR. HO-MAN (MIKE) POON, is a nominee for independent director of PacificNet. Mr. Poon is a Chartered Financial Analyst (CFA). He is the first session graduate of the EMBA course of the Tsinghua University and holds a Bachelor degree from the University of Hong Kong. He has been registered as dealing director and investment advisor since 2002. He has over 11 years experience in the equity and capital markets of the Greater China Region, ranging from direct investment, fund management, securities brokerage and financial advisory. He is experienced in deal structuring, especially in relation to transactions of the listed companies in Hong Kong. Since 2002, he has served  as the Chairman and the Chief Executive Officer of the Friedmann Pacific group of companies, which is a private financial groups covering investment, securities brokerage and financial services. He is a member of the Hong Kong Society of Financial Analyst and the member of the Hong Kong Institute of Directors.

EXECUTIVE COMPENSATION
Overview

This compensation discussion describes the material elements of compensation awarded to, earned by, and paid to each of our executive officers listed in the Summary Compensation Table below (the "named executive officers") during the last completed fiscal year. This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative primarily for the last completed fiscal year, but we have also described compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

The compensation committee currently oversees the design and administration of our executive compensation program.

Objectives and Philosophy

In General. The objectives of our compensation programs are to:

•	Provide our executive officers with both cash and equity incentives to motivate them to further the interests of the company and our stockholders
•	Provide employees with long-term incentives to assist in creating a culture of corporate ownership, which we believe will assist in retaining these employees
•	Provide stability during our growth stage

Generally, the compensation of our executive officers is composed of an annual base salary annual incentive compensation and equity awards in the form of stock options, other benefits and perquisites, post-termination severance and acceleration of stock option vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites consist of life and health insurance benefits. In setting base salaries, the compensation committee generally reviews the individual contributions of the particular executive. In addition, stock options are granted to provide the opportunity for long-term compensation based upon the performance of our common stock over time. Our philosophy is to aggregate these elements so that they reach at a level that is commensurate with our size and sustained performance.

Elements of Compensation

Compensation consists of following elements:

Base Salary. Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies in our industry for similar positions, and the other elements of the executive officer’s compensation, including stock-based compensation. Our intent is to target executive base salaries near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed annually, and may be increased annually to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Based on publicly available information, we believe that the base salaries established for our executive officers are comparable to those paid by similar companies in our industry.

Annual Bonuses. Our executive officers and certain other employees are eligible for annual cash bonuses, which are paid at the discretion of our compensation committee. The employment agreement with our executive officers do not provide for minimum bonuses. The determination of the amount of annual bonuses paid to our executive officers generally reflects a number of subjective considerations, including the performance of our company overall and the contributions of the executive officer during the relevant period.

Incentive Compensation. We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards. Our 2006 Stock Option Plan permits the grant of stock options, restricted stock, stock appreciation rights, and performance-based stock awards. Under power delegated by our Board, the Compensation Committee of the Board has the authority to award incentive compensation to our executive officers, employees, consultants and directors in such amounts and on such terms as the committee determines in its sole discretion.

Currently, we do not maintain any incentive compensation plans based on pre-defined performance criteria. Incentive compensation is intended to compensate executive officers, employees, consultants and directors for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives are expected to vary depending on the individual executive, but are expected to relate generally to strategic factors such as expansion of our services and to financial factors such as improving our results of operations. The actual amount of incentive compensation for the prior year will be determined following a review of each executive’s individual performance and contribution to our strategic goals conducted during the first quarter of each year. Specific performance targets used to determine incentive compensation for each of our executive officers in 2007 have not yet been determined.

Other Compensation. Each employment agreement provides the executive with certain other benefits, including reimbursement of business and entertainment expenses and housing allowance. Each executive is eligible to participate in all benefit plans and programs that are or in the future may be available to other executive employees of our company, including any profit-sharing plan, thrift plan, health insurance or health care plan, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and other similar plans. The compensation committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites as it deems advisable. We believe that these benefits and perquisites are typically provided to senior executives of similar companies.

Compensation Committee Report on Executive Compensation

Our compensation committee has certain duties and powers as described in its charter. The compensation committee is currently composed of the four independent directors named at the end of this report, each of whom is independent as defined by the NASDAQ Global Market listing standards.

The compensation committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Annual Report on Form 10-K. Based upon this review and discussion, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in our Annual Report on Form 10-K to be filed with the SEC.

Compensation Committee of the Board of Directors
Michael Ha, Chairman
Jeremy Goodwin
Jin Tao
Peter Wang

This report shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Housing Allowance	Option Awards ($) (1)	All Other Compensation	Total ($)
Tony Tong, Chairman, Chief Executive Officer and Director	2006	$100,000			$21,552		$121,552
Joe Levinson, Chief Financial Officer	2006	$40,000	(2)				$40,000
Victor Tong, President and Director	2006	$48,000		$24,000	$21,552		$93,552

1)
Valuation based on the dollar amount of option grants recognized for financial statement reporting purposes pursuant to FAS 123R with respect to 2006. On December 15, 2006, the board of directors cancelled all options granted in 2005 and 2006.

2)	Mr. Levinson resigned as our Chief Financial Officer on February 9, 2007.

Employment Agreements

On March 25, 2003, we entered into an Executive Employment Contract with Victor Tong. Mr. Tong currently serves as our President. The employment agreement provides for Mr. Tong to earn an annual base salary of $48,000 in cash, plus $10,000 in stock compensation annually until January 1, 2006. Mr. Tong is also eligible for an annual bonus for each fiscal year during the term of his contract based on performance standards as the compensation committee may deem appropriate. Mr. Tong is entitled to receive a monthly housing allowance of $2,000 and a monthly automobile allowance of $500. Mr. Tong’s employment contract was renewed for a period of three years through December 30, 2008, starting from the expiration of the previous employment contract which ended on December 30, 2005. Mr. Tong’s annual base salary was also increased to $100,000 on October 29, 2006.

On December 30, 2002, we entered into an Executive Employment Contract with Tony Tong. Mr. Tong currently serves as our Chief Executive Officer. The employment agreement provides for Mr. Tong to earn an annual base salary of $100,000 in cash, plus $60,000 in stock compensation annually until April 1, 2005. Mr. Tong is also eligible for an annual bonus for each fiscal year during the term of his contract based on performance standards as the Board or compensation committee designates. Mr. Tong is entitled to receive a monthly housing allowance of $2,500, monthly automobile allowance of $500, tax preparation expenses of $2,000 per year, and cash bonus based on our net profit. Mr. Tong’s employment contract was renewed for a period of three years through December 30, 2008, starting from the expiration of the previous employment contract which ended on December 30, 2005.

On August 3, 2006, the Company entered into a consulting services agreement with Levinson Services Partners, of which Joe Levinson, the Company’s former Chief Financial Officer is manager, which set forth Mr. Levinson’s duties as the Chief Financial Officer of the Company and the terms of his compensation. The agreement was for a term of three (3) years commencing on September 5, 2006. The consulting agreement provided that Mr. Levinson was to receive an annual base salary of $120,000, plus stock options to purchase up to 12,000 shares of Company common stock per year, vesting in equal installments over a 10 month period, and stock options granted on an annual basis which vest only if the stock price of PacificNet common stock reaches certain thresholds. Mr. Levinson was also to be reimbursed for expenses. The consulting agreement was terminated as a result of Mr. Levinson’s resignation as Chief Financial Officer on February 9, 2007.

Grants of Plan-Based Awards

During the fiscal year ended December 31, 2006, options were issued to the named executive officers to purchase 70,000 shares of common stock in the aggregate. On December 15, 2006, our board of directors decided to cancel all options previously granted in 2005 and 2006, due to the increasing cost to administer stock options.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2006.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Tony Tong, CEO	75,000	-	-	$2.00	7-26-2007
Victor Tong, President	75,000	-	-	$2.00	7-26-2007
Joseph Levinson, CFO	-	-	-	-	-

Option Exercises and Stock Vested

The following table summarizes stock option exercises by our named executive officers in 2006.
	Option Awards
Name/ Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Tony Tong, CEO	90,000	$193,500
Victor Tong, President	90,000	$198,000
Joseph Levinson, CFO	-	-

1998 Incentive Stock Option Plan

 Administration of the 1998 Plan

2,000,000 shares of common stock are reserved under the PacificNet, Inc. 1998 Stock Option Plan (the "1998 Incentive Plan”) for issuance upon exercise of stock options. . The 1998 Incentive Plan provides for a term of ten years from the date of its adoption by the board of directors (unless the Incentive Plan is earlier terminated), after which no awards may be made.
The 1998 Plan may be administered by the Board of Directors or a committee of the Board of Directors (in either case, the "Committee"), which has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 1998 Plan. Options granted under the 1998 Plan may be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified options.

 Options

Options granted under the 1998 Plan may be either “incentive stock options” (“ISOs”), which are intended to meet the requirements for special federal income tax treatment under the Code, or “nonqualified stock options” (“NQSOs”). Options may be granted on such terms and conditions as the Committee may determine; provided, however, that the exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and the term of the option my not exceed 10 years (110% of such value and 5 years in the case of an ISO granted to an employee who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of capital stock of the Company or a parent or subsidiary of the Company). ISOs may only be granted to employees. In addition, the aggregate fair market value of Common Stock covered by ISOs (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Any excess is treated as a NQSO.

Transferability of Options.

The Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

Term; Amendments

The 1998 Plan is effective for 10 years, unless it is sooner terminated or suspended. The Committee may at any time amend, alter, suspend or terminate the 1998 Plan; provided that no amendment requiring stockholder approval will be effective unless such approval has been obtained. No termination or suspension of the 2005 Plan will affect an award which is outstanding at the time of the termination or suspension.

Certain Federal Income Tax Consequences

Incentive stock options granted under the 1998 Plan will be afforded favorable federal income tax treatment under the Code. If an option is treated as an incentive stock option, the optionee will recognize no income upon grant or exercise of the option unless the alternative minimum tax rules apply. Upon an optionee's sale of the shares (assuming that the sale occurs at least two years after grant of the option and at least one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain or loss recognized on such a premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain or loss.

All other options granted under the 1998 Plan will be nonstatutory stock options and will not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon exercise of the nonstatutory stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of each share over its exercise price. Upon an optionee's resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will generally qualify for long-term capital gain or loss treatment if the shares have been held for more than one year. Recently enacted legislation provides for reduced tax rates for long-term capital gains based on the taxpayer's income and the length of the taxpayer's holding period.

The foregoing does not purport to be a complete summary of the federal income tax considerations that may be relevant to holders of options or to the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside, nor does it reflect the tax consequences of an optionee's death.

2005 Equity Incentive Plan

Awards

The 2005 Equity Incentive Plan (the "2005 Plan") provides for the grant of options and stock appreciation rights (“SARs”) of up to an aggregate of 2,000,000 shares of Common Stock to directors, officers, employees and independent contractors of the Company or its affiliates. If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto is again available for grant under the 2005 Plan.

Administration of the 2005 Plan

The 2005 Plan is administered by the Board of Directors or a committee of the Board of Directors consisting of not less than two members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Code Section 162(m) (in either case, the “Committee”). Among other things, the Committee has complete discretion, subject to the express limits of the 2005 Plan, to determine the persons to be granted an award, the type of award to be granted, the number of shares of Common Stock subject to each award, the exercise price of each option, the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the stock, and the required withholding. The Committee may amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if the action would materially and adversely affect the participant. The Committee is also authorized to construe the award agreements, and may prescribe rules relating to the 2005 Plan. Notwithstanding the foregoing, the Committee does not have any authority to grant or modify an award under the 2005 Plan with terms or conditions that would cause the grant, vesting or exercise to be considered nonqualified “deferred compensation” subject to Code Section 409A.

Limitation on number of Awards.

 Among other things, in order for the grant of stock options and SARs to qualify as performance-based compensation and be excluded from the Company’s corporate income tax deduction cap of $1,000,000 per year for its Named Executive Officers, as set forth in Section 162(m) of the Code, the stockholders must approve the maximum number of shares of common stock that can be issued to any one person under the Plan in any calendar year. The number of shares of Common Stock for which stock options or SARs may be granted to a participant under the 2005 Plan in any calendar year cannot exceed 500,000.

Options

Options granted under the 2005 Plan may be either “incentive stock options” (“ISOs”), which are intended to meet the requirements for special federal income tax treatment under the Code, or “nonqualified stock options” (“NQSOs”). Options may be granted on such terms and conditions as the Committee may determine; provided, however, that the exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and the term of the option my not exceed 10 years (110% of such value and 5 years in the case of an ISO granted to an employee who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of capital stock of the Company or a parent or subsidiary of the Company). ISOs may only be granted to employees. In addition, the aggregate fair market value of Common Stock covered by ISOs (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Any excess is treated as a NQSO.

 Stock Appreciation Rights.

Stock appreciation rights may be granted under our 2005 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The Committee determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof. Stock appreciation rights expire under the same terms that apply to stock options.

Additional Terms

Except as provided in the 2005 Plan, awards granted under the 2005 Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their guardian or legal representative. Each award agreement will specify, among other things, the effect on an award of the disability, death, retirement, authorized leave of absence or other termination of employment. The Company may require a participant to pay the Company the amount of any required withholding in connection with the grant, vesting, exercise or disposition of an award. A participant is not considered a stockholder with respect to the shares underlying an award until the shares are issued to the participant.

Term; Amendments

The 2005 Plan is effective for 10 years, unless it is sooner terminated or suspended. The Committee may at any time amend, alter, suspend or terminate the 2005 Plan; provided that no amendment requiring stockholder approval will be effective unless such approval has been obtained. No termination or suspension of the 2005 Plan will affect an award which is outstanding at the time of the termination or suspension.

Certain Federal Income Tax Consequences

The following is a general summary of the federal income tax consequences under current tax law of options and stock appreciation rights. It does not purport to cover all of the special rules, including special rules relating to participants subject to Section 16(b) of the Exchange Act and the exercise of an option with previously-acquired shares, or the state or local income or other tax consequences inherent in the ownership and exercise of stock options and the ownership and disposition of the underlying shares or the ownership and disposition of restricted stock.

Options. A participant does not recognize taxable income upon the grant of NQSO or an ISO. Upon the exercise of a NQSO, the participant recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price thereof, and the Company will generally be entitled to a deduction for such amount at that time. If the participant later sells shares acquired pursuant to the exercise of a NQSO, the participant recognizes long-term or short-term capital gain or loss, depending on the period for which the shares were held. Long-term capital gain is generally subject to more favorable tax treatment than ordinary income or short-term capital gain.

Upon the exercise of an ISO, the participant does not recognize taxable income If the participant disposes of the shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares to the participant, the participant recognizes long-term capital gain or loss and the Company is not be entitled to a deduction. However, if the participant disposes of such shares within the required holding period, all or a portion of the gain is treated as ordinary income and the Company is generally entitled to deduct such amount.

 Stock Appreciation Rights. Generally, no taxable income is realized upon the grant of an SAR. Upon exercise, the holder of the SAR is taxed at ordinary income tax rates on the amount of any cash and the fair market value of any stock received.

In addition to the tax consequences described above, a participant may be subject to the alternative minimum tax, which is payable to the extent it exceeds the participant’s regular tax. For this purpose, upon the exercise of an ISO, the excess of the fair market value of the shares over the exercise price therefore is an adjustment which increases alternative minimum taxable income. In addition, the participant’s basis in such shares is increased by such excess for purposes of computing the gain or loss on the disposition of the shares for alternative minimum tax purposes. If a participant is required to pay an alternative minimum tax, the amount of such tax which is attributable to deferral preferences (including the incentive option adjustment) is allowed as a credit against the participant’s regular tax liability in subsequent years. To the extent the credit is not used, it is carried forward.

Option Exercises and Stock Vested

The following table summarizes stock option exercises by our named executive officers in 2006.
	Option Awards		Stock Awards
Name/ Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Tony Tong, CEO	90,000	$193,500	-	-
Victor Tong, President	90,000	$198,000	-	-
Joseph Levinson, CFO	-	-	-	-

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans. The compensation committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

Non-Employee Director Compensation
Name of Director	Year	Fees Owed or Paid in Cash	Option Awards ($) (1)	All other compensation ($)	Total($)
ShaoJian (Sean) Wang	2006	-	$12,316	-	$12,316
Peter Wang	2006	-	$9,237	-	$9,237
Michael Ha	2006	-	$9,237	-	$9,237
Tao Jin	2006	-	$9,237	-	$9,237
Jeremy Goodwin (2)	2006	$10,000	-	-	$10,000

(1)
Valuation based on the dollar amount of option grants recognized for financial statement reporting purposes pursuant to FAS 123(R). On December 15, 2006, the board of directors cancelled all options granted in 2005 and 2006.

(2)	As per Mr. Goodwin’s request the director fees for 2006 were paid in cash.

DIRECTORS' FEES. All of the Company's directors are reimbursed for out-of-pocket expenses relating to attendance at meetings. Each director is paid a sign-on bonus of 10,000 stock options of common stock of the Company. Each director is also entitled to US$500 for each board meeting that such director attends in person, by conference call, or by committee action and US$200 for each committee meeting, payable by cash, common stock or stock options of the Company, at the option of the Company.

ANNUAL RETAINER FEE. Each director is paid an annual retainer fee of US$10,000 in the form of common stock or stock options of the Company. Such retainer fee is paid semi-annually in arrears. The number of shares of common stock issued is based on the average closing market price over the ten trading days prior to the end of the six month period that the retainer fee is due.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 11, 2007 the number of shares of our Common Stock beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of the Company’s Common Stock; (ii) each director and nominee for election to the Board of Directors; (iii) each of the named executive officers in the Summary Compensation Table; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES STOCK BENEFICIALLY OWNED(1)	% OF COMMON STOCK BENEFICIALLY OWNED
Sino Mart Management Ltd. (2) c/o ChoSam Tong 16E, Mei On Industrial Bldg.17 Kung Yip Street, Kwai Chung, NT, Hong Kong	1,851,160	15.45%

ChoSam Tong (3) 16E, Mei On Industrial Bldg. 17 Kung Yip Street, Kwai Chung, NT, Hong Kong	1,851,160	15.45%

Kin Shing Li (4) Rm. 3813, Hong Kong Plaza 188 Connaught Road West, Hong Kong	1,150,000	9.60%

Tony Tong	296,000	2.47%

Victor Tong	96,000	*

ShaoJian (Sean) Wang	16,000	*

Michael Chun Ha	0	*

Tao Jin (9)	10,000	*

Jeremy Goodwin	0	*

Ho-Man (Mike) Poon	0	*

All directors and officers as a group (8 persons)	418,000	3.49%

* Less than one percent.

** The address for each beneficial owner not otherwise specified is: c/o PacificNet Inc., 23/F, Building A, TimeCourt, No.6 Shuguang Xili, Chaoyang District, Beijing, China,100028

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the stockholders named in the table have sole voting and investment power with respect to all common stock shares shown as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options, warrants or convertible securities (in any case, the “Currently Exercisable Options”). Each beneficial owner’s percentage ownership is determined by assuming that the Currently Exercisable Options that are held by such person (but not those held by any other person) have been exercised and converted.

(2)	Sino Mart Management Ltd. is owned by Mr. ChoSam Tong, the father of Messrs. Tony Tong and Victor Tong.
(3)	Includes shares of common stock of Sino Mart Management Ltd., which is owned by Mr. ChoSam Tong.
(4)	Information obtained from the Schedule 13D/A filed by Mr. Kin Shing Li on October 14, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions, or currently proposed transactions in an amount exceeding $120,000, since the beginning of the Company’s last fiscal year in which the Company was or is to be a participant and in which any related person had or will have a direct or indirect material interest.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case, who had access, at our expense, to our attorneys or independent legal counsel.

MARKET FOR OUR COMMON STOCK, DIVIDENDS AND
RELATED STOCKHOLDER INFORMATION

As of December 11, 2007, our common stock was listed on the NASDAQ Global Market, under the symbol “PACT”. Prior to that time, our common stock was listed on the NASDAQ Capital Market under the same symbol. The following table sets forth the range of high and low sales prices of common stock reported by NASDAQ in each fiscal quarter from January 1, 2005 to December 31, 2006, for the fiscal quarters ended March 31, June 30 and September 30, 2007, and the period from October 1 through December 11, 2007.

	HIGH	LOW
FISCAL 2005
Quarter Ended March 31, 2005	$11.34	$6.46
Quarter Ended June 30, 2005	$10.23	$6.71
Quarter Ended September 30, 2005	$9.00	$6.85
Quarter Ended December 31, 2005	$8.48	$6.30

FISCAL 2006
Quarter Ended - March 31, 2006	$8.88	$6.57
Quarter Ended June 30, 2006	$8.52	$7.05
Quarter Ended September 30, 2006	$7.62	$4.62
October Ended December 31, 2006	$6.28	$5.05

FISCAL 2007
Quarter Ended March 31, 2007	$7.60	$4.80
Quarter Ended June 30, 2007	$5.80	$3.77
Quarter Ended September 30, 2007	$6.10	$3.92
October 1 through December 11, 2007	$7.15	$3.91

HOLDERS OF RECORD

As of December 11, 2007, there were 184 record holders of our common stock. However, the total number of beneficial holders is unknown as they hold our common stock in street name.

DIVIDENDS

We have not paid any cash dividends on our common stock, and we currently intend to retain any future earnings to fund the development and growth of our business.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth aggregate information regarding the Company's equity compensation plans in effect as of December 31, 2006:
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Remaining available for further issuance under equity compensation plans
Equity compensation plans approved by security holders (under 1998 Stock Option Plan) (1)	370,500	$2.00	0
Equity compensation plans approved by security holders (under 2005 Stock Option Plan) (2)	-	-	2,000,000
Equity compensation plans not approved by security holders	N/A	N/A	N/A

(1) Reflects options granted and available for issuance under the 1998 Stock Option Plan.

(2) Reflects options granted and available for issuance under the 2005 Stock Option Plan.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our securities does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of our Certificate of Incorporation and By-laws. Our current authorized capital stock consists of 125,000,000 shares of common stock, par value $.0001 per share, of which 14,557,041 shares were issued and 11,984,072 were outstanding as of December 11, 2007, and 5,000,000 shares of preferred stock, par value $.0001 per share, none of which were issued and outstanding as of December 11, 2007.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of common stock are entitled to receive dividends ratably when, as and if declared by the board of directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

The holders of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully-paid and nonassessable.

Convertible Debentures

On March 13, 2006, we entered into a securities purchase agreement in connection with the private placement in which we sold $8,000,000 in convertible debentures and issued warrants to purchase up to an aggregate of 400,000 shares of common stock. The debentures are due March 13, 2009. The debentures are convertible at any time into shares of our common stock at an initial fixed conversion price of $10.00 per share, subject to adjustments for certain dilutive events. At the closing of the private placement we prepaid the first year’s interest on the debentures equal to 5% of the aggregate principal amount of debentures. We will pay interest in cash or shares, provided that certain conditions are met, at the rate of 6% for the second year the debentures are outstanding and then 7% for the third. Beginning January 1, 2007, we are obligated to redeem $320,000 every month, plus accrued, but unpaid interest, liquidated damages and penalties. We also have the option to prepay, provided that certain conditions have been met, after the 12 month anniversary of the effective date of the registration statement of which this prospectus is part, some or all of the outstanding debentures for cash in an amount equal to 120% of the principal amount outstanding, plus accrued, but unpaid interest, liquidated damages and penalties outstanding. At any time after the six month anniversary of the effective date, we may force the holders to convert up to 50% of the then outstanding principal amount of the debentures, subject to certain trading conditions being met.

Under the terms of the debenture, as long as 20% of the original aggregate principal amount of the debentures are outstanding, without the prior written consent of holders of the debentures who at such time hold a principal amount that is more than $50,000, we are not permitted to: (i) incur additional indebtedness or liens, (ii) amend our organizational documents, (iii) repurchase our shares of common stock, except as provided for in the debenture, or (iv) pay any dividends on any equity securities.

If an event of default occurs under the debentures or other related documents, the holders may elect to accelerate the payment of the outstanding principal amount of the debenture, plus accrued, but unpaid interest, liquidated damages and penalties, which shall become immediately due and payable. The following are some of the events that constitute an event of default under the debenture and related documents (i) our failure to perform our obligations or a breach under the debenture and related agreements, or failure to perform under our other material agreements; (ii) we or our subsidiaries being subject to a bankruptcy event, (iii) failure of our common stock to be eligible for listing or quotation and not eligible to resume listing or quotation within five trading days, (iv) any change of control or agreement to sell or dispose of all or in excess of 33% of our assets; and (v) a monetary judgment, writ or similar final process filed against us or any subsidiary for more than $50,000.

The debentures contain customary anti-dilution protection in the event of a subsequent offering of securities or rights of the company at a price below the current exercise price and provide for additional adjustments in the event of a stock dividend, stock split, or pro rata distribution of indebtedness or assets to our holders of common stock.

Warrants

We have included for registration herein shares underlying warrants to purchase 862,462 shares of common stock.

•
123,456 of the warrants expire on January 15, 2009, and are currently exercisable into shares of common stock at an exercise price of $7.15 per share. The warrants permit the cashless exercise if at any time one year after its issuance there is no effective registration statement covering the shares underlying the warrant.

•
96,462 of the warrants expire on November 15, 2009, and are currently exercisable into shares of common stock at an exercise price of $3.89 per share. The warrants permit the cashless exercise of the warrant if at any time one year after its issuance there is no effective registration statement covering the shares underlying the warrant. The warrant provides for the adjustment of the number and kind of securities in the event of a stock split;

•
350,000 of the warrants expire on December 9, 2009, and are currently exercisable into shares of common stock at an exercise price of $12.21 per share. The warrants contain customary anti-dilution protection in the event of the issuance of common stock or common stock equivalents at a price below the current exercise price and provide for the adjustment of the number and kind of securities in the event of a stock split; and

•
416,000 of the warrants expire on March 13, 2011, and are currently exercisable into shares of common stock at an exercise price of $12.20 per share. The warrants contain customary anti-dilution protection in the event of a subsequent offering of securities or rights of the company at a price below the current exercise price and provide for additional adjustments in the event of a stock dividend, stock split, or pro rata distribution of indebtedness or assets to our holders of common stock.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for shares of our common stock is American Stock Transfer & Trust Company, New York, New York.

LEGAL MATERS

The validity of the securities offered hereby have been passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

Our financial statements as of December 31, 2006 and 2005, and for the years ended December 31, 2006, 2005 and 2004 included in this prospectus and in the registration statement have been audited by Kabani & Company, Inc. an independent registered public accounting firm, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the shares being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SECs Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SECs Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov , which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SECs Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

We maintain an Internet web site at www.pacificnet.com. We have not incorporated by reference into this prospectus the information on our web site, and you should not consider it to be a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Unaudited Interim Financial Information - as of and for the Nine Months Ended September 30, 2006

Consolidated Balance Sheets	F-2

Consolidated Income Statements	F-3

Consolidated Statements of Changes in Stockholders’ Equity	F-4

Consolidated Statements of Cash Flows	F-5

Notes to Unaudited Consolidated Financial Statements	F-6

PACIFICNET INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of United States dollars, except par values and share numbers)

ASSETS	September 30, 2007 (Unaudited)	December 31, 2006 (Audited) Restated
Current Assets:
Cash and cash equivalents	$4,889	$1,900
Restricted cash - pledged bank deposit	239	234
Accounts receivables	6,665	8,141
Inventories	553	201
Loan receivable from related parties	2,227	1,706
Loan receivable from third parties	2,260	128
Marketable equity securities - available for sale	1,059	558
Loans to employees	1,884	770
Other receivables, net	2,900	170
Other current assets	6,659	3,233
Total Current Assets	29,335	17,041

Property and equipment, net	5,794	4,711
Investments in affiliated companies and subsidiaries	353	1,257
Intangible assets, net	337	323
Goodwill	6,258	5,601
Other assets	76	471
Net assets held for disposition	810	7,522
TOTAL ASSETS	$42,963	$36,926

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Bank line of Credit	$181	$855
Bank loans-current portion	768	576
Capital lease obligations - current portion	90	120
Accounts payable	2,166	1,266
Accrued expenses and other payables	2,950	1,828
Customer deposits	430	352
Loans payable to related party	681	638
Convertible debenture	6,218	8,945
Warrant liability	761	904
Liquidated damages liability	2,697	2,837
Total Current Liabilities	16,942	18,321

Long-term liabilities:
Bank loans - non current portion	2,051	1,635
Capital lease obligations - non current portion	62	124
Convertible Debenture- non current portion	4,908	-
Total long-term liabilities	7,021	1,759
Total liabilities	23,963	20,080

Minority interest in consolidated subsidiaries	4,032	2,869
Commitments and contingencies
Stockholders' Equity:
Preferred stock, par value $0.0001, Authorized 5,000,000 shares
Issued and outstanding - none
Common stock, par value $0.0001, Authorized 125,000,000 shares;
Issued and outstanding:
September 30, 2007: 14,557,041 shares issued, 11,984,072 outstanding
December 31, 2006: 14,155,597 issued, 11,538,664 outstanding	1	1
Treasury stock, at cost (2007 Q3: 2,572,969 shares, 2006: 2,616,933 shares)	(145)	(272)
Additional paid-in capital	67,409	65,757
Cumulative other comprehensive income (loss)	(84)	(42)
Accumulated deficit	(51,729)	(51,090)
Less: stock subscription receivable	(484)	(377)
Total Stockholders' Equity	14,968	13,977
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$42,963	$36,926

The accompanying notes are an integral part of these unaudited consolidated financial statements.

PACIFICNET INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited. In thousands of United States dollars, except loss per share and share amounts)

	Three months ended September 30,				Nine months ended September 30,
	2007 Unaudited		2006 Unaudited Restated		2007 Unaudited		2006 Unaudited Restated
Net Revenues	$		$		$		$
Services		4,497		3,938		13,361		11,420
Product sales		5,305		6,587		14,729		20,912
Total Net Revenues		9,802		10,525		28,090		32,332

Cost of revenues
Services		3,441		3,076		9,626		8,203
Product sales		3,987		6,342		11,190		19,507
Total Cost of Revenues		7,428		9,418		20,816		27,710

Gross Profit		2,374		1,107		7,274		4,622

Selling, general and administrative expenses		2,030		1,580		5,395		4,067
Provision for doubtful accounts				312				310
Depreciation and amortization		207		145		595		303
Total Operating Expenses		2,237		1,725		5,990		4,370

INCOME(LOSS) FROM OPERATIONS		137		(618)		1,284		252
Other Income(Expenses):
Interest income （Expenses), net		(223)		(252)		(655)		(649)
Gains(Loss) in change in fair value of derivatives		62		1,004		143		1,212
Liquidated damages expense		-		(800)		-		(800)
Sundry income, net		245		9		291		77
Total Other Income (Expenses)		84		(39)		(221)		(160)

Income(Loss) before Income Taxes and Minority Interest		221		(657)		1,063		92
Provision for income taxes		46		(40)		-		(70)
Share of earnings of associated companies		(23)		80		(23)		129
Minority interests		(130)		(12)		(1,004)		(527)

Income(Loss) from Continued Operations		114		(629)		36		(376)

Loss on disposal		(356)		-		(925)		-
Income from discontinued operations		22		(486)		250		980
Total discontinued operations income (loss)		(334)		(486)		(675)		980
Net Income (Loss)		(220)		(1,115)		(639)		604
Unrealized gain on marketable securities		114		-		114		-
Foreign exchange gain (loss)		(38)		-		(135)		-
Net Comprehensive Loss		$(144)		$(1,115)		$(660)		$604

Basic Earnings (Loss) per share-Continued Operations		$0.01		$(0.05)		$0.00		$(0.03)
Basic Earnings (Loss) per share-Discontinued Operations		$(0.03)		$(0.04)		$(0.06)		$0.05
Basic Earnings (Loss) per share		$(0.02)		$(0.09)		$(0.06)		$0.02

Diluted Earnings (Loss) per share-Continued Operations		$0.01		$(0.05)		$0.00		$(0.03)
Diluted Earnings (Loss) per share-Discontinued Operations		$(0.03)		$(0.04)		$(0.06)		$0.05
Diluted Earnings (Loss) per share		$(0.02)		$(0.09)		$(0.06)		$0.02

Weighted average number of shares-Basic		11,931,094		11,619,010		11,805,686		11,171,608
Weighted average number of shares-Diluted		12,027,315		11,619,010		11,858,870		11,171,608

The accompanying notes are an integral part of these unaudited consolidated financial statements.

PACIFICNET INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited. In thousands of United States dollars, except earnings per share and share amounts)

	For the Nine Month Periods Ended September 30,
	2007 (Unaudited)	2006 (Unaudited) (Restated)
Cash Flows from operating activities
Net income (loss)	$(639)	$604
Adjustment to reconcile net income/(loss) to net cash provided by (used in) operating activities:
Equity earnings of associated companies	23	(129)
Provision for allowance for doubtful accounts	1,391	310
Minority Interest	1,004	527
Depreciation and amortization	595	303
Stock-based compensation	-	120
Change in fair value of derivatives	(143)	(1,212)
Amortization of interest discount	-	307
Liquidated damages expense	-	800
Changes in current assets and liabilities net of effects from purchase of subsidiaries:
Accounts receivable and other current assets	(5,794)	(2,753)
Inventories	(352)	(119)
Accounts payable and other accrued expenses	945	(1,528)
Loans receivable from third parties	(2,132)	(1,091)
Net cash used in operating activities of continued operations	(5,102)	(3,861)
Net cash used in operating activities of discontinued operations	6,712	(8,283)
Net cash provided by (used in) operating activities	1,610	(12,144)

Cash flows from investing activities
(Increase) / Decrease in restricted cash	(5)	2
Increase in purchase of marketable securities	(501)	13
Acquisition of property and equipment	(828)	(1,713)
Acquisition of subsidiaries and affiliated companies	-	(419)
Net cash used in investing activities of continued operations	(1,334)	(2,117)
Net cash used in investing activities of discontinued operations	925	-
Net cash used in investing activities	(409)	(2,117)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan payable to related party	43	(265)
Loans receivable from related party	(521)	(889)
Advances (repayments) under bank line of credit	(674)	22
Advances (repayments) of bank loans	608	1,152
Increase (repayments) of amount borrowed under capital lease obligations	(92)	77
Sale (Repurchase) of treasury shares	127	(124)
Proceeds from exercise of stock options and warrants	96	174
Repayment of convertible debenture	(3,672)	-
Net proceeds from issuance of convertible debenture	5,853	7,500
Net cash provided by financing activities of continued operations	1,768	7,647
Net cash provided by financing activities of discontinued operations	-	-
Net cash provided by financing activities	1,768	7,647
Effect of exchange rate change on cash and cash equivalents	20	282

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,989	(6,332)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	1,900	9,579
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$4,889	$3,247

CASH PAID FOR:
Interest	$385	$744
Income taxes	$-	$502

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Fixed assets acquired under banking loan	$-	$1,082
Options exercised for shares receivable	$484	$434
Investments in subsidiaries acquired through the issuance of common stock	$-	$3,578
Redemption of convertible debenture	$1,091	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

PACIFICNET INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in United States dollars unless otherwise stated)

1. BASIS OF PRESENTATION

Description of Operations - PacificNet Inc. (referred to herein as "PacificNet" or the "Company") is a leading provider of gaming technology, e-commerce, and Customer Relationship Management (CRM) in China. Our gaming products are specially designed for the Chinese and Asian gamers, and we focus on integrating localized Chinese and Asian themes and content, advanced graphics, digital sound effects and popular domestic music, with secondary bonus games and jackpots. Our gaming products include: Multi-player Electronic Table Games - Baccarat, Sicbo, Fish-Prawn-Crab, and Roulette machines, server based games (SBG) with multiple client betting stations, slot and bingo machines, video lottery terminals (VLTs), amusement with prices (AWP) machines, gaming cabinet and client/server system designs, online i-gaming software design, and multimedia entertainment kiosks. PacificNet's gaming clients include the leading hotels, casinos, and gaming operators in Macau, Asia, and Europe, and our ecommerce and CRM clients include the leading telecom companies, banks, insurance, travel, marketing and business services companies and telecom consumers in Greater China such as China Telecom, China Mobile, Unicom, PCCW, Hutchison Telecom, Bell24, Motorola, Nokia, SONY, TCL, Huawei, American Express, Citibank, HSBC, Bank of China, Bank of East Asia, DBS, TNT, China and Hong Kong government. PacificNet employs about 1,200 staff in its various subsidiaries throughout China with offices in Hong Kong, Beijing, Shanghai, Shenzhen, Guangzhou, Macau and Zhuhai China, in the USA, and in the Philippines.

Consolidated Interim Financial Statements - The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial reporting consistent in all material respects with those applied in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, but do not include all disclosures required by GAAP. You should read these interim consolidated financial statements in conjunction with the audited financial statements, including the notes thereto, and the other information set forth in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006. The unaudited consolidated financial statements include the accounts of PacificNet Inc. and its subsidiaries and variable interest entities (“VIEs”) for which the Company is the primary beneficiary. All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, all material adjustments considered necessary for a fair presentation of the Company’s interim results have been reflected. PacificNet’s 2006 Annual Report on Form 10-K includes certain definitions and a summary of significant accounting policies and should be read in conjunction with this report. The results for interim periods are not necessarily indicative of annual results.

Use of Estimates - The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences may be material to the financial statements. Certain prior year amounts have been reclassified to conform to the current year presentation.

Reclassification - Certain items in the accompanied consolidated financial statements have been re-classed for comparative purposes.

Going Concern

As shown in the accompanying consolidated financial statements, the Company incurred accumulated losses of $52 million and $51.1 million as of September 30, 2007 and December 31, 2006, respectively. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company has taken certain restructuring steps to provide the necessary capital to continue its operations. These steps included, but were not limited to: 1) accelerate disposal and spin-off of unprofitable or unfavorable return-on-investment non-gaming operations; 2) focus on execution of the new high potential gaming business initiatives; 3) acquisition of profitable and/or strategic operations through issuance of equity instruments; 4) formation of strategic relationship with key gaming operators in Asia; and 5) issuance and/or restructure of new long-term convertible debentures.

On April 30, 2007, the Company entered into a sale and purchase agreement to dispose of its interest in Guangzhou3G for a consideration of US$6 million. The deal was subsequently reopened for renegotiation in November 2007 (See note 12).

On May 15 & 20, 2007, the Company entered into various definitive agreements to reduce its equity interests in certain unprofitable subsidiaries to 15%, namely: Linkhead, Clickcom, PacTelso, PacSo and PacPower (See note 12).

2. RECENT ACCOUNTING PRONOUNCEMENTS

 In March 2007, the Emerging Issues Task Force (“EITF”) reached a consensus on issue number 06-10, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Collateral Assignment Split-Dollar Life Insurance Arrangements,” (“EITF 06-10”). EITF 06-10 provides guidance to help companies determine whether a liability for the postretirement benefit associated with a collateral assignment split-dollar life insurance arrangement should be recorded in accordance with either SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (if, in substance, a postretirement benefit plan exists), or Accounting Principles Board Opinion No. 12 (if the arrangement is, in substance, an individual deferred compensation contract). EITF 06-10 also provides guidance on how a company should recognize and measure the asset in a collateral assignment split-dollar life insurance contract. EITF 06-10 is effective for fiscal years beginning after December 15, 2007, though early adoption is permitted. The management is currently evaluating the effect of this pronouncement on financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their third quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. The management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company currently does not have any defined benefit plan and so FAS 158 will not affect the financial statements.

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

3. EARNINGS PER SHARE

Basic and diluted earnings or loss per share (EPS) amounts in the financial statements are computed in accordance with SFAS No. 128, "Earnings Per Share." Basic EPS is based on the weighted average number of common shares outstanding. Diluted EPS is based on the weighted average number of common shares outstanding plus dilutive common stock equivalents. Basic EPS is computed by dividing net income/loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period Diluted EPS is calculated by dividing net earnings by the weighted average number of common shares outstanding and other dilutive securities. Dilutive earnings per share for the period ended September 30, 2007 exclude the potential dilutive effect of 889,456 warrants because their impact would be anti-dilutive based on current market prices. 472,728 convertible debentures are tested by using if-converted method. The result shows when convertible debentures are included in the computation, diluted EPS increases. According to SFAS No.128, those convertible debentures are ignored in the computation of diluted EPS. All per share and per share information are adjusted retroactively to reflect stock splits and changes in par value.

The reconciliation of the numerators and denominators of the basic and diluted EPS calculations was as follows:

	Three Months Ended September 30		Nine Months Ended September 30
(IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT WEIGHTED SHARES AND PER SHARE AMOUNTS)	2007	2006	2007	2006

Numerator: Net Income (Loss)	$(220)	$(1,115)	$(639)	$604
Denominator:
Weighted-average shares used to compute basic EPS	11,931,094	11,619,010	11,805,686	11,171,608
Weighted-average shares used to compute diluted EPS	12,027,315	11,619,010	11,858,870	11,171,608
Basic earnings (loss) per common share:	$(0.02)	$(0.09)	$(0.06)	$0.02
Diluted earnings (loss) per common share:	$(0.02)	$(0.09)	$(0.06)	$0.02

4. OTHER CURRENT ASSETS

Other current assets consist of the following at September 30, 2007 (in thousands):

Other current assets	September 30, 2007	December 31, 2006
	Unaudited	Audited Restated
Prepayment	$832	$1,048
Utilities deposit	396	1,292
Receivable from Lion Zone Holdings Ltd & HeySpace (1)	5,260	485
Prepaid expenses	171	408
Total	$6,659	$3,233

(1)  As of September 30, 2007 receivable from Lion Zone is $132,000 and From HeySpace is $5,128,000

5. GOODWILL AND BUSINESS ACQUISITIONS

The changes in the carrying amount of goodwill for the following reporting periods are summarized below:

	Group 1.	Group 2.	Group 3.
(US$000s)	Outsourcing Services	Telecom Value-Added Services	Products (Gaming and Technology)	Total (Unaudited)
Balance as of December 31, 2006	$3,964	$461	$1,176	$5,601
Goodwill acquired during the first quarter	-	-	657	657
Balance as of September 30, 2007	$3,964	$461	$1,833	$6,258

The Company acquired additional 31% interest in Take 1 Technology Ltd on January 5, 2007 and recorded additional goodwill amounting to $657,000. Prior to acquisition of additional interest, the Company owned 20% interest in Take 1 Technology Ltd (See note 13).

6. ACCRUED EXPENSES & OTHER PAYABLES

Accrued expenses and other payables comprises of the following as of September 30, 2007 and December 31, 2006.

(in thousands of US Dollars):	2007 Unaudited	2006 Audited Restated
Professional fee	$1,534	$321
Director fee	233	100
Salaries and benefit payable	281	792
Marketing expense	838	389
Income tax payable	7	-
Others	57	226
Total	$2,950	$1,828

7. STOCKHOLDERS' EQUITY

a) COMMON STOCK

For the nine months period ended September 30, 2007, the Company had the following equity transactions: (i) 199,444 shares of common stock were issued as the monthly principal redemption shares for 8 million convertible debentures from January to March, such shares are valued at $1,090,914; (ii) 41,426 treasury shares were sold to the open market with total consideration $127,000; (iii) 202,000 shares as a results of exercise of stock options with cash consideration of $406,000.  As of September 30, 2007, the Company received $196,000 from exercise of stock options.

b) STOCK OPTION PLAN

Prior to January 1, 2006, PacificNet accounted for awards granted under stock-based compensation plans following the recognition and measurement principles of APB 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation expense was recognized for awards granted at an exercise price less than fair market value of the underlying common stock on the date of grant. Effective January 1, 2006, PacificNet adopted the fair value recognition provisions of SFAS 123(R). See Note 2 for a description of the Company’s adoption of SFAS 123R. The fair value of stock options is determined using the Black-Scholes option pricing model, which is consistent with the valuation techniques previously utilized for options in footnote disclosures required under SFAS 123, as amended by FASB Statement No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure.” The determination of the fair value of stock-based compensation awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables, including the expected volatility of the Company’s stock price over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends. The valuation provisions of SFAS 123(R) apply to new grants and unvested grants that were outstanding as of the effective date. For the nine months ended September 30, 2007, no new options were granted and no options were vested, thus the compensation costs is zero. PacificNet elected the modified prospective method and therefore has not restated results for prior periods due to 123R.

The status of the Stock Option Plan as of September 30, 2007, is as follows:

	OPTIONS OUTSTANDING	WEIGHTED AVERAGE EXERCISE PRICE
OUTSTANDING, DECEMBER 31, 2006	370,500	$2.00
Granted	--	-
Cancelled	-	-
Exercised	-	-
OUTSTANDING, MARCH 31, 2007	370,500	$2.00
Granted	-	-
Cancelled	-	-
Exercised	-	-
OUTSTANDING, JUNE 30, 2007	370,500	$2.00
Granted	788,000	$4.31
Cancelled	168,500	$2.00
Expired without exercising	68,500	$2.00
Exercised	202,000	$2.00
OUTSTANDING, SEPTEMBER 30, 2007	788,000	$4.31

Following is a summary of the status of options outstanding at September 30, 2007:

Grant Date	Total Options Outstanding	Aggregate Intrinsic Value	Weighted Average Remaining Life (Years)	Total Weighted Average Exercise Price	Option Exercisable	Weighted Average Exercise Price
2007-8-13	788,000	$441,280	5.86	$4.31	-	$4.31

The 788,000 outstanding options, which were granted on August 11, 2007, will be vested from August 8, 2008 with a 5% per quarter vesting schedule, and the corresponding compensation costs will be recorded within the vesting period. The weighted-average fair value of such options was $2.75.The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model are as follows:

Risk-free interest rate	4.51%
Expected life of the options	5.86 years
Expected volatility	67.44%
Expected dividend yield	0%

788,000 options were granted and 202,000 were exercised during the nine month period ended September 30, 2007. No options were vested during the nine month period ended September 30, 2007.

c) WARRANTS

At September 30, 2007, the Company had outstanding and exercisable warrants to purchase an aggregate of 1,007,138 shares of common stock. The weighted average remaining life is 2.59 years and the weighted average exercise price per share is $10.61 per share.

 Following is a summary of the warrant activity:

	Warrants outstanding	WEIGHTED AVERAGE EXERCISE PRICE	Aggregate Intrinsic Value
OUTSTANDING, DECEMBER 31, 2005	591,138	$9.5	$-
Granted	416,000	-
Forfeited	-	-
Exercised	-	-
OUTSTANDING, DECEMBER 31, 2006	1,007,138	$10.61	$-
Granted	-	-
Forfeited	-	-
Exercised	-	-
OUTSTANDING, MARCH 31, 2007	1,007,138	$10.61	$-
Granted	-	-
Forfeited	-	-
Exercised	-	-
OUTSTANDING, JUNE 30, 2007	1,007,138	$10.61	$-
Granted	-	-
Forfeited	-	-
Exercised	-	-
OUTSTANDING, SEPTEMBER 30, 2007	1,007,138	$10.61	$-

 Following is a summary of the status of warrants outstanding at September 30, 2007:

Grant Date	Total warrants Outstanding	Weighted Average Remaining Life (Years)	Total Weighted Average Exercise Price	Warrants Exercisable	Weighted Average Exercise Price
2004-1-15	123,456	1.29	$7.15	123,456	$7.15
2004-11-15	117,682	2.13	$3.89	117,682	$3.89
2004-12-9	350,000	2.19	$12.21	350,000	$12.21
2006-3-13	416,000	3.45	$12.20	416,000	$12.20

On March 13, 2006, we issued 400,000 warrants to several institutional investors in connection with a private placement of $8 million in convertible debentures. On the same day we issued another 16,000 warrants to our placement agent for the transaction. Those warrants have a term of 5 years and immediately vesting. The assumptions used in calculating the fair value of such warrants granted using the Black-Scholes option- pricing model are as follows:

Risk-free interest rate	4.78%
Expected life of the options	5.00 years
Expected volatility	37.08%
Expected dividend yield	0%

No warrants were granted, cancelled and exercised during the nine months period ended September 30, 2007.

d) TREASURY STOCK

The following is a summary of the movement of the Company's shares held as treasury stock for the quarterly ended September 30 of 2007:

Number of shares
Escrow shares returned to treasury on	800,000
Repurchase in the open market	40,888
Repurchase of shares from Take1	149,459
Cancellation of former employee shares	45,000
Holdback shares as contingent consideration due to performance targets not yet met (1)	529,848
Termination with ChinaGoHi	825,000
Incomplete acquisition of Allink	200,000
Repurchase of shares from Yueshen	24,200
Shares sold to the open market	(41,426)
Balance, September 30, 2007	2,572,969
Shares outstanding at September 30, 2007	11,984,072
Shares issued at September 30, 2007	14,557,041

(1) Includes shares related to Clickcom 78,000, Guangzhou (Wanrong) 138,348, IMobile 153,500 and Games 160,000

From January 24, 2007 to January 30, 2007, we sold 41,426 treasury shares to the open market for total consideration of $127,000.

8. CONVERTIBLE DEBENTURES

8.1 Eight Million Convertible Debentures

On March 13, 2006, we completed a private placement in which we sold $8,000,000 in convertible debentures and issued warrants to purchase up to an aggregate of 400,000 shares of common stock. The debentures are convertible at any time into shares of our common stock at an initial fixed conversion price of $10.00 per share, subject to adjustments for certain dilutive events. The debentures are due March 13, 2009. The warrants are exercisable for a period of five years at an exercise price of $12.20 per share. At the closing of the private placement, we prepaid the first year's interest on debentures equal to 5% of the aggregate principal amount of debentures. We will pay interest in cash or shares, provided that certain conditions are met, at the rate of 6% for the second year the debentures are outstanding and then 7% for the third. Beginning January 1, 2007, we are obligated to redeem up to $320,000 every month, plus accrued, but unpaid interest, liquidated damages and penalties. We also have the option to prepay the debentures at any time, provided that certain conditions have been met, after the 12 month anniversary of the effective date of the registration statement that has been filed with the Securities and Exchange Commission with respect to the common stock issuable upon conversion of the debentures, some or all of the outstanding debentures for cash in an amount equal to 120% of the principal amount outstanding, plus accrued, but unpaid interest, liquidated damages and penalties outstanding. At any time after the nine months anniversary of the effective date of the registration statement, we may force the holders to convert up to 50% of the then outstanding principal amount of the debentures, subject to certain trading conditions being met. If any event of default occurs under the debentures or other related documents, the holders may elect to accelerate the payment of the outstanding principal amount of the debenture, plus accrued, but unpaid interest, liquidated damages and penalties, which shall become immediately due and payable.

Under the terms of a registration rights agreement entered into at the time of the private placement, the Company was obligated to file a registration statement with respect to the shares issuable under the debenture and the warrants by April 30, 2006, and have the registration statement declared effective by the SEC no later than June 28, 2006. Due to various factors, the Company did not file the registration statement until May 15, 2006, and it was not declared effective until December 8, 2006. Therefore, under the terms of the registration rights agreement, the Company was obligated to pay liquidated damages to the investors at the rate of 2% of the principal amount of the debenture each month beginning on June 28, 2006 until the effectiveness of the registration statement, which was equal to $1,120,000, in the aggregate.

In February 2007, upon reaching an agreement on the amount and payment of accrued liquidated damages, the Company signed a Settlement and Release Agreement with each of the investors. Under the terms of the Settlement and Release Agreements, the Company paid an aggregate $140,000 in cash as satisfaction in full of liquidated damages owed to Basso Fund Ltd., Basso Multi-Strategy Holding Fund Ltd., and Basso Private Opportunities Holding Fund Ltd. Partial liquidated damages owed to Whalehaven Capital Fund Ltd. were paid in the amount of $35,000 in cash, with the remaining liquidated damages in the amount of $105,000 paid in the form of a new convertible debenture due February 2009, on substantially the same terms as the original debentures, except that interest only is paid on the new debentures until October 2008 and beginning in November 2008 until February 2009, when the new debentures are due, the monthly redemption amount under the new debentures shall be equal to $315,000. The remaining investors also agreed to accept the aggregate $840,000 in liquidated damages owed to them in the form of the new convertible debentures for the amount of their respective portion of the liquidated damages. The Company also agreed to amend the original debentures to shorten the term for payment of the original principal amount to a 22 month term. As a result the monthly redemption amount for the original debenture increased from $320,000 to $ 363,638. All other terms and conditions of the original debenture remain in full force and effect. The outstanding original principal amount as at September 30, 2007 is $6,217,718.

C.E. Unterberg, Towbin L.L.C. acted as placement agent and received a negotiated cash fee in the amount of $449,500 and a warrant to purchase up to 16,000 shares at an exercise price of $12.20 per share, which expire five years from the date of issuance. The fair value of these warrants totaled $28,141. Such amount was charged to other assets, net, and credited to additional paid-in capital and will be amortized over the life of the debentures. Maxim Group also acted as Placement Agent and received a cash fee in the amount of $50,000.

In connection with the issuance of the debentures, the Company incurred $1,106,135 of issuance costs, which primarily consisted of investment banker fees, legal and other professional fees. These costs have been recorded as additional expense during year 2006.

The gross proceeds of $8,000,000 are recorded as a current debenture liability. In addition, fair values attributed to the Investors’ warrants in accordance with EITF issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” are recorded as liabilities. The initial value related to the Investors’ warrants is $690,642. An aggregate gain of $61,954 and $142,718 representing the change in fair value of warrants recognized during the three and nine months ended September 30, 2007, respectively.

In accordance with recent FASB guidance, due to certain factors, including a liquidated damages provision in the registration rights agreement, the Company values and accounts for the embedded conversion feature and the warrants related to the debentures as derivatives. Accordingly, these derivative liabilities are measured at fair value with changes in fair value reported in earnings as long as they remain classified as liabilities. The Company reassesses the classification at each balance sheet date. If the classification required under EITF No. 00-19 changes as a result of events during the period, the contract should be reclassified as of the date of the event that caused the reclassification.

EVENT OF DEFAULT

On March 16, 2007 our predecessor auditor withdrew their opinion on our previously filed financial statements for the years ended December 31, 2005, December 31, 2004 and December 31, 2003. As a result, on March 27, 2007, we notified the holders of the outstanding convertible debenture that we suspended use of the prospectus contained in our Registration Statement on Form S-1 (File No. 333-134127) that was declared effective on December 8, 2006, due to the lack of fiscal year end 2005 and 2004 audited financial statements and that they must cease selling under the prospectus. The suspension of the use of the prospectus after April 17, 2007, triggered an event of default under the registration rights agreement and the convertible debentures, and if any of the holders so elect, they could accelerate and demand payment under the debentures, in accordance with the registration rights agreement based on the following provisions.

a)
"If, during the Effectiveness Period, either the effectiveness of the Registration Statement lapses for any reason or the Holder shall not be permitted to resell Registrable Securities under the Registration Statement for a period of more than 20 consecutive Trading Days or 60 non-consecutive Trading Days during any 12 month period, the Company has to pay ‘Mandatory Default Amount’ as the sum of (i) the greater of (A) 130% of the outstanding principal amount of this Debenture, plus all accrued and unpaid interest hereon, or (B) the outstanding principal amount of this Debenture, plus all accrued and unpaid interest hereon, divided by the Conversion Price on the date the Mandatory Default Amount is either (a) demanded (if demand or notice is required to create an Event of Default) or otherwise due or (b) paid in full, whichever has a lower Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either (x) demanded or otherwise due or (y) paid in full, whichever has a higher VWAP, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of this Debenture."

b)
"If any Event of Default occurs, the outstanding principal amount of this Debenture plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s selection, immediately due and payable in cash at the Mandatory Default Amount. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Debenture, the interest rate on this Debenture shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law."

Due to the provisions mentioned above and as per the terms of the Debenture, the Company has reclassified the principal amount of the Debenture of $8,000,000 and the principal amount of the new Debenture of $945,000 and the interest accrued thereon to current liabilities.

The Company accrued 2% as liquidated damages and 30% as mandatory default amount from the date of ineffectiveness of registration statement as follows:

($,000)	September 30, 2007 (unaudited)
Liquidated damages	2%	$450
Mandatory default	30%	2,247
Total		$2,697

Such amounts have been recorded as liquidated damages liability as of September 30, 2007.

Following is the summary of convertible debenture:

($,000)	$8 million convertible debenture	$945,000 convertible debenture	Total (unaudited)
Balance December 31, 2006	$8,000	$945	$8,945
Principal payment:
Redemption through shares	1,091	-	1,091
Cash payment	1,636	-	1,636
Balance September 30, 2007	$5,273	$945	$6,218

The Company issued 199,444 shares to redeem $1,090,909 of convertible note as of September 30, 2007.

8.2 Five Million Convertible Note

On February 7, 2007, PacificNet Games Limited (PacGames), a 51% owned subsidiary of the Company, entered into a definitive $5 million convertible secured note financing agreement with Pope Asset Management, LLC (Pope), an institutional investor. Proceeds of the financing are to provide PacGames with additional working capital to expand its gaming technology operations, to make further synergistic acquisitions in China and for general corporate purposes.

The $5 million convertible secured note issued to Pope matures on February 6, 2010. Subject to reaching certain net income milestones during fiscal year 2007, the note is convertible into an equity interest of PacGames ranging between 26% and 32%. The interest rate of the convertible note has initially been set at 8%, and shall increase to 15% if the note is not converted prior to maturity.

In connection with the issuance of the note, PacGames incurred issuance costs of $204,121, which primarily consisted of investment banker fees, legal and other professional fees. These costs have been capitalized and will be amortized over three years, the life of the note. Interest accrual as of September 30, 2007 amounted to $212,603.

Following is the summary of convertible debenture:

($,000)/(unaudited)
Convertible debenture	$5,000
Accrued interest	218
Unamortized financing cost	(310)
Balance September 30, 2007	$4,908

9. SEGMENT INFORMATION

The Company has classified its operating segments in accordance with SFAS No. 131 “DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION.”  Operating segments comprise reporting entities that exhibit similar long-term financial performance based on the nature of the products and services with similar economic characteristics such as margins, business practices and target market. The four operating segments are as follows:

(1) Outsourcing Services - involves human voice services such as Business Process Outsourcing, CRM, call center, IT Outsourcing and software development services. These types of services are conducted through our subsidiaries EPRO, Smartime/Soluteck and PacificNet Solution Ltd.

(2) Telecom Value-Added Services (VAS) - primarily involves machine voice services such as Interactive Voice Response, SMS and related VAS, which are conducted through our subsidiaries such as AD, Wanrong, ChinaGoHi (discontinued), Linkhead (discontinued), Clickcom (discontinued) and Guangzhou 3G/Sunroom (discontinued). For example, Linkhead is a master reseller of NMS hardware and software platforms in China, and its voice cards are used as an integral part of voice hardware using CPCI industry control machines, and also by Media Servers to support access from PSTN and VoIP, Softswitch and 3G networks.

(3) Product (Telecom & Gaming) Services Group - involves communication and gaming products, GSM/CDMA/3G Products, Multimedia Communication Kiosks. This Group includes the following subsidiaries: PacificNet Communications Limited, iMobile, Allink, Poly, Take1 and PacificNet Games. PacificNet Games Limited (PacGames) is a leading developer of Asian electronic gaming machines, multi-player electronic gaming technology solutions and gaming related maintenance, IT, and distribution services for the leading hotel and casino operators based in the Macau and other Asian gaming markets.

(4) Other Business - other administrative, financial and investment services and non-core businesses such as PacificNet Power Limited (PacPower), Pacific Financial Services Limited, etc.

The Company's reportable segments are operating units, which represent the operations of the Company's significant business operations. Summarized financial information concerning the Company's reportable segments is shown in the following table. The "Other" column includes the Company's other insignificant services and corporate related items, and, as it relates to segment earnings / (loss), income and expense not allocated to reportable segments.

	Group 1.	Group 2.	Group 3.	Group 4.	Total
For The Three Months Ended September 30, 2007	Outsourcing Services	Telecom Value-Added Services	Products (Telecom & Gaming)	Other Business	(unaudited)
	($)	($)	($)	($)	($)
Net Revenues	3,971	470	5,305	56	9,802
(% of Total Revenues)	41%	5%	54%	1%	100%
Income / (Loss) from Operations	189	444	201	(697)	137
(% of Total Income)	138%	324%	147%	(509)%	100%
Total Assets	8,090	9,029	19,178	6,667	42,963
(% of Total Assets)	19%	21%	45%	16%	100%
Goodwill	3,964	461	1,833	-	6,258
Geographic Area	HK, PRC	PRC	Macau, HK, PRC	HK, PRC, USA

	Group 1.	Group 2.	Group 3.	Group 4.	Total
For The Three Months Ended September 30, 2006	Outsourcing Services	Telecom Value- Added Services	Products (Telecom & Gaming)	Other Business	(unaudited)
	($)	($)	($)	($)	($)
Net Revenues	3,733	40	6,411	341	10,525
(% of Total Revenues)	35%		61%	3%	100%
Income / (Loss) from Operations	188	1	(191)	(616)	(618)
(% of Total Income)	(30)%	1%	31%	100%	100%
Total Assets	9,159	19,011	12,813	22,954	63,937
(% of Total Assets)	14%	30%	20%	36%	100%
Goodwill	3,936	12,920	1,529		18,385
Geographic Area	HK, PRC	PRC	Macau, HK, PRC	HK, PRC, USA

	Group 1.	Group 2.	Group 3.	Group 4.	Total
For The Nine Months Ended September 30, 2007	Outsourcing Services	Telecom Value- Added Services	Products (Telecom & Gaming)	Other Business	(unaudited)
	($)	($)	($)	($)	($)
Net Revenues	11,700	1,429	14,729	232	28,090
(% of Total Revenues)	42%	5%	52%	1%	100%
Income / (Loss) from Operations	830	793	1,824	(2,163)	1,284
(% of Total Income)	65%	62%	142%	(168)%	100%
Total Assets	8,090	9,029	19,178	6,667	42,963
(% of Total Assets)	19%	21%	45%	16%	100%
Goodwill	3,964	461	1,833	-	6,258
Geographic Area	HK, PRC	PRC	Macau, HK, PRC	HK, PRC, USA

	Group 1.	Group 2.	Group 3.	Group 4.	Total
For The Nine Months Ended September 30, 2006	Outsourcing Services	Telecom Value- Added Services	Products (Telecom & Gaming)	Other Business	(unaudited)
	($)	($)	($)	($)	($)
Net Revenues	10,312	106	18,262	3,652	32,332
(% of Total Revenues)	32%		56%	11%	100%
Income / (Loss) from Operations	734	4	98	(584)	252
(% of Total Income)	291%	2%	39%	(232%)	100%
Total Assets	9,159	19,011	12,813	22,954	63,937
(% of Total Assets)	14%	30%	20%	36%	100%
Goodwill	3,936	12,920	1,529		18,385
Geographic Area	HK, PRC	PRC	Macau, HK, PRC	HK, PRC, USA

Product and service revenues classified by major geographic areas are as follows (in US$):

For the three months ended September 30, 2007	Hong Kong, Macau	PRC	United States	Total (unaudited)
Product revenues	2,731	2,574	--	5,305
Service revenues	3,609	888	--	4,497

For the three months ended September 30, 2006	Hong Kong, Macau	PRC	United States	Total (unaudited)
Product revenues	3,435	503	--	3,938
Service revenues	5,261	1,326	--	6,587

For the nine months ended September 30, 2007	Hong Kong, Macau	PRC	United States	Total (unaudited)
Product revenues	9,221	5,508	--	14,729
Service revenues	10,471	2,890	--	13,361

For the nine months ended September 30, 2006	Hong Kong, Macau	PRC	United States	Total (unaudited)
Product revenues	17,355	3,557	--	20,912
Service revenues	9,970	1,450	--	11,420

PARTY TRANSACTIONS

LOAN DUE FROM RELATED PARTIES

At September 30, 2007, there was a total loan receivable of approximately $2,227,000 due from related parties. Included in which were $845,000 due from PACT Power, $150,000 due from PACT Solutions, $604,000 due from PACT Linkhead and $628,000 due from shareholders and directors of certain of the Company’s subsidiaries in connection with the acquisition of those subsidiaries. The amounts due from shareholders and directors of subsidiaries are comprised of $449,000 due from a shareholder of Yueshen, $64,000 due from a director of Smartime and $115,000 from a director of PACT Communications. Terms of these related parties loan receivables and payables are summarized below:

LOAN TO POWER

PacPower is an affiliated company, 15% owned by PacificNet, as of September 30, 2007. A convertible loan of $845,000 is outstanding from PacPower. The maturity date of loan was September 9, 2007. The loan is currently due on demand, non-interest bearing and unsecured.

LOAN TO SOLUTION

PacSo is an affiliated company, 15% owned by PacificNet, as of September 30, 2007. A convertible loan of $150,000 is outstanding from PacSo. The maturity date of loan was January 6，2007. The loan is currently due on demand, non-interest bearing and unsecured.

LOAN TO LINKHEAD

Linkhead is an affiliated company, 15% owned by PacificNet, as of September 30, 2007. A convertible loan of $604,000 is outstanding from Linkhead. The maturity date of loan is January 1, 2008.

LOAN TO YUESHEN’S SHAREHOLDER

As of September 30, 2007, there was a loan outstanding of $449,000 receivable from the shareholder of Yueshen. This loan is secured by 106,240 PacificNet shares. The maturity date of loan was February 16，2006. The loan is currently due on demand and non-interest bearing.

LOAN TO SOLUTECK’S DIRECTOR

As of September 30, 2007, there was a loan outstanding of $64,000 receivable from a director of Soluteck, due on January 17 for three consecutive years ending 2008. The interest rate for the loan is 8% per annum plus 5% penalty interest in case it has not been timely paid. The loan is collateralized with 100,000 PacificNet’s shares owned by the borrowing director and Ms Iris Lo, and the remaining assets of Smartime Holding Ltd.

LOAN TO COMMUNICATIONS' DIRECTOR

As of September 30, 2007, there was a loan outstanding of $115,000 receivable from a director of Communications, due on August 31, 2007. The interest rate for the loan is 10% per annum plus 1% penalty interest per month in case of delinquency. The loan is secured by 30,000 PacificNet shares. The loan is currently in default.

LOAN DUE TO RELATED PARTIES

As of September 30, 2007, there was an outstanding loan payable of $681,000 due to related parties. Included in which was a loan payable of $187,000 to a shareholder of EPRO. The loan was advanced to Epro by a shareholder of EPRO on behalf of the Company for working capital purposes. The loan is due on August 4, 2010. Interest is charged at Hong Kong prime lending rate.

As of September 30, 2007, a loan of $201,000 was payable to a shareholder of Yueshen. The loan was advanced to Yueshen by a shareholder of Yueshen on behalf of the Company for working capital purposes.

MOABC is an affiliated company, 15% owned by PacificNet. As of September 30, 2007, there was an outstanding balance of $293,000 due to MOABC. The loan is unsecured, non-interest bearing and due on demand.

11. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES - The Company leases warehouse and office space under operating leases with fixed monthly rentals. None of the leases included contingent rentals. Lease expense charged to operations for 2007 Q3 amounted to $562,000 (2006 Q3: $332,000). Future minimum lease payments under non-cancelable operating leases are $603,000 for the period from October 2007 to September 2008, and $155,000 for the period from October 2008 to September 2011, respectively.

RESTRICTED CASH - Term deposit of $239,000 has been pledged to certain financial institutions for bank line overdraft protection of Epro.

BANK LINE OF CREDIT - As of September 30, 2007, the Company’s outstanding bank line of credit were as follows:

(i)
Epro has an overdraft banking facility of up to $50,000 with certain banking institutions, which is secured by a pledge of its fixed deposits of $239,000. Interest is charged at Hong Kong Prime Rate and payable at the end of each calendar month or the date of settlement, whichever is earlier.

(ii)	Smartime has an overdraft banking facility of up to $131,000 with a Hong Kong banking institution. This overdraft facility is secured by a personal deposit account of a director of Smartime.

BANK LOANS- Bank loans represent the following at September 30, 2007:

	September 30, 2007 Unaudited	December 31, 2006 Audited Restated
Secured [1]	$757	$1,668
Unsecured	2,062	543
Less: current portion	768	576
Non current portion	$2,051	$1,635

[1] The loans were secured by the following: joint and several personal guarantees executed by certain directors of the subsidiary of the Company; corporate guarantee executed by a subsidiary of the Company; third legal charge over a property owned by a subsidiary of the Company; and pledged bank deposits of $239,000 (2006: $234,000) of a subsidiary of the Company.

Aggregate future maturities of borrowing for the next five years are as follows:

(US$000s)	October 2007 to September 2008	October 2008 to September 2009	October 2009 to September 2010	October 2010 to September 2011	October 2011 to September 2012	Thereafter	TOTAL (unaudited)
Beijing PACT office mortgage (1)	$54	$57	$60	$64	$67	$746	$1,048
Shenzhen PACT office mortgage (2)	23	25	26	28	29	635	766
Sub-total	77	82	86	92	96	1,381	1,814

Bank loan of Epro (3)	443	298	16	-	-	-	757
AR factoring loans (3)	248	-	-	-	-	-	248
Sub-total	691	298	16	-	-	-	1,005

TOTAL	$768	$380	$102	$92	$96	$1,381	$2,819

(As at December 31, 2006, the aggregate future maturities of borrowing for the next five years were as follows: 2007: $576,000, 2008: $477,000, 2009: $268,000, 2010: $59,000, 2011: $62,000, thereafter: $769,000)

(1)	Fixed mortgages expiring in 2012 at interest rate of 5.5% per annum.
(2)	Fixed mortgage expiring in 2012 at interest rate of 6.2% per annum.
(3)	Interest rates charged range from Hong Kong Prime Lending Rate to Prime + 2%.

CAPITAL LEASE OBLIGATIONS - The Company leases various equipments under capital leases expiring in 2009. Aggregate minimum future lease payments under capital leases for each of the next two years are as follows: 2008: $90,000, 2009: $62,000, and thereafter: none.

Aggregate future lease payments (unaudited)
2008	$90,000
2009	$62,000
Total	$152,000
Current portion	$90,000
Non-current portion	$62,000

12. NET ASSETS HELD FOR DISPOSITION

Sale of Interest in Linkhead Technology Bejing Limited. ("Linkhead")

On May 20, 2007, the Company entered into a definitive agreement to sell its 36% equity interest in Linkhead, a PRC limited liability corporation engaged in the business of resaling of NMS hardware and software platforms in China, to Mr. Mu Yingliang, a resident of People’s Republic of China. Consideration for the 36% interest of Linkhead was RMB10,000 (or US$1,295), to be paid within 90 days after signing of the agreement. The Company’s interest in Linkhead decreased from 51% to 15% after the transaction.  Absent any explicit closing conditions contained in the said agreement, the disposal was completed upon title transfer during the third quarter of 2007.

Sale of Interest in PacificNet Telecom Solution Inc. ("PacTelso")

On May 20, 2007, the Company entered into a definitive agreement to sell its 36% equity interest in PacTelso, an intermediate holding company registered under the laws of British Virgin Islands, to Mr. Mu Yingliang, a resident of People’s Republic of China. Consideration for the 36% interest of PacTelso was RMB10,000 (or US$1,295), to be paid within 90 days after signing of the agreement The Company’s interest in PacTelso decreased from 51% to 15% after the transaction. Absent any explicit closing conditions contained in the said agreement, the disposal was completed upon title transfer during the third quarter of 2007.

Sale of Interest in PacificNet Solutions Limited. ("PacSo")

On May 18, 2007, the Company entered into a definitive agreement to sell its 45% equity interest in PacSo, a company registered under the laws of Hong Kong SAR, China and engaged in systems integration, software application, and e-business solutions services, to Mr. Alex Au, a resident of Hong Kong SAR, China. Consideration for the 45% interest of PacSo was HK$4,500 (or US$583), to be paid within 90 days after signing of the agreement. The Company’s interest in PacSo decreased from 60% to 15% after the transaction. Absent any explicit closing conditions contained in the said agreement, the disposal was completed upon title transfer during the third quarter of 2007.

Sale of Interest in PacificNet Power Limited ("PacPower")

On May 18, 2007, the Company entered into a definitive agreement to sell its 36% equity interest in PacPower, a company registered under the laws of Hong Kong SAR, China and engaged in air-conditioning contracting and consulting businesses, to Mr. Alex Au, a resident of Hong Kong SAR, China. Consideration for the 36% interest of PacPower was HK$3,600 (or US$466), to be paid within 90 days after signing of the agreement. The Company’s interest in PacPower decreased from 51% to 15% after the transaction.  Absent any explicit closing conditions contained in the said agreement, the disposal was completed upon title transfer during the third quarter of 2007.

Sale of Interest in MOABC.com ("MOABC")

On May 20, 2007, the Company entered into a definitive agreement to sell its 5% equity interest in MOABC, a PRC limited liability corporation engaged in the business of value-added services platform providing, to Mr. Jack Ou, a resident of People’s Republic of China. Consideration for the 5% interest of MOABC was RMB5,000 (or US$647), to be paid within 90 days after signing of the agreement. The Company’s interest in MOABC decreased from 20% to 15% after the transaction.

Sale of Interest in PacificNet Clickcom Limited ("Clickcom")

On May 15, 2007, the Company entered into a definitive agreement to sell its 36% entire interest in PacificNet Clickcom Limited. ("Clickcom"), a leading Value-Added Services (VAS) company in China, to Mr. Ou Zhenbin, a Chinese residence. Consideration for the 36% interest of Clickcom was RMB10,000 to be paid in cash within 90 days after the agreement signing.  The Company’s interest in Clickcom decreased from 51% to 15% after the transaction.  On November 22, 2007, the said agreement was revoked by the Seller as a result of non-payment by the Buyer, Mr. Ou. The Company’s plan to dispose of its interest in Clickcom remained unchanged and continued as held for disposal as of September 30, 2007. Since the S&P agreements was terminated in the subsequent period proforma information is presented as if the Clickcom is held for disposal as of September 30, 2007 (See note 17)

Sale of Interest in Guangzhou 3G Information Technology Co., Ltd. ("Guangzhou 3G")

On April 30, 2007, the Company entered into a definitive agreement to sell its 51% entire interest in Guangzhou 3G Information Technology Co., Ltd. ("Guangzhou 3G"), a leading provider of Customer Relationship Management (CRM), mobile internet, e-commerce and gaming technology in China, Consideration for the 51% interest of Guangzhou 3G was US$6 million, to be paid in cash in 5 installments over 7 months after the agreement signing.  The Company acquired 51% controlling interest in Guangzhou 3G in March of 2005 for US$5.5 million consideration which was paid partially in cash and mostly in PACT stock. The Company’s interest in Guangzhou 3G decreased from 51% to 0% after the transaction. Absent any explicit closing conditions contained in the said agreement, the disposal was completed upon title transfer during the second quarter of 2007.

Information relating to the operations of the subsidiaries up to the periods of disposal during the nine month period ended September 30, 2007 is as follows:

(In US$ thousands)	Linkhead	Clickcom	Power	PacTelso	Solutions	MOABC	3G	Total (unaudited)
Income (loss) from discontinued operations	(8)	(3)	-	-	-	-	262	250
Gain (loss) from discontinued operations	(300)	-	340	1	(0)	5	(971)	(925)
Net assets held for disposition (remaining interest)		810	-	-	-	-	-	810

13. ACQUISITION

TAKE 1 TECHNOLOGIES GROUP LIMITED

On January 05, 2007, we entered into an agreement for PacificNet to exercise the option to acquire an additional 31% interest in Take 1. The completion date for the new Securities Subscription Agreement was January 05, 2007, with a contingent consideration of $965,505 (to be paid entirely with shares of PacificNet: 149,459 PACT Shares, valued at $6.46 per share). As a result, PacificNet has become the majority and controlling shareholder of Take1 with our ownership percentage increasing from 20% to 51%.

An initial equity investment of 30% in Take 1 was made in April 2004 by the Company, through its subsidiary PacificNet Strategic Investment Holdings Limited, for a consideration of $1,156,812, comprising $385,604 in cash and $771,208 in 149,459 PacificNet shares at $5.16 per share. PacificNet’s interest in Take 1 was reduced to 20% in the year 2005 from 30% as a result of PacificNet repurchasing an aggregate of 149,459 at nominal value.

Summarized below were the assets acquired and liabilities assumed for Take 1 in the acquisition:

Estimated fair values/(unaudited):
Current Assets	$106,422
Intangible asset	64,665
Total Assets Acquired	171,087
Liabilities assumed	(728,156)
Net assets acquired	(557,069)
Investment on equity method	385,604
Loss from Investment	(285,260)
Goodwill	$657,413

At September 30, 2007, goodwill of $657,413 represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired and is not deductible for tax purposes and the total amount of goodwill is reported under reportable segment for Products (Telecom & Gaming).

In accordance with SFAS 142, goodwill is not amortized but is tested for impairment at least annually. The purchase price allocation for Take 1 acquisition is based on a management's estimates and overall industry experience. Immediately after the signing of the definitive agreement, the Company obtained effective control over Take 1. Accordingly, the operating results of Take 1 have been consolidated with those of the Company starting January 05, 2007. Pursuant to SFAS 141 "Business Combinations", the earn-out consideration is considered contingent consideration, which will not become certain until the audited combined after-tax loss of US$640,000 for the nine months ended September 30, 2007 is available. Accordingly, the contingent consideration of 120,000 shares has not been reflected in the consolidated financial statements of the Company as of September 30, 2007.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION DISCLOSURE FOR THE QUARTER ENDED September 30, 2007 AND 2006

The following is an un-audited pro forma consolidated financial information for the nine month ended September 30, 2006 and 2007, as presented below, reflects the results of operations of the Company assuming the acquisition occurred on January 1, 2006 and 2007, respectively, and after giving effect to the purchase accounting adjustments. These pro forma results have been prepared for information purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 2006 and 2007, respectively, and may not be indicative of future operating results.

(un-audited and in thousands of U.S. dollars)	Nine months ended September 30
	2007	2006
Revenue	$28,090	$33,568
Operating income	1,284	(1,260)
Net profit	$(639)	$503
Earnings per share – basic	$(0.05)	$0.05
Earnings per share – diluted	$(0.05)	$0.05

Accordingly, PacificNet included the financial results of Take 1 in its consolidated 2007 financial results from January 5, 2007 through September 30, 2007.

14. INVESTMENTS IN AFFILIATED COMPANIES

Investments in affiliated companies are consisted of the following as of September 30, 2007:

(US$ thousands)/(unaudited)	COLLATERAL/OWNERSHIP % AND BUSINESS DESCRIPTION
INVESTMENTS IN AFFILIATED COMPANIES:	AMOUNT	DESCRIPTION
Glad Smart	$30	15% ownership interest
MOABC	(14)	15% ownership interest
Community Media Co.	4	5% ownership interest
Solutions	–	15% ownership interest (1)
Linkhead	333	15% ownership interest
Power	–	15% ownership interest (1)
Total	$353

(1)  Amounts less than one thousand dollars are excluded.

15. LEGAL PROCEEDINGS.

1.  Johnson Controls Hong Kong Limited (JCHKL) vs. PacificNet Power Limited

On January 19, 2007, Johnson Controls Hong Kong Limited filed a civil claim against PacificNet Power Limited (a 51% owned subsidiary of PacificNet) in the High Court of the Hong Kong Special Administrative Region seeking HK$4,800,000 as payment for services rendered to replace 3 sets of rane water-cooled chillers, together with energy saving performance (the "Chiller System"), at the Fortress Tower in Hong Kong.

In connection with the claim, PacificNet Power reviewed a letter from its client, China Weal Property Management Ltd., dated January 22, 2007 stating that the construction work by JCHKL had not been completed as of the date of the letter, and that certain violations itemized in a letter issued by the Hong Kong Environment Protection Department (EPD) (Noise Abatement Notice No. N806030) addressed to JCHKL with respect to acoustic problems with JCHKL’s equipment had not been abated.

The board of directors of PacificNet Power Limited has reviewed the case with its client, China Weal Property Management Ltd., and our Hong Kong legal counsel and it is our belief that the project work undertaken JCHKL is defective in numerous aspects.  As a result, we believe the construction work has not been completed by JCHKL, and therefore, JCHKL is not entitled to payment for its services.

On February 13, 2007, we instructed our Hong Kong legal counsel to issue a Defense and Counterclaim to JCHKL to counter-claim that ( i) JCHKL's construction work has not complied with the applicable rules and regulations of various government authorities in Hong Kong; (ii) the Chiller System provided by JCHKL was defective and merchantable unfit and JCHKL has failed and/or refused to rectify such defective works; and (iii) JCHKL shall return the work deposit in the amount of  HK$1,500,000 to PacificNet Power Limited and shall compensate and keep PacificNet Power Limited indemnified against all the loss and damages suffered as a result of any claims from the China Weal Property Management Ltd..

The case is now in the discovery stage before proceeding to the stage of fixing a date for trial in the High Court of Hong Kong and we intend to vigorously defend ourselves against the allegations. We are unable to predict the outcome of these actions, or a reasonable estimate of the range of possible loss, if any.

2.  PacificNet Power Limited vs Johnson Controls Hong Kong Limited (JCHKL)

On or about December, 2005, Johnson Controls Hong Kong Limited approached PacificNet Power Limited (a 51% owned subsidiary of PacificNet) and made a representation that they had submitted a tender to “The Incorporated Owners of Nan Fung Centre, Tsuen Wan (“the Employer”) for the “construction and replacement works of existing air-cooled chiller plant by new water-cooled chiller plant for Tsuen Wan Nan Fung Centre and energy saving performance contract” (“the Contract”). JCHKL invited and induced PacificNet Power Limited to act as the main contractor for the Contract and it would then act as a sub-contractor.

PacificNet Power also expressly made known to JCHKL that the said construction and replacement works and the guaranteed energy saving should meet all the tender requirements if PacificNet Power accepted the invitation to act as the main contractor for the Contract, and PacificNet Power further said that if there should be any quality defects with the system and/ or the construction work, the Employer and/ or their prospective tenants would claim against JCHKL and JCHKL should compensate.

PacificNet Power however received some correspondences and complaints from the Employer about the poor and/ or sub-standard works done by JCHKL. PacificNet Power, after separate investigation, discovered the poor workmanship and sub-standard works done by JCHKL. Accordingly, the Employer and/ or their representatives have delayed the monthly installments payment to PacificNet Power.

On April 23, 2007, we instructed our lawyers to issue a letter to the Defendant requesting and demanding them, being the sub-contractor of the Construction and Replacement Works Contract, to take immediate rectification action within seven days from the date of the said letter to (i) rectify and complete all outstanding defective works of the Construction and Replacement Works Contract; (ii) replace the water-cooled chiller plant and/or equipments which are not conformed with the requirements of the tender documents previously submitted by the Defendant to the Employer; and (iii) improve the poor performance of energy saving of the new water-cooled chiller plant.

Despite the said letter, JCHKL had failed and/ or refused to rectify and complete all outstanding works and/ or replace the defective system. And therefore PacificNet Power claims against JCHKL for: (i) refund HK$6,414,300.00, being the Contract Price paid by PacificNet Power to JCHKL; (ii) costs and expenses incurred by PacificNet Power to rectify all defective works of the Contract; (iii) all damage and loss suffered by PacificNet Power, and further and other relief.

On July 25, 2007, JCHKL issued a Defense and Counterclaim to PacificNet Power to argue that: (i) they had carried out the works according to the Contract terms; (ii) the works had been approved by PKL Consultants Limited, the consultant representative of the Employer; and (iii) a sum of HK$30,000 is still due and owing by PacificNet Power to JCHKL.

The case is now in the discovery stage before proceeding to the stage of fixing a date for trial in the High Court of Hong Kong. We are unable to predict the outcome of these actions, or a reasonable estimate of the range of possible loss, if any.

3.  PacificNet Inc. vs. HLB Hodgson Impey Cheng (HLB or Defendant), a firm of Chartered Accountants and Certified Public Accountants in Hong Kong

On September 20, 2007, PacificNet Inc. filed a claim against its former auditors HLB Hodgson Impey Cheng (HLB), a firm of Chartered Accountants and Certified Public Accountants, in the High Court of the Hong Kong Special Administrative Region seeking refund of the professional fees, compensation of professional fees and expenses for Company to engage and deploy new auditors to take over the incomplete audit works from the Defendant and returning and/or providing all relevant accounting records, vouchers, audit program and working papers retained by the Defendant and losses and damages incurred.

The case is now in the pleadings stage. We are unable to predict the outcome of these actions, or a reasonable estimate of the range of possible loss, if any.

4.  Iroquois Master Fund, Ltd. vs. Pacificnet Inc.

On or about October 3, 2007 Iroquois Master Fund, Ltd. filed a complaint in the Supreme Court of the State of New York against PacificNet Inc., claiming that the Company is in default under the Amended and Restated Convertible Debenture due March 2009 (the Amended Debenture”) in the principal amount of $3,000,000 and the Convertible Debenture due February 2009 (the “New Debenture”) in the principal amount of $420,000. Iroquois Master Fund, Ltd. is seeking damages of $3,253,163.80 in the aggregate, together with any accrued but unpaid interest through the date of judgment.  Iroquois Master Fund, Ltd. has also demanded reimbursement of its attorney fees and other costs and expenses incurred together with costs and disbursements of this action.

On or about December 5, 2007, PacificNet filed its answer denies that PacificNet is in default and assert an agreement that would enable it to bring the interest payments up to date by the issuance of stock in the near future.

16. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, by the general state of the PRC's economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

17. SUBSEQUENT EVENTS

Revocation of Sale & Purchase Agreement of PacificNet Clickcom Limited ("Clickcom")

On May 15, 2007, the Company entered into a definitive agreement to sell its 36% entire interest in PacificNet Clickcom Limited. ("Clickcom"), a leading Value-Added Services (VAS) company in China, to Mr. Ou Zhenbin, a Chinese residence. Consideration for the 36% interest of Clickcom was RMB10,000 to be paid in cash within 90 days after the agreement signing.  The Company’s interest in Clickcom decreased from 51% to 15% after the transaction.  On November 22, 2007, the said agreement was revoked by the Seller as a result of non-payment by the Buyer.

Following is the unaudited proforma consolidated financial information as if the Guangzhou 3G was not disposed of as of May 15, 2007 and held for disposal as of September 30, 2007.

(un-audited and in thousands of U.S. dollars)	Nine months ended September 30
	2007	2006
Income (loss) from continued operations	$17	$(111)
Income (loss) from discontinued operations	250	980
Net income (loss)	$(645)	$394
Earnings per share – basic	(0.05)	0.04
Earnings per share – diluted	(0.05)	0.04

Acquisition Of Guangdong Poly Blue Express Communications Co.Ltd (Guangdong Poly)

On September 5, 2007, the company entered into an agreement to acquire (subject to meeting of certain conditions) an aggregate of 51% equity interest in Guangdong Poly Blue Express Communications Co., Ltd. (Guangdong Poly).  Guangdong Poly is a leading operator approved by China's Welfare Lottery Center to develop and operate real-time electronic paperless lottery services in China, in accordance to the rules and regulations set by China's Welfare Lottery Center. Total consideration payable for the purchase of Guangdong Poly was US$2 million, in which US$1 million payable in PACT restricted shares and US$1 million payable in cash.

Due to outstanding closing conditions, the acquisition was not closed until October 25, 2007.

IROQUOIS MASTER FUND, LTD. vs. PACIFICNET INC.

On October 3, 2007 Iroquois Master Fund, Ltd. filed a complaint in the Supreme Court of the State of New York against PacificNet Inc., claiming that the Company is in default for failure to pay principal and interest under the Amended and Restated Convertible Debenture due March 2009 (the Amended Debenture”) in the principal amount of $3,000,000 and interest on the Convertible Debenture due February 2009 (the “New Debenture”) in the principal amount of $420,000.

As of October 2, 2007, Iroquois claims that the outstanding principal amount of the Amended Debenture was$2,045,452, and accrued but unpaid interest amount was $30,682.  Iroquois claims that, as of October 2, 2007, the  mandatory default amount, as calculated under the terms of the Amended Debenture  due and owing  is $2,698,974.

As of October 2, 2007, Iroquois claims that the outstanding principal amount of the New Debenture was $420,000, and accrued but unpaid interest amount was $6,300.

Iroquois claims that, as of October 2, 2007, the mandatory default amount, as calculated under the terms of the New Debenture, due and owing is $554,190.

As of the date of the complaint, Iroquois Master Fund, Ltd. was seeking damages of $3,253,163.80 in the aggregate, together with any accrued but unpaid interest through the date of judgment.  Iroquois Master Fund, Ltd. also demanded for the reimbursement of its attorney fees and other costs and expenses incurred together with costs and disbursements of this action and such other and further relief as to the court seems just and proper.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Pacific Net Inc.

We have audited the accompanying consolidated balance sheets of PacificNet Inc. (a Delaware Corporation) and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PacificNet Inc. and Subsidiaries as of December 31, 2006 and 2005, and the results of their consolidated operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  During the year ended December 31, 2006, the Company incurred net losses of $12,415,000.  In addition, the Company had a negative cash flow in operating activities amounting to negative $8,190,000 in the year ended December 31, 2006, and the Company’s accumulated deficit was $51,090,000 as of December 31, 2006. In addition, the Company is in default on its convertible debenture obligation. These factors, among others, as discussed in Note 1 to the consolidated financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 18, the financial statements for the years ended December 31, 2006 and 2005 have been restated.

/s/ KABANI & COMPANY, INC.

LOS ANGELES, CA
March 30, 2007, except for notes 1, 2, 4, 6, 9, 10, 11, 12, 13, 14, 16, & 18 are as of November 5, 2007

PACIFICNET INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS–RESTATED
AS AT DECEMBER 31, 2006 AND 2005
(In thousands of United States dollars, except par values and share numbers)

	As at December 31,
	2006	2005
ASSETS	Restated	Restated
Current Assets:
Cash and cash equivalents	$1,900	$3,486
Restricted cash - pledged bank deposit	234	163
Accounts receivables, net of allowances for doubtful accounts	8,141	3,841
Inventories	201	203
Loan receivable from related parties	1,706	2,328
Loan receivable from third parties	128	1,062
Marketable equity securities - available for sale	558	539
Other current assets	4,173	1,375
Total Current Assets	17,041	12,997

Property and equipment, net	4,711	958
Intangible assets, net	323	-
Investments in affiliated companies and subsidiaries	115	1,161
Goodwill	5,601	3,964
Net assets held for disposition	8,664	8,854
Other assets	471	-
TOTAL ASSETS	$36,926	$27,934
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Bank line of Credit	$855	$1,059
Bank loans-current portion	576	188
Capital lease obligations - current portion	120	126
Accounts payable	1,266	628
Accrued expenses and other payables	1,828	704
Customer deposits	352	335
Convertible debenture	8,000	-
Warrant liability	904	-
Liquidated damages liability	2,837	-
Loan payable to related party	638	759
Total Current Liabilities	17,376	3,799

Bank loans - noncurrent portion	1,635	6
Capital lease obligations - noncurrent portion	124	78
Convertible debenture - non current portion	945	-
Total long-term liabilities	2,704	84
Total liabilities	20,080	3,883

Minority interest in consolidated subsidiaries	2,869	846
Commitments and contingencies	-	-
Stockholders' Equity:
Preferred stock, par value $0.0001, Authorized 5,000,000 shares
Issued and outstanding - none	-	-
Common stock, par value $0.0001, Authorized 125,000,000 shares
Issued and outstanding:
December 31, 2006 - 14,155,597 issued; 11,538,664 outstanding; December 31, 2005: 12,000,687 issued, 10,833,562 outstanding	1	1
Treasury stock, at cost (2006: 2,626,933 Shares, 2005: 1,169,663 shares)	(272)	(134)
Additional paid-in capital	65,757	61,980
Cumulative other comprehensive income	(42)	(15)
Accumulated deficit	(51,090)	(38,627)
Less: stock subscription receivable	(377)	-
Total Stockholders' Equity	13,977	23,205

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$36,926	$27,934

The accompanying notes form an integral part of these consolidated financial statements.

PACIFICNET INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS -  RESTATED
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
(In thousands of United States dollars, except loss per share and share amounts)

	For the Years Ended December 31,
	2006	2005	2004
	Restated	Restated	Restated
Net Revenues
Services	$16,790	$14,091	$10,008
Product sales	25,948	3,216	849
Total net revenue	42,738	17,307	10,857

Cost of Revenues
Services	(12,155)	(10,380)	(7,046)
Product sales	(24,062)	(2,841)	(841)
Total cost of revenue	(36,217)	(13,221)	(7,887)

Gross Profit	6,521	4,086	2,970

Operating expenses:
Selling, General and Administrative expenses	11,126	5,447	5,244
Stock-based compensation expenses	242	282	1,246
Depreciation and amortization	1,463	276	94
Impairment of Goodwill	1,233	3,689	2,628
Total Operating expenses	14,064	9,694	9,212

Loss from operations	7,543	5,608	6,242
Other income (expenses):
Interest income/(expense), net	(1,192)	100	(57)
Gain/(loss) in change in fair value of derivatives	(214)	-	-
Liquidated damages expense	(3,817)	-	-
Sundry income, net	105	289	176
Total other income	(5,118)	389	119

Loss from operations before Income Taxes and Minority Interests	(12,661)	(5,219)	(6,123)

Provision for income taxes	(63)	(55)	(106)
Share of earnings from investment on equity method	17	855	87
Minority Interests	153	(1,461)	(296)
Loss from continued operations	(12,554)	(5,880)	(6,438)

Income/(loss) from discontinued operations:
Gain on disposal	26	-	-
Income from discontinued operations	113	735	1,014
Total income/(loss) from discontinued operations	139	735	1,014

NET LOSS	(12,415)	(5,145)	(5,424)

Other comprehensive income (loss):
Foreign exchange gain (loss)	(27)	7	(22)
Net comprehensive loss	$(12,442)	$(5,138)	$(5,446)

BASIC & DILUTED LOSS PER COMMON SHARE:
Loss per common share continued operation	$(1.08)	$(0.58)	$(0.92)
Earning per common share discontinued operation	$0.00	$0.07	$0.14
Loss per common share – basic & diluted	$(1.08)	$(0.51)	$(0.77)
*Weighted average number of shares - basic & diluted	11,538,664	10,156,809	7,015,907

The accompanying notes form an integral part of these consolidated financial statements.

PACIFICNET INC. AND SUBSIDIARIES
CONSOLIDATED  STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY – RESTATED
(In thousands of United States dollars, except number of shares)

	Common Stock Outstanding		Additional Paid-in	Cumulative Other Comprehensive Income/	Accumulated Deficit	Treasury Stock		Stock Subscription	Total Stockholders’ Equity
	Shares	Amount	Capital	(loss)	(Restated)	Shares	Amount	Receivable	(Restated)
Balance at December 31, 2003, as restated	5,363,977	$1	$31,790	$(24)	$(28,056)	800,000	$(5)	$-	$3,706
Issuance of common stock for acquisition of subsidiaries	1,756,240	-	9,938	-	-	-	-	-	9,938
Proceeds from the sale of common stock, net of related costs	2,205,697	-	12,330	-	-	-	-	-	12,330
PIPE related Expenses	-	-	(205)	-	-	-	-	-	(205)
Issuance of common stock for acquisition of affiliate	149,459	-	1,547	-	-	-	-	-	1,547
Repurchase of common stock	(33,616)	-	-	-	-	33,616	(114)	-	(114)
Stock issued for services	50,000	-	132	-		-	-	-	132
Stock issued in error	83,000	-	-	-	-	-	-	-	-
Stock options expense	-	-	1,246	-	-	-	-	-	1,246
Exercise of stock options and warrants for cash	219,364	-	606	-	-	-	-	-	606
Foreign currency translation gain	-	-	-	2	-	-	-	-	2
Excess finders fee charged adjusted	-	-	345	-	-	-	-	-	345
Net loss	-	-	-	-	(5,425)	-	-	-	(5,425)
Balance at December 31, 2004	9,794,121	1	57,730	(22)	(33,482)	833,616	(119)	-	24,108
Issuance of common stock for acquisition of subsidiaries	515,900	-	3,971	-	-	-	-	-	3,971
Stock issued for services	20,000	-	63	-	-	-	-	-	63
Repurchase of common stock for acquisition of affiliate	(149,459)	-	(1,547)	-	-	149,459	-	-	(1,547)
Cancellation of common stock	(45,000)	-	-	-	-	45,000	-	-	-
Repurchase of common shares	(2,000)	-	-	-	-	2,000	(15)		(15)
Stock options expense	-	-	282	-	-	-	-		282
Exercise of stock options and warrants for cash	676,000	-	966	-	-	-	-		966
Holdback shares as contingent consideration due to performance targets not yet met	-	-	-	-	-	298,550	-		-
Share consideration for acquisition of subsidiary deemed issued under S&P	-	-	-	-	-	(137,500)	-		-
Excess finders fee charged adjusted	-	-	455	-	-	-	-		455
Option exercise price adjusted	-	-	60	-	-	-	-		60
Foreign currency translation gain	-	-	-	7	-	-	-		7
Net loss	-	-		-	(5,145)	-	-		(5,145)
BALANCE AT DECEMBER 31, 2005	10,809,562	1	61,979	(15)	(38,627)	1,191,125	(134)		23,204
Exercise of stock options for cash and receivable	394,000	-	834	-	-	-	-	-	834
Issuance of common stock for acquisition of subsidiaries	618,112	-	4,346	-	-	-	-	-	4,346
Cancellation of common stock	(275,000)	-	(1,672)	-	-	-	-	-	(1,672)
Repurchase of common shares (Treasury shares)	(29,472)	-	-	-	-	-	(138)	-	(138)
Foreign currency translation loss	-	-	-	(27)	-	-	-	-	(27)
Stock options expense	-	-	242	-	-	-	-	-	242
Goodwill opening balance adjustment	-	-	-	-	(48)	-	-	-	(48)
Issuance of warrants for issuing fee of convertible debts	-	-	28	-	-	-	-	-	28
Stock subscription receivable	-	-	-	-	-	-	-	(377)	(377)
Net loss	-	-	-	-	(12,415)	-	-	-	(12,415)
BALANCE AT DECEMBER 31, 2006	11,517,202	$1	$65,757	$(42)	$(51,090)	1,191,125	$(272)	$(377)	$13,977

The accompanying notes form an integral part of these consolidated financial statements.

PACIFICNET INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS –RESTATED
(In thousands of United States dollars)

Cash Flows from operating activities	For the Years Ended December 31,
	2006	2005	2004
	Restated	Restated	Restated
Net loss	$(12,415)	$(5,145)	$(5,424)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Provision for allowance for doubtful accounts	6,173	3,425	777
Minority Interest	(153)	1,461	296
Depreciation and amortization	1,463	276	94
Goodwill impairment	1,233	3,689	2,628
Stock-based compensation	242	282	1,246
Issuance of shares for services	-	63	132
Change in fair value of derivatives	214	-	-
Amortization of interest discount	690	-	-
Liquidated damages expense	3,817	-	-
Income/loss from discontinued operations	(139)	(735)	(1,014)
Changes in current assets & liabilities net of effects from purchase of subsidiaries:
Accounts receivable and other current assets	(7,098)	(297)	(2,743)
Inventories	2	(55)	(72)
Accounts payable and accrued expenses	(2,219)	2,671	1,098
Net cash provided by (used in) operating activities	(8,190)	5,635	(2,982)

Cash flows from investing activities
Increase in restricted cash	(71)	49	-
Increase in purchase of marketable securities	(19)	(510)	(29)
Acquisition of property and equipment	(2,608)	(2,966)	(477)
Net increase (decrease) in assets held for disposition	190	(3,493)	264
Acquisition of subsidiaries and affiliated companies	(667)	(3,958)	(991)
Repurchase of treasury shares	(138)	(15)	(114)
Net cash used in investing activities	(3,313)	(10,893)	(1,347)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Loans receivable from third parties	934	(1,024)	(38)
Loans receivable from related parties	622	(868)	(1,460)
Loans payable to related party	(121)	575	184
Advances (repayments) under bank line of credit	(204)	1,113	(1,253)
Repayment of amount borrowed under capital lease obligations	40	(5)	(92)
Proceeds from exercise of stock options and warrants	237	966	606
Advances under bank loans	935	(1,453)	(135)
Net proceeds from issuance of convertible debenture	7,500	-	-
Payment of certain PIPE related expenses	-	-	(205)
Proceeds from sale of common stock for cash	-	-	12,330
Net cash provided by(used in) financing activities	9,943	(696)	9,937

Effect of exchange rate change on cash and cash equivalents	(27)	7	2

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,586)	(5,947)	5,610

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,486	9,433	3,823
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,900	$3,486	$9,433

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$664	$229	$178
Income taxes paid	$5	$(53)	$3
NONCASH INVESTING AND FINANCING ACTIVITIES:
Investment in subsidiaries and affiliate through issuance of common stock	$4,346	$3,971	$9,938
Investment in affiliate through issuance of common stock			1547
Property & equipment acquired under bank loans	$1,082	$-	$-

The accompanying notes form an integral part of these consolidated financial statements.

PACIFICNET INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – RESTATED
(Amounts expressed in United States dollars unless otherwise stated)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

PacificNet Inc. (referred to herein as “PacificNet” or the “Company”) was originally incorporated in the State of Delaware on April 8, 1987. Through our subsidiaries we provide outsourcing services, value-added telecom services (VAS) and products (telecom and gaming) services. Our business process outsourcing (BPO) services include call centers, providing customer relationship management (CRM), and telemarketing services, and our information technology outsourcing (ITO) includes software programming and development. We are value-added resellers and providers of telecom VAS, which is comprised of interactive voice response (IVR) systems, call center management systems, and voice over Internet protocol (VOIP), as well as mobile phone VAS, such as short messaging services (SMS) and multimedia messaging services (MMS). Our products (telecom and gaming) include gaming technology and communication products distribution. The Company’s operations are primarily targeted in Greater China and certain Asian country markets.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America and present the financial statements of the Company and its wholly owned and majority-owned subsidiaries including variable interest entities (“VIEs”) for which the Company is the primary beneficiary. All significant inter-company accounts and transactions have been eliminated. Investments in entities in which the Company can exercise significant influence, but which are less than majority owned and not otherwise controlled by the Company, are accounted for under the equity method.

The Company has adopted FASB Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”), an Interpretation of Accounting Research Bulletin No. 51. FIN 46R requires a Variable Interest Entity (VIE) to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. VIEs are those entities in which the Company, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with ownership of the entities, and therefore the company is the primary beneficiary of these entities. Acquisitions of subsidiaries or variable interest entities are accounted for using the purchase method of accounting. The results of subsidiaries or variable interest entities acquired during the year are included in the consolidated income statements from the effective date of acquisition.

INITIAL MEASUREMENT OF VIE- The Company initially measures the assets, liabilities, and non-controlling interests of the VIEs at their fair values at the date of the acquisitions. Goodwill is recorded for the excess of the fair value of the newly consolidated assets and the reported amount of assets transferred by the primary beneficiary to the VIE over the sum of the fair value of the consideration paid, the reported amount of any previously held interests, and the fair value of the newly consolidated liabilities and non-controlling interests are allocated and reported as a pro rata adjustment of the amounts that would have been assigned to all of the newly consolidated assets as if the initial consolidation had resulted from a business combination.

ACCOUNTING AFTER INITIAL MEASUREMENT OF VIE – Subsequent accounting for the assets, liabilities, and non-controlling interest of a consolidated variable interest entity are accounted for as if the entity were consolidated based on voting interests and the usual accounting rules for which the VIE operates are applied as they would to a consolidated subsidiary as follows:

•	Carrying amounts of the VIE are consolidated into the financial statements of PacificNet as the primary beneficiary (referred as “Primary Beneficiary” or “PB”)

•	Inter-company transactions and balances, such as revenues and costs, receivables and payables between or among the Primary Beneficiary and the VIE(s) are eliminated in their entirety

•	There is no direct ownership interest by the Primary Beneficiary in the VIE, equity of the VIE is eliminated with an offsetting credit to minority interest

PRC laws and regulations restrict us, as a foreign entity, from having a direct controlling interest in entities such as Beijing Xing Chang Xin Sci –tech Development Co. Ltd (IMOBILE-DE) and Guangzhou Sunroom Information Industry Co., Ltd. (Sunroom-DE) that hold operating licenses to engage in domestic online ecommerce and telecom value-added services in China. As a result, we conduct substantially all of our operations through Beijing PacificNet IMOBILE Technology Co., Ltd (WOFE) and Technology Ltd. And Guangzhou 3G Information Technology Co., Ltd. (WOFE). We own 51% of the shares in each of the WOFEs and each WOFE signed Consulting and Services Agreements with IMOBILE-DE and Sunroom-DE (the entities that actually carry out the operating activities). These agreements provide that all of the DE profits will flow through to the respective WOFEs. Pursuant to these agreements, the Company guarantees any obligations undertaken by these companies under their contractual agreements with third parties, and the Company is entitled to receive service fees in an amount equal to 51% of the net income of these companies. Accordingly, we bear the risks of and enjoy the rewards associated with the investments in the WOFEs.

The operations of Des are managed by their original management teams, however, the Company has the power to appoint or change directors and senior management because it indirectly ultimately controls the voting power of the shareholders of each DE through the Power of Attorney given to PacificNet’s President according to the operating agreements between the Des and WOFEs. Pursuant to the Consulting and Service Agreements signed between each WOFE and their respective DE, the WOFE (“Party A”) agrees to be the exclusive provider of telecom consulting services to the DE (“Party B”). During the term of the agreement, Party B shall not accept technical and consulting services provided by any third party. Party B agrees to pay a fee to Party A equal to 100% of its monthly net income for the services provided. Payment of the service fees has been secured through a share pledge agreement with the shareholders of each of the Des, whereby they pledged all of their shares to the respective WOFE.

(1) Each of the Des, by design, is thinly capitalized because a substantial portion of PacificNet’s invested amounts or consideration were paid or payable directly to previous owners of Sunroom-DE and Imobile-DE for entering into the acquisition transactions while none of the investment consideration was injected into the Des. Therefore, additional funding from PacificNet is needed to support the Des’ business development and working capital.

(2) Fees from Service Contracts are substantial, but are not commensurate with the level of service provided by the WOFEs to the Des. The contractual and funding arrangements with the Des evidence that PacificNet has closely participated in the majority of the Des’ economics. PacificNet is the primary beneficiary through its WOFE subsidiaries since PacificNet is the only enterprise with a sufficiently large interest in the VIEs. In compliance with PRC’s foreign investment restrictions on Internet Content Provider and Value Added Telecom Services Provider’s laws and regulations, the Company conducts all of its value-added services for telecom in China via the following significant domestic VIEs below. The respective management agreements between the VIE’s and WOFE’s create a variable interest and accordingly, these two Vies are consolidated as VIE through their respective WOFEs from the date of acquisition.

The following is a summary of all the VIEs of the Company:

Beijing Xing Chang Xin Sci –tech Development Co. Ltd (the “Imobile-VIE”), a China company controlled through business agreement. Through Imobile-VIE, a variable interest entity, PacificNet is able to engage in the business of ICP, and operates mobile distribution and value-added service in the PRC. The business of the VIE is managed by their original management teams. Imobile-VIE is owned by Gao Chunhui, CEO 51% and Liu Lei, COO 49%, of the Company. The registered capital of the VIE is RMB 2,000,000. The VIE’s board of directors has the power to appoint the General Manager of the VIE who in turn has the power to appoint other members of the management. PacificNet does not directly participate in the daily operation of the VIE. It however has the power to change the management, if needed, because PacificNet is directly or indirectly controlling the board of this VIE.

Guangzhou Sunroom Information Industrial Co., Ltd. (“Sunroom-VIE”), a PRC registered domestic enterprise, controlled by PacificNet through a series of contractual agreements. It is responsible for VAS in China under its ICP and VAS licenses. It is 31% owned by Mr. Wang Yongchao (CEO), 41.4% owned by Mr. Liao Mengjiang (COO) and 27.6% owned by non-participating shareholder, Mr. Sun Zhengquan. The registered capital of the VIE Company is $4.0 million. Sunroom-VIE is required to transfer their ownership in these entities to our subsidiaries when permitted by PRC laws and regulations and all voting rights are assigned to us. As of December 31, 2005, Sunroom-VIE’s revenues and net loss accounted for approximately 17% and (96) % of our consolidated revenues and net earnings before minority interests, respectively.

The initial capital investments in these VIEs were not funded by us but we have provided loans to these VIEs to fund their R&D and expansion plans. As of December 31, 2005, the amount of loans to Clickcom VIE and Sunroom VIE were approximately US$262,695 (low interest at 2%) and US$246,216 (interest free) respectively. None of the VIEs’ assets were collateralized for our loans. Given the fact that we do not have direct ownership interests in these VIEs, the creditors of these VIEs will not have recourse to the general credit of our group being the primary beneficiary.

Under various contractual agreements, employee shareholders of the VIEs are required to transfer their ownership in these entities to our subsidiaries in China when permitted by PRC laws and regulations or to our designees at any time for the amount of the outstanding loans. All voting rights of the VIEs are then assigned to us. We have the power to appoint all directors and senior management personnel of the VIEs. Through our wholly owned subsidiaries in China, we have also entered into exclusive technical agreements and other service agreements with the VIEs, under which these subsidiaries provide technical services.

BUSINESS COMBINATIONS

The Company accounts for its business combinations using the purchase method of accounting. This method requires that the acquisition cost to be allocated to the assets and liabilities the Company acquired based on their fair values. The Company makes estimates and judgments in determining the fair value of the acquired assets and liabilities, based on valuations using management’s estimates and assumptions including its experience with similar assets and liabilities in similar industries. If different judgments or assumptions were used, the amounts assigned to the individual acquired assets or liabilities could be materially different.

GOODWILL AND PURCHASED INTANGIBLE ASSETS

Goodwill represents the excess of the purchase price over the fair value of the identifiable assets and liabilities acquired as a result of the Company’s acquisitions of interests in its subsidiaries and VIEs. Fair market value of the identifiable assets and liabilities, including tangible and intangible, is primarily ascertained with replacement cost method. At time of acquisition, based on market research and discussion with management, a benchmark is established with reference to comparable replacement cost in open market. Occasionally, net book value is used as a fair market value equivalent if the assets and liabilities of the newly acquired subsidiaries and/or VIEs were either current in nature or newly established.

Under Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets (“SFAS 142”),” goodwill is no longer amortized, but tested for impairment upon first adoption and annually, thereafter, or more frequently if events or changes in circumstances indicate that it might be impaired. The Company assesses goodwill for impairment annually in accordance with SFAS 142. The assessment includes first comparing implied P/E valuation of the goodwill carrying subsidiaries (adjusted by R&D expenses written off) to benchmarks as found in comparable publicly traded companies. If a comfortable buffer over the public benchmark does not exist, more sophisticated DCF analysis, based on 5 year cash flows forecasts, will follow to ascertain if goodwill impairment is warranted.

The Company applies the criteria specified in SFAS No. 141, “Business Combinations” to determine whether an intangible asset should be recognized separately from goodwill. Intangible assets acquired through business acquisitions are recognized as assets separate from goodwill if they satisfy either the “contractual-legal” or “reparability” criterion. Per SFAS 142, intangible assets with definite lives are amortized over their estimated useful life and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” Intangible assets, such as purchased technology, trademark, customer list, user base and non-compete agreements, arising from the acquisitions of subsidiaries and variable interest entities are recognized and measured at fair value upon acquisition. Intangible assets are amortized over their estimated useful lives from one to ten years. The Company reviews the amortization methods and estimated useful lives of intangible assets at least annually or when events or changes in circumstances indicate that it might be impaired. The recoverability of an intangible asset to be held and used is evaluated by comparing the carrying amount of the intangible asset to its future net undiscounted cash flows. If the intangible asset is considered to be impaired, the impairment loss is measured as the amount by which the carrying amount of the intangible asset exceeds the fair value of the intangible asset, calculated using a discounted future cash flow analysis. The Company uses estimates and judgments in its impairment tests, and if different estimates or judgments had been utilized, the timing or the amount of the impairment charges could be different.

We currently have nine reporting units: EPRO, Smartime/Soluteck, Guangzhou 3G-WOFE (assets held for disposition), iMobile-WOFE, Shanghai Classic (including discontinued subsidiary – Yueshen), Wangrong, Clickcom (discontinued operation), PacificNet Games, Linkhead (discontinued operation), but those that are marked either assets held for disposition or discontinued are excluded for the purposes of goodwill assessment. We determined our reporting units if the entity constituted a business, financial information was available, and segment management can regularly review the operating results of that component. Excluding investment holding vehicles and self-developed units, reporting units only include those operating units that PacificNet holds 50% or more through acquisition and maintain effective control. Units such as PacificNet Solution, PacificNet Limited, and PacificNet Communication are 100% owned by PacificNet through self-development and not through acquisition. Therefore, there is no goodwill allocation to these self-developed units.

We allocated goodwill amongst the reporting units based on the consideration paid in shares and cash minus the proportional share of the fair value of net assets and liabilities at the time of acquisition specific to each reporting unit. The fair value of each reporting unit represents the amount at which the unit as a whole could be bought or sold in a current transaction between willing parties in an open marketplace. At the time of acquisition, the fair value of assets and liabilities was determined based on book value minus any potential write-down, if any, to reflect the fair value of the assets and liabilities acquired in the transaction. The Company has one class of goodwill arising from business combination resulting from the acquisitions of our subsidiaries.  Goodwill has been revised to reflect certain expenses that should have been written off prior to certain acquisitions, not subsequent to the acquisitions, to better reflect the assets acquired and liabilities assumed in certain business combinations during 2003 in accordance with SFAS No. 141, “Business Combinations”. Originally, the Company had acquired certain intangible assets such as research and development costs and related party receivables that were considered as part of the purchase price allocation, then subsequently expensed them at year end.

The total carrying amount of goodwill recorded on the balance sheets at December 31, 2006 is $5,601,000 and the changes in the carrying amount of goodwill for the following reporting periods are summarized below:

(US$'000s)	Group 1. Outsourcing Services	Group 2. Telecom Value-Added Services	Group 3. Products (Telecom & Gaming)	Total goodwill on the restated balance sheet
Balance as of December 31, 2003	$420	$-	$-	$420
Goodwill acquired during the year	3,575	4,831	1,438	9,844
Goodwill reclassified to net assets held for disposition	-	(3,672)	-	(3,672)
Goodwill impaired during the year	(31)	(1,159)	(1,438)	(2,628)
Balance as of December 31, 2004-Restated	3,964	-	-	3,964
Goodwill acquired during the year	-	5,183	-	5,183
Goodwill reclassified to net assets held for disposition	-	(1,494)	-	(1,494)
Goodwill impaired during the year	-	(3,689)	-	(3,689)
Balance as of December 31, 2005-Restated	3,964	-	-	3,964
Goodwill acquired during the year	-	1,694	1,176	2,870
Balance as of December 31, 2006-Restated	$3,964	$461	$1,176	$5,601

The Company assesses the need to record impairment losses on our goodwill assets at least annually or when an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The assessment includes using a combination of qualitative and quantitative analyses such as DCF/PE multiples based on 5 year profit forecasts, and published comparables, where applicable. The Company concluded that there have been no material adverse changes on the operating environments during the reporting periods that would have otherwise affected the carrying value of the goodwill. In addition, there has been no disposal of any reporting subsidiaries and, as a result, no gain or loss is recognized during those reporting periods.

The following table summarizes goodwill from the Company's acquisitions during 2006 and 2005:

	For the years ended December 31
	2006	2005
(USD$'000s)	Restated	Restated
Epro	$3,949	$3,949
Smartime (Soluteck)	15	15
iMobile	430	-
Wanrong	461	-
PacificNet Games	746	-
Total	$5,601	$3,964

The following table summarizes the intangible assets acquired from PacificNet Games:

(USD000s)	December 31, 2006
Technology	$353
Less: Accumulated amortization	(30)
Net	$323

Amortization expense related to intangible assets was $30,000 in the year ended December 31, 2006.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company periodically assesses the need to record impairment losses on long-lived assets, such as property, plant and equipment, and purchased intangible assets, used in operations and its investments when indicators of impairment are present indicating the carrying value may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. When impairment is identified, the carrying amount of the asset is reduced to its estimated fair value. All goodwill will no longer be amortized and potential impairment of goodwill and purchased intangible assets with indefinite useful lives will be evaluated using the specific guidance provided by SFAS No. 142 and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

This impairment analysis is performed at least annually. For investments in affiliated companies that are not majority-owned or controlled, indicators or value generally include revenue growth, operating results, cash flows and other measures. Management then determines whether there has been a permanent impairment of value based upon events and circumstances that have occurred since acquisition. It is reasonably possible that the impairment factors evaluated by management will change in subsequent periods, given that the Company operates in a volatile environment. This could result in material impairment charges in future periods.

During the year ended December 31, 2005 the Company impaired goodwill as follows:

(USD$'000s)	2005
Restated
Linkhead	$3,423
Clickom	266
Total	$3,689

There was no impairment of goodwill in the year ended December 31, 2006.

INVESTMENTS IN AFFILIATED COMPANIES

The Company's investments in affiliated companies for which its ownership exceeds 20%, but is not majority-owned or controlled, are accounted for using the equity method. The Company's investments in affiliated companies for which its ownership is less than 20% are accounted for using the cost method.

COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) consists of net earnings and other gains (losses) affecting stockholders' equity that, under generally accepted accounting principles are excluded from net earnings in accordance with Statement of Financial Accounting Standards ("SFAS") 130, Reporting Comprehensive Income.

REVENUE RECOGNITION

Revenues are derived from the following categories as classified by our operating segments (see Note 15): (1) outsourcing services including Business Process Outsourcing (BPO), call center, IT Outsourcing (ITO) and software development services; (2) Telecom Value-Added Telecom Services (VAS) including Content Providing (CP), Interactive Voice Response (IVR), Platform Providing (PP) and Service Providing (SP); and (3) Products (telecom & gaming) Services, including calling cards, GSM/ CDMA/ XiaoLingTong products, and multimedia self-service kiosks.

Revenues from outsourcing services are recognized when the services are rendered. Revenues from license agreements are recognized when a signed non-cancelable software license exists, delivery has occurred, the Company's fee is fixed or determinable, and collectability is probable at the date of sale. Revenues from software development services are recognized when the customer accepts the installation and no significant modification or customization work is involved, in accordance with SOP 97-2 "Software Revenue Recognition." Revenues from support services such as consulting, implementation and training services are recognized when the services are performed, collectability is probable and such revenues are contractually nonrefundable.

Revenues from value-added telecom services are derived principally from providing mobile phone users with short messaging service ("SMS"), multimedia messaging service ("MMS"), color ring back tone ("CRBT"), wireless application protocol ("WAP") and interactive voice response system ("IVR"). These services include news and other content subscriptions, mobile dating service, picture and logo download, ring tones, ring back tones, mobile games, chat rooms and access to music files. These revenues from are charged on a monthly or per-usage basis and are recognized in the period in which the service is performed, provided that no significant Company obligations remain, collection of the receivables is reasonably assured and the amounts can be accurately estimated. In accordance with EITF No. 99-19, "Reporting Revenues Gross as a Principal Versus Net as an Agent," revenues are recorded on a gross basis when the Company is considered the primary obligor to the VAS users. Under the gross method, the amounts billed to VAS users are recognized as revenues and the fees charged or retained by the third-party operators are recognized as cost of revenues.

Revenues from the sale of products and systems are recognized when the product and system is completed, shipped, and the risks and rewards of ownership have transferred.

Revenues from the distribution of all types of calling cards and product sales is recognized in accordance with EITF No. 99-19, "Reporting Revenues Gross as a Principal Versus Net as an Agent," where revenues are recorded on a gross basis when the Company is considered the primary obligor to the users, maintains an inventory of products before the products are ordered by customers, has latitude in establishing the pricing power of products, is subject to physical inventory loss risk, and has credit risk as it is responsible for collecting the sales price from the customer and is responsible for paying the supplier regardless of whether or not the sales price is fully collectible.

The effect of post-shipment/delivery obligations, such as customer acceptance, product returns, etc. on our revenue recognition policy is as follows: (a) there is no effect on outsourcing services as revenue is recognized as the services are performed; however product sale revenue is recognized when contracts are approximately 80% completed for revenue recognition and fully when the customer signs the UAT, (i.e., "User Acceptance Form"); (b) there is no effect on telecom value-added services revenue as the product sales mainly involve IVR hardware that are from mature and stable products of multi-national vendors and there have been minimal returns historically; and (c) there is no effect on product (telecom & gaming) since the transactions are conducted on cash basis and revenue is recognized at the time the sale is transacted.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company presents accounts receivable, net of allowances for doubtful accounts and returns. The allowances are calculated based on a detailed review of certain individual customer accounts, historical rates and an estimate of the overall economic conditions affecting the Company's customer base. The Company frequently monitors its customers' financial condition and credit worthiness and only sells products, licenses or services to customers where, at the time of the sale, collection is reasonably assured. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company also records reserves for doubtful accounts for all other customers based on a variety of factors including the length of time the receivables are past due, the financial health of the customer, macroeconomic considerations and historical experience. If circumstances related to specific customers change, the Company's estimates of the recoverability of receivables could be further adjusted. Allowance for doubtful accounts at December 31, 2006 was approximately $3,400,000 (2005: $168,000).

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term, ranging from three to five years. Significant improvements and betterments are capitalized. Routine repairs and maintenance are expensed when incurred. When property and equipment is sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

INVENTORIES

Inventories consist of finished goods and are stated at the lower of cost or market value. Cost is computed using the first-in, first-out method and includes all costs of purchase and other costs incurred in bringing the inventories to their present location and condition. Market value is determined by reference to the sales proceeds of items sold in the ordinary course of business after the balance sheet date or management estimates based on prevailing market conditions. The inventories consist of finished goods and represent telecommunication products such as mobile phone, rechargeable phone cards, smart chip, and interactive voice response cards.

INCOME TAXES

Income taxes are accounted for using an asset and liability approach, which requires the recognition of income taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax laws; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence assessed using the criteria in SFAS No. 109, "Accounting for Income Taxes," will not more-likely-than-not be realized.

The Company records a valuation allowance for deferred tax assets, if any, based on estimates of its future taxable income as well as its tax planning strategies when it is more likely than not that a portion or all of its deferred tax assets will not be realized. If the Company is able to utilize more of its deferred tax assets than the net amount previously recorded when unanticipated events occur, an adjustment to deferred tax assets would be reflected in income when those events occur.

RESEARCH AND DEVELOPMENT COSTS AND CAPITALIZED SOFTWARE COSTS

Expenditures related to the research and development of new products and processes, including significant improvements and refinements to existing products are expensed as incurred, unless they are required to be capitalized.

Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a detailed program design or working model of the product, and ending when a product is available for release to customers. For the years ended December 31, 2006 and 2005, the Company did not capitalize any costs related to the purchase of software and related technologies and content.

EARNINGS PER SHARE (EPS)

Basic and diluted earnings or loss per share (EPS) amounts in the financial statements are computed in accordance with SFAS No. 128, "Earnings Per Share." Basic EPS is based on the weighted average number of common shares outstanding. Diluted EPS is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income/loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Weighted average number of shares used to calculate basic and diluted loss per share is considered same as the effect of dilutive shares is anti-dilutive.

The reconciliation of the numerators and denominators of the basic and diluted EPS calculations was as follows:

(In thousands of US Dollars, except weighted shares and per share amounts)	FY 2006 Restated	FY 2005 Restated
Numerator: Net loss	$(12,415)	$(5,145)
Denominator:
Weighted-average shares used to compute basic & diluted loss per share	11,538,664	10,156,809
Basic & Diluted loss per common share:	$(1.08)	$(0.51)

STOCK-BASED COMPENSATION PLANS

Prior to January 1, 2006, PacificNet accounted for awards granted under stock-based compensation plans following the recognition and measurement principles of APB 25, Accounting for Stock Issued to Employees, and related interpretations. Compensation expense, if any, is recognized for awards granted at an exercise price less than fair market value of the underlying common stock on the date of grant.

Effective January 1, 2006, PacificNet adopted the fair value recognition provisions of SFAS 123(R). See Item 6 for a description of the Company’s adoption of SFAS 123R.The fair value of stock options is determined using the Black-Scholes option pricing model, which is consistent with the valuation techniques previously utilized for options in footnote disclosures required under SFAS 123,as amended by FASB Statement No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure.” The determination of the fair value of stock-based compensation awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables, including the expected volatility of the Company’s stock price over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends. The compensation costs, which approximated $242,473 for year 2006, are recognized on a straight-line base over the option vesting term and the amortized cost is included in selling, general and administrative expenses. The valuation provisions of SFAS 123(R) apply to new grants and unvested grants that were outstanding as of the effective date.

During year 2006, we had 370,500 stock options exercisable, 394,000 options were exercised, and 680,000 options granted in year 2005 were cancelled. The board also authorized to issue 500,000 options on September 21, 2006. However due to the increasing cost of option administration, the board of directors decided to cancel all options authorized during year 2005 and 2006, and plan to issue restricted stock or stock appreciation right (SAR) for future executive and employee incentive compensation. See note 12 b) for the status of the Company’s stock option plan.

Additional information on options outstanding as of December 31, 2006 is as follows:

	WEIGHTED AVERAGE EXERCISE PRICE	OPTIONS	WEIGHTED AVERAGE REMAINING CONTRACTUAL LIFE
Options outstanding	$2.00	370,500	0.57 years
Options exercisable	$2.00	370,500	0.57 years

CONVERTIBLE DEBENTURES

On March 13, 2006, we completed a private placement in which we sold $8,000,000 in convertible debentures and issued warrants to purchase up to an aggregate of 400,000 shares of common stock. The debentures are convertible at any time into shares of our common stock at an initial fixed conversion price of $10.00 per share, subject to adjustments for certain dilutive events. The debentures are due March 13, 2009. The warrants are exercisable for a period of five years at an exercise price of $12.20 per share. At the closing of the private placement, we prepaid the first year's interest on debentures equal to 5% of the aggregate principal amount of debentures. We will pay interest in cash or shares, provided that certain conditions are met, at the rate of 6% for the second year the debentures are outstanding and then 7% for the third. Beginning January 1, 2007, we are obligated to redeem up to $320,000 every month, plus accrued, but unpaid interest, liquidated damages and penalties. We also have the option to prepay the debentures at any time, provided that certain conditions have been met, after the 12 month anniversary of the effective date of the registration statement that has been filed with the Securities and Exchange Commission with respect to the common stock issuable upon conversion of the debentures, some or all of the outstanding debentures for cash in an amount equal to 120% of the principal amount outstanding, plus accrued, but unpaid interest, liquidated damages and penalties outstanding. At any time after the six month anniversary of the effective date of the registration statement, we may force the holders to convert up to 50% of the then outstanding principal amount of the debentures, subject to certain trading conditions being met. If any event of default occurs under the debentures or other related documents, the holders may elect to accelerate the payment of the outstanding principal amount of the debenture, plus accrued, but unpaid interest, liquidated damages and penalties, which shall become immediately due and payable.

Under the terms of a registration rights agreement entered into at the time of the private placement, the Company was obligated to file a registration statement with respect to the shares issuable under the debenture and the warrants by April 30, 2006, and have the registration statement declared effective by the SEC no later than June 28, 2006. Due to various factors, the Company did not file the registration statement until May 15, 2006, and it was not declared effective until December 8, 2006. Therefore, under the terms of the registration rights agreement, the Company was obligated to pay liquidated damages to the investors at the rate of 2% of the principal amount of the debenture each month beginning on June 28, 2006 until the effectiveness of the registration statement, which was equal to $1,120,000, in the aggregate.

In February 2007, upon reaching an agreement on the amount and payment of accrued liquidated damages, the Company signed a Settlement and Release Agreement with each of the investors. Under the terms of the Settlement and Release Agreements, the Company paid an aggregate $140,000 in cash as satisfaction in full of liquidated damages owed to Basso Fund Ltd., Basso Multi-Strategy Holding Fund Ltd. and Basso Private Opportunities Holding Fund Ltd.. Partial liquidated damages owed to Whalehaven Capital Fund Ltd. were paid in the amount of $35,000 in cash, with the remaining liquidated damages in the amount of $105,000 paid in the form of a new convertible debenture due February 2009, on substantially the same terms as the original debentures, except that interest only is paid on the new debentures until October 2008 and beginning in November 2008 until February 2009, when the new debentures are due, the monthly redemption amount under the new debentures shall be equal to $315,000. The remaining investors also agreed to accept the aggregate $840,000 in liquidated damages owed to them in the form of the new convertible debentures for the amount of their respective portion of the liquidated damages. The Company also agreed to amend the original debentures to shorten the term for payment of the original principal amount to a 22 month term. As a result the monthly redemption amount for the original debenture increased from $320,000 to $ 363,638. All other terms and conditions of the original debenture remains in full force and effect.

C.E. Unterberg, Towbin L.L.C. acted as placement agent and received a negotiated cash fee in the amount of $449,500 and a warrant to purchase up to 16,000 shares at an exercise price of $12.20 per share, which expire five years from the date of issuance. The fair value of these warrants totaled $28,141. Such amount was charged to other assets, net, and credited to additional paid-in capital and will be amortized over the life of the debentures. Maxim Group also acted as Placement Agent and received a cash fee in the amount of $50,000.

In connection with the issuance of the debentures, the Company incurred $1,106,135 of issuance costs, which primarily consisted of investment banker fees, legal and other professional fees. These costs have been recorded as additional expense during year 2006.

The gross proceeds of $8,000,000 are recorded as a current debenture liability. In addition, fair values attributed to the Investors’ warrants in accordance with EITF issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” are recorded as liabilities. The initial value related to the Investors’ warrants is $690,642. An aggregate loss of $213,692 representing the change in fair value of warrants was recognized during the twelve months ended December 31, 2006.

In accordance with recent FASB guidance, due to certain factors, including a liquidated damages provision in the registration rights agreement, the Company values and accounts for the embedded conversion feature and the warrants related to the debentures as derivatives. Accordingly, these derivative liabilities are measured at fair value with changes in fair value reported in earnings as long as they remain classified as liabilities. The Company reassesses the classification at each balance sheet date. If the classification required under EITF No. 00-19 changes as a result of events during the period, the contract should be reclassified as of the date of the event that caused the reclassification.

EVENT OF DEFAULT

On March 16, 2007, the predecessor auditor withdrew their opinion on our previously filed financial statements for the years ended December 31, 2005, December 31, 2004 and December 31, 2003. As a result, on March 27, 2007, we notified the holders of the outstanding convertible debenture that we suspended use of the prospectus contained in our Registration Statement on Form S-1 (File No. 333-134127) that was declared effective on December 8, 2006, due to the lack of fiscal year end 2005 and 2004 audited financial statements and that they must cease selling under the prospectus. The suspension of the use of the prospectus after April 17, 2007, triggered an event of default under the registration rights agreement and the convertible debentures, and if any of the holders so elect, they can accelerate and demand payment under the debentures, in accordance with the registration rights agreement based on the following provisions.

a)
If, during the Effectiveness Period, either the effectiveness of the Registration Statement lapses for any reason or the Holder shall not be permitted to resell Registrable Securities under the Registration Statement for a period of more than 20 consecutive Trading Days or 60 non-consecutive Trading Days during any 12 month period, the Company has to pay ‘Mandatory Default Amount’ as the sum of (i) the greater of (A) 130% of the outstanding principal amount of this Debenture, plus all accrued and unpaid interest hereon, or (B) the outstanding principal amount of this Debenture, plus all accrued and unpaid interest hereon, divided by the Conversion Price on the date the Mandatory Default Amount is either (a) demanded (if demand or notice is required to create an Event of Default) or otherwise due or (b) paid in full, whichever has a lower Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either (x) demanded or otherwise due or (y) paid in full, whichever has a higher VWAP, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of this Debenture."

b)
If any Event of Default occurs, the outstanding principal amount of this Debenture plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s selection, immediately due and payable in cash at the Mandatory Default Amount. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Debenture, the interest rate on this Debenture shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law.

The provisions mentioned above and as per the terms of the Debenture, the Company has reclassified the principal amount of the Debenture of $8,000,000 and the principal amount of the new Debenture of $945,000 and the interest accrued thereon to the current liability.

The Company accrued 2% as liquidated damages and 30% as mandatory default amount from the date of ineffectiveness of registration statement as follows:

($,000)		2006
Liquidated damages	2%	$450
Mandatory default	30%	2,247
Total		$2,697

The Company also expensed the unamortized discount of $691,000 to expense for the year ended December 31, 2006.

ADVERTISING EXPENSES

Advertising expenses consist primarily of costs of promotion for corporate image and product marketing and costs of direct advertising. The Company expenses all advertising costs as incurred and classify these costs under selling, general and administrative expenses, which amounted to $31,052 in 2006 (2005: $129,000).

CASH EQUIVALENTS

Cash and cash equivalents comprise cash at bank and on hand, demand deposits with banks and other financial institutions, and short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Bank overdrafts that are repayable on demand and form an integral part of the PacificNet's cash management are also included as a component of cash and cash equivalents for the purpose of the cash flow statement. Highly liquid investments with original maturities of three months or less are considered cash equivalents.

RELATED PARTY TRANSACTIONS

A related party is generally defined as (i) any person that holds 10% or more of the Company's securities including such person's immediate families, (ii) the Company's management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. (See Note 14)

RECLASSIFICATION

Certain prior period amounts have been reclassified to conform to the current year presentation. These changes had no effect on previously reported results of operations or total stockholders' equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is described as the amount at which the instrument could be exchanged in a current transaction between informed willing parties, other than a forced liquidation. Cash and cash equivalents, accounts receivable and payable, accrued expenses and other current liabilities are reported on the consolidated balance sheets at carrying value which approximates fair value due to the short-term maturities of these instruments. The Company does not have any off balance sheet financial instruments.

CONCENTRATION OF CREDIT RISK

CASH HELD IN BANKS. For those financial institutions that the Company maintains cash balances in the United States, the amounts are insured by the Federal Deposit Insurance Corporation up to $100,000.

GEOGRAPHIC RISK. All of the Company's revenues are derived in Asia and Greater China and its operations are governed by Chinese laws and regulations. The operations in China are carried out by the subsidiaries and VIEs. If the Company was unable to derive any revenue from Asia and Greater China, it would have a significant, financially disruptive effect on the normal operations of the Company.

SIGNIFICANT RELATIONSHIPS. A substantial portion of the operations of the Company's VIEs (Dianxun-DE and Sunroom-DE) business operations depend on mobile telecommunications operators (operators) in China and any loss or deterioration of such relationship may result in severe disruptions to their business operations and the loss of a significant portion of the Company's revenue. The VIEs rely entirely on the networks and gateways of these operators to provide its wireless value-added services. Specifically these operators are the only entities in China that have platforms for wireless value-added services. The Company's agreements with these operators are generally for a period of less than one year and generally do not have automatic renewal provisions. If neither of them is willing to continue to cooperate with the Company, it would severely affect the Company's ability to conduct its existing wireless value-added services business.

MARKETABLE EQUITY SECURITIES

Marketable equity securities are classified as available-for-sale and are recorded at fair value in other assets on the balance sheet, with the change in fair value during the period excluded from earnings and recorded net of tax as a component of other comprehensive income. Realized gains or losses are charged to the income statement during the period in which the gain or loss is realized. Investments classified as available-for-sale securities include marketable equity securities of Unit Trust Funds and are based primarily on quoted market prices at December 31, 2006. The component costs of these securities are summarized as follows: cost of $559,000, gross unrealized losses of $1,000 and estimated fair value of $558,000 as at December 31, 2006 and cost of $586,000, gross unrealized losses of $47,000 and estimated fair value of $539,000 as at December 31, 2005. The acquisition of marketable securities and unrealized losses on marketable equity securities are recorded on consolidated statements of cash flows.

FOREIGN CURRENCY

The Company's reporting currency is the U.S. dollar. The Company's operations in China and Hong Kong use their respective currencies as their functional currencies. The financial statements of these subsidiaries are translated into U.S. dollars using period-end rates of exchange for assets and liabilities and average rates of exchange in the period for revenue and expenses. Translation gains and losses are recorded in accumulated other comprehensive income or loss as a component of shareholders' equity. Net gains and losses resulting from foreign exchange transactions are included in General and Administrative Expenses an amount of US $16,000. During the year ended December 31, 2006, the foreign currency translation adjustments to the Company's comprehensive income was $27,000 and the currency translation gain was approximately $72,000, primarily as a result of the Hong Kong dollars appreciating against the U.S. dollar.

SEGMENT INFORMATION

The Company determines and classified its operating segments in accordance with SFAS No. 131 "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION" based on the following considerations: (a) each of the Company's operating segments is a discrete business unit that earns revenues and incurs expenses; (b) the operating results are regularly reviewed by PacificNet's chief operating decision makers for the purposes of fine-tuning its strategies going forward, making resource allocation decisions such as whether further working capital advances are required and assessing individual performance; and (c) discrete financial information for each subsidiary within each operating segment is available. The chief operating decision makers are the Company's President and CEO and its Chairman, and their decisions are based on discussions with each segment's senior management and financial controllers regarding non-financial indicators such as customer satisfaction, loyalty and new marketplace competition as well as financial indicators such as internally generated financial statements, to assess overall financial performance.

GOING CONCERN

As shown in the accompanying consolidated financial statements, the Company incurred accumulated losses of $51.1 million and $38.6 million as of December 31, 2006 and December 31, 2005, respectively. Negative cash flows from the operations of $8.2 million were noted for the year ended December 31, 2006. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company has taken certain restructuring steps to provide the necessary capital to continue its operations. These steps included, but not limited to: 1) accelerate disposal and spin-off of unprofitable or unfavorable return-on-investment non-gaming operations. On April 30, 2007, the Company entered into a sale and purchase agreement to dispose of its interest in Guangzhou3G for a consideration of US$6 million. On May 5, 2007, the Company also entered into a sale and purchase agreement to dispose of the real estate in HK for approximately US$1 million; 2) focus on execution of the new high potential gaming business initiatives; 3) acquisition of profitable and/or strategic operations through issuance of equity instruments; 4) formation of strategic relationship with key gaming operators in Asia; 5) issuance and/or restructure of new long-term convertible debentures.

Recent Pronouncements

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. The management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. The Company currently does not have any defined benefit plan and so FAS 158 will not affect the financial statements.

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

In March 2006 FASB issued SFAS 156 “Accounting for Servicing of Financial Assets.” This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Company does not have any servicing assets and therefore the statement will not have any impact on the financial statements.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The management is currently evaluating the effect of this pronouncement on financial statements.

In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48) FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This statement is effective for fiscal years beginning after December 15, 2006. The Company believes that the adoption of FIN 48 will not have a material impact on its results of operations and financial position.

2. BUSINESS ACQUISITIONS

During 2006 and 2005, PacificNet acquired various entities in accordance with the Company's strategy to grow via mergers and acquisitions. The entities acquired met various PacificNet acquisition criteria, which include reasonable expectations for positive earnings and cash flow within two years of acquisition and reputation for high quality and performance in the customer relationship management, brand name recognition, and well-established relationships with clients. Several factors contributed to the determination of the negotiated purchase price and deal structure. Among them were the value of assets acquired and liabilities assumed, historical EBITDA and projected EBITDA. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by the Company's management based on information currently available and on current assumptions as to future operations

A summary of business acquisitions for the periods presented follows:

GUANGZHOU WANRONG INFORMATION TECHNOLOGY CO., LIMITED (INCORPORATED IN THE PRC)

On January 31, 2006, the Company, through its subsidiary PacificNet Strategic Investment Holdings Limited, consummated the acquisition of a 51% controlling interest in Guangzhou Wanrong Information Technology Co. Limited (Guangzhou Wanrong), one of the leading value-added telecom service providers in China, located in PRC Guangzhou. Since its inception in 2003, Guangzhou Wanrong has achieved strong growth in its VAS including SMS, WAP, JAVA, MMS, IVR, multimedia entertainment download services, media interactive products, mobile email services, life, sports, entertainment, and business information services. Guangzhou Wanrong was granted nationwide SMS service numbers "2388" for China Mobile and "9928" for China Unicom. Wanrong's integrated value-added mobile services system is valuable for the implementation of PacificNet's "iPACT program", a standard service-mark for PacificNet's VAS profit-sharing alliance partnership program.

The consideration was paid as follows:

(i) The purchase consideration for 51% of the equity interest of Guangzhou Wanrong was approximately US $1.75million, payable 21% in cash and 79% in restricted shares of PacificNet common stock valued at $8 per share, or about 173,000 restricted shares.

(ii) Under the purchase agreement, Guangzhou Wanrong has made a guarantee to generate US $500,000 in annual net income. In the event of a shortfall, the purchase price will be adjusted accordingly.

(iii) PacificNet will also invest approximately RMB 3 million (or about US $370,000) in Guangzhou Wanrong for general corporate purposes. The purchase price is payable upon achievement of certain quarterly earn-out targets based on net income.

The cash portion of the purchase consideration was paid from working capital of the Company. The value of the common shares issued was determined based on the average market price of PacificNet's common shares over a reasonable period before and after the terms of the acquisition were agreed to and announced.

A summary of the assets acquired and liabilities for Guangzhou Wangrong assumed in the acquisition follows:

Estimated fair values:	Restated
Current Assets	$185,050
Property Plan and equipment	-
Current Liabilities assumed	-
Net asset acquired	185,050
Consideration paid:	646,158
Shares	-
Cash paid	-
Goodwill	$461,108

As of December 31, 2006, goodwill of $461,108 represents the excess of the purchase price over the fair value of the assets acquired and is not deductible for tax purposes. The total amount of goodwill by reportable segment for Telecom Value-added Services was $461,000 (see Note 15).

In accordance with SFAS 142, goodwill is not amortized but is tested for impairment at least annually. The purchase price allocation for Guangzhou Wanrong acquisition is based on a management's estimates and overall industry experience. Immediately after the signing of the definitive agreement, the Company obtained effective control over Guangzhou Wanrong. Accordingly, the operating results of Guangzhou Wanrong have been consolidated with those of the Company starting January 31, 2006. Pursuant to SFAS 141 "Business Combinations", the earn-out consideration was considered contingent consideration and after the audited combined after-tax profit of US $500,000 for the 12 months ended December 31, 2006 is available. Accordingly, the contingent consideration of 138,348 shares has not been reflected in the consolidated financial statements of the Company as of December 31, 2006.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION DISCLOSURE FOR THE YEAR ENDED DECEMBER 31, 2006 AND 2005

The following un-audited pro forma consolidated financial information for the years ended December 31, 2006 and 2005, as presented below, reflects the results of operations of the Company assuming the acquisition occurred on January 1, 2005 and 2006 respectively, and after giving effect to the purchase accounting adjustments. These pro forma results have been prepared for information purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 2005 and 2006 respectively, and may not be indicative of future operating results.

Guangzhou Wanrong	Years ended December 31
	2006	2005	2004
(In thousands of U.S Dollars, except for earnings per share)	Restated (Unaudited)	Restated (Unaudited)	Restated (Unaudited)
Revenues	$43,692	$18,271	$11,598
Operating loss	(6,354)	(5,610)	(6,547)
Net loss attributable to shareholders	(12,437)	(5,145)	(5,581)
Loss per share – basic & diluted	$(1.08)	$(0.51)	$(0.80)

PacificNet included the financial results of Guangzhou Wanrong in its consolidated 2006 financial results from the date of the purchase, January 31, 2006 through December 31, 2006.

PACIFICNET IMOBILE (BEIJING) TECHNOLOGY CO., LIMITED (INCORPORATED IN THE PRC)

On February 26, 2006, PacificNet acquired a 51% majority interest in PacificNet iMobile (Beijing) Technology Co., Ltd ("iMobile"), one of the leading Internet information portal and e-commerce distributors for mobile phone and accessories and mobile related value-added service providers in China. iMobile operates its e-commerce business via two Internet portals, "http://www.iMobile.com.cn" and "http://www.18900.com" and one WAP portal "17wap.com" for mobile phone browsing. In addition, iMobile's 18900.com operation is the designated Internet distributor for Motorola, Nokia, and NEC's mobile products in China. iMobile's Internet portal has been one of the top ranked traffic sites and has achieved about 5.4 million registered online users and over 1,200,000 active users, with 10 million daily page views and 40,000 blog postings per day, which makes iMobile the top ranked site in its category in China. This acquisition was structured in the same manner as our other acquisitions, that are classified and accounted for as variable interest entities in accordance with FASB Interpretation No. 46R "Consolidation of Variable Interest Entities" ("FIN 46R"), an Interpretation of Accounting Research Bulletin No. 51.), with operation and services agreements between Beijing Xing Chang Xin Science and Technology Development Co. Limited Incorporated DE and PacificNet Imobile (Beijing) Technology, Co. Ltd. WOFE. The results of variable interest entities acquired during the period are included in the consolidated income statements from the effective date of the acquisition.

The consideration was paid as follows:

(i) The purchase consideration for 51% of the equity interest of iMobile is approximately US $1.8 million, which represents approximately seven times the anticipated future annual net income of iMobile.

(ii) The purchase consideration is payable 14% in cash and 86% in restricted shares of PacificNet valued at $8 per share, or about 191,875 restricted shares The purchase price is payable upon achievement of certain quarterly earn-out targets based on net income.

(iii) Under the purchase agreement, iMobile has committed to generate US $500,000 in annual net income. In the event of a shortfall, the purchase price will be adjusted accordingly.

(iv) PacificNet will also invest approximately RMB 2 million (about US $250,000) in iMobile for general corporate and working capital purposes to support growth. The purchase price is payable upon achievement of certain quarterly earn-out targets based on net income.

The cash portion of the purchase consideration was paid from working capital of the Company. The value of the common shares issued was determined based on the average market price of PacificNet's common shares over a reasonable period before and after the terms of the acquisition were agreed to and announced.

A summary of the assets acquired and liabilities for iMobile assumed in the acquisition follows:

Estimated fair values:	Restated
Current Assets	$127,500
Property Plan and equipment	-
Current Liabilities assumed	-
Net asset acquired	127,500
Consideration paid:	557,000
Goodwill	$429,500

At December 31, 2006, goodwill of $429,500 represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired and is not deductible for tax purposes and the total amount of goodwill by reportable segment for Products (Telecom & Gaming) was $2,155,000. (See Note 15)

In accordance with SFAS 142, goodwill is not amortized but is tested for impairment at least annually. The purchase price allocation for iMobile acquisition is based on a management's estimates and overall industry experience. Immediately after the signing of the definitive agreement, the Company obtained effective control over iMobile. Accordingly, the operating results of iMobile have been consolidated with those of the Company starting February 26, 2006. Pursuant to SFAS 141 "Business Combinations", the earn-out consideration is considered contingent consideration, which will not become certain until the audited combined after-tax profit of US $500,000 for the 12 months ended December 31, 2006 is available. Accordingly, the contingent consideration of 153,500 shares has not been reflected in the consolidated financial statements of the Company as of December 31, 2006.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION DISCLOSURE FOR THE YEAR ENDED DECEMBER 31, 2006 AND 2005

The following un-audited pro forma consolidated financial information for the years ended December 31, 2005 and 2006, as presented below, reflects the results of operations of the Company assuming the acquisition occurred on January 1, 2005 and 2006 respectively, and after giving effect to the purchase accounting adjustments. These pro forma results have been prepared for information purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 2005 and 2006 respectively, and may not be indicative of future operating results.

iMobile	Years ended December 31
(In thousands of U.S Dollars, except for earnings per share)	2006 Restated (Unaudited)	2005 Restated (Unaudited)	2004 Restated (Unaudited)
Revenues	$43,285	$24,201	$16,303
Operating loss	(6,221)	(5,695)	(6,221)
Net loss attributable to shareholders	(12,407)	(5,181)	(5,413)
Loss per share – basic & diluted	$(1.08)	$(0.51)	$(0.77)

PacificNet included the financial results of iMobile in its consolidated 2006 financial results from the date of the purchase, February 26, 2006 through December 31, 2006.

PACIFICNET GAMES LIMITED

On August 3, 2006, PacificNet’s wholly owned subsidiary PacificNet Games Limited (“PacGames”, [太平洋网络游戏有限公司]) completed the acquisition of 100% of Able Entertainment Technology Ltd., a leading gaming technology provider based in the Macau Special Administrative Region of China. Upon completion of this transaction, the Company owned 35% of PacificNet Games Limited. Under the purchase agreement, Able Entertainment Technology Ltd represented that is expects to generate an annual profit of USD $1,600,000 and will provide for an adjustment to the purchase price if PacGames does not achieve an annual net profit of USD $1,600,000 during the first 12-month period ended June 30, 2007, and USD $3,000,000 during the second 12-month period ended June 30, 2008.

The purchase price consideration is 200,000 restricted PACT shares in exchange for 100% of the issued and outstanding shares of Able Entertainment Technology Ltd. or a 35% ownership interest in PacGames. As of December 31, 2006, 40,000 total restricted shares of PacificNet had been issued for the acquisition and 160,000 shares were held back as contingent consideration payable upon completion of certain earnings criteria pursuant to the purchase agreement.

On September 22, 2006, PACT acquired another 10% of PacGames in exchange for 57,100 restricted shares of the Company’s common stock. Those shares have been issued out according to sale and purchase agreement.

On November 9, 2006, we acquired an additional 6% interest in PacificNet Games Limited (PacGames) for a consideration of $504,000 (paid entirely with shares of PacificNet: 90,000 PACT Shares, valued at $5.60 per share, price on the day of transaction). Those shares have been issued out according to sale and purchase agreement. The company currently owns 51% of PacGames.

The cash portion of the purchase consideration was paid from working capital of the Company. The value of the common shares issued was determined based on the average market price of PacificNet's common shares over a reasonable period before and after the terms of the acquisition were agreed to and announced.

A summary of the assets acquired and liabilities for PacGames assumed in the acquisition follows:

Estimated fair values:	Restated
Current Assets	$642,111
Property Plan and equipment	25,051
Intangible asset	179,858
Current Liabilities assumed	(291,598)
Net asset acquired	555,422
Consideration paid:	1,301,811
Goodwill	$746,389

At December 31, 2006, goodwill of $746,389 represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired and is not deductible for tax purposes and the total amount of goodwill by reportable segment for Products (Telecom & Gaming) was $2,155,000.

In accordance with SFAS 142, goodwill is not amortized but is tested for impairment at least annually. The purchase price allocation for PacGames acquisition is based on a management's estimates and overall industry experience. Immediately after the signing of the definitive agreement, the Company obtained effective control over PacGames. Accordingly, the operating results of PacGames have been consolidated with those of the Company starting March 30, 2006. Pursuant to SFAS 141 "Business Combinations", the earn-out consideration is considered contingent consideration, which will not become certain until the audited combined after-tax profit of US $700,000 for the year ended December 31, 2006 is available. Accordingly, the contingent consideration of 160,000 shares has not been reflected in the consolidated financial statements of the Company as of December 31, 2006.

The following table summarizes the intangible assets acquired from PacificNet Games:

(USD000s)	December 31, 2006	December 31, 2005
Technology	$353	$-
Less: Accumulated amortization	(30)	-
Net	$323	$-

Amortization expense related to intangible assets was $30,000 in the year ended December 31, 2006.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION DISCLOSURE FOR THE YEAR ENDED DECEMBER 31, 2006 AND 2005

The following un-audited pro forma consolidated financial information for the years ended December 31, 2005 and 2006, as presented below, reflects the results of operations of the Company assuming the acquisition occurred on January 1, 2005 and 2006 respectively, and after giving effect to the purchase accounting adjustments. These pro forma results have been prepared for information purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 2005 and 2006 respectively, and may not be indicative of future operating results.

PACT Games	Years ended December 31
(In thousands of U.S Dollars, except for earnings per share)	2006 Restated (Unaudited)	2005 Restated (Unaudited)	2004 Restated (Unaudited)
Revenues	$44,176	$17,307	$10,857
Operating loss	(5,585)	(5,608)	(6,242)
Net loss attributable to shareholders	(12,381)	(5,145)	(5,424)
Loss per share – basic & diluted	$(1.07)	$(0.51)	$(0.77)

Accordingly, PacificNet included the financial results of PacGames in its consolidated 2006 financial results from August 3, 2006 through December 31, 2006.

3. INVESTMENT IN AFFILIATED COMPANIES

Investments

Investments in affiliated companies consist of the following as of December 31, 2006 (in thousands):

(USD000s)	COLLATERAL/OWNERSHIP % AND BUSINESS DESCRIPTION
	AMOUNT	DESCRIPTION
INVESTMENTS IN AFFILIATED COMPANIES:
Take1 (Cheer Era Limited) [1]	$ 100	2 20% ownership interest; trader of vending machine located in Hong Kong
MOABC	(19)	20% ownership interest
Glad Smart	30	15% ownership interest
Community media co.	4	5% ownership interest
Total	$ 115

TAKE 1 TECHNOLOGIES GROUP LIMITED (FORMERLY KNOWN AS: CHEER ERA LIMITED "CHEERERA")

On January 05, 2007, we entered into an agreement for PacificNet to exercise the option to acquire an additional 31% interest in Take 1. The completion date for the new Securities Subscription Agreement was March 5, 2007, with a consideration of $721,887 (paid entirely with shares of PacificNet: 149,459 PACT Shares, valued at $4.83 per share). As a result, PacificNet has become the majority and controlling shareholder of Take1 with our ownership percentage increased from 20% to 51%.

Initial equity investment of 30% in Take 1 was made in April 2004 by the Company, through its subsidiary PacificNet Strategic Investment Holdings Limited for an aggregate consideration of $385,604 in cash and 149,459 PacificNet shares. PacificNet’s interest in Take 1 was reduced to 20% in the year 2005 from 30% as a result of PacificNet repurchasing an aggregate of 149,459 at nominal value.

As of December 31, 2006, there was an outstanding inter-company convertible loan of $1,026,000 due from Take 1. The Convertible Loan, expiring on October 17, 2008, is guaranteed personally and jointly by the two minority shareholders of Take 1, and bears an interest rate of 8% per annum or 6-month Prime Rate of Hong Kong.

4. PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following as of December 31 (in thousands of US Dollars):

	2006 Restated	2005 Restated
Office furniture, fixtures and leasehold improvements	$908	$1,259
Computers and office equipment	1,720	2,691
Motor Vehicles	130	97
Software	395	747
Electronic Equipment	68	1,174
Land and buildings	2,805	68
Less: Accumulated depreciation	(1,315)	(5,078)
Property and Equipment, Net	$4,711	$958

For the years ended December 31, 2006 and 2005, the total depreciation and amortization expenses were $2,521,000 and $1,126,000, of which $1,058,000 and $872,000 was included in the cost of revenues, respectively.

The significant increase of the office furniture, fixtures and leasehold improvements was mainly due to most of the computers and office equipment in 2006 are derived from the expansion of our business including Epro ($200,000). Additionally, Beijing office purchased through Inc ($1,617,000) during 2006 and the real estate in Hong Kong recorded in PacCom ($1,053,000) are accounted under Land and Buildings.

OPERATING LEASES - The Company leases warehouse and office space under operating leases with fixed monthly rentals. None of the leases included contingent rentals. Lease expense charged to operations for 2006 amounted to $571,000 (2005: $516,000). Future minimum lease payments under non-cancelable operating leases are $680,000 for 2007, $764,000 for 2008 through 2011

RESTRICTED CASH - The Company has a $234,000 and $163,000 pledged bank deposit for Epro for the years ended December 31, 2006 and 2005 respectively, which represents overdraft protections with certain financial institutions.

BANK LINE OF CREDIT (2006): As of December 31, 2006, the Company’s outstanding bank lines of credit were as follows:

(i)
Epro has an overdraft banking facility with certain major financial institutions in the aggregate amount of $744,000, which is secured by a pledge of its fixed deposits of $234,000, pursuant to the following terms: interest will be charged at the Hong Kong Prime Rate per annum and payable at the end of each calendar month or the date of settlement, whichever is earlier.

(ii)
Smartime has an overdraft banking facility with a large Hong Kong bank in the aggregate amount of $111,000. This overdraft facility is personally pledged by the deposit account of a director of Smartime.

BANK LINE OF CREDIT (2005): As of December 31, 2005, the Company utilized $1,059,000 of the banking facility including $944,000 from Epro and $115,000 from Smartime. Epro has an overdraft banking facility with certain major financial institutions in the aggregate amount of $1,218,000, which is secured by a pledge of its fixed deposits of $163,000, pursuant to the following terms: interest will be charged at the Hong Kong Prime Rate per annum and payable at the end of each calendar month or the date of settlement, whichever is earlier. For Smartime, there is no due date payment stipulated by Hong Kong Hang Seng Bank because its overdraft banking facility was borrowed directly from one of its directors personal fixed deposit account as a mortgage. The detailed payment period is based on its funding condition.

CONTINGENT CONSIDERATION: Warrants have not been included as part of the acquisition price of various S&P Agreements (Note 2) and are no longer considered as part of the purchase consideration due to (i) the ambiguity of the S&P Agreements with respect to the issuance of the warrants and (ii) the lack of actual instruments to transfer the warrants, such as a warrant agreement that is signed and sealed by the Company and property registered at the Company Registrar of securities in Hong Kong, and accordingly, there is no irrevocable obligation by the Company to issue the warrants. Furthermore, the net income milestones were not achieved as required under the S&P Agreements according to Hong Kong law. Based on the opinion of the Company's legal counsel in Hong Kong, the Company does not have an irrevocable obligation to issue the warrants and therefore the warrants are not considered issued and outstanding. The offer to issue the warrants is no longer part of the purchase price in the S&P Agreements due to the failure by the Sellers to satisfy their warranties in the S&P Agreements. Accordingly, the warrants have not been valued.

6. OTHER CURRENT ASSETS

Other current assets comprises of the following as at December 31 (in thousands of US Dollars):

Other current assets	2006 Restated	2005 Restated
Prepayment	$1,048	$655
Utilities deposit	1,292	-
Receivable from Lion Zone Holdings Ltd (See note 14)	485	-
Loans to employees	412	-
Prepaid expenses	408	204
Others receivable	170	1,504
Advances to sales reps	358	-
Provision for doubtful account of other receivables	-	(988)
Total	$4,173	$1,375

7. BANK LOANS

Bank loans represent the following at December 31 (in thousands):

	2006	2005
Secured [1]	$1,668	$108
Unsecured	543	86
Less: current portion	(576)	(188)
Noncurrent portion	$1,635	$6

Bank Loans are generated by two of the Company's subsidiaries. One of the subsidiaries is PacificNet Epro Holdings Limited, a company incorporated in the Hong Kong Special Administrative Region of the PRC, primarily engaged in the business of providing call center and customer relationship management (CRM) services as well as other business outsourcing services.

[1] The loans were secured by the following: joint and several personal guarantees executed by certain directors of the subsidiary of the Company; corporate guarantee executed by a subsidiary of the Company; second legal charge over a property owned by a subsidiary of the Company; and pledged bank deposits of $234,000 (2005: $163,000) of a subsidiary of the Company.

Aggregate future maturities of borrowing for the next five years are as follows: 2007: $526,000, 2008: $424,000 and 2009: $213,000, thereafter: none.)

The remaining bank loans of $1,048,000 are generated by PacificNet Inc. relating to a fixed asset bought during the first quarter with total cost of $1,648,000. The repayment of the bank loan was $69,000. (Aggregate future maturities of borrowing for the following period are as follows: Less than 1 year: $50,000, 1-5 year: $229,000 and after 5 years: $769,000)

8. CAPITAL LEASE OBLIGATIONS

The Company leases various equipments under capital leases expiring in various years through 2008. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lesser of their related lease terms or their estimated productive lives and are secured by the assets themselves. Depreciation of assets under capital leases is included in depreciation expense for 2006 and 2005

Aggregate minimum future lease payments under capital leases as of December 31, 2006 for each of the next five years are as follows: (2007: $132,000; 2008: $89,000; and 2009: $42,000, and thereafter: none.)

Capital lease obligations represent the following at December 31 (in thousands of US Dollars):

	2006	2005
Total minimum lease payments	$263	$216
Interest expense relating to future periods	(19)	(12)
Present value of the minimum lease payments	244	204
Less: current portion	(120)	(126)
Noncurrent portion	$124	$78

Following is a summary of fixed assets held under capital leases at December 31 (in thousands of US Dollars):

	2006	2005
Computers and office equipment	$630	$441
Less: accumulated depreciation	(391)	(286)
Net	$239	$155

9. ACCRUED EXPENSES & OTHER PAYABLES

Accrued expenses consist of the following at December 31 (in thousands of US Dollars):

	2006 Restated	2005 Restated
Professional fee	$321	$486
Director fee	100
Salaries and benefit payable	792	109
Marketing expense	389	-
Others	226	109
Total	$1,828	$704

10. STOCKHOLDERS' EQUITY

a) COMMON STOCK

During the year ended December 31, 2006, the Company had the following equity transactions (i) 394,000 shares as a result of exercise of stock options with cash consideration of $237,000; (ii) 618,112 shares for acquisition of subsidiaries valued at $4,346,000; and (iii) 275,000 shares returned by ChinaGoHi valued at $1,672,000, due to a termination agreement signed with ChinaGoHi in November 2006 (as filed in an 8K dated Nov 28, 2006); (iv) repurchase of 24,200 shares from Yueshen with a market value of $124,223.

For the year ended December 31, 2005, the Company had the following equity transactions (i) 676,000 shares as a result of exercise of stock options and warrants with cash consideration of $966,000; (ii) 515,900 shares for acquisition of subsidiaries valued at $3,971,000;(iii) 20,000 shares at $63,000 for investor relations services rendered based on the fair market value of the services rendered; (iv) repurchase of 45,000 shares fraudulently issued by the former financial controller of the company in 2004 to herself at par value;  and (v) repurchase of 149,459 shares with a market value of $1,547,000 related to affiliated company (see Note 3 for details).

For the year ended December 31, 2004, the Company had the following equity transactions (i) 219,364 shares as a result of exercise of stock options and warrants with cash consideration of $606,000; (ii) 1,756,240 shares for acquisition of subsidiaries valued at $9,938,000; and (iii) 2,205,697 shares for cash proceeds of $12,330,000 (net of offering costs); (iv) 50,000 shares at $2.64 per share, or $132,000 for investor relations services rendered; (v) 83,000 shares were fraudulently issued by the former financial controller of the company to herself out of which 38,000 could not be cancelled as they had been resold and the balance were cancelled in 2005 by the company; and (vi) 149,459 shares with a market value of $1,547,000 for acquisition of affiliated company (see Note 3 for details)

b) STOCK OPTION PLAN

On December 23, 2003, stockholders of the Company adopted an amendment to the Stock Option Plan (the "Plan") to increase the number of shares reserved under the Plan from 1,666,667 to 2,000,000. On December 30, 2004, stockholders of the Company approved the new 2005 Stock Option Plan (the "2005 Option Plan"). The 2005 Option Plan provide for the grant to directors, officers, employees and consultants of the Company (including its subsidiaries) of options to purchase up to an aggregate of 2,000,000 shares of Common Stock. The 2005 Plan is administered by the Board of Directors or a committee of the Board of Directors (in either case, the "Committee"), which has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 2005 Option Plan. Options granted under the 2005 Plan are "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified options.

The purpose of the Plan is to attract and retain the best available personnel for positions of responsibility and to provide incentives to such personnel to promote the success of the business. The Plan provides for the grant to directors, officers, employees and consultants of the Company (including its subsidiaries) of options to purchase shares of common stock. Options granted under the Plan may be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options. To date, all options granted have been nonqualified options. The exercise price of incentive stock options may not be less than 100% of the fair market value of the common stock as of the date of grant. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. Options granted under the Plan fully vest through June 2006.

The status of the Stock Option Plan as of December 31, 2006, is as follows:

	Options Outstanding	WEIGHTED AVERAGE EXERCISE PRICE
OUTSTANDING, DECEMBER 31, 2003	550,600	$2.87
Granted	870,000	$3.03
Cancelled	(400,000)	$4.25
Exercised	(188,500)	$2.04
OUTSTANDING, DECEMBER 31, 2004	832,100	$1.90
Granted	680,000	$6.57
Cancelled	(680,000	$6.57
Exercised	(76,000)	$2.05
OUTSTANDING, DECEMBER 31, 2005	756,100	$3.99
Granted	500,000	$4.75
Cancelled	(491,600)	$4.75
Exercised	(394,000)	$2.12
OUTSTANDING, DECEMBER 31, 2006	370,500	$2.00

Following is a summary of the status of options outstanding at December 31, 2006:

Grant Date	Total Options Outstanding	Aggregate Intrinsic Value	Weighted Average Remaining Life (Years)	Total Weighted Average Exercise Price	Option Exercisable	Weighted Average Exercise Price

2004-7-26	370,500	$1,548,690	0.57	$2.00	370,500	$2.00

There are 370,500 options, which granted during year 2004, were outstanding and vested in year 2006. Those options have a term of three years and 0.83 year vesting period. The weighted-average fair value of such options was $1.42.The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model are as follows:

Risk-free interest rate	2.75%
Expected life of the options	1.65 years
Expected volatility	61.33%
Expected dividend yield	0%

There were 500,000 options authorized on September 21 of 2006 with a $4.75 exercise price. Such options have a term of 5 years and will be vested 5% per quarter commencing from January 1st 2007. On December 15, 2006, the board of directors decided to cancel all options previously granted in 2005 and 2006 due to the increasing cost of option administration. The board of directors plan to issue restricted stock or stock appreciation right (SAR) for future executive and employee incentive compensation.

c) WARRANTS

At December 31, 2006, the Company had outstanding and exercisable warrants to purchase an aggregate of 1,007,138 shares of common stock. The weighted average remaining life is 3.34 years and the weighted average price per share is $10.61.

Following is a summary of the warrant activity:

	Warrants Outstanding	WEIGHTED AVERAGE EXERCISE PRICE
OUTSTANDING, DECEMBER 31, 2003	800,000	$1.53
Granted	622,002	-
Expired	-	-
Exercised	(30,864)	-
OUTSTANDING, DECEMBER 31, 2004	1,391,138	4.93
Granted	-	-
Expired	(200,000)	-
Exercised	(600,000	-
OUTSTANDING, DECEMBER 31, 2005	591,138	9.5
Granted	416,000	-
Expired	-	-
Exercised	-	-
OUTSTANDING, DECEMBER 31, 2006	1,007,138	$10.61

Following is a summary of the status of warrants outstanding at December 31, 2006:

Grant Date	Total warrants Outstanding	Weighted Average Remaining Life (Years)	Total Weighted Average Exercise Price	Warrants Exercisable	Weighted Average Exercise Price
2004-1-15	123,456	3.04	$7.15	123,456	$7.15
2004-11-15	117,682	3.88	$3.89	117,682	$3.89
2004-12-9	350,000	3.94	$12.21	350,000	$12.21
2006-3-13	416,000	4.20	$12.20	416,000	$12.20

On March 13, 2006, we issued 400,000 warrants to several institutional investors in connection with a private placement of $8 million in convertible debentures. On the same day we issued another 16,000 warrants to our placement agent for the transaction. See Note 1 for further details. Those warrants have a term of 5 years and immediately vesting. The assumptions used in calculating the fair value of such warrants granted using the Black-Scholes option- pricing model are as follows:

Risk-free interest rate	4.78%
Expected life of the options	5.00 years
Expected volatility	37.08%
Expected dividend yield	0%

d) TREASURY STOCK

The following is a summary of the movement of the Company's shares held as treasury stock for the years ended December 31, 2006:

	Number of shares	Remarks
Escrowed shares returned to treasury in 2003	800,000
Shares purchased in the open market	43,426
Repurchase of shares from Take 1	149,459
Repurchase of shares from Yueshen	24,200
Cancellation of former employee shares	45,000
Termination with ChinaGoHi	825,000	Returned shares plus Escrow shares
Incomplete acquisition of Allink	200,000
Holdback shares as contingent consideration due to performance targets not yet met	529,848	Includes shares related to Clickcom (78,000); Guangzhou(Wanrong (138,348); iMobile (153,500); Games (160,000);
Balance, December 31, 2006	2,616,933
Shares outstanding at December 31, 2006	11,538,664
Shares issued at December 31, 2006	14,155,597

11. INCOME TAXES

The Company is registered in the State of Delaware and has operations in primarily three tax jurisdictions - the PRC, Hong Kong and the United States.

The components of income before income taxes are as follows:

(USD000s)	2006	2005	2004
Income subject to PRC	$1,662	$1,308	$1,923
Loss subject to Hong Kong	(8,053)	(4,451)	(3,629)
Loss subject to United States	(5,961)	(1,947)	(3,612)
Income (loss) before taxes	(12,352)	(5,090)	(5,318)
Less: income taxes	(63)	(55)	(106)
Net income available to common stockholders	$(12,415)	$(5,145)	$(5,424)

United States of America

For operations in the USA, the Company is subject to United States federal income tax at a rate of 34%. The Company has incurred net accumulated operating losses for income tax purposes and there is no provision for U.S. federal income tax for 2006, 2005 and 2004 due to the Company's loss position. The Company believes that it is more likely than not that these net accumulated operating losses will not be utilized in the future because the Parent company is a holding company with foreign subsidiaries and does not generate income. Therefore, the Company has provided full valuation allowance for the deferred tax assets arising from the losses as of December 31, 2006, 2005 and 2004.

The following table sets forth the significant components of the deferred tax assets for operation in the United States of America as of December 31, 2006, 2005 and 2004.

	2006	2005	2004
Deferred tax asset credit:
Federal	34%	34%	34%
State	6%	6%	6%
Valuation allowance	(40)%	(40)%	(40)%
	0%	0%	0%

Hong Kong

Hong Kong profits tax has been provided at a rate of 17.5% on the estimated assessable profits arising in Hong Kong for each of the years ended December 31, 2006, 2005 and 2004. Provision for Hong Kong profits tax for 2006, 2005 and 2004 was approximately $63,000, $40,000 and $36,000.

PEOPLE'S REPUBLIC OF CHINA (PRC)

Pursuant to the PRC Income Tax Laws, the Company's subsidiaries and VIEs are generally subject to Enterprise Income Taxes ("EIT") at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. Some of these subsidiaries and VIEs are qualified new technology enterprises and under PRC Income Tax Laws, they are subject to a preferential tax rate of 15%. In addition, some of the Company's subsidiaries are Foreign Investment Enterprises and under PRC Income Tax Laws, they are entitled to either a three-year tax exemption followed by three years with a 50% reduction in the tax rate, commencing the first operating year, or a two-year tax exemption followed by three years with a 50% reduction in the tax rate, commencing the first profitable year. Provision for PRC business tax expense for 2006 was $257,000 (reclassified to discontinued operations), 2005 was $15,000 ($217,000 reclassified to discontinued operations) and 2004 was $70,000.

No provision for deferred tax liabilities has been made, since the Company had no material temporary differences between the tax bases of assets and liabilities and their carrying amounts.

12. RELATED PARTY TRANSACTIONS

LEASE AGREEMENT

In November 2004, the Company entered a lease agreement with EPRO for rental space in the amount of $1,923 per month. The term of the lease was one year and renewable by either party.

LOAN DUE TO AND FROM RELATED PARTIES

As at the years ended December 31, 2006 and 2005, there was a total loan receivable of approximately $1,706,000 and $2,328,00 respectively due from related parties while the loan due to related party was $638,000 and $759,000.

As at the year ended December 31, 2005 the related party loans receivable included $769,000 due from Take 1, an affiliated company that is 20% owned by PacificNet Strategic Limited. The loans receivable from shareholders and directors of PacificNet’s subsidiaries comprised of $1,559,000 due from a shareholder of Smartim and Yueshen.

As at the year ended December 31, 2006, the related party loan receivables included $1,026,000 due from Take 1, an affiliated company that is 20% owned by PacificNet, $196,000 due from MOABC, an affiliated company that is 20% owned by PacificNet, and $384,000 due from shareholders and directors of certain of the Company’s subsidiaries in connection with the acquisition of these subsidiaries. The loans receivable from shareholders and directors of these subsidiaries is comprised of $256,000 due from a shareholder of Yueshen and $128,000 due from a director of Soluteck.

The terms of these related parties loan receivables and payables are summarized below:

LOAN TO TAKE 1

Take 1 is an affiliated company and is 20% owned by PacificNet as of December 31, 2006. A convertible loan of $1,026,000 and $769,000 respectively is outstanding from Take 1 as of December 31, 2006 and 2005. Conversion terms of the convertible loan provide PacificNet an option at any time during the Term to convert in part or in whole of the then outstanding loan principle up to $1,026,000 (or HKD $8,000,000) into shares of Take 1 to reach 51% ownership of Take 1. The loan was extended as a working capital loan to finance the expansion of Take 1's business in Europe and North America.

LOAN TO MOABC

MOABC is an affiliated company and is 20% owned by PacificNet as of December 31, 2006. A convertible loan of $196,000 is outstanding from MOABC as of December 31, 2006. Conversion terms of the convertible loan provide PacificNet an option at any time during the Term to convert in part or in whole of the then outstanding loan principle by using the price of $23,160 (1% of shares). The provision for doubtful debts of $293,000 for the loan to MOABC was recorded in 2006.

LOAN TO GLAD SMART

Glad Smart is an affiliated company and is 15% owned by PacificNet as of December 31, 2006. A loan of $100,000 is outstanding from Glad Smart as of December 31, 2006. The loan was extended as a working capital loan to finance the expansion of Glad Smart’s voice card business operation.

LOAN TO YUESHEN’S SHAREHOLDER

As at the year ended December 31, 2006, there was a loan outstanding of $256,000 receivable from the shareholder of Yueshen.  This loan is collateralized with 106,240 PacificNet shares owned by the shareholder of Yueshen. Further discussion of the outcome of our legal dispute with Yueshen is found under Part II of this 10Q document - Item1: Legal Proceedings.

As at the year ended December 31, 2005 there was an unsecured loan of $1,367,000 due from Ms. Li Yan-Kuan, shareholder of Yueshen.

LOAN TO SMARTIME’S SHAREHOLDER

As at the year ended December 31, 2005, there was $192,000 loan receivable due from the shareholder of PacificNet Smartime.

LOAN TO SOLUTECK’S DIRECTOR

As at the year ended December 31, 2006, there was a loan outstanding of $128,000 receivable from a director of Soluteck, due on December 14 for three consecutive years ending 2007. The interest rate for the loan is 8% per annum plus 5% penalty interest in case it has not been timely paid. The loan is collateralized with 100,000 PacificNet’s shares owned by the borrowing director and Ms Iris Lo, and the remaining assets of Smartime Holding Ltd.

LOAN PAYABLE TO RELATED PARTY

As at the year ended December 31, 2006, a loan of $356,000 was payable to a shareholder of EPRO. The loan was advanced to Epro for working capital purposes. The loan is due on August 4, 2010. Interest being charged per annum is at Hong Kong Prime lending rate, which was approximately 6.5% per annum in 2005 and 8% in 2006.

As at the year ended December 31, 2006, a loan of $282,000 was payable to a shareholder of Smartime. The loan was advanced to Smartime for working capital purposes.

As at the year ended December 31, 2005, a loan of $513,000 was payable to a shareholder of EPRO. The loan was advanced to Epro for working capital purpose expiring by August 4, 2010 at Hong Kong Prime lending rate approximately 6.5% interest per annum prevailing in the year 2005.

As at the year ended December 31, 2005, a loan of $246,000 was payable to a shareholder of Yueshen.

13. SEGMENT INFORMATION

SFAS No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS 131"), establishes standards for reporting information about operating segments and for related disclosures about products, services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions regarding allocation of resources and assessing performance. PacificNet’s chief decision-makers, as defined under SFAS 131, are the Chief Executive Officer and Chairman. During 2006 and 2005, PacificNet had four operating segments.

The Company’s reportable segments are operating units, which represent the operations of the Company’s significant business operations. Summarized financial information concerning the Company’s reportable segments is shown in the following table. The “Other” column includes the Company’s other insignificant services and corporate related items, and, as it relates to segment profit (loss), income and expense not allocated to reportable segments.

For the year ended December 31, 2006 (in thousands of US Dollars, except percentages)	Group 1. Outsourcing Service ($) Restated	Group 2. Telecom Value-Added Services ($) Restated	Group 3. Products (Telecom & Gaming) ($) Restated	Group 4. Other Business ($) Restated	Total ($) Restated
Revenues	14,146	1,555	23,385	3,652	42,738
(% of Total Revenues)	33%	4%	55%	9%	100%
Earnings / (Loss) from Operations	677	(44)	(1,054)	(5,889)	(6,310)
(% of Total Profit)	(11)%	1%	17%	96%	100%
Total Assets	8,365	2,747	12,673	18,244	36,535
(% of Total Assets)	23%	(8)%	35%	50%	100%
Goodwill	3,964	461	1,176		5,601
Geographic Area	HK,PRC	HK, PRC	HK,PRC,Macau	HK,PRC

For the year ended December 31, 2005 (in thousands of US Dollars, except percentages)	Group 1. Outsourcing Service ($) Restated	Group 2. Telecom Value-Added Services ($) Restated	Group 3. Products (Telecom & Gaming) ($) Restated	Group 4. Other Business ($) Restated	Total ($) Restated
Revenues	13,568	-	2,880	859	17,307
(% of Total Revenues)	78%	-	17%	5%	100%
Earnings / (Loss) from Operations	686	-	(106)	(6,188)	(5,608)
(% of Total Profit)	(12%)	-	2%	110%	100%
Total Assets	4,745	10,876	7,037	12,431	35,089
(% of Total Assets)	14%	31%	20%	35%	100%
Goodwill	3,964	-	-	-	3,964
Geographic Area	HK,PRC	HK, PRC	HK,PRC,Macau	HK,PRC

The Company identifies and classifies its operating segments based on reporting entities that exhibit similar long-term financial performance based on the nature of the products and services with similar economic characteristics such as margins, business practices and target market. The operating segments are classified into four major segments which are summarized as follows:

(1) Outsourcing Services - involves human voice services such as Business Process Outsourcing, CRM, call center, IT Outsourcing and software development services. These types of services are conducted through our subsidiaries EPRO, Smartime/Soluteck and PacificNet Solution Ltd.

(2) Telecom Value-Added Services (VAS) - primarily involves machine voice services such as Interactive Voice Response, SMS and related VAS, which are conducted through our subsidiaries such as ChinaGoHi (discontinued), Linkhead (discontinued), Clickcom (discontinued) and Guangzhou 3G/Sunroom. For example, Linkhead is a master reseller of NMS hardware and software platforms in China, and its voice cards are used as an integral part of voice hardware using CPCI industry control machines, and also by Media Servers to support access from PSTN and VoIP, Softswitch and 3G networks.

(3) Product (Telecom & Gaming) Services Group - involves communication and gaming products, GSM/CDMA/3G Products, Multimedia Communication Kiosks. This Group includes the following subsidiaries: PacificNet Communications Limited, iMobile, Allink, Take1 and PacificNet Games. PacificNet Games Limited (PacGames) is a leading developer of Asian electronic gaming machines, multi-player electronic gaming technology solutions and gaming related maintenance, IT, and distribution services for the leading hotel and casino operators based in the Macau and other Asian gaming markets.

(4) Other Business -other administrative, financial and investment services and non-core businesses such as PacificNet Power Limited (PacPower), Pacific Financial Services Limited, etc.

Product and service revenues classified by major geographic areas are as follows (in thousands of US Dollars):

For the year ended December 31, 2006	Hong Kong	PRC	Macau	United States	Total
Product revenues	$19,829	$5,755	$364	$-	$25,948
Service revenues	$13,527	$3,263	$-	$-	$16,790

For the year ended December 31, 2005	Hong Kong	PRC	Macau	United States	Total
Product revenues	$3,216	$-	$-	$-	$3,216
Service revenues	$10,413	$3,678	$-	$-	$14,091

14. DISCONTINUED OPERATIONS/ASSETS HELD FOR DISPOSITION

Financial Statements for the year ended December 31, 2003, 2004 & 2005 have been reclassified to account for the following discontinued operations and/or assets held for disposition.

1. Guangzhou Yueshen Taiyang Network Science and Technology Limited (“Yueshen”)

During the year ended December 31, 2004 the Company impaired its investment in Yueshen. As of December 31, 2006, the Company recorded disposal loss of $504,000.

On 12 August, 2006, to recover the loan advanced to Yueshen, we commenced a law suit in the High Court of the Hong Kong Special Administrative Region ("HKSAR") against i) Guangzhou Yueshen Taiyang Network Science and Technology Limited as borrower and both ii) Ms. Li Yan Kuan and iii) Mr. Yi Wen as guarantors for the loan sum of RMB 2,000,000 ("Debt Sum") together with the agreed interest rate calculated at 6% per annum all due on 15 November, 2005 according to the promissory note and guarantee entered into by the three defendants on 15 May, 2005.

2. Guangzhou Clickcom Digit-net Science and Technology Ltd. (“Clickcom”)

Operations of Clickcom were discontinued and became dormant during the year as a result of poor business and market prospects. Former staffs of Clickcom have been reassigned to MOABC. Nominal amount of fixed assets are subject to disposition. Accordingly, Clickcom has been classified as Asset Held for Disposition in 2006. Approximately $400,000 of goodwill carried for Clickcom has been charged to impairment by the Company at the year end of 2006.

3. Beijing Linkhead Technologies Company Limited (“Linkhead”)

Due to bleak industry prospects, board of directors of Linkhead had resolved a special board resolution in January 2007 to direct management to engage in active search for willing buyers to acquire or prepare to enter into liquidation process. Accordingly, Linkhead has been classified as Asset Held for Disposition in 2006. Approximately $4 million of goodwill carried for Linkhead has been charged to impairment by the Company at the year end of 2006.

4. Guangzhou 3G Information Technology Co. Ltd. (“GZ3G”)

On April 30, 2007, the Company entered into a definitive agreement with HeySpace International Limited to sell PacificNet’s 51% equity ownership of GZ3G group of companies for a consideration of $6 million. Accordingly, GZ3G has been classified as Asset Held for Disposition in 2006. Approximately $2.1 million in goodwill being carried on the Company’s books had been written down to level the Company’s total carrying cost of GZ3G to the intended disposition value.

5. Lion Zone Holdings Ltd. (“Lion Zone”)

On November 20, 2006, PacificNet executed an agreement ("Termination Agreement") to terminate the Sale and Purchase Agreement with Lion Zone, ChinaGoHi and Mr. Wang Wenming (collectively, the "Sellers"). The Termination Agreement was effective as of November 1, 2006. In the Termination Agreement, the Sellers agreed to pay an aggregate of HKD$3,000,000, comprising: USD$100,000 in cash and 275,000 in restricted shares of PACT, in exchange for 51% interest of Lion Zone, holding company of ChinaGoHi. Additionally, the Sellers agreed to waive PacificNet's obligations under the Sale and Purchase Agreement entered into between PacificNet and the Sellers in December 2005 to issue restricted shares and to provide certain loans to the Sellers. PacificNet, however, reserves the rights to re-purchase the said 51% interest of Lion Zone within 2 years of the date of signing the Termination Agreement for a consideration of 5 times audited net profit under US GAAP for the 12-month period subsequent to the year of signing.

The following is a summary of discontinued operations/ to be discontinued operations:

	Yueshen	ChinaGoHi	Linkhead	G3G	Clickcom	Total
Investment	$-	$4,475	$-	$-	$-	$4,475
Impairment of investment	-	(1,233)	-			(1,233)
Net earnings consolidated into PACT	-	175	-			175
Consideration received/receivable	-	3,947	-			3,947
Gain on disposal	-	530	-			530
Loss on disposal	(504)	-	-			(504)
Income/(loss) from discontinued operations	-	-	(1,089)	1,206	(4)	113
Net assets for disposal /to be sold	$-	$-	$1,142	$6,709	$813	$8,664

15. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, by the general state of the PRC's economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

16. EVENTS SUBSEQUENT TO DECEMBER 31, 2006 (UNAUDITED)

1)  SALE OF PACIFICNET TELECOM SOLUTIONS INC. ("PacTelso")

On May 20, 2007, the Company entered into a definitive agreement to sell its 36% equity interest in PacTelso, an intermediate holding company registered under the laws of British Virgin Islands, to Mr. Mu Yingliang, a resident of People’s Republic of China. Consideration for the 36% interest of PacTelso was RMB10,000 (or US$1,295), to be paid within 90 days after signing of the agreement The Company’s interest in PacTelso decreased from 51% to 15% after the transaction.

2)  SALE OF MOABC.com ("MOABC")

On May 20, 2007, the Company entered into a definitive agreement to sell its 5% equity interest in MOABC, a PRC limited liability corporation engaged in the business of value-added services platform providing, to Mr. Jack Ou, a resident of People’s Republic of China. Consideration for the 5% interest of MOABC was RMB5,000 (or US$647), to be paid within 90 days after signing of the agreement. The Company’s interest in MOABC decreased from 20% to 15% after the transaction.

3)  SALE OF PACIFICNET SOLUTIONS LIMITED  ("PacSo")

On May 18, 2007, the Company entered into a definitive agreement to sell its 45% equity interest in PacSo, a company registered under the laws of Hong Kong SAR, China and engaged in systems integration, software application, and e-business solutions services, to Mr. Alex Au, a resident of Hong Kong SAR, China. Consideration for the 45% interest of PacSo was HK$4,500 (or US$583), to be paid within 90 days after signing of the agreement. The Company’s interest in PacSo decreased from 60% to 15% after the transaction.

4)  SALE OF PACIFICNET POWER LIMITED ("PacPower")

On May 18, 2007, the Company entered into a definitive agreement to sell its 36% equity interest in PacPower, a company registered under the laws of Hong Kong SAR, China and engaged in air-conditioning contracting and consulting businesses, to Mr. Alex Au, a resident of Hong Kong SAR, China. Consideration for the 36% interest of PacPower was HK$3,600 (or US$466), to be paid within 90 days after signing of the agreement. The Company’s interest in PacPower decreased from 51% to 15% after the transaction.

5)  SALE OF GUANGZHOU 3G (“GZ3G”)

As part of our strategy to move away from telecom VAS, on April 30,2007 our wholly-owned subsidiary, PacificNet Strategic Investment Holdings Limited, entered into a stock purchase and sale agreement with Heyspace International Limited to sell its 51% interest in Guangzhou 3G's parent company, Pacific 3G Information & Technology Co. Limited. The purchase price is $6,000,000 payable in installments over a six month period or earlier if Heyspace completes its initial public offering prior to October 31, 2007.

6)  SALE OF CONVERTIBLE DEBENTURES BY OUR SUBSIDIARY PACIFICNET GAMES LIMITED

On February 9, 2007, the Company through its subsidiary, PacificNet Games Limited (PacGames) entered into a definitive agreement for a $5 million financing in the form of a convertible secured note from Pope Asset Management, LLC (Pope), an institutional investor. Proceeds from the financing will be used to provide PacGames with additional working capital to expand its gaming technology operations, to make further synergistic acquisitions in China and for general corporate purposes.

The $5 million financing, evidenced by a convertible secured note issued by PacGames to Pope, matures on February 6, 2010, and may be converted into 26% to 32% ownership interest in PacGames based on reaching certain net income milestones during fiscal year 2007. The interest rate on the convertible debenture will initially be set at 8%, and shall increase to 15% if the note is not converted prior to maturity.

7)  SALE OF BEIJING LINKHEAD TECHNOLOGIES COMPANY LIMITED (“Linkhead”)

Due to bleak industry prospects, board of directors of Linkhead had resolved a special board resolution in January 2007 to direct management to engage in active search for willing buyers to acquire or prepare to enter into liquidation process. Accordingly, Linkhead has been classified as Asset Held for Disposition in 2006. Approximately $4 million of goodwill carried for Linkhead has been charged to impairment by the Company at the year end of 2006.

8) ACQUISITION OF GUANGDONG POLY BLUE EXPRESS COMMUNICATIONS CO.LTD. ("Guangdong Poly")

On Sep 5, 2007, we have entered into an agreement to acquire 51% equity interest in Guangdong Poly Blue Express Communications Co., Ltd. (Guangdong Poly). The acquisition is expected to enable PacificNet, through its operating subsidiaries in China, to participate in China's rapidly growing state-sponsored legalized gaming and electronic lottery operations. Guangdong Poly is a leading operator approved by China's Welfare Lottery Center to develop and operate real-time electronic paperless lottery services in China, in accordance to the rules and regulations set by China's Welfare Lottery Center. The Company expects this acquisition to be accretive to 2008 earnings.

According to the agreement, PacificNet Technology (Shenzhen) Limited and PacificNet Games Limited will acquire 34% and 17% of Guangdong Poly Blue Express Communications Co., Ltd, respectively.  The investment in Guangdong Poly is structured dependent on the achievement of certain profit milestones. The investment by PacificNet is subject to the successful completion of customary due diligence and final documentation. The financial terms of the deal were not disclosed.

9)  ADDDITIONAL ACQUISITION OF TAKE1 TECHNOLOGIES IN Q1 2007

On January 05, 2007, we entered into an agreement for PacificNet to exercise the option to acquire an additional 31% interest in Take1 Technologies Limited (“Take1”) (formerly known as “CHEER ERA LIMITED”). The completion date for the new Securities Subscription Agreement was March 5, 2007, with a consideration of $721,887 (paid entirely with shares of PacificNet: 149,459 PACT Shares, valued at $4.83 per share). As a result, PacificNet has become the majority and controlling shareholder of Take1 with our ownership percentage increased from 20% to 51%. Take1 is a leading designer, developer and manufacturer of gaming, multimedia entertainment and communication kiosk products including casino-use electronic gaming tables, photo and video entertainment kiosks, digital camera photo development stations, multimedia messaging services (MMS) and mobile content download stations for mobile phones, and other coin-operated peripherals and consumables. Take1 Technologies is based in Hong Kong and markets and distributes its products around the world including the USA, Canada, Mexico, Europe, China, and Southeast Asia.

10) PACIFICNET INC., V/S IROQUOIS MASTER FUND, LTD.

On October 3, 2007 Iroquois Master Fund, Ltd. filed a complaint in the Supreme Court of the State of New York against PacificNet Inc., complaining against non-payment of mandatory default amount on convertible debentures of $3,000,000 and $420,000.

As of October 2, 2007, the outstanding principal amount of the $3,000,000 debenture is $2,045,452 and accrued but unpaid interest amount is $30,682.

The mandatory default amount due to Iroquois Master Fund, Ltd. pursuant to amended debenture (as amended in February 2007) is $2,698,974 on $3,000,000 convertible debenture.

As of October 2, 2007, the outstanding principal amount of the $420,000 debenture is $420,000 and accrued but unpaid interest amount is $6,300.

The mandatory default amount due to Iroquois Master Fund, Ltd. is $554,190 on $420,000 convertible debenture.

Iroquois Master Fund, Ltd. also demanded for the reimbursement of its attorney fees and other costs and expenses incurred together with costs and disbursements of this action and such other and further relief as to the court seems just and proper.

17.  LEGAL PROCEEDINGS

1. Legal Proceeding and Judgment Against Guangzhou Yueshen Taiyang Network Science and Technology Limited, Ms. Li Yan Kuan, and Mr.Wu Yi Wen

On August 12, 2006, we commenced a law suit in the High Court of the Hong Kong Special Administrative Region ("HKSAR") against Guangzhou Yueshen Taiyang Network Science and Technology Limited, Ms. Li Yan Kuan, (PRC ID: 440112195706120967,  Residential Address: Room G6-305, West Garden, FuLiHuanShi, HuanShi West Road, LiWan District, Guangzhou, Guangdong, China)  and Mr.Wu Yi Wen, (PRC ID: 440106196412220919, Residential Address: Room 906, Number 15, SiHeng Road Number 2, TianHe YuanChun, Guangzhou, Guangdong, China) for failure to pay amounts owed under a promissory note.  On May 15, 2005, we loaned RMB2,000,000 ("Debt Sum") to Yueshen to cover operating costs, evidenced by a promissory note due on November 15, 2005.  Ms. Kuan and Mr. Wen guaranteed repayment of the note by Yueshen.  The Debt Sum together with the agreed interest rate calculated at 6% per annum was due on November 15, 2005.

On March 28, 2007, the High Court of HKSAR had adjudged that the three defendants should pay us the Debt Sum together with interest sum at the rate of 6% per annum from  May 15, 2005 to  March 28, 2007, and additional interest charged at the rate of 5% per annum for the Debt Sum and accrued interest within 90 days overdue and thereafter at the judgment rate until payment and fixed costs of HK$3,405.

2. Lawsuit between PacificNet Power Limited and Johnson Controls Hong Kong Limited (JCHKL), a subsidiary of Johnson Controls Inc.  (NYSE:JCI) (www.jci.com )

On January 19, 2007, Johnson Controls Hong Kong Limited filed a claim against PacificNet Power Limited (a 51% owned subsidiary of PacificNet) in the High Court of the Hong Kong Special Administrative Region seeking HK$4,800,000 as payment for services rendered to replace 3 sets of trane water-cooled chillers, together with energy saving performance (the "Chiller System"), at the Fortress Tower in Hong Kong.

In connection with the claim, PacificNet Power reviewed a letter from its client, China Weal Property Management Ltd., dated January 22, 2007 stating that the construction work by JCHKL had not been completed as of the date of the letter, and that certain violations itemized in a letter issued by the Hong Kong Environment Protection Department  (EPD) (Noise Abatement Notice No. N806030) addressed to JCHKL with respect to acoustic problems with JCHKL’s equipment had not been abated.  Further, JCHKL was to pay penalties between HK$100,000 and HK$200,000 assessed by the JCHKL for failing to fix the noise problem on the roof of Fortress Tower.

The board of directors of PacificNet Power Limited has reviewed the case with its client, China Weal Property Management Ltd., and our Hong Kong legal counsel and it is our belief that the project work undertaken JCHKL is defective in numerous aspects, as evidenced by the letter from government letter issued by EPD.  As a result, we believe the construction work was not been completed by JCHKL, and therefore, JCHKL is not entitled to payment for its services.

On February 7, 2007, we instructed our Hong Kong legal counsel to issue a Defense and Counterclaim to JCHKL to counter-claim that ( i) JCHKL's construction work has not complied with the applicable rules and regulations of various government authorities in Hong Kong; (ii) the Chiller System provided by JCHKL was defective and merchantable unfit and JCHKL has failed and/or refused to rectify such defective works; and (iii) JCHKL shall return the work deposit in the amount of  HK$1,500,000 to PacificNet Power Limited and shall compensate and keep PacificNet Power Limited indemnified against all the loss and damages suffered as a result of any claims from the China Weal Property Management Ltd, the employer and the potential tenants of Fortress Tower.

The case is under review by Hong Kong High Court and we have not received any judgment from the High Court of the Hong Kong Special Administrative Region as of date of this report. We are currently proceeding with discovery and counter-claims, and we intend to vigorously defend ourselves against the allegations. We are unable to predict the outcome of these actions, or a reasonable estimate of the range of possible loss, if any.

3. Lawsuit between PacificNet Power Limited and Johnson Controls Hong Kong Limited (JCHKL), a subsidiary of Johnson Controls Inc. (NYSE:JCI) (www.jci.com )

On or about December, 2005, Johnson Controls Hong Kong Limited approached PacificNet Power Limited (a 51% owned subsidiary of PacificNet) and made a representation that they had submitted a tender to “The Incorporated Owners of Nan Fung Centre, Tsuen Wan (“the Employer”) for the “construction and replacement works of existing air-cooled chiller plant by new water-cooled chiller plant for Tsuen Wan Nan Fung Centre and energy saving performance contract” (“the Construction and Replacement Works Contract”). JCHKL invited and induced PacificNet Power Limited to act as the main contractor for the Contract and it would then act as a sub-contractor.

PacificNet Power also expressly made known to JCHKL that the said construction and replacement works and the guaranteed energy saving should meet all the tender requirements if PacificNet Power accepted the invitation to act as the main contractor for the Contract, and PacificNet Power further said that if there should be any quality defects with the system and/ or the construction work, the Employer and/ or their prospective tenants would claim against JCHKL and JCHKL should compensate.

PacificNet Power however received some correspondences and complaints from the Employer and/ or their representatives about the poor and/ or sub-standard works done by JCHKL. PacificNet Power, after separate investigation, discovered the poor workmanship and sub-standard works done by JCHKL. Accordingly, the Employer and/ or their representatives have delayed the monthly installments payment to PacificNet Power.

On April 23, 2007, we instructed our lawyers issued a letter to the Defendant requesting and demanding them, being the sub-contractor of the Construction and Replacement Works Contract, to take immediate rectification action within seven days from the date of the said letter to (i) rectify and complete all outstanding defective works of the Construction and Replacement Works Contract; (ii) replace the water-cooled chiller plant and/or equipments which are not conformed with the requirements of the tender documents previously submitted by the Defendant to the Employer; and (iii) improve the poor performance of energy saving of the new water-cooled chiller plant so that it would conform with their guarantee made on 21 December, 2005 to PKL and the employer.

Despite the said letter, JCHKL had failed and/ or refused to rectify and complete all outstanding works and/ or replace the defective system. And therefore PacificNet Power claims against JCHKL for: (i) refund HK$6,414,300.00, being the Contract Price paid by PacificNet Power to JCHKL; (ii) costs and expenses incurred by Power to rectify all defective works of the Contract; (iii) all damage and loss suffered by PacificNet Power, and further and other relief.

On July 25, 2007, JCHKL issued a Defense and Counterclaim to PacificNet Power to counter-claim that: (i) a concrete base was discovered after the existing dismantled radiators was not indicated in tender drawings nor could it be revealed by site visit; (ii) JCHKL could not have carried out the works under the Contract without first demolishing the said concrete base; (iii) by a letter from JCHKL to PacificNet Power dated 22 May, 2007, PacificNet Power was informed additional works had been carried out by JCHKL; (iv) a sum of HK$30,000 is still due and owing by PacificNet Power to JCHKL.

The case is now proceeding to the stage of fixing a date for trial in the High Court of Hong Kong. We are unable to predict the outcome of these actions, or a reasonable estimate of the range of possible loss, if any.

18. RESTATEMENT

On March 19, 2007 the predecessor auditor withdrew their opinion on our previously filed financial statements for the years ended December 31, 2005 and 2004 due to uncertainties around certain option grants during the said period.  Independent investigation in this connection commissioned by our Audit Committee resulted in extra stock-based compensation charges of approximately $0.3 million, $1.2 million and $0.1 million to each of the years ended December 31, 2005, 2004 and 2003, respectively.

In the course of the financial statements restatement for the year ended December 31, 2006, management has decreased total non-current assets by $1 million worth of goodwill as a result of the re-audit restatement to the ending goodwill balances as at December 31, 2005.  Further, management has also decreased total selling, general and administrative expenses by an aggregate of $6.3 million.  Said decrease comprises of extra goodwill impairment amounting to approximately $3.7 million and $2.6 million, respectively, already charged to the restated Selling, General and Administrative expenses for the years ended December 31, 2005 and 2004. An impairment of investment of $1.2 million was also recorded for the year ended December 31, 2006 for an entity disposed in 2006.

Below is the detailed effect of the restatement (In thousands of US Dollars):

	2006	2006	2005	2005
	As reported	As restated	As reported	As restated
Consolidated Balance Sheets:
ASSETS:
Current assets	$17,041	$17,041	$31,130	$28,784
Non-current assets	24,841	19,885	20,073	14,212
Total assets	$41,882	$36,926	$51,203	$42,996
LIABILITIES
Current liabilities	$17,376	$17,376	$10,620	$11,675
Non-current liabilities	2,704	2,704	84	84
Total liabilities	20,080	20,080	10,704	11,759
Minority interest	6,874	2,869	8,714	8,033
STOCKHOLDERS' EQUITY
Common stock	1	1	1	1
Treasury stock	(257)	(272)	(119)	(134)
Additional paid-in capital	63,124	65,757	57,690	61,979
Cumulative other comprehensive income (loss)	220	(42)	247	(15)
Accumulated deficit	(47,739)	(51,090)	(25,990)	(38,627)
Stock subscription receivable	(421)	(377)	(44)	-
TOTAL STOCKHOLDERS' EQUITY	14,928	13,977	31,785	23,204
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$41,882	$36,926	$51,203	$42,996

Consolidated Statements of Operations:
Net revenue	$42,738	$42,738	$44,341	$31,086
Cost of sales	(36,217)	(36,217)	(33,439)	(20,678)
Gross profit	6,521	6,521	10,902	10,408
Selling, General and Administrative expenses	(5,810)	(11,126)	(6,333)	(10,419)
Stock-based compensation expenses	(242)	(242)	-	(282)
Income/(loss) from operations	(13,988)	(7,533)	4,569	(4,333)
Income/(loss) before income taxes, minority interest and discontinued operations	(19,106)	(12,661)	5,645	(3,596)
Income/(loss) before discontinued operations	(18,999)	(12,554)	2,498	(5,145)
Net income available to common stockholders	$20,093	$(12,415)	$2,489	$(5,145)
Earnings/(loss) per common share:
Basic	$(1.78)	$(1.08)	$0.25	$(0.51)
Diluted	$(1.78)	$(1.08)	$0.23	$(0.51)
Shares used in computing earnings per share:
Basic	11,258,547	11,538,664	10,154,271	10,156,809
Diluted	11,964,587	11,538,664	10,701,211	10,156,809

Consolidated Statements of Cash Flows
Net income (loss)	$20,093	$(12,415)	$2,489	$(5,145)
Stock-based compensation	242	242	-	282
Net cash provided by (used in) operating activities	(8,885)	(8,580)	9,250	11,843
Net cash used in investing activities	(1,297)	(2,922)	(6,199)	(9,799)
Net cash provided by (used in) financing activities	8,638	9,943	24	(946)
Effect of exchange rate on cash & cash equivalent	(43)	(27)	(260)	7
NET INCREASE IN CASH AND CASH EQUIVALENTS	$(1,587)	$(1,586)	$2,815	$1,105

3,106,767 Shares

Common Stock

PACIFICNET INC.

__________________________

Prospectus

__________________________

__________ __, 2007

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock being registered. All amounts other than the SEC registration fee are estimates.

SEC Registration Fee		$2,286.33	*
Printing and Engraving Expenses		$-
Legal Fees and Expenses	$	**
Accounting Fees and Expenses	$	**
Miscellaneous		$-
Total	$

* Previously paid
**To be completed

Item 14.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporations board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

The Certificate of Incorporation and By-Laws of the Registrant provide that the registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "DGCL"). Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference.

In accordance with Section 102(a)(7) of the DGCL, the Certificate of Incorporation of the registrant eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

In addition, the registrant currently maintains an officers’ and directors’ liability insurance policy which insures, subject to the exclusions and limitations of the policy, officers and directors of the Registrant against certain liabilities which might be incurred by them solely in such capacities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

The following private placements of the Company’s securities were made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and/or, Rule 506 of Regulation D or Regulation S, promulgated under the Securities Act. The Company did not use underwriters in any of the following private placements.

On March 13, 2006, we consummated a private placement of $8,000,000 in convertible debentures to a group of institutional investors. The debentures are convertible at an initial fixed conversion price of $10.00, subject to adjustment. In connection with the debenture financing, we issued to the investors warrants to purchase 400,000 shares of our Common Stock in the aggregate and to the placement agent a warrant to purchase 16,000 shares of our Common Stock. The exercise price of the warrants are $12.20 and they are exercisable for a period of five years from the date of issuance. The shares underlying the debentures and the warrants are being registered resale on this registration statement.

On June 8, 2005, we entered into a consulting agreement with CEOCast, Inc., our current investor relations and public relations firm. Pursuant to the terms of the agreement, part of the compensation to CEOCast consisted of the issuance of 26,000 shares of our Common Stock. We granted CEOCast piggyback registration rights with respect to those shares.

On December 16, 2004, we consummated a private placement (the “December Private Placement”) for the sale of 1,000,002 restricted shares of our Common Stock to a group of institutional investors. The aggregate proceeds from the sale of the shares in the December Private Placement was $7,500,000. In connection with the December Private Placement we issued warrants to purchase 350,000 shares of our Common Stock in the aggregate. The exercise price of the warrants are $12.21 and they are exercisable for a period of five years from the date of issuance. All of the shares issued and shares underlying the warrants were registered on a Registration Statement on Form SB-2 that was declared effective by the Securities and Exchange Commission on February 4, 2005.

On November 17, 2004, we consummated a private placement (the “November Private Placement”) for the sale of 588,410 restricted shares of our Common Stock to accredited investors. The aggregate proceeds from the sale of the shares in the November Private Placement was $1,829,955. In connection with the November Private Placement we issued warrants to purchase 117,852 shares of our Common Stock in the aggregate. The exercise price of the warrants are $3.89 and they are exercisable for a period of five years from the date of issuance.

In January 2004, we closed a $3 million equity private placement in which an aggregate of 617,285 shares of common stock and warrants to purchase up to an aggregate of 154,320 shares of common stock of the Company were issued to a group of institutional investors. The warrants are exercisable until January 15, 2009 at an exercise price of $7.15 per share.

Item 16.  Exhibits and Financial Statement Schedules

EXHIBITS

The following exhibits are filed as part of this registration statement:

EXHIBIT NUMBER	DESCRIPTION
3.1	Certificate of Incorporation, as amended. (3)
3.2	Form of Amended By Laws of the Company. (3)
4	Specimen Stock Certificate
4.1	Securities Purchase Agreement, dated as of January 15, 2004, among PacificNet Inc. and the purchasers identified therein (4)
4.2	Form of Common Stock Warrant issued to each of the purchasers (4)
4.3	Form of Common Stock Warrant issued to each of the purchasers, dated December 9, 2004 (6)
4.4	Form of Common Stock Warrant issued to each of the purchasers, dated November 17, 2004 (6)
4.5	Securities Purchase Agreement, dated February 28, 2006, among PacificNet Inc. and the purchasers identified therein (7)
4.6	Form of Variable Rate Convertible Debenture Due March 2009, issued March 13, 2006 (7)
4.7	Form of Common Stock Purchase Warrant issued March 31, 2006 (7)
4.8	Registration Rights Agreement, dated February 28, 2006 (10)
5.1	Opinion of Loeb & Loeb LLP regarding legality of the securities(13)
10.1	Form of Indemnification Agreement with officers and directors. (1)
10.2	Amendment to 1998 Plan (5)

10.3	Form of Notice of Stock Option Grant and Stock Option Agreement under the 1998 Stock Option Plan. (2)
10.9	Securities Purchase Agreement, dated as of December 9, 2004, among PacificNet Inc. and the purchasers identified therein (6)
10.10	Securities Purchase Agreement, dated as of November 17, 2004, among PacificNet Inc. and the purchasers identified therein (6)
10.15	PacificNet Inc. 2005 Stock Option Plan (9)
10.17	Agreements of Consulting, Pledge and Power of Attorney of Clickcom and Sunroom (8)
10.19	Form of Lock-Up Agreement, dated March 13, 2006 (10)
10.20	Form of Voting Agreement, dated March 13, 2006 (10)
10.21
Agreement among PacificNet Strategic Investment Holdings Limited, Shenzhen GuHaiGuanChao Investment Consultant Co., Ltd., Lion Zone Holdings Limited and Mr. Wang Wenming for the termination of “the Agreement of Sale and Purchase 51% Shares of Lion Zone Holdings Limited” (11)

16	Letter from Clancy and Co. P.L.L.C. (12)
21+	List of Subsidiaries
23.1+	Consent of Kabani & Company, Inc.
23.2	Consent of Loeb & Loeb LLP (Included in the opinion filed as Exhibit 5.1) (13)
24.1	Power of Attorney (14)
________________
 +   Filed herewith.

(1)  Incorporated by reference to the Company’s Form SB-2 filed on October 21, 1998.
(2)  Incorporated by reference to the Company’s Form 8-K filed on August 11, 2000.
(3)  Incorporated by reference to the Amendment to Registration Statement on Form S-3 on Form SB-2/A (Registration No. 333-113209) filed on April 21, 2004.
(4)  Incorporated by reference to the Amendment No. 2 to Form S-3, initially filed on March 2, 2004.
(5)  Incorporated by reference to the Company’s Form 10-KSB filed on April 16, 2002.
(6)  Previously filed as an exhibit to the Form SB-2 Registration Statement filed on December 30, 2004.
(7) Incorporated by reference to the Company’s Form 8-K filed on December 20, 2005.
(8) Incorporated by reference to the Company’s Form 10-KSB filed on April 28, 2006.
(9) Incorporated by reference to the Company’s Definitive Proxy Statement filed on November 19, 2006.
(10) Incorporated by reference to the Company’s Form 10-KSB/A filed on November 3, 2006.
(11) Incorporated by reference to the Company’s Form 8-K filed on November 27, 2006.
(12) Incorporated by reference to the Company’s Form 8-K/A filed on February 8, 2007
(13) Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed on December 4, 2006 (Registration No. 333-134127)
(14) Incorporated by reference to the Company’s Registration Statement on Form S-1 initially filed on May 15, 2006 (Registration No. 333-134127).

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hong Kong, on December 17, 2007.

PACIFICNET INC.

By:	/s/ /Tony Tong
Tony Tong, Chairman and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Tony Tong Tony Tong	Chairman, Chief Executive Officer and Principal Executive Officer	December 17, 2007

/s/ Victor Tong Victor Tong	President and Director	December 17, 2007

/s/ Daniel Lui Daniel Lui	Chief Financial Officer and Principal Financial Officer	December 17, 2007

/s/ Shaojian Wang Shaojian Wang	Director	December 17, 2007

/s/ Michael Ha Michael Ha	Director	December 17, 2007

Jin Tao	Director	December 17, 2007

Jeremy Goodwin	Director	December 17, 2007

/s/ Ho-Man (Mike) Poon Ho-Man (Mike) Poon	Director	December 17, 2007

 By:  /s/ Victor Tong
      Victor Tong
      Attorney in Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
3.1	Certificate of Incorporation, as amended. (4)
3.2	Form of Amended By Laws of the Company. (4)
4	Specimen Stock Certificate
4.1	Securities Purchase Agreement, dated as of January 15, 2004, among PacificNet Inc. and the purchasers identified therein (4)
4.2	Form of Common Stock Warrant issued to each of the purchasers (4)
4.3	Form of Common Stock Warrant issued to each of the purchasers, dated December 9, 2004 (6)
4.4	Form of Common Stock Warrant issued to each of the purchasers, dated November 17, 2004 (6)
4.5	Securities Purchase Agreement, dated February 28, 2006, among PacificNet Inc. and the purchasers identified therein (7)
4.6	Form of Variable Rate Convertible Debenture Due March 2009, issued March 13, 2006 (7)
4.7	Form of Common Stock Purchase Warrant issued March 31, 2006 (7)
4.8	Registration Rights Agreement, dated February 28, 2006 (10)
5.1	Opinion of Loeb & Loeb LLP regarding legality of the securities (13)
10.1	Form of Indemnification Agreement with officers and directors. (1)
10.2	Amendment to 1998 Plan (5)
10.3	Form of Notice of Stock Option Grant and Stock Option Agreement under the 1998 Stock Option Plan. (2)
10.9	Securities Purchase Agreement, dated as of December 9, 2004, among PacificNet Inc. and the purchasers identified therein (6)
10.10	Securities Purchase Agreement, dated as of November 17, 2004, among PacificNet Inc. and the purchasers identified therein (6)
10.15	PacificNet Inc. 2005 Stock Option Plan (9)
10.17	Agreements of Consulting, Pledge and Power of Attorney of Clickcom and Sunroom (8)
10.19	Form of Lock-Up Agreement, dated March 13, 2006 (10)
10.20	Form of Voting Agreement, dated March 13, 2006 (10)
10.21
Agreement among PacificNet Strategic Investment Holdings Limited, Shenzhen GuHaiGuanChao Investment Consultant Co., Ltd., Lion Zone Holdings Limited and Mr. Wang Wenming for the termination of “the Agreement of Sale and Purchase 51% Shares of Lion Zone Holdings Limited” (11)

16	Letter from Clancy and Co. P.L.L.C. (12)
21+	List of Subsidiaries
23.1+	Consent of Kabani & Company, Inc.
23.2	Consent of Loeb & Loeb LLP (Included in the opinion filed as Exhibit 5.1) (13)
24.1	Power of Attorney (14)
________________

+   Filed herewith.

(1)  Incorporated by reference to the Company’s Form SB-2 filed on October 21, 1998.
(2)  Incorporated by reference to the Company’s Form 8-K filed on August 11, 2000.
(3)  Incorporated by reference to the Amendment to Registration Statement on Form S-3 on Form SB-2/A (Registration No. 333-113209) filed on April 21, 2004.
(4)  Incorporated by reference to the Amendment No. 2 to Form S-3, initially filed on March 2, 2004.
(5)  Incorporated by reference to the Company’s Form 10-KSB filed on April 16, 2002.
(6)  Previously filed as an exhibit to the Form SB-2 Registration Statement filed on December 30, 2004.
(7) Incorporated by reference to the Company’s Form 8-K filed on December 20, 2005.
(8) Incorporated by reference to the Company’s Form 10-KSB filed on April 28, 2006.
(9) Incorporated by reference to the Company’s Definitive Proxy Statement filed on November 19, 2006.
(10) Incorporated by reference to the Company’s Form 10-KSB/A filed on November 3, 2006.
(11) Incorporated by reference to the Company’s Form 8-K filed on November 27, 2006.
(12) Incorporated by reference to the Company’s Form 8-K/A filed on February 8, 2007.
(13) Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed on December 4, 2006 (Registration No. 333-134127)
(14) Incorporated by reference to the Company’s Registration Statement on Form S-1 initially filed on May 15, 2006 (Registration No. 333-134127).